      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000

                                            REGISTRATION NO. 333-
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

                                   UNITED STATES

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                             ------------------------

                                     FORM S-4
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933
                             ------------------------

                                WORLD ACCESS, INC.
              (Exact name of Registrant as specified in its charter)
                             ------------------------

           DELAWARE                           3669                          58-2398004
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                            945 E. PACES FERRY ROAD
                                   SUITE 2200
                             ATLANTA, GEORGIA 30326
                                 (404) 231-2025
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                BRYAN D. YOKLEY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               WORLD ACCESS, INC.
                            945 E. PACES FERRY ROAD
                                   SUITE 2200
                             ATLANTA, GEORGIA 30326
                                 (404) 231-2025
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

                          LEONARD A. SILVERSTEIN, ESQ.
                           LONG ALDRIDGE & NORMAN LLP
                           5300 ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-3201
                                 (404) 527-4000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the tender offer by World Access for all of the issued and outstanding shares of stock of TelDaFax Aktiengesellschaft described herein.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED             PROPOSED
          TITLE OF EACH CLASS                   AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
             OF SECURITIES                       TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)        PER SHARE(2)        OFFERING PRICE           FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...........      19,873,989             $7.773           $154,480,516.50        $40,782.86
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, par value $0.01 per share, of World Access that may be issued pursuant to the tender offer by World Access of all of the issued and outstanding shares of stock of TelDaFax.
(2) Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), the proposed maximum offering price and registration fee are based upon the average of the high and low price of the TelDaFax common stock to be received by World Access in the transaction described in
    Note 1 above as reported on the Neuer Markt segment of the Frankfurt Stock Exchange on August 28, 2000. The average of the high and low price of the TelDaFax common stock was converted from euros to dollars based upon the noon buying rate in New York for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York on August 28, 2000, which was 0.9002 dollars per one euro.
(3) Pursuant to Rule 457(b) of the Act, the amount of registration fee also represents the fee payable by the Registrant pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the transaction described in Note 1 above.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2000

                        SPECIAL MEETING OF STOCKHOLDERS
          BUSINESS COMBINATION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The board of directors of World Access, Inc. and the supervisory board of TelDaFax Aktiengesellschaft have agreed to combine the businesses of World Access and TelDaFax. Under the TelDaFax purchase agreement, World Access intends to acquire shares of TelDaFax in five transactions, which are discussed in detail in the accompanying proxy statement/prospectus. Assuming all of the outstanding TelDaFax shares are acquired, World Access will issue a total of approximately 34.7 million shares of its common stock. Your approval of the TelDaFax transactions constitutes your approval of World Access' issuance of the shares in the TelDaFax tender offer.

     The World Access common stock is traded on the Nasdaq National Market under the symbol "WAXS." The closing price for the World Access common stock on August 28, 2000 was $9.438 per share. FOR A DISCUSSION OF RISK FACTORS YOU SHOULD CONSIDER IN EVALUATING THE TELDAFAX TRANSACTIONS, SEE "RISK FACTORS" BEGINNING ON PAGE 16.

     World Access cannot complete the TelDaFax transactions without the approval of the World Access stockholders. World Access has scheduled a special meeting for its stockholders to vote on the TelDaFax transactions. A proxy statement/prospectus accompanies this letter and provides detailed information about the special meeting and the TelDaFax transactions. In addition, you may obtain information about World Access from documents it has filed with the Securities and Exchange Commission. We urge you to read the proxy statement/prospectus carefully.

     The date, time and place of the special meeting is as follows:
                                          , 2000
                             11:00 a.m., local time
                            945 E. Paces Ferry Road
                             Atlanta, Georgia 30326

     The World Access board of directors recommends that you vote to approve the TelDaFax transactions. Whether or not you plan to attend the special meeting in person, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Your prompt cooperation will be greatly appreciated.

                                          /s/ John D. Phillips

                                          John D. Phillips
                                          Chairman and Chief Executive Officer
                                          World Access, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The proxy statement/prospectus is dated             , 2000 and was first
mailed to stockholders on or about           , 2000.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT WORLD ACCESS

     Federal securities laws require World Access to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, World Access files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy this information at the following locations:

Public Reference Room       New York Regional Office        Chicago Regional Office
Judiciary Plaza,            Seven World Trade Center        Northwest Atrium Center
450 Fifth Street, N.W.      Suite 1300                      500 West Madison Street
Room 1024                   New York, New York 10048        Suite 1400
Washington, D.C. 20549                                      Chicago, Illinois 60661

     You can get additional information about the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains World Access' filings and the reports, proxy and information statements and other information regarding other companies. You can also inspect information about World Access at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is a part of a registration statement that World Access filed with the SEC and omits certain information contained in the registration statement as permitted by the SEC. Additional information about World Access and its common stock is contained in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address or Internet site listed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows World Access and STAR Telecommunications, Inc. to "incorporate by reference" the information each company files with it, which means that World Access and STAR can disclose information to you by referring to those documents. The information incorporated by reference is considered part of this proxy statement/prospectus, and later information that World Access and STAR file with the SEC from the date of this proxy statement/prospectus will automatically update and supersede this information until the date of:

     - the World Access special meeting, with respect to the World Access stockholders, and

     - the completion of the purchase of the TelDaFax shares from the Apax funds, with respect to the Apax funds, and the completion of the TelDaFax tender offer with respect to the TelDaFax shareholders who receive shares of World Access common stock in the TelDaFax tender offer.

World Access and STAR incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the completion of the TelDaFax tender offer and the purchase of the TelDaFax shares from the Apax funds:

World Access SEC Filings (Commission File No. 0-29782):

     - Current Report on Form 8-K filed on June 26, 2000 (event date: June 7,
       2000);

     - Current Report on Form 8-K filed on June 26, 2000 (event date: June 14,
       2000);

     - Current Report on Form 8-K filed on April 18, 2000 (event date: April 10,
       2000);

     - Current Report on Form 8-K filed on March 1, 2000 (event date: February 11, 2000);

     - Current Report on Form 8-K filed on March 1, 2000 (event date: February 11, 2000);

     - Current Report on Form 8-K filed on February 28, 2000 (event date:
       February 11, 2000), as amended by Forms 8-K/A filed on April 26, 2000 and August 4, 2000;

     - Current Report on Form 8-K filed on December 22, 1999 (event date:
       December 7, 1999), as amended by Forms 8-K/A filed on February 22, 2000 and August 4, 2000;

     - Current Report on Form 8-K filed on February 9, 2000 (event date:
       February 2, 2000);

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as amended by Form 10-Q/A filed on August 4, 2000; and;

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999; as amended by Form 10-K/A filed on August 4, 2000.

     STAR SEC filings (Commission File No. 000-22581):

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     - Annual Report on Form 10-K for fiscal year ended December 31, 1999.

     Additional copies of documents incorporated by reference and listed above may be obtained without charge by writing to the appropriate company. To obtain copies from World Access, write to Investor Relations, World Access, Inc., 945
E. Paces Ferry Road, Suite 2200, Atlanta, Georgia 30326, or by telephone request to (404) 231-2025. To obtain copies from STAR, write to: Investor Relations, STAR Telecommunications, Inc., 223 East De La Guerra Street, Santa Barbara, California 93101, or by telephone request to (805) 899-1962. In order to obtain the documents in time for the World Access special meeting, you must request the
documents by                , 2000, which is five business days prior to the
date of the World Access special meeting.

                               WORLD ACCESS, INC.
                      945 E. PACES FERRY ROAD, SUITE 2200
                             ATLANTA, GEORGIA 30326
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000
                             ---------------------

To the Stockholders of World Access, Inc.:

     We have agreed to a business combination with TelDaFax and have scheduled a special meeting of our stockholders at our principal executive offices located
at 945 E. Paces Ferry Road, Atlanta, Georgia 30326 on           , 2000 at 11:00
a.m., local time, for the purposes described below:

     1. Proposal 1. To consider and vote upon a proposal to approve the adoption of a Purchase and Transfer Agreement, dated as of June 14, 2000, by and among World Access, TelDaFax Aktiengesellschaft, Dr. Henning F. Klose, Apax Germany II L.P., Apax Funds Nominees Ltd. fur "B" Account, Apax Funds Nominees Ltd. fur "D" Account, AP Vermogensverwaltung Gesellschaft burgerlichen Rechts and A+M GmbH & Co Vermogensverwaltung KG, and the transactions contemplated thereby.

     Under the TelDaFax Purchase Agreement, we intend to acquire shares of TelDaFax in five transactions:

     - Contribution. Under a Contribution/Exchange Agreement, dated August 11, 2000, by and among TelDaFax and Netnet Telekommunikations GmbH and NewTel Communications GmbH, two of our subsidiaries, after the satisfaction of the conditions in the contribution agreement, we will contribute the German operations of Netnet and NewTel to TelDaFax in exchange for 2,546,239 newly issued shares of TelDaFax or such other amount of shares that is approved by the auditor or court and agreed by the parties;

     - Funds Share Purchase. Apax Germany II L.P., Apax Funds Nominees Ltd. fur "B" Account, Apax Funds Nominees Ltd. fur "D" Account and AP Vermogensverwaltung Gesellschaft burgerlichen Rechts, collectively referred to as the Apax funds, have agreed to sell all of the TelDaFax shares held by them to us. In this purchase, each share of TelDaFax stock will be exchanged for 1.025 shares of our common stock;

     - Klose Share Purchase. From June 14, 2000 until December 31, 2001, Dr. Henning F. Klose has a right to sell to World Access at Dr. Klose's option, all shares of TelDaFax stock held by Dr. Klose in up to three installments. From July 1, 2002 until December 31, 2002, World Access has a right to purchase from Dr. Klose at its option, all shares of Dr. Klose's TelDaFax stock. In the Klose share purchase, each share of TelDaFax stock will be exchanged for a number of shares of our common stock determined using the same exchange ratio as that used in the TelDaFax tender offer described below;

     - A+M Share Purchase. From the completion of our purchase of the TelDaFax shares held by the Apax funds until April 30, 2001, A+M GmbH & Co Vermogensverwaltung KG has a right to sell to us, at A+M's option, all shares of TelDaFax stock held by A+M. From July 1, 2001 until December 31, 2001, we have a right to purchase from A+M at our option, all shares of A+M's TelDaFax stock. In the A+M share purchase, each share of TelDaFax stock will be exchanged for a number of shares of our common stock determined using the same exchange ratio as that used in the TelDaFax tender offer described below; and

     - Tender Offer. We will conduct a tender offer for all of the issued and outstanding shares of TelDaFax. In the tender offer, we will offer as consideration 1.025 shares of our common stock for each share of TelDaFax stock. We may, at our discretion, adjust the number of shares of our common stock we will offer as consideration in the TelDaFax tender offer.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     Copies of the TelDaFax Purchase Agreement and the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, our financial advisor, are attached as Annex A and Annex B, respectively, to the accompanying proxy statement/prospectus.

     Only holders of record of our common stock and convertible preferred stock
on           , 2000 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The TelDaFax transactions require the approval of a majority in voting power of the shares of our common stock, Series A preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock entitled to vote and voting together as a single class. TelDaFax is not asking its stockholders for a proxy, and the TelDaFax stockholders are requested not to send us a proxy.

     All stockholders are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, you are urged to complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy at any time before the vote. If you attend the special meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxies will vote your shares in favor of adopting the proposal set forth above. If you do not return your card, the effect will be a vote against the proposal. If your shares are held in "street name" by your broker or other nominee, only your broker or nominee can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ W. TOD CHMAR
                                          W. Tod Chmar
                                          Executive Vice President and Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Currency Presentation and Exchange Rates....................    1
Questions and Answers About the TelDaFax Transactions.......    2
Summary of the Proxy Statement/Prospectus...................    3
Selected Historical and Pro Forma Financial Information.....    9
Comparative Per Share Data..................................   14
Risk Factors................................................   16
  Risk factors concerning the combined company in connection
     with the mergers.......................................   16
  Risk factors concerning the combined company's business
     operations.............................................   18
  Risk factors concerning the companies' financial
     condition..............................................   20
  Risk factors concerning the companies' industry...........   21
  Risk factors concerning the combined company's common
     stock..................................................   25
Forward-Looking Statements..................................   26
Proposal 1 -- The TelDaFax Transactions.....................   27
  The TelDaFax transactions.................................   27
  Background of the TelDaFax transactions...................   28
  World Access' reasons for the TelDaFax transactions.......   28
  The World Access board of directors' recommendation that
     stockholders approve the TelDaFax transactions.........   29
  TelDaFax's reasons for the TelDaFax transactions..........   29
  Opinion of World Access' financial advisor regarding the
     purchase of TelDaFax shares from the Apax funds and the
     TelDaFax tender offer..................................   30
  Completion of the TelDaFax transactions...................   35
  Material U.S. federal income tax consequences of the
     TelDaFax transactions..................................   36
  Exchange of TelDaFax stock certificates for World Access
     stock certificates.....................................   39
  Restrictions on sales of shares by affiliates of World
     Access and TelDaFax....................................   39
  Accounting treatment of the TelDaFax transactions.........   40
  Regulatory filings and approvals required to complete the
     TelDaFax transactions..................................   40
  Stockholders do not have dissenters' rights...............   40
  Interests of directors, officers and stockholders in the
     TelDaFax transactions..................................   40
Description of the TelDaFax Purchase Agreement..............   40
  Purchase of the TelDaFax shares that the Apax funds own...   41
  Put/call option for shares of Dr. Klose and A+M...........   41
  The consideration for the purchase of TelDaFax shares of
     the Apax funds and Dr. Klose...........................   41
  Tender offer..............................................   41
  Combination of German businesses of World Access and
     business of TelDaFax...................................   42
  Conditions to the purchase of the TelDaFax shares owned by
     the Apax funds.........................................   42
  Deliveries at completion of the purchase of the TelDaFax
     shares owned by the Apax funds.........................   42
  Representations and warranties contained in the TelDaFax
     transactions...........................................   43
  Remedies for incorrect representations or warranties......   44
  Withdrawal from the TelDaFax purchase agreement...........   45
  Restrictions on the transfer of TelDaFax shares owned by
     the Apax funds and Dr. Klose...........................   46
  Conduct of business until transfer of TelDaFax shares
     owned by the Apax funds................................   46
  Service agreement with Dr. Klose and Dr. Klose's agreement
     not to compete.........................................   47
Related Transaction Agreements..............................   47
  Contribution agreement....................................   47
Principal Stockholders of TelDaFax..........................   48
TelDaFax Market Information.................................   48
Comparative Per Share and Other Market Price Data...........   49
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   51

                                                              PAGE
                                                              ----
Comparison of Rights of Holders of World Access Common Stock
  and TelDaFax Stock........................................   97
  Comparison of authorized and outstanding capital stock....   97
  Comparison of classes of common stock.....................   97
  Comparison of requirements for special meeting of
     stockholders...........................................   97
  Comparison of requirements for action by written consent
     in lieu of a stockholders' meeting.....................   98
  Comparison of requirements for voting by written ballot...   98
  Comparison of record date for determining stockholders....   98
  Comparison of procedures for nomination of directors......   98
  Comparison of number of directors.........................   99
  Comparison of classified board of directors...............   99
  Comparison of procedures for the removal of directors.....   99
  Comparison of board of directors vacancies................  100
  Comparison of notice requirements of special meeting of
     the board of directors.................................  100
  Comparison of procedures for amendments to the certificate of incorporation and bylaws............................  100
Description of World Access' Capital Stock..................  101
  World Access common stock.................................  101
  World Access preferred stock..............................  101
Information Regarding TelDaFax..............................  105
  Regulatory environment....................................  105
  Services provided.........................................  106
  Customers.................................................  107
  Sales and marketing.......................................  107
TelDaFax Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................  109
  Overview..................................................  109
  Results of operations.....................................  112
  Liquidity and capital resources...........................  114
  Foreign currency exposure.................................  115
TelDaFax Selected Consolidated Financial Data...............  115
Information Regarding World Access..........................  116
  Recent developments.......................................  117
Management of World Access After Completion of the TelDaFax
  Transactions..............................................  117
  Executive officers........................................  117
  Board of directors........................................  117
Principal Stockholders of World Access......................  118
Section 16(a) Beneficial Ownership Reporting Compliance.....  122
Accountants.................................................  122
Experts.....................................................  122
The World Access Special Meeting............................  124
World Access Stockholder Proposals..........................  126
Other Matters That May Come Before the World Access Special
  Meeting...................................................  126
Legal Matters...............................................  126
Index to Consolidated Financial Statements..................  F-1

                    CURRENCY PRESENTATION AND EXCHANGE RATES

GENERAL

     On January 1, 1999, eleven member states of the European Union -- Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain -- introduced the euro ("euro" or "E") as a common legal currency among those states for "paperless" transactions, pending the substitution of euro banknotes and coins for the national currencies of the participating member states. Accordingly, as of January 1, 1999, fixed exchange rates were introduced, according to which funds denominated in the currency of one participating member state were converted into the currency of another participating member state and national currencies were converted into the euro. These fixed exchange rates do not fluctuate as a result of market conditions. As a result, the Federal Reserve Bank of New York no longer provides daily "buying rates" for the national currencies of these eleven member states. Instead, it provides daily buying rates for the euro, which can then be used to calculate the value of the eleven national currencies against the U.S. dollar by using the rate fixed on January 1, 1999. It is anticipated that on July 1, 2002, the euro will be the official legal tender for the participating member states and that euro bank notes and coins will be substituted for the national currencies of those member states which will be withdrawn from circulation.

     In this proxy statement/prospectus, currency amounts are expressed in German marks, euros, or dollars. TelDaFax prepares its financial statements in German marks. As of January 1, 1999, the official fixed conversion rate for converting German marks into euro amounts is DM 1.95583 per one euro. For the convenience of the reader, this proxy statement/prospectus may present translations into U.S. dollars of German marks and euro amounts. World Access does not represent that the German marks or euro amounts actually represent dollar amounts or that it is possible to convert them into dollars at the rates indicated or at any other rate.

     On August 25, 2000, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, the dollar/euro exchange rate was 0.9024 dollars per one euro. We refer to this rate as the noon buying rate.

HISTORICAL EXCHANGE RATES

     The following table sets forth for the years 1995-1998 the high and low noon buying rates for one German mark expressed in U.S. dollars, and for the year ended and period ended December 31, 1999 and August 25, 2000, respectively, the high and low noon buying rates for one euro expressed in U.S. dollars, as well as the respective average noon buying rates during such periods, and the respective noon buying rates at the end of such periods, based upon information provided by The Federal Reserve Bank of New York:

                                                                                              PERIOD
                                                                                              ENDED
                                                                                              AUGUST
                                                          YEAR ENDED DECEMBER 31,              25,
                                                 ------------------------------------------   ------
                                                  1995     1996     1997     1998     1999     2000
                                                 ------   ------   ------   ------   ------   ------
                                                                    (DM)             (EURO)   (EURO)
High...........................................  1.5612   1.5655   1.8810   1.8542   1.1812   1.0335
Low............................................  1.3565   1.4354   1.5413   1.6060   1.0016   0.8891
Average........................................  1.4261   1.5070   1.7394   1.7588   1.0588   0.9403
Period End.....................................  1.4345   1.5387   1.7991   1.6670   1.0070   0.9024

     As of August 25, 2000, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for one euro expressed in U.S. dollars was $0.9024.

                             QUESTIONS AND ANSWERS
                        ABOUT THE TELDAFAX TRANSACTIONS

Q:   WHAT ARE THE TELDAFAX TRANSACTIONS?

A: The board of directors of World Access and the supervisory board of TelDaFax have voted to combine the businesses of World Access and TelDaFax. To combine the companies, World Access and TelDaFax have entered into the TelDaFax purchase agreement under which World Access intends to acquire all of the outstanding shares of TelDaFax through several integrated transactions.

     Assuming completion of the proposed combinations of World Access with STAR and WorldxChange, which are discussed below, that World Access pays 100% of the STAR merger consideration in stock and the acquisition by World Access of 100% of the outstanding TelDaFax stock in the TelDaFax transactions, the stockholders of World Access will own approximately 52.3%, the former stockholders of TelDaFax will own approximately 19.0%, the former shareholders of WorldxChange will own approximately 16.3%, and the former stockholders of STAR will own approximately 12.4% in voting power of the combined companies. If the TelDaFax transactions are completed, but neither the STAR merger nor the WorldxChange merger is completed, assuming the acquisition by World Access of 100% of the outstanding TelDaFax stock in the TelDaFax transactions, the former stockholders of TelDaFax will own approximately 26.6% in voting power of World Access after the completion of the transactions.

Q:   WHAT ARE THE STAR MERGER AND THE WORLDXCHANGE MERGER?

A: World Access has entered into a merger agreement with each of STAR Telecommunications, Inc. and Communication TeleSystems International, which does business as WorldxChange Communications, under which the businesses of each of these companies will be combined with the business of World Access. In both of these mergers, which we expect to complete prior to the TelDaFax transactions, World Access will be the surviving corporation. The STAR merger and the WorldxChange merger are subject to, among other things, the approval of the stockholders of World Access. World Access has already mailed a separate joint proxy statement/prospectus describing these mergers to its stockholders.

Q:   WHAT WILL TELDAFAX STOCKHOLDERS RECEIVE IN THE TELDAFAX TRANSACTIONS?

A: In the TelDaFax tender offer, each TelDaFax stockholder on the TelDaFax record date will be entitled to exchange each TelDaFax share he or she holds for 1.025 shares of World Access common stock, subject to adjustment by World Access. The Apax funds will also receive 1.025 shares of World Access common stock in exchange for each share of TelDaFax stock they hold. However, if World Access offers more than 1.025 shares of World Access common stock for each TelDaFax share in the TelDaFax tender offer, the exchange ratio for the purchase of the TelDaFax shares from the Apax funds will be increased to such higher ratio. Assuming a value of $9.00 per share of World Access common stock and that World Access acquires 100% of the outstanding TelDaFax stock in the TelDaFax transactions, World Access will issue a total dollar value of approximately $312.2 million to the TelDaFax stockholders in consideration in the TelDaFax transactions.

     World Access will not issue fractional shares. World Access will issue cash in lieu of fractional shares based on the market price of World Access common stock. The following table shows the approximate number of shares of World Access common stock and amount of cash instead of fractional shares that a TelDaFax stockholder will receive for TelDaFax common stock tendered pursuant to the TelDaFax transactions. This table assumes an average closing price for the World Access common stock of $9.00 for the purpose of calculating the amount of cash paid instead of fractional shares and the value of total consideration received.

NUMBER OF SHARES   NUMBER OF SHARES                   VALUE OF
  OF TELDAFAX      OF WORLD ACCESS      CASH     TOTAL CONSIDERATION
   EXCHANGED        STOCK RECEIVED    RECEIVED        RECEIVED
----------------   ----------------   --------   -------------------
       25                 25           $5.63           $230.63
       50                 51           $2.25           $461.25
      100                102           $4.50           $922.50

Q:   WHAT SHOULD I DO NOW?

A: If you are a World Access stockholder, you should mail your signed proxy card in the enclosed return envelope as soon as possible so your shares may be represented at the World Access special meeting. If you do not include instructions on how to vote your properly signed proxy, your proxies will vote your shares for approval of the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement.

Q:   WHAT IF I WANT TO CHANGE MY VOTE?

A: If you are a World Access stockholder and you want to change your vote, send the secretary of World Access a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of World Access before the meeting.

Q: WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE EXCHANGE OF MY TELDAFAX SHARES FOR WORLD ACCESS COMMON STOCK?

A: The receipt of shares of World Access common stock by U.S. holders of TelDaFax shares in the TelDaFax tender offer and by Apax Germany II L.P., in each case in exchange for TelDaFax shares, is a taxable exchange for U.S. federal income tax purposes upon which gain or loss will be recognized. The amount of gain or loss, generally capital gain or loss, that you will recognize will be equal to the difference between the aggregate fair market value of World Access common stock received, including in the case of the TelDaFax tender offer, any fractional share interest in World Access common stock for which cash is received, and your aggregate tax basis in the TelDaFax shares surrendered in the exchange.

     U.S. holders of TelDaFax shares who do not participate in the TelDaFax tender offer and World Access stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the TelDaFax transactions.

Q:   AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

A: Neither the World Access stockholders nor the TelDaFax stockholders are entitled to appraisal or dissenters' rights under the applicable laws.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this document. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the TelDaFax transactions. In particular, you should read the documents attached to this proxy statement/prospectus, including the TelDaFax purchase agreement, which is attached as Annex A, and the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, which is attached as Annex B.

THE COMPANIES

World Access, Inc.
945 E. Paces Ferry Road
Suite 2200
Atlanta, Georgia 30326
(404) 231-2025               World Access transports international long distance
                             voice, data and Internet traffic for long distance carriers in the United States and Europe, regional
                             Bell operating companies, competitive local exchange carriers, private network operators and other global carriers. These services are provided through a combination of owned and leased switching, fiber and satellite network facilities, international termination relationships and resale agreements with other international long distance providers. Through the acquisition of FaciliCom
                             International in December 1999 and Netnet
                             International in February 2000, World Access has expanded its service offerings to include the sale of bundled voice, data and Internet services directly to small and medium sized businesses located throughout Western Europe.

TelDaFax Aktiengesellschaft
Rudolph-Breitscheid- Str.
1-5
35037 Marburg
Tel: 49-6421-181-2002
Fax: 49-6421-181-1210        TelDaFax is a facilities-based provider of bundled
                             fixed line, wireless, Internet and e-Commerce services to business and residential customers in Germany. TelDaFax currently services more than 80,000 small and medium enterprise customers with a broad range of services, including pre-subscribed wireline, mobile, Internet access and web hosting, unified messaging, virtual private networks and e-Commerce applications. TelDaFax expects to introduce broadband direct access via SDSL and a variety of e-Business and application service provider services during 2000.

     In 1999, World Access adopted a strategy designed to build on its U.S.-based carrier service business and position itself to become a significant provider of bundled voice, data and Internet services to retail business customers located in selected European countries. World Access believes that the European telecommunications market has become extremely fragmented in recent years due primarily to deregulation and significant forecasted growth. As a result, World Access expects that a significant consolidation of carriers operating in Europe will occur in the next few years, not unlike that which occurred in the United States telecommunications market during the late 1980's and 1990's. The strategy of World Access is to establish a pan-European telecommunications network and gain significant market share during this period of consolidation by playing a leading role in the consolidation of this market. To execute its strategy, World Access intends to aggressively pursue the acquisition of businesses, with a particular emphasis on those that provide retail services to small and medium sized businesses operating in Europe.

     To support its retail services strategy, World Access acquired FaciliCom International in December 1999. FaciliCom has invested in excess of $200.0 million over the past few years to establish an inter-country network in the U.S. and 13 European countries. Although FaciliCom derived the vast majority of its revenues from transporting traffic for other carriers, similar to World Access' base business, FaciliCom's network is readily capable of supporting retail traffic and related services. This acquisition effectively doubled the size of World Access' carrier service revenue, provided a significant amount of European originated revenue and lowered the combined company's costs of terminating international traffic in Europe.

     World Access entered 2000 with an annual revenue base in excess of $1.0 billion, almost all of which relates to transporting traffic for other carriers. In February 2000, World Access acquired Netnet International, a subsidiary of Long Distance International. Netnet, which had revenues of approximately $83.0 million in 1999, provides an array of telecommunications services to small- and medium-sized business customers in Austria, France, Germany, Italy, Norway, Spain, Sweden, Switzerland and the United Kingdom.

     The acquisition of Netnet provided World Access approximately 20,000 retail customers, an experienced retail sales force and a foundation for the offering of bundled voice, data and Internet services to its targeted market in Europe. It also provided World Access with a strong retail trade name, which World Access currently expects to use for all of its retail product offerings in Europe. World Access hopes to substantially improve the historical gross margins realized by Netnet by terminating selected Netnet traffic over the World Access network and eliminating the costs of redundant network facilities.

     With the addition of Netnet, World Access now has an annual revenue base in excess of $1.1 billion, approximately eight percent of which it derives from retail services and the remainder of which it derives from its base carriers' carrier business. Of the total revenue, approximately 60% results from traffic originated in the United States and 40% from traffic originated in Europe.

     In February 2000, World Access entered into agreements to merge with STAR and WorldxChange. These two companies are expected to increase World Access' annual revenue base by an additional $1.0 billion, approximately $400.0 million of which World Access expects to generate from traffic originated in Europe. After completing these mergers, World Access revenue mix will be approximately 20% retail and 80% carriers' carrier.

     In addition to an improved retail/carrier revenue mix, the STAR and WorldxChange mergers are expected to provide World Access with substantial benefits in the areas of network coverage, network capacity and reduced operating costs. In combining the networks and operations of all three companies, World Access expects that there will be redundant switching equipment, facilities and personnel. World Access expects to eliminate these redundant assets and significantly reduce the headcount of the combined company in an effort to realize cost synergies. As a result, World Access expects to record a one-time restructuring charge upon the completion of the STAR and WorldxChange mergers. The restructuring charge is expected to include the write-down of switching and transmission equipment taken out of service, the write-off of certain leasehold improvements, a provision for lease commitments remaining on certain facilities and equipment taken out of service, employee termination benefits and other related costs. Although World Access has not yet finalized the restructuring program, it is expected to be approved in its final form and adopted immediately following the mergers. World Access has not yet determined the actual restructuring charge to be recorded but expects that it will be significant.

     The STAR and WorldxChange mergers will give World Access substantial operations and network capacity in Germany and the United Kingdom, which represent the two largest segments of the European telecommunications market. World Access expects to leverage these operations to further grow its retail business in these two key countries. WorldxChange has also developed Internet-based information management systems that incorporate all key aspects of retail telecommunications services, including billing, fraud protection and customer care. These information systems are expected to serve as the platform for supporting all retail operations conducted by World Access in Europe.

     Although the STAR and WorldxChange mergers are expected to provide significant benefits to World Access, they also dramatically increase the business and financial risks World Access must overcome to execute its strategy. World Access, STAR and WorldxChange all have a history of significant net operating losses, and World Access is expected to assume approximately $300.0 million in debt upon the consummation of the two mergers. You should carefully review the risk factors contained in this proxy statement/prospectus.

     The sale of $70.0 million of Series A Preferred Stock, the sale of $158.1 million of common stock in private placement transactions and approximately $275.0 million of gross cash proceeds from the sale of two equipment businesses in April 2000 have significantly enhanced the financial strength of World Access and improved its liquidity. World Access believes that existing cash balances of approximately $400.0 million, available borrowings under a $100.0 million revolving bank line of credit and additional cash expected from the sale of remaining World Access equipment group assets will provide World Access with sufficient financial resources to support the cash requirements of World Access, STAR and WorldxChange for at least the next 12 months.

     In June 2000, World Access agreed to acquire all or a majority of the shares of TelDaFax. TelDaFax currently operates nine switches and has 170 interconnection points within Germany. It is also in the process of deploying a 2,800-kilometer fiber optic network between selected German cities that will provide the foundation for future growth in its service offerings. The TelDaFax network, together with the existing network assets of World Access and STAR, is expected to give World Access one of the most extensive telecommunication networks in Germany. In addition, TelDaFax has a dedicated sales force that consists of 350 direct sales personnel and over 1,000 non-exclusive sales agents.

THE TELDAFAX TRANSACTIONS

     World Access, TelDaFax, Dr. Klose, the Apax funds and A+M entered into the TelDaFax purchase agreement on June 14, 2000. Under the TelDaFax purchase agreement, World Access intends to acquire shares of TelDaFax in the five transactions described in this proxy statement/prospectus.

     World Access and TelDaFax believe the TelDaFax transactions will permit them to realize several benefits, including:

     - enhanced leadership position in German retail international long distance services;

     - advantages of combining TelDaFax's extensive fixed-line network and attractive German fiber optic network;

     - enhanced market position in the global telecommunications services industry;

     - potential cost savings in providing global telecommunications services;
       and

     - potential significant expansion of telecommunications services available throughout Germany.

     There are potential risks to the TelDaFax transactions, including:

     - profitability may not be achieved, and World Access will incur significant transaction expense; and

     - government regulatory policies may increase pricing pressures, delay payments, change foreign currency values and decrease demand for our services.

     The potential benefits to the TelDaFax transactions may not be achieved.

CONDITIONS TO THE PURCHASE OF THE TELDAFAX SHARES OWNED BY THE APAX FUNDS

     The respective obligations of World Access and the Apax funds to complete the sale and purchase of the TelDaFax shares owned by the Apax funds are subject to the following conditions:

     - clearance by the Federal Cartel Office of the transactions contemplated by the TelDaFax purchase agreement;

     - after completion of the TelDaFax tender offer, World Access must own more than 50% of the shares of TelDaFax, including those TelDaFax shares that World Access will own upon completion of the purchase of the TelDaFax shares from the Apax funds and the shares received in exchange for World Access' contribution of the German operations of Netnet and NewTel;

     - the TelDaFax shares that World Access receives in exchange for contributing the German activities of Netnet and NewTel must be registered in the German commercial register of TelDaFax;

     - no material adverse event has occurred with respect to either World Access or TelDaFax which gives rise to a party's right to withdraw under the TelDaFax purchase agreement, and, in such event, no party has exercised such right to withdraw;

     - the TelDaFax purchase agreement and the WorldxChange and STAR merger agreements must be approved by the requisite vote of the stockholders of World Access;

     - the TelDaFax purchase agreement must not be prohibited by any law or court order; and

     - all material consents and approvals required to complete the purchase of the TelDaFax shares owned by the Apax funds must be obtained.

     If World Access waives any condition, World Access will consider the facts and circumstances at that time and determine whether a resolicitation of proxies from its stockholders is appropriate. The World Access board of directors will resolicit stockholder approval of the TelDaFax transactions if either company waives a material closing condition that it believes a reasonable investor would consider important when deciding to approve the TelDaFax transactions.

CONDITIONS TO THE COMPLETION OF THE TELDAFAX TENDER OFFER

     World Access cannot complete the TelDaFax tender offer until the following conditions are met:

     - the World Access stockholders must approve the issuance of the shares of World Access common stock in the TelDaFax tender offer;

     - World Access must register the shares of World Access common stock it will issue in the TelDaFax tender offer under the Securities Act of 1933;

     - World Access must list the World Access common stock on the Frankfurt Stock Exchange; and

     - World Access must receive all necessary regulatory approvals required to complete the TelDaFax tender offer.

     World Access intends to launch the TelDaFax tender offer before the World Access special meeting and to complete it no later than 20 business days after the launch.

     Currently, World Access does not have a sufficient number of shares of common stock authorized for issuance under its amended certificate of incorporation to complete both the STAR and WorldxChange mergers and the TelDaFax transactions. The World Access stockholders will vote on a proposal to increase the number of shares of World Access common stock authorized, which will provide enough authorized shares of common stock to approve the STAR and WorldxChange mergers and the TelDaFax transactions at a separate special meeting
scheduled for                , 2000. However, if the World Access stockholders
do not approve an increase in the authorized shares, World Access' management will determine with which transaction(s) World Access will proceed with or if an alternative structure for one of the transactions is feasible.

FRANKFURT STOCK EXCHANGE LISTING OF WORLD ACCESS

     World Access will apply to list the World Access common stock on the Frankfurt Stock Exchange prior to the World Access special meeting. The completion of the TelDaFax tender offer is conditioned on this listing.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of World Access common stock, Series A preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, voting together as a single class, must approve and adopt the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement. The shares of World Access preferred stock are counted on an as-converted to common stock basis. In this proxy statement/prospectus, we refer to the World Access common stock, the Series A preferred stock, the Series C preferred stock, the Series D preferred stock and the Series E preferred stock as the World Access voting stock. World Access stockholders are entitled to cast one vote per share of World Access common stock owned or to be received upon the conversion of shares of preferred stock owned as of the close of business on [ ], 2000, the World Access record date. Directors and executive officers of World Access collectively beneficially owned approximately [ %] of the voting power of World Access as of the World Access record date.

WITHDRAWAL FROM THE TELDAFAX PURCHASE AGREEMENT

     World Access, TelDaFax, the Apax funds, including A+M, and Dr. Klose have the right to withdraw from the TelDaFax purchase agreement prior to the completion of the purchase and sale of the TelDaFax shares owned by the Apax funds if:

     - the conditions to completing the transactions under the TelDaFax purchase agreement have not been satisfied by September 30, 2000; however, if all conditions to completion have been satisfied except the completion of the TelDaFax tender offer and the approval of the capital increase required to exchange World Access' contribution of the German activities of Netnet and NewTel, and the TelDaFax tender offer has been launched, no party may withdraw before October 31, 2000;

     - the supervisory board of TelDaFax does not approve the capital increase required to exchange the contribution by World Access of the German activities of Netnet and NewTel;

     - the supervisory board of TelDaFax changes its recommendation to outside stockholders to accept the TelDaFax tender offer; or

     - World Access is unable to acquire more than 50% of the shares of TelDaFax in the TelDaFax tender offer, including the TelDaFax shares World Access will own upon completion of the purchase of the TelDaFax shares from the Apax funds and under the TelDaFax contribution agreement, because of the acquisition by a third party of TelDaFax shares.

     World Access may also withdraw from the TelDaFax purchase agreement prior to the completion of the purchase and sale of the TelDaFax shares owned by the Apax funds if:

     - the supervisory board of TelDaFax fails to take any action required to implement the contribution by World Access of the German activities of Netnet and NewTel or takes any action which makes such implementation impossible;

     - any of the representations and warranties of the Apax funds are untrue as of the date the purchase of the TelDaFax shares owned by the Apax funds is to be completed or, as the case may be, as of any other point in time specified in a particular representation and warranty, if the breach constitutes a material adverse event described in the TelDaFax purchase agreement; or

     - upon the occurrence of a material adverse event described in the TelDaFax purchase agreement.

SERVICE AGREEMENT WITH DR. KLOSE AND DR. KLOSE'S AGREEMENT NOT TO COMPETE

     Dr. Klose has agreed to continue to work for TelDaFax under a two-year fixed-term contract on terms to be agreed upon between World Access and Dr. Klose prior to the completion of World Access' purchase of the TelDaFax shares owned by the Apax funds.

     For one year after the termination of the respective term of any employment or service agreement with TelDaFax or any affiliate, Dr. Klose and companies affiliated with him agree not to engage in any activity, enterprise or company having activities similar to the telecommunication activities of TelDaFax and its subsidiaries in the current geographical area of such activities.

OPINION OF WORLD ACCESS' FINANCIAL ADVISOR

     In deciding to approve the TelDaFax transactions, World Access' board of directors considered an opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, regarding the fairness to World Access, from a financial point of view, of the consideration to be paid by World Access under the TelDaFax purchase agreement.

ANTITRUST AND DOMESTIC AND FOREIGN REGULATORY APPROVAL REQUIRED TO COMPLETE THE TELDAFAX TRANSACTIONS

     The TelDaFax transactions are subject to antitrust laws. World Access and TelDaFax have made the required filings with the German Cartel Office. However, the companies are not permitted to complete the TelDaFax transactions until the applicable waiting period has expired or terminated. The German Cartel Office, as well as other foreign regulatory agencies or governments, state or private persons, may challenge the TelDaFax transactions at any time before or after their completion.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of World Access common stock are listed on the Nasdaq National Market. On June 14, 2000, the last full trading day prior to the public announcement of the proposed TelDaFax transactions, the World Access common stock closed at $11.3125 per share. We urge you to obtain current market quotations.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

WORLD ACCESS SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected financial information for each of the five years in the period ended December 31, 1999 set forth below has been derived from and should be read in conjunction with the audited consolidated financial statements of World Access. The financial information for the six month periods ended June 30, 1999 and 2000 have been derived from unaudited consolidated financial statements of World Access, which, in the opinion of World Access' management, include all the significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited periods.

                                                                                             AS OF AND FOR THE
                                                      AS OF AND FOR THE                         SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                      --------------------------------------------------   ---------------------
                                       1995      1996       1997       1998       1999       1999        2000
                                      -------   -------   --------   --------   --------   --------   ----------
                                                                                                (UNAUDITED)
STATEMENT OF CONTINUING OPERATIONS
  DATA(1):
Carrier service revenue.............  $    --   $    --   $     --   $ 10,787   $501,081   $198,014   $  521,000
Gross profit(2).....................       --        --         --        650     52,776     15,210       71,270
Depreciation and amortization.......       30        71        115        416     13,541      4,597       36,512
Restructuring charge (credit).......       --        --         --         --     37,800         --       (3,995)
Operating income (loss).............     (880)   (1,011)    (1,550)    (4,383)   (26,998)     1,939      (12,585)
Loss from continuing operations.....   (1,292)     (588)      (460)    (5,437)   (27,098)    (1,728)     (29,577)
Loss from continuing operations per
  share.............................  $ (0.14)  $ (0.05)  $  (0.03)  $  (0.25)  $  (0.78)  $  (0.06)  $    (0.53)
Weighted average shares
  outstanding.......................    9,083    13,044     17,242     22,073     37,423     36,232       57,658
BALANCE SHEET DATA:
Cash and equivalents................  $ 1,887   $22,480   $118,065   $ 55,176   $147,432   $ 98,996   $  329,279
Short-term investments..............       --        --         --         --         --         --      160,211
Working capital.....................   17,884    52,149    206,769    350,816    289,844    180,061      410,422
Total assets........................   23,604    52,512    207,294    544,649   1,629,804   693,146    2,176,810
Long-term debt......................    3,750        --    115,264    137,523    408,338    140,728      417,946
Total liabilities...................    9,270       138    115,539    184,066    732,505    267,354      883,079
Stockholders' equity................   14,334    52,374     91,755    360,583    897,299    425,792    1,293,731
OTHER FINANCIAL DATA:
EBITDA from continuing operations
  before restructuring(3)...........  $  (850)  $  (940)  $ (1,435)  $ (3,967)  $ 24,343   $  6,536   $   19,932
Capital expenditures................      280     1,176      3,591     12,216      7,198      4,163       12,951
Cash flows from (used by) operating
  activities........................   (6,445)    1,995     (1,602)   (13,038)    18,515      4,288      (83,053)
Cash flows (used by) investing
  activities........................   (2,432)   (1,792)   (18,240)   (66,527)   (32,186)    (4,102)     176,567
Cash flows from financing
  activities........................   10,010    20,391    115,427     16,676    105,927     43,634       88,333

---------------

(1) Includes the results of operations for the following businesses from their respective dates of acquisition: Cherry U.S. and Cherry U.K. -- December 1998; Comm/Net -- May 1999; FaciliCom -- December 1999; and
    NETnet -- February 2000.
(2) Gross profit is exclusive of depreciation and amortization related to the services network which is shown separately below.
(3) EBITDA from continuing operations as used in this proxy statement/prospectus is earnings (loss) before net interest expense (income), income taxes, foreign exchange gains or losses, depreciation and amortization and is presented because World Access believes that such information is commonly used in the telecommunications industry as one measure of a company's operating performance and historical ability to service debt. EBITDA from continuing operations is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under generally accepted accounting principles and should not be considered in isolation, or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as calculated by World Access, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner. The following table reconciles our loss from continuing operations to EBITDA from continuing operations and EBITDA from continuing operations before restructuring charges and credits:

                                                                                         SIX MONTHS
                                               YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                    ----------------------------------------------   ------------------
                                     1995     1996     1997      1998       1999      1999       2000
                                    -------   -----   -------   -------   --------   -------   --------
                                                                                        (UNAUDITED)
Loss from continuing operations...  $(1,292)  $(588)  $  (460)  $(5,437)  $(27,098)  $(1,728)  $(29,577)
Net interest expense (income).....      412     (85)     (838)    4,355      9,606     3,443     19,318
Income taxes benefit..............       --    (338)     (252)   (3,301)   (10,126)      224     (2,115)
Foreign exchange (gain) loss......       --      --        --        --        620        --        211
Depreciation and amortization.....       30      71       115       416     13,541     4,597     36,512
                                    -------   -----   -------   -------   --------   -------   --------
EBITDA from continuing
  operations......................     (850)   (940)   (1,435)   (3,967)   (13,457)    6,536     15,937
Restructuring charge (credit).....       --      --        --        --     37,800        --     (3,995)
                                    -------   -----   -------   -------   --------   -------   --------
EBITDA from continuing operations
  before restructuring............  $  (850)  $(940)  $(1,435)  $(3,967)  $ 24,343   $ 6,536   $ 19,932
                                    =======   =====   =======   =======   ========   =======   ========

TELDAFAX SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected financial information for each of the three years ended December 31, 1999 set forth below has been derived from and should be read in conjunction with the audited financial statements of TelDaFax. The financial information for the six month periods ended June 30, 1999 and 2000 have been derived from unaudited consolidated financial statements of TelDaFax, which, in the opinion of TelDaFax's management, include all the significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited periods (in DM thousands, except share amounts):

                                                                                AS OF AND FOR THE
                                          AS OF AND FOR THE                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      JUNE 30,
                              -----------------------------------------   -----------------------------
                                1997          1998            1999            1999            2000
                              ---------   -------------   -------------   -------------   -------------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................     32,271         263,050         611,018         305,896         307,704
Gross profit................      1,186          60,691          62,908          57,017          28,097
Sales expenses..............     (3,434)        (31,417)        (50,716)        (26,257)        (41,783)
Operating income (loss).....     (6,417)         18,062         (14,365)         23,474         (33,482)
Net income (loss)...........     (5,854)          8,774          (5,256)         13,056         (17,848)
Income (loss) per common
  share.....................      (5.16)           0.45           (0.16)           0.39           (0.53)
Weighted average number of
  common shares
  outstanding...............  1,133,525      19,296,826      33,828,600      33,828,600      33,828,600
BALANCE SHEET DATA:
Cash and cash equivalents...      7,029         159,011         178,287          45,170          53,882
Working capital.............     (8,086)        123,164          69,390          24,632          18,131
Total assets................     61,885         312,569         455,171         353,459         394,978
Total liabilities...........     41,553         121,234         269,252          49,749         224,936
Shareholders' equity........     20,332         191,335         186,079         204,390         168,231

                                                                                AS OF AND FOR THE
                                          AS OF AND FOR THE                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      JUNE 30,
                              -----------------------------------------   -----------------------------
                                1997          1998            1999            1999            2000
                              ---------   -------------   -------------   -------------   -------------
                                                                                   (UNAUDITED)
OTHER FINANCIAL DATA:
EBITDA(1)...................     (1,377)         36,148          19,265          36,764          (8,353)
Net cash provided from (used
  by) operating
  activities................      3,409          54,588          89,630          10,731         (80,200)
Capital expenditures........     30,718          66,146         115,154          29,059          37,790
BUSINESS SEGMENT DATA:
Revenues:
Fixed network...............     32,271         263,050         587,299         305,065         255,275
Mobile......................         --              --          19,595              --          48,619
Internet....................         --              --           4,124             831           3,810

---------------

(1) EBITDA from continuing operations as used in this proxy statement/prospectus is earnings (loss) before net interest expense (income), minority interests, income taxes, depreciation and amortization and is presented because TelDaFax believes that such information is commonly used in the telecommunications industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under generally accepted accounting principles and should not be considered in isolation, or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as calculated by TelDaFax, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner. The following table reconciles our net income (loss) to
    EBITDA:

                                                                  SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,        JUNE 30,
                                       ------------------------   ----------------
                                        1997     1998     1999     1999     2000
                                       ------   ------   ------   ------   -------
                                                                    (UNAUDITED)
Net income (loss)....................  (5,854)   8,774   (5,256)  13,056   (17,848)
Net interest expense.................   1,104     (425)    (764)  (1,494)     (197)
Minority interests...................      --       --   (1,336)    (140)   (1,746)
Depreciation and amortization........   5,040   18,086   33,630   13,290    25,129
Income taxes (benefit)...............  (1,667)   9,713   (7,009)  12,052   (13,691)
                                       ------   ------   ------   ------   -------
EBITDA...............................  (1,377)  36,148   19,265   36,764    (8,353)
                                       ======   ======   ======   ======   =======

UNAUDITED SELECTED PRO FORMA FINANCIAL INFORMATION

     The unaudited selected pro forma balance sheet of World Access as of June 30, 2000 set forth below gives effect to the STAR merger, the WorldxChange merger, and the TelDaFax transactions. The unaudited selected pro forma statement of operations data of World Access for the six months ended June 30, 2000 set forth below gives effect to the mergers reflected above and certain transactions that World Access has completed in 1999, as if consummated at the beginning of 1999. The selected pro forma information set forth below is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements included herein and the historical financial information of World Access, FaciliCom, Comm/Net, LDI, STAR, WorldxChange and TelDaFax, which, in the case of WorldxChange and TelDaFax, are included in this document and, in the case of World Access, FaciliCom, Comm/Net, LDI and STAR, are incorporated herein by reference.

     The selected pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of future financial conditions or operating results. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                 YEAR ENDED        SIX MONTHS ENDED
                                                              DECEMBER 31, 1999     JUNE 30, 2000
                                                              -----------------   ------------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
  OPERATIONS DATA:
Service revenue.............................................     $2,554,632           $1,200,144
Operating expenses:
Cost of services(1).........................................      2,173,494            1,023,555
Selling, general and administrative.........................        496,305              206,939
Depreciation and amortization...............................        202,437              110,495
Merger expense..............................................          1,867                   --
Restructuring and other special charges (credit)............         44,187               (3,995)
                                                                 ----------           ----------
          Total operating expenses..........................      2,918,290            1,336,994
                                                                 ----------           ----------
          Operating loss....................................       (363,658)            (136,850)
Interest and other income...................................         19,992               21,568
Interest and other expense..................................        (93,148)             (52,708)
Foreign exchange loss.......................................         (5,840)                 117
                                                                 ----------           ----------
          Loss from continuing operations before income
            taxes and minority interests....................       (442,654)            (167,873)
Provision (benefit) for income taxes........................        (12,177)             (10,167)
                                                                 ----------           ----------
          Loss from continuing operations before minority
          interest..........................................       (430,477)            (157,706)
Minority interest...........................................            774                  851
                                                                 ----------           ----------
          Loss from continuing operations...................       (429,703)            (156,855)
Preferred stock dividends...................................           (847)              (1,963)
                                                                 ----------           ----------
          Loss from continuing operations available to
          common stockholders...............................     $ (430,550)          $ (158,818)
                                                                 ==========           ==========
Loss per share from continuing operations(2)................     $    (2.91)          $    (1.03)
                                                                 ==========           ==========
Weighted average shares outstanding(2)......................        147,824              154,848
                                                                 ==========           ==========

---------------

(1) Cost of services is exclusive of depreciation and amortization related to the services network which is shown separately below.
(2) Loss per share and weighted average shares outstanding are presented on a diluted basis.

                                                                AT JUNE 30,
                                                                   2000
                                                              ---------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash and equivalents........................................    $  494,484
Short-term investments......................................       161,967
Restricted cash.............................................        31,095
Accounts receivable.........................................       507,886
Prepaid expenses and other current assets...................       123,705
Net assets held for sale....................................        41,465
                                                                ----------
          Total Current Assets..............................     1,360,602
                                                                ----------
Property and equipment, net.................................       479,439
Goodwill and other intangibles, net.........................     2,329,765
Other assets................................................        62,892
                                                                ----------
          Total Assets......................................    $4,232,698
                                                                ==========
Short-term debt.............................................    $  253,507
Accounts payable............................................       425,732
Other accrued liabilities...................................       502,898
                                                                ----------
          Total Current Liabilities.........................     1,182,137
Long-term debt..............................................       551,897
Other long-term liabilities.................................        48,974
                                                                ----------
          Total Liabilities.................................     1,783,008
                                                                ----------
Minority interests..........................................           888
Stockholders' Equity
Preferred stock.............................................             6
Common stock................................................         1,571
Additional paid in capital..................................     2,625,243
Accumulated other comprehensive loss........................       (12,239)
Accumulated deficit.........................................      (165,779)
                                                                ----------
          Total Stockholders' Equity........................     2,448,802
                                                                ----------
          Total Liabilities and Stockholders' Equity........    $4,232,698
                                                                ==========

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     Set forth below are historical loss per share from continuing operations and book value per common share data of World Access and TelDaFax and the loss per share from continuing operations and book value per common share data of World Access on a pro forma basis to give effect to the acquisitions of Comm/Net in May 1999, FaciliCom in December 1999, Netnet in February 2000 and the pending acquisitions of STAR, WorldxChange and TelDaFax. No common stock dividends were paid by World Access during the periods presented below.

                                                                                    SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999   JUNE 30, 2000
                                                              -----------------   --------------
World Access -- Historical:
  Loss per share from continuing operations:
     Basic..................................................       $(0.78)            $(0.53)
     Diluted................................................        (0.78)             (0.53)
  Book value per common share(1)............................        17.15              20.97
World Access -- Pro Forma:
  Loss per share from continuing operations(2):
     Basic..................................................       $(2.91)            $(1.03)
     Diluted................................................        (2.91)             (1.03)
  Book value per common share(3)............................                           18.30
TelDaFax -- Historical(4):
  Net loss per share(2):
     Basic..................................................       $(0.08)            $(0.26)
     Diluted................................................        (0.08)             (0.26)
  Book value per common share(1)............................         2.82               2.44
TelDaFax -- Equivalent Pro Forma(5):
  Net loss per share:
     Basic..................................................       $(2.94)            $(1.06)
     Diluted................................................        (2.94)             (1.06)
  Book value per common share...............................                           18.76

---------------

 (1) Calculated by dividing historical stockholders' equity by the number of outstanding common shares. The outstanding common shares do not include shares issuable upon exercise of stock options, stock warrants, conversion of outstanding convertible securities, or outstanding shares which have been placed in escrow in connection with previous acquisitions.
 (2) Pro forma loss per share from continuing operations is presented on a basic and diluted basis computed as pro forma loss from continuing operations divided by the weighted average number of shares outstanding, assuming shares issued in each of the transactions were outstanding since the beginning of each period presented. The outstanding common shares do not include shares issuable upon exercise of stock options, stock warrants, or conversion of outstanding convertible securities.
 (3) Calculated by dividing pro forma stockholders' equity by the number of outstanding shares of World Access Common Stock expected to be outstanding as of the consummation of the Mergers, and does not include shares issuable upon the exercise of stock options, stock warrants, the conversion of outstanding convertible securities, or outstanding shares which have been placed in escrow in connection with previous acquisitions.
 (4) The following table represents the conversion of TelDaFax's net loss per share, basic and diluted, and book value per common share for the year ended and six months ended December 31, 1999 and June 30, 2000, respectively, from local currency (DM) into U.S. dollars. The U.S. dollar equivalent was computed by multiplying the deutsche mark amount by 0.5125 and 0.4901, the exchange rates as of December 31, 1999 and June 30, 2000, respectively.

                                                              DM                             USD
                                                          YEAR ENDED       EXCHANGE      YEAR ENDED
                                                       DECEMBER 31, 1999     RATE     DECEMBER 31, 2000
                                                       -----------------   --------   -----------------
Historical:
Net loss per share:
  Basic..............................................        (0.16)         0.5125         $(0.08)
  Diluted............................................        (0.16)         0.5125          (0.08)
Book value per common share..........................         5.50          0.5125           2.82

                                                              DM                             USD
                                                          SIX MONTHS                     SIX MONTHS
                                                             ENDED                          ENDED
                                                         JUNE 30, 2000                  JUNE 30, 2000
                                                       -----------------              -----------------
Net loss per share:
  Basic..............................................        (0.53)         0.4901         $(0.26)
  Diluted............................................        (0.53)         0.4901          (0.26)
Book value per common share..........................         4.97          0.4901           2.44

 (5) Calculated by multiplying the pro forma per share data by the exchange ratio of 1.025.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to approve the TelDaFax purchase agreement and the transactions contemplated in the TelDaFax purchase agreement. The following risk factors not only include risks associated with the TelDaFax transactions, but also include risks associated with the STAR and WorldxChange mergers.

RISK FACTORS CONCERNING THE COMBINED COMPANY IN CONNECTION WITH THE PROPOSED TRANSACTIONS

THE FAILURE TO SUCCESSFULLY INTEGRATE THE BUSINESSES OF THE FOUR COMPANIES MAY RESULT IN THE COMBINED COMPANY NOT ACHIEVING ANTICIPATED BENEFITS.

     The TelDaFax transactions and the STAR and WorldxChange mergers require the integration in a timely manner of four companies that previously operated independently. The companies will have to combine workforces and integrate offices. The combination of the companies may require some employees to relocate as part of this process. World Access expects that after the TelDaFax transactions and the STAR and WorldxChange mergers it will, as a result of the combined company's increased size and requirements, be able to consolidate its purchasing and obtain more favorable prices from suppliers. However, the combined company's ability to do so may be limited by changes in the purchasing power or practices of its competitors and other market dynamics. The integration of the networks of TelDaFax, STAR and WorldxChange into the World Access network will be a complex, time consuming and expensive process that may disrupt the combined company's business if not completed in a timely and efficient manner. No assurance can be given that the combined company will be able to successfully integrate its operations without encountering difficulties or experiencing the loss of key employees, extended network downtime, or that the cost savings and synergies expected from integration will be realized. The combined companies may incur significant expenses in consolidating each company's network and operations. The consolidation of the companies will require substantial attention from each company's management. These expenses and the diversion of management's attention, as well as any difficulties encountered in the transition and integration process, could have a significant negative effect on the combined company's revenues, levels of expenses and stock price and could damage relationships with key customers and employees.

THE COMBINED COMPANY MAY NOT BE ABLE TO ACHIEVE PROFITABILITY.

     After giving effect to the STAR and WorldxChange mergers and the TelDaFax transactions, the combined companies would have had total losses of approximately $156.9 million from continuing operations for the six months ended June 30, 2000 and $1.03 loss per diluted share as compared to the $0.77 loss per diluted share from continuing operations of World Access for the same period on a stand alone basis. The significance of these losses could cause the combined company's stock price to drop and prohibit the combined company from achieving profitability.

THE AMOUNT OF THE COMBINED COMPANY'S INCREASED FINANCIAL LEVERAGE WILL SUBJECT IT TO SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS.

     Immediately after the completion of the TelDaFax transactions and the STAR and WorldxChange mergers, the combined company will have a higher degree of financial leverage than prior to the mergers and the TelDaFax transactions. At June 30, 2000, World Access had a current assets to current liabilities ratio of 1.9, $417.9 million of long-term debt and a total liabilities to equity ratio of approximately 68.3%. The pro forma balance sheet of World Access at June 30, 2000, reflecting the combination of World Access, TelDaFax, STAR and WorldxChange, had a current assets to current liabilities ratio of 1.15, long-term debt of $551.9 million and a total liabilities to equity ratio of 72.8%.

     The combined company's indebtedness could have serious negative consequences. For example, it could:

     - limit the combined company's ability to obtain additional financing for working capital, capital expenditures or other purposes or make it difficult to obtain such financing on favorable terms;

     - require the combined company to dedicate a substantial portion of its cash flow from operations to service payments on its debt, which will reduce the funds that would otherwise be available for operations and future business opportunities; and

     - make it difficult for the combined company to meet its debt service requirements or force the combined company to modify its operations if there is a substantial decrease in operating income and cash flows or an increase in expenses.

     World Access anticipates that the combined company's 2000 debt service payments will be approximately $415.0 million exclusive of any obligation to redeem its outstanding debt securities. If the combined company is unable to generate sufficient cash flow or to otherwise obtain funds necessary to meet its obligations, or if the combined company does not comply with the various covenants under its indebtedness, the combined company will be in default under the terms of that debt. If the combined company defaults, the holders of indebtedness can accelerate the maturity of the indebtedness that is owed to them, which could cause defaults under the combined company's other indebtedness.

IF THE TELDAFAX TRANSACTIONS AND STAR AND WORLDXCHANGE MERGERS ARE APPROVED, THE VOTING INTERESTS OF CURRENT WORLD ACCESS STOCKHOLDERS WILL BE SUBSTANTIALLY DILUTED IN THE COMBINED COMPANY DUE TO THE ISSUANCE OF COMMON STOCK TO TELDAFAX, STAR AND WORLDXCHANGE STOCKHOLDERS.

     The completion of the TelDaFax transactions and the STAR and WorldxChange mergers will result in a substantial dilution of the voting and equity interests of current World Access stockholders. Following the completion of the TelDaFax transactions and the STAR and WorldxChange mergers and assuming that World Access acquires 100% of the outstanding TelDaFax stock and elects to use its stock as consideration in the STAR merger to the maximum extent possible, the current World Access stockholders will:

     - own shares representing approximately 52.3% of the combined company's total voting power; and

     - own 55.4% of the total number of outstanding shares of the combined company's common stock on a fully diluted basis.

     If only the TelDaFax transactions are completed, the current World Access stockholders will:

     - own shares representing approximately 73.4% of the combined company's total voting power after completion of the TelDaFax transactions; and

     - own 75.7% of the total number of outstanding shares of the combined company's common stock on a fully diluted basis after completion of the TelDaFax transactions.

     If only the TelDaFax transactions and the STAR merger are completed, the current World Access stockholders will:

     - own shares representing approximately 62.5% of the combined company's total voting power after completion of the TelDaFax transactions and the STAR merger; and

     - own 65.3% of the total number of outstanding shares of the combined company's common stock on a fully diluted basis after completion of the TelDaFax transactions and the STAR merger.

     If only the TelDaFax transactions and the WorldxChange merger are completed, the current World Access stockholders will:

     - own shares representing approximately 59.7% of the combined company's total voting power after completion of the TelDaFax transactions and the WorldxChange merger; and

     - own 62.6% of the total number of outstanding shares of the combined company's common stock on a fully diluted basis after completion of the TelDaFax transactions and the WorldxChange merger.

DECREASED CASH FLOW MAY LIMIT THE COMBINED COMPANY'S ABILITY TO CONTINUE TO MAKE CAPITAL EXPENDITURES FOR THE ACQUISITION AND DEVELOPMENT OF ITS INTERNATIONAL TELECOMMUNICATIONS NETWORK, WHICH IS NECESSARY TO BE COMPETITIVE IN THIS INDUSTRY.

     The combined company will need to continue to enhance and expand its network and build out its telecommunications network infrastructure in order to maintain a competitive position and to meet the increasing demands for service quality, capacity and competitive pricing. The combined company therefore will need to raise additional capital from equity or debt sources if its cash flow from operations is insufficient to meet its capital expenditure and working capital requirements. If the combined company's available cash flow substantially decreases as a result of lower telecommunications prices or for other reasons, the combined company may have limited ability to continue to make capital expenditures for the acquisition and development of its international telecommunications network. If cash flow from operations is not sufficient to satisfy the combined company's capital expenditure requirements, additional debt or equity financing or other sources of capital may not be available to meet the combined company's requirements.

RISK FACTORS CONCERNING THE COMBINED COMPANY'S BUSINESS OPERATIONS

THE COMBINED COMPANY MAY NOT BE ABLE TO LEASE TRANSMISSION FACILITIES AT HISTORICAL RATES, WHICH MAY NEGATIVELY IMPACT THE COMBINED COMPANY'S PROFITABILITY AND CAUSE A LOSS OF CUSTOMERS.

     The combined company's future profitability will be based in part upon its ability to transmit long distance telephone calls over transmission facilities, also referred to in the industry as network facilities, leased from others on a cost-effective basis. Also, a substantial portion of the combined company's transmission capacity will be obtained on a variable, per minute and short-term basis, subjecting the combined company to the possibility of unanticipated price increases and service cancellations. Since the combined company will not generally have long-term arrangements for the purchase or resale of international long distance services, and since rates fluctuate significantly over short periods of time, the combined company's gross margins are subject to significant fluctuations. Competitive pricing pressures for these facilities may also negatively impact the combined company in the longer term.

IF THE COMBINED COMPANY CANNOT SUCCESSFULLY ENTER THE DATA TRANSMISSION BUSINESS, IT MAY LOSE CUSTOMERS AND INCUR SIGNIFICANT EXPENSES.

     The combined company's experience in providing data transmission services to date has been limited, and, consequently, the combined company can provide no assurance that it will be successful in the data transmission business. The combined company's ability to successfully enter the data transmission business will depend upon, among other things, its ability to:

     - select new equipment and software and integrate these into its network;

     - hire and train qualified personnel; and

     - enhance its billing, back-office and information systems to accommodate data transmission services and customer acceptance of its service offerings.

     In providing data transmission services, the combined company will be dependent upon vendors for assistance in the planning and deployment of its data product offerings, as well as ongoing training and support. If the combined company is not successful at entering the data transmission business, it may suffer a loss of customers and incur significant expenses without any increase in income to offset such expenses.

TECHNICAL DIFFICULTIES WITH OR FAILURES IN THE COMBINED COMPANY'S
TELECOMMUNICATIONS NETWORK COULD RESULT IN DISSATISFIED CUSTOMERS AND LOST REVENUE.

     In Europe, there are a number of different protocols for data transmission. The combined company's network will need to be able to handle all of these protocols, which will pose technical difficulties. Technical difficulties with or failures in the combined company's telecommunications network could result in dissatisfied customers and lost revenue. For example, a failure in a portion of the combined company's network could prevent the combined company from delivering telephone calls initiated by its customers. Additionally, technical difficulties with the network could cause the loss of call detail record information, which is the basis for the combined company's ability to process and substantiate customer billings. Components of each company's networks have failed in the past, which have resulted in lower billing collections. The combined company can provide no assurance that similar or other failures or technical difficulties will not occur in the future, which could result in the loss of customers and revenue.

WORLD ACCESS MAY NOT BE ABLE TO INCREASE ITS NETWORK CAPACITY TO MEET THE DEMANDS OF ITS CUSTOMER BASE.

     World Access is currently in the process of expanding its network, and as it expands its network and the volume of its network traffic, its cost of revenues will increasingly consist of fixed costs arising from the ownership and maintenance of switches and fiber optic cables. These costs may increase, and its operating margins may decrease. If its traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of its network, its costs as a percentage of revenues would increase significantly, which could significantly decrease the revenues of its business operations.

     In addition, World Access' business depends in part on its ability to obtain transmission facilities on a cost-effective basis. World Access may not be able to obtain sufficient transmission facilities or access to undersea fiber optic cable on economically viable terms. World Access' failure to obtain telecommunications facilities that are sufficient to support its network traffic in a manner that ensures the reliability and quality of its telecommunications services could increase World Access' operational costs, as well as cause a loss of customers due to poor quality or unreliable service.

THE COMBINED COMPANY'S BUSINESS IS DEPENDENT UPON THE INTEGRITY AND EXPANSION OF ITS NETWORK AND TELECOMMUNICATIONS FACILITIES, WHICH PLACES ITS OPERATIONS AT RISK TO OUTSIDE FORCES BEYOND ITS CONTROL.

     Any system or network failure that interrupts the combined company's operations could cause the loss of customers, a reduction in revenues or a decrease in the combined company's stock price. The combined company's operations are dependent on its ability to successfully expand its network and integrate new and emerging technologies and equipment into its network, which are likely to increase the risk of system failure and to cause strain upon the networks. The combined company's operations also depend on its ability to protect its hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes and earthquakes, other catastrophic events such as civil unrest, terrorism and war and other sources of power loss and telecommunications failures. The combined company cannot be certain that its switches will not become disabled in the event of an earthquake, power outage or otherwise. A network failure or a significant decrease in telephone traffic as a result of a natural or man-made disaster could have a material adverse effect on the combined company's relationships with its customers, its revenues and its operating results.

THE COMBINED COMPANY MAY BE UNABLE TO MANAGE EFFECTIVELY WORLD ACCESS' RECENT RAPID GROWTH AND THE RAPID GROWTH PLANNED FOR THE COMBINED COMPANY, WHICH MAY ADVERSELY AFFECT THE QUALITY OF THE COMBINED COMPANY'S PRODUCTS AND SERVICES AND ITS ABILITY TO RETAIN KEY PERSONNEL.

     World Access' rapid growth from recent acquisitions and the expansion of its operations has placed significant demands on its resources. In addition, World Access expects that its expansion into foreign countries will lead to increased financial and administrative demands, such as:

     - increased operational complexity associated with expanded network facilities;

     - administrative burdens associated with managing an increasing number of foreign subsidiaries and relationships with foreign partners; and

     - expanded treasury functions to manage foreign currency risks.

     If World Access, and the combined company after the STAR and WorldxChange mergers and the TelDaFax transactions, is unable to manage its growth effectively, the quality of its products and services and its ability to retain key personnel could be adversely affected. To successfully manage its future growth, World Access must effectively manage its operational, financial and management information systems, as well as its employees.

RISK FACTORS CONCERNING THE COMPANIES' FINANCIAL CONDITION

WORLD ACCESS MAY SUSTAIN MATERIAL LIABILITY AS A RESULT OF STOCKHOLDER SUITS.

     Following World Access' announcement in January 1999 regarding earnings expectations for the quarter and year ended December 31, 1998 and the subsequent decline in the price of World Access common stock, a number of stockholders filed class action complaints against World Access. The plaintiffs allege violations of the federal securities laws and have requested an unspecified amount of damages in their complaints and have not quantified their claim at the time this proxy statement/prospectus was printed. World Access may have to pay substantial damages if the plaintiffs are successful in their actions.

RESTRICTIONS UNDER THE WORLD ACCESS CREDIT FACILITY MAY REQUIRE WORLD ACCESS TO MAKE BUSINESS DECISIONS THAT ARE ADVERSE TO WORLD ACCESS' LONG TERM INTERESTS AND THE INTERESTS OF ITS STOCKHOLDERS.

     Restrictions under the World Access $100.0 million revolving line of credit facility may require World Access to make business decisions that are adverse to World Access' long term interests and to the interests of the holders of its common stock. For example, World Access generally must obtain the lenders' consent and sometimes prepay a portion of the outstanding debt under the credit facility before it can issue securities, enter into acquisitions for cash or securities, dispose of its assets or incur additional debt. World Access also must maintain certain operating ratios and achieve specified financial thresholds.

     Upon a default under World Access' credit facility, the lenders may require World Access to immediately repay the entire amount outstanding under the credit facility. If World Access cannot repay these borrowings, it may need to seek the protection of the federal bankruptcy laws to continue operating its business, and possibly sell its assets, which would have a material adverse effect on its business and its relationships with customers, suppliers and employees. Even if World Access is able to repay all amounts owed under the credit facility, the payment of the amount outstanding under the credit facility could result in a loss in liquidity. In addition, in the event of a default under the credit facility that World Access does not cure, the lenders could foreclose on the collateral securing the loans, which would result in the lenders owning and having effective control over World Access' operations and possibly in the sale of World Access' assets, which would have a material adverse effect on World Access' business and its relationships with customers, suppliers and employees.

WORLD ACCESS RELIES ON WORLDCOM, INC. FOR A SUBSTANTIAL AMOUNT OF ITS GROSS PROFITS, AND THE TERMINATION OF WORLD ACCESS' CARRIER SERVICE AGREEMENT WITH WORLDCOM COULD SIGNIFICANTLY DECREASE ITS REVENUES AND GROSS PROFITS.

     Under a Carrier Service Agreement, WorldCom is obligated to purchase from World Access at least $25.0 million a month of carrier services, provided the services are of acceptable quality and the rates quoted are at least equal to the rates WorldCom is obtaining from other third party providers. The service agreement is for a one-year term but automatically renews each month, subject to a one-year termination notice. World Access recorded approximately $116.0 million of revenue and related gross profit of $45.6 million during the first six months of 2000. This represented approximately 20.7% and 64.0% of World Access' total revenue and gross profit, respectively. Termination of the service agreement, or any reduction in the services provided, could significantly decrease World Access' revenues and profits, particularly in the carrier services business.

TELDAFAX HAS BEEN OPERATING IN ITS CURRENT MARKET FOR A SHORT TIME AND HAS SUFFERED LOSSES.

     TelDaFax is a young company which began its essential business activity, which is public fixed-line voice telephony, only after the full liberalization of the telecommunications market on January 1, 1998. Therefore, there is very limited and relatively inconclusive historic financial information on TelDaFax and its valuation. Given that full business activity started only recently and in view of the intensive competition in TelDaFax's market environment, there can be no assurance that TelDaFax will be able to establish itself successfully and hold its market position.

     TelDaFax or its legal predecessor, TelDaFax Telefon, Daten und Fax-Transfer GmbH & Co. KG, as the case may be, has sustained losses each year except 1998. In 1998, TelDaFax had profits of DM 8.8 million and had a loss of DM 5.3 million in 1999 and DM 17.8 million for the six months ended June 30, 2000. Building TelDaFax's own distribution network and paying sales commissions for distribution will also burden TelDaFax's results in the future. TelDaFax is active in a market which is subject to significant competition, pressure on prices, changes in technology and amendments to the regulatory conditions or their interpretation. TelDaFax is, therefore, active in a business environment which involves both opportunities and risks. The ability of TelDaFax to achieve positive results will, in particular, depend upon TelDaFax winning and retaining new customers and expanding its reputation.

TELDAFAX'S CUSTOMERS OPERATE UNDER SHORT-TERM CONTRACTS AND DO NOT PROVIDE FOR EXCLUSIVE CUSTOMER RELATIONSHIPS.

     As is customary in this market, TelDaFax operates with contracts which may be terminated by either party on short notice. Some customers are not contractually bound at all but decide for each call whether to use the services of TelDaFax. Customers can, therefore, move to other network operators on short notice. Furthermore, contracts with customers are not exclusive; as a result, customers may use the services of other companies even during the term of such contracts. Because the contracts do not provide for automatic renewal, TelDaFax is in constant price and service competition with its competitors.

RISK FACTORS CONCERNING THE COMPANIES' INDUSTRY

THE COMPANIES' RELIANCE ON INTERNATIONAL SALES IS SIGNIFICANT AND COULD RESULT IN LOST REVENUE AND INCREASED COSTS BECAUSE OF INTERNATIONAL REGULATORY CHANGES, POLITICAL AND ECONOMIC INSTABILITY AND DIFFICULTY IN COLLECTION EFFORTS.

     Non-U.S. sales represented approximately 4.8% of World Access' total sales in the year ended December 31, 1999, 100% of TelDaFax's total sales in the year ended December 31, 1999, approximately 11.7% of STAR's total sales in the year ended December 31, 1999 and approximately 25.5% of WorldxChange's total sales in the year ended December 31, 1999. After the STAR, WorldxChange and

TelDaFax transactions, World Access intends to increase its international sales. The companies' international sales are subject to inherent risks, including:

     - changes in regulatory requirements, tariffs or other barriers;

     - difficulties in staffing and managing foreign operations;

     - long payment cycles;

     - unstable political and economic environments;

     - potentially adverse tax consequences of international tax laws; and

     - fluctuations in foreign currency values.

THE COMBINED COMPANY CANNOT ASSURE YOU THAT ITS PLANNED ENTRY INTO THE INTERNET AND DATA BUSINESS IN EUROPE WILL BE SUCCESSFUL BECAUSE OF THE LEVEL OF COMPETITION AND THE COMBINED COMPANY'S LACK OF EXPERIENCE IN THIS NEW MARKET.

     The market for Internet connectivity and related services is extremely competitive. The combined company's primary competitors will include other Internet service providers that have a significant national or international presence, but soon may also include competition from traditional telecommunications carriers that expand into the market for Internet services. Many of these carriers have substantially greater resources, capital and operational experience than the combined company will have. The combined company will require substantial additional capital to make investments in its Internet operations, and may not be able to obtain that capital on favorable terms or at all.

     Even if the combined company is able to establish and expand its Internet business, it will face numerous risks that may adversely affect the operations of its Internet business. These risks include:

     - competition in the market for Internet services;

     - its ability to adapt and react to rapid changes in technology related to the Internet;

     - vulnerability to unauthorized access, computer viruses and other disruptive problems;

     - adverse regulatory developments; and

     - difficulties managing the growth of its Internet business, including the need to enter into agreements with other providers of infrastructure capacity and equipment and to acquire other Internet service providers and Internet-related businesses on acceptable terms.

AS THE COMBINED COMPANY EXPANDS ITS FOCUS ON RETAIL CUSTOMERS AND EMERGING CARRIERS, ITS LEVEL OF UNCOLLECTIBLE DEBT MAY INCREASE.

     In the companies' experience, a greater percentage of the revenues generated by retail customers and from emerging carriers has been uncollectible as compared to revenues generated by sales to established wholesale carriers and large international carriers. Therefore, since the percentage of World Access' revenues after the STAR and WorldxChange mergers and the TelDaFax transactions derived from retail operations and from sales to emerging carriers will increase as a result of these transactions, its level of uncollectible debt may increase, which would result in lower revenues and profits. In addition, the combined company may expend considerable resources to collect receivables from customers who fail to make timely payments.

DELAYS AND INCONSISTENCIES IN IMPLEMENTATION OF THE WORLD TRADE ORGANIZATION AGREEMENT AND OTHER COMPETITIVE DIRECTIVES MAY SLOW DOWN THE RATE OF THE COMBINED COMPANY'S EXPANSION IN SOME FOREIGN COUNTRIES.

     Under the World Trade Organization Agreement, the U.S. and 68 other countries agreed to open their telecommunications markets to competition and foreign ownership effective February 5, 1998. These World Trade Organization member countries, which have increased to 72, represent approximately 90% of worldwide telecommunications traffic. Although the World Trade Organization Agreement has been implemented, to some degree, by most of the 72 signatory countries, some signatory countries have not yet fully implemented their World Trade Organization commitments. The combined company's ability to expand its operations internationally will be limited if any signatory country to the World Trade Organization Agreement fails to implement its obligations on a timely basis.

     The national governments of the European Union member states were required to pass legislation to liberalize the telecommunications markets within their countries to implement European Commission directives. Most of the member states have now implemented the required legislation. The legislation and/or its implementation have, in certain circumstances, imposed significant obstacles on the ability of carriers to proceed with the licensing process. These barriers include requirements that carriers:

     - post significant bonds or make significant capital commitments to build infrastructure;

     - complete extensive application documentation; and

     - pay substantial license fees.

     Implementation has also been slow in certain member states as a result of their failure to dedicate the resources necessary to have a functioning regulatory body in place. These factors and slow implementation of legislation in connection with deregulation of telecommunications services could slow down the combined company's rate of expansion and increase the cost of such expansion.

GOVERNMENT REGULATORY POLICIES AND INDUSTRY CONSOLIDATION IN EUROPE MAY DECREASE PROFIT MARGINS AND INCREASE PRICING PRESSURES IN THE COMBINED COMPANY'S INDUSTRY AND DECREASE DEMAND FOR SERVICES AND PRODUCTS.

     The companies expect that government regulatory policies, including the Telecommunications Act of 1996, are likely to continue to have a major impact on the pricing of both existing and new public network services and possibly accelerate the entrance of new competitors and consolidation of the industry. In addition, industry consolidation, especially in Europe, may decrease profit margins. These trends may decrease demand for the combined company's services and products that support these services. Lower prices may affect the cost effectiveness of the combined company's deployment of public network services. User uncertainty regarding future policies may also decrease demand for the combined company's telecommunications products and services.

FOREIGN GOVERNMENTS MAY ATTEMPT TO PREVENT THE COMBINED COMPANY FROM CONDUCTING ITS BUSINESS AND FROM EXPANDING INTO THE FOREIGN COUNTRY.

     Governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that are or may become the combined company's competitors or on which the combined company may depend for required interconnections to local telephone networks and other services. Accordingly, government actions in the future could block or impede the combined company's operation of its business.

     World Access desires to expand the combined company's foreign operations as these markets increasingly permit competition. The nature, extent and timing of the combined company's foreign operations, however, will be determined, in part, by the actions taken by foreign governments to permit competition and the response of incumbent carriers to these efforts. The regulatory authorities in these countries may not provide the combined company with practical opportunities to compete in the near future, or at all, and the combined company may not be able to take advantage of any such liberalization in a timely manner.

RECENT FEDERAL COMMUNICATIONS COMMISSION ACTIONS MAY ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATIONS AND REVENUES BY INCREASING COMPETITION, WHICH MAY INCREASE PRICING PRESSURES AND DECREASE DEMAND FOR THE COMBINED COMPANY'S SERVICES.

     Recent Federal Communications Commission rulemaking orders and other actions have lowered the entry barriers for new carriers and resale international carriers by streamlining the processing of new applications and by eliminating the international settlements policy for arrangements with foreign carriers that lack market power and on other selected routes. In addition, the Federal Communications Commission's rules implementing the World Trade Organization Basic Telecommunications Agreement presume that competition will be advanced by the U.S. entry of carriers and resale carriers from World Trade Organization member countries, thus further increasing the number of potential competitors in the U.S. market and the number of carriers which may also offer end-to-end services. Increased competition may increase pricing pressures, reduce the combined company's margins and decrease demand for the combined company's services.

FEDERAL COMMUNICATIONS COMMISSION INTERVENTION REGARDING THE SETTLEMENT RATES CHARGED BY FOREIGN CARRIERS MAY DISRUPT THE COMBINED COMPANY'S TRANSMISSION ARRANGEMENTS TO CERTAIN COUNTRIES AND CAUSE THE COMBINED COMPANY TO SUFFER A DECREASE IN REVENUES.

     The Federal Communications Commission recently has sought to reduce the foreign routing costs of U.S. international carriers by prescribing maximum or benchmark settlement rates which foreign carriers may charge U.S. carriers for routing telecommunications traffic. The Federal Communications Commission's benchmarks order was recently upheld by the U.S. Court of Appeals for the District of Columbia circuit. The Federal Communications Commission's action may reduce the combined company's settlement costs, although the costs of other U.S. international carriers also may be reduced in a similar fashion. The Federal Communications Commission has not stated how it will enforce the new settlement benchmarks if U.S. carriers are unsuccessful in negotiating settlement rates at or below the prescribed benchmarks. Any future Federal Communications Commission intervention could disrupt the combined company's transmission arrangements to certain countries or require the combined company to modify its existing arrangements, which could cause the combined company to suffer a decrease in revenues.

A RECENT FEDERAL COMMUNICATIONS COMMISSION ORDER DIRECTING ALL DOMESTIC INTERSTATE CARRIERS TO DE-TARIFF THEIR SERVICES MAY ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO COMPETITIVELY PRICE ITS SERVICE OFFERINGS.

     The Telecommunications Act of 1996 permits the Federal Communications Commission to forbear enforcement of tariff provisions, which apply to all interstate and international carriers, and the U.S. Court of Appeals for the District of Columbia Circuit recently upheld the Federal Communications Commission's order directing all domestic interstate carriers to de-tariff their offerings. The Federal Communications Commission's order only applies to domestic services. However, the Federal Communications Commission may forbear its current tariff rules for U.S. international carriers such as the combined company, or order these carriers to de-tariff their services. Any such Federal Communications Commission action would likely afford non-dominant international carriers greater flexibility in pricing service offerings, which would increase the combined company's competition. The Federal Communications Commission routinely reviews the contribution rate for various levels of regulatory fees, including the rate for fees levied to support universal service, which fees may be increased in the future for various reasons, including the need to support the universal service programs mandated by the Telecommunications Act of 1996, the total costs for which are still under review by the Federal Communications Commission.

DELAYS AND COSTS INCURRED IN ACHIEVING COMPLIANCE WITH GOVERNMENT REGULATIONS AND EVOLVING INDUSTRY STANDARDS FOR THE COMBINED COMPANY'S PRODUCTS COULD ADVERSELY AFFECT ITS REVENUES.

     If the combined company's products fail to comply with the various existing and evolving regulations and industry standards or if the combined company experiences delays and incurs costs in achieving compliance with these regulations and standards, revenues could materially decrease as a result of the increased costs. The combined company's products must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, these products and services must comply with various regulations promulgated by the Federal Communications Commission, as well as with standards established by Bell Communications Research. Internationally, the combined company's products and services must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union. Any failure to comply with these standards could result in a material reduction of revenue and a loss of customers for the combined company.

RISK FACTORS CONCERNING THE COMBINED COMPANY'S COMMON STOCK

SIGNIFICANT VARIANCE IN THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS COULD ADVERSELY AFFECT THE PRICE OF THE COMBINED COMPANY'S COMMON STOCK.

     In future quarters, the combined company's results of operations may fail to meet the expectations of market analysts and investors, which may adversely affect the price of its common stock. World Access' quarterly operating results have varied significantly in the past, and the combined company's quarterly operating results are expected to do so in the future. World Access' revenues, costs and expenses have fluctuated significantly in the past and are likely to continue to fluctuate significantly in the future as a result of numerous factors. The combined company's revenues in any given period can vary due to factors such as:

     - call volume fluctuations, particularly in regions with relatively high per-minute rates;

     - the addition or loss of major customers, whether through competition or merger;

     - the loss of economically beneficial routing options for the termination of traffic; and

     - technical difficulties with or failures of portions of its network that impact its ability to provide service to or bill customers.

     The combined company's cost of services and operating expenses in any given period can vary due to factors such as:

     - fluctuations in rates charged by carriers to terminate traffic;

     - increases in bad debt expense and reserves;

     - the timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities;

     - changes in sales incentive plans; and

     - costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel.

     In addition, the combined company's operating results can vary due to factors such as:

     - changes in routing due to variations in the quality of vendor transmission capability;

     - the amount of, and the accounting policy for, return traffic under operating agreements;

     - actions by domestic or foreign regulatory entities;

     - the level, timing and pace of the combined company's expansion in international and retail markets; and

     - general domestic and international economic and political conditions.

     Further, World Access obtains a substantial portion of its transmission capacity on a variable, per minute and short-term basis. Therefore, World Access may experience unanticipated price increases and service cancellations. Since World Access does not generally have long-term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, World Access' gross margins may also fluctuate significantly over short periods of time.

     In response to competitive pressures or new product and service introductions, the combined company may take certain pricing or marketing actions that could materially adversely affect its quarterly operating results. World Access currently bases its expense levels, in part, on its expectations of future sales. If future sales levels are below expectations, then the combined company may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected sales shortfall.

     Accordingly, you should not rely upon period-to-period comparisons of operating results as an indication of future performance. In addition, the operating results of any quarterly period are not indicative of results that you should expect for a full fiscal year. Historically, World Access has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time.

WORLD ACCESS' COMMON STOCK PRICE IS VOLATILE.

     World Access' common stock price is volatile. The value of the World Access stock on June 14, 2000, which is the original date the exchange ratio was agreed upon, was $11.3125 per share. As an example of World Access' stock price volatility, the following table sets forth the high and low closing sale prices per share of World Access common stock on the Nasdaq National Market during the past 12 months.

                                                                CLOSING SALE
                                                              PRICES PER SHARE
                                                               OF WORLD ACCESS
                                                                COMMON STOCK
                                                              -----------------
MONTH                                                          HIGH        LOW
-----                                                         ------      -----
August 2000 (through August 25).............................    $10 1/16   $ 8
July 2000...................................................     11 3/8      8 5/8
June 2000...................................................     13         10 3/8
May 2000....................................................     17          9 1/4
April 2000..................................................     20         14 1/8
March 2000..................................................     26 7/8     19
February 2000...............................................     24 3/8     17 3/8
January 2000................................................     20 11/16   17 1/4
December 1999...............................................     22         15 5/16
November 1999...............................................     17 1/8     12 3/8
October 1999................................................     13 1/8     11
September 1999..............................................     13 3/16    10 5/16

FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain certain information regarding our plans and strategies that are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement/prospectus or in the documents incorporated by reference, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar terms and/or expressions are intended to identify forward-looking statements. These statements reflect the companies' assessment of a number of risk and uncertainties, and their actual results could differ materially from the results anticipated in these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, the issues discussed above in the Risk Factors section. The companies caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

                                   PROPOSAL 1

                           THE TELDAFAX TRANSACTIONS

     This section of the proxy statement/prospectus describes the proposed transactions between World Access and TelDaFax. While we believe that the description covers the material terms of the TelDaFax transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the TelDaFax transactions.

THE TELDAFAX TRANSACTIONS

     Purchase of the TelDaFax Shares Owned by the Apax Funds. World Access will purchase all of the outstanding shares of TelDaFax held by the funds advised by Apax, except the A+M fund, in exchange for shares of World Access common stock. As of June 14, 2000, the Apax funds, excluding the A+M fund, owned 11,178,176 shares of TelDaFax stock, equal to 33.03% of the outstanding capital stock of TelDaFax.

     A+M is a fund advised by Apax; however, because World Access intends to purchase the TelDaFax shares of A+M separately pursuant to a put/call arrangement, all references to "Apax funds" in this summary excludes A+M unless otherwise noted.

     Put/Call Option for Shares of Dr. Klose and A+M. From June 14, 2000 until December 31, 2001, Dr. Klose has the right to sell to World Access all of the outstanding shares of TelDaFax held by Dr. Klose in up to three installments. From July 1, 2002 until December 31, 2002, World Access has the right to buy from Dr. Klose all of the outstanding shares of TelDaFax owned by Dr. Klose at the time World Access exercises its right to purchase. As of June 14, 2000, Dr. Klose owned 2,756,200 shares of TelDaFax stock, equal to 8.15% of the outstanding capital stock of TelDaFax.

     From the completion of the purchase by World Access of the TelDaFax shares owned by the Apax funds until April 30, 2001, A+M has the right to sell to World Access all of the outstanding shares of TelDaFax owned by A+M in one installment. From July 1, 2001 until December 31, 2001, World Access has the right to buy from A+M all of the outstanding shares owned by A+M. As of June 14, 2000, A+M owned 143,492 shares of TelDaFax stock, equal to 0.42% of the outstanding capital stock of TelDaFax.

     The Consideration for the Purchase of TelDaFax Shares of the Apax Funds and Dr. Klose. In exchange for each share of TelDaFax common stock purchased by World Access from the Apax funds, including A+M, and Dr. Klose, World Access will issue a number of shares of World Access common stock determined using the same exchange ratio as that used in the TelDaFax tender offer.

     Tender Offer. World Access will launch a tender offer for all of the shares of TelDaFax pursuant to which each share of TelDaFax would receive 1.025 shares of World Access common stock conditioned upon receiving all necessary approvals and the registration under the Securities Act of the shares of the World Access common stock to be issued in the TelDaFax tender offer. World Access may, at its discretion, adjust the number of shares of its common stock it will offer as consideration in the TelDaFax tender offer. In the TelDaFax purchase agreement, World Access expressed its intention to comply with the German Take-Over Code of the Exchange Expert Commission, as amended. World Access intends to list the World Access common stock, including the World Access common stock to be issued in the TelDaFax tender offer, on the Frankfurt Stock Exchange.

     Combination of German Businesses of World Access and Business of
TelDaFax. Under the TelDaFax contribution agreement, World Access agreed to contribute the German activities of two of its subsidiaries, Netnet and NewTel, to TelDaFax. In exchange, TelDaFax agreed to issue 1,620,334 shares of TelDaFax to Netnet at a subscription amount of Euro 8.90 per share, for a total value of Euro 14,420,972.60. TelDaFax agreed to issue 925,905 shares of TelDaFax to Newtel at a subscription amount of Euro 8.90 per share, for a total value of Euro 8,240,555.50. If these valuation numbers are not confirmed by either the auditor or the German court to cover the total contribution amount agreed to by the parties and the contribution contemplated by the TelDaFax contribution agreement therefore cannot be completed, the parties agreed to negotiate in good faith to enter into a new contribution agreement. Any new agreement must be substantially in the form of the TelDaFax contribution agreement, taking into account the opinion of the auditor or the court on the value of the assets to be contributed or any other circumstance which may have caused the alteration of the assessment regarding the valuation.

BACKGROUND OF THE TELDAFAX TRANSACTIONS

     In March 2000, World Access learned that management of TelDaFax had been considering alternative strategic partnership opportunities and arranged for a meeting between World Access and TelDaFax. On March 16, 2000, Clifford S. Rees, Executive Vice President of International Business Development for World Access, and Rainer Zettl, German Managing Director for World Access, met with Dr. Henning Klose, Chief Executive Officer and Chief Financial Officer of TelDaFax, and Stefan Legner, Chief Technical Officer of TelDaFax, at the TelDaFax headquarters in Marburg, Germany. The parties discussed the business and strategies of each of World Access and TelDaFax and the possible synergies that might be achieved through a strategic transaction. On April 19, 2000, Dr. Klose and Dr. Martin Halusa, a representative of Apax, met with John D. Phillips, Chairman and Chief Executive Officer of World Access, W. Tod Chmar, Executive Vice President of World Access, and Mr. Rees at the World Access headquarters in Atlanta, Georgia. The parties discussed general parameters for the terms of a potential strategic transaction. The parties agreed to pursue the combination of their respective businesses in Germany to realize synergies to the largest extent practically and legally possible and started to discuss a transaction between World Access and TelDaFax.

     From April 25, 2000 until May 19, 2000, legal and financial advisors for World Access conducted due diligence investigations of TelDaFax at the TelDaFax offices in Frankfurt, Germany and Marburg, Germany. From May 22, 2000 until May 25, 2000, Mr. Chmar and the World Access financial and legal advisors negotiated with representatives of TelDaFax regarding the terms of a transaction between World Access and TelDaFax. These negotiations continued from June 12, 2000 until June 14, 2000. On June 14, 2000, the parties entered into the TelDaFax purchase agreement.

WORLD ACCESS' REASONS FOR THE TELDAFAX TRANSACTIONS

     In deciding to approve the TelDaFax purchase agreement and the TelDaFax transactions and to recommend approval and adoption of the TelDaFax purchase agreement by the World Access stockholders, the World Access board of directors considered the material factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the TelDaFax purchase agreement, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The World Access board of directors viewed its position and recommendation as being based on the totality of the information and factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

     - The Financial Terms of the TelDaFax Purchase Agreement. The World Access board of directors considered information concerning the business, earnings, operations, financial condition and prospects of World Access and TelDaFax, individually, on a combined basis, and in conjunction with the STAR and WorldxChange mergers. The board determined to approve the TelDaFax purchase agreement and the TelDaFax transactions based on its consideration of these factors, without taking into account the STAR and WorldxChange mergers. The board of directors also considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation as to the fairness to World Access, from a financial point of view, of the consideration to be paid by World Access under the TelDaFax purchase agreement. The directors also considered their own knowledge of World Access and TelDaFax and their respective businesses.

     - German Retail International Long Distance Services. The World Access board of directors considered TelDaFax's strong retail international long-distance services. TelDaFax currently sells approximately 13 million call minutes a day, making it the second largest non-incumbent telephone carrier by volume in Germany.

     - TelDaFax's Extensive German Fixed-line Network and Fiber Optic
       Network. The World Access board of directors considered the advantages of combining TelDaFax's current fixed-line network, which includes nine switches and 170 interconnection points. TelDaFax has invested approximately $35.0 million in its fixed-line network. Additionally, TelDaFax has an attractive German fiber optic network. TelDaFax intends to have a 1,700 mile fiber optic network operative in the third quarter of fiscal year 2000 and has invested approximately $10.0 million in the fiber optic network.

     - Industry Trend Toward Consolidation. The World Access board of directors considered the status of the international telecommunications services industry and the likely trend toward consolidation of service providers. It also considered the importance of market position in the global telecommunications services industry. The World Access board of directors considered the potential significant cost savings to be achieved as a result of the TelDaFax purchase agreement and the TelDaFax transactions in providing global telecommunications services.

     - TelDaFax's Strong Growth Among Business Customers. The World Access board of directors considered the compatibility of TelDaFax's established customer base with World Access' existing customer base. Of particular importance was the fact that TelDaFax has more than 80,000 business customers, which has grown from fewer than 25,000 in the beginning of 1999.

     - Ability to Accelerate Plans to Become a Leading Provider of Bundled Voice, Data and Internet Services to Key International Markets. The World Access board of directors considered the additional services offered by TelDaFax, which would be made available to current and future customers of World Access. Specifically, the board of directors considered the significant expansion of telecommunications services available throughout Germany and the potential positioning of World Access as one of the top telecommunications companies in Germany.

THE WORLD ACCESS BOARD OF DIRECTORS' RECOMMENDATION THAT STOCKHOLDERS APPROVE THE TELDAFAX TRANSACTIONS

     The World Access board of directors has carefully considered the advisability of the TelDaFax purchase agreement and the TelDaFax transactions and believes that the terms of the TelDaFax purchase agreement and these transactions are fair to and in the best interests of the stockholders of World Access. The board of directors of World Access has unanimously approved the TelDaFax purchase agreement and these transactions and unanimously recommends that the stockholders of World Access vote for the approval and adoption of the TelDaFax purchase agreement and these transactions.

TELDAFAX'S REASONS FOR THE TELDAFAX TRANSACTIONS

     The TelDaFax board of directors believes that the TelDaFax transactions are fair to and in the best interests of TelDaFax's stockholders for the following reasons:

     - Consideration to be Paid by World Access. The TelDaFax transactions provide the TelDaFax stockholders with an amount of World Access shares which based on the World Access share price at the time the TelDaFax purchase agreement was signed, represented a premium over the most recent price at which TelDaFax sold shares of its capital stock; and

     - Potential Growth of World Access. TelDaFax stockholders will be able to participate in the potential growth of World Access' business after the TelDaFax transactions and to benefit from the potential appreciation in the value of World Access common stock.

     In preparing its decision to approve the TelDaFax purchase agreement and the proposed TelDaFax transactions, the TelDaFax board consulted with TelDaFax management and its advisors and considered a number of factors, including:

     - historical information concerning World Access' and TelDaFax's respective business, financial performance and condition, operations, management and competitive position;

     - TelDaFax management's assessment of the business and financial prospects of World Access following the TelDaFax transactions. In this regard, the TelDaFax board considered financial market and industry conditions and the potential synergies and opportunities for growth inherent in a combined company. In light of these factors, the TelDaFax board concluded that the long-term business and financial prospects of a combined company were superior to those of TelDaFax as an independent company;

     - the terms and conditions of the TelDaFax purchase agreement, which the TelDaFax board believes to be fair, and in the best interests of, the TelDaFax stockholders;

     - TelDaFax's prior experience with other potential acquirors or strategic partners;

     - the ability of TelDaFax, as an independent company, to meet its near- and longer-term operating cash needs and fund capital expenditures necessary to achieve future growth;

     - the current and historical market prices and trading information with respect to World Access' common stock; and

     - the impact of the TelDaFax transactions on TelDaFax's customers and employees.

     The TelDaFax board also considered certain potentially negative factors in assessing the proposed TelDaFax transactions. These factors include:

     - the risk that the value of World Access' common stock to be received in the TelDaFax transactions would be less than the value of the World Access common stock reflected by the exchange ratio in the TelDaFax purchase agreement due to potential declines in the trading price of World Access' shares;

     - the risk that the TelDaFax transactions will not be completed in a timely manner or at all and the effect of the public announcement on TelDaFax's ability to attract and retain key employees; and

     - the risk that a strategic alternative more favorable to the TelDaFax transactions will be presented or become available to TelDaFax prior to the completion of the TelDaFax transactions, which alternative TelDaFax would be prohibited from pursuing under the terms of the TelDaFax purchase agreement.

     These factors are not intended to present an exhaustive list of all of the factors considered by the TelDaFax board. However, they are believed to include all of the material factors considered. In light of the variety of factors considered, the TelDaFax board did not find it practicable to, and did not, quantify or otherwise assign relative weight to any one or more of the factors it considered in reaching its determination. In addition, individual TelDaFax directors may have given different weights to different factors. Based on all of the above factors and considerations, the TelDaFax board concluded that the TelDaFax transactions were advisable, fair to, and in the best interests of TelDaFax and its stockholders and that TelDaFax should proceed with the TelDaFax transactions.

OPINION OF WORLD ACCESS' FINANCIAL ADVISOR REGARDING THE PURCHASE OF TELDAFAX SHARES FROM THE APAX FUNDS AND THE TELDAFAX TENDER OFFER

     World Access asked Donaldson, Lufkin & Jenrette, in its role as financial advisor to World Access, to render an opinion to the World Access board as to the fairness, from a financial point of view, to World Access of the consideration to be paid by World Access in the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer. On June 13, 2000, Donaldson, Lufkin & Jenrette delivered to the World Access board its opinion, subsequently confirmed in writing on June 14, 2000, to the effect that, as of the date of its opinion, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be paid by World Access in the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer was fair to World Access and its stockholders from a financial point of view. The full text of Donaldson, Lufkin & Jenrette's opinion is attached as Appendix B to this proxy statement/prospectus.

     Donaldson, Lufkin & Jenrette expressed no opinion as to the prices at which World Access common stock would actually trade at any time. Donaldson, Lufkin & Jenrette's opinion did not address the relative merits of the Purchase of TelDaFax shares from the Apax funds, the TelDaFax tender offer and the other transactions contemplated by the TelDaFax purchase agreement and the other business strategies considered by the World Access board nor did it address the World Access board's decision to proceed with the purchase of TelDaFax shares from the Apax funds, the TelDaFax tender offer and the other transactions contemplated by the TelDaFax purchase agreement. Donaldson, Lufkin & Jenrette's opinion also does not address the consideration to be paid by World Access upon exercise of the put/call option to purchase the TelDaFax shares owned by Dr. Klose and A+M or the terms of the contribution by World Access for the Netnet and NewTel businesses in exchange for newly issued TelDaFax shares. Donaldson, Lufkin & Jenrette's opinion did not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transactions or whether any stockholder should tender shares in the TelDaFax tender offer.

     World Access and TelDaFax determined the consideration to be paid by World Access in the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer in arm's length negotiations, in which Donaldson, Lufkin & Jenrette advised World Access.

     World Access selected Donaldson, Lufkin & Jenrette as its financial advisor because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. Donaldson, Lufkin & Jenrette was not retained as an advisor or agent to the stockholders of World Access or any other person. As part of its investment banking business, Donaldson, Lufkin & Jenrette is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. World Access did not impose any restrictions or limitations upon Donaldson, Lufkin & Jenrette with respect to the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion. In arriving at its opinion, Donaldson, Lufkin & Jenrette:

     - reviewed the TelDaFax purchase agreement;

     - reviewed financial and other information that was publicly available or furnished to it by World Access and TelDaFax, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of TelDaFax for the period beginning April 1, 2000, and ending December 31, 2001 prepared by the management of TelDaFax and for the period beginning January 1, 2002 and ending December 31, 2004 prepared by the management of World Access, as well as certain financial projections of World Access for the period beginning April 1, 2000 and ending December 31, 2004 prepared by the management of World Access;

     - compared certain financial and securities data of TelDaFax and World Access with various other companies whose securities are traded in public markets;

     - reviewed the historical stock prices and trading volumes of the common stock of TelDaFax and World Access;

     - reviewed prices and premiums paid in certain other business combinations; and

     - conducted other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by World Access and TelDaFax or their respective representatives, or that Donaldson, Lufkin & Jenrette otherwise reviewed. With respect to the financial projections supplied to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of World Access and TelDaFax as to the future operating and financial performance of World Access and TelDaFax. In addition, Donaldson, Lufkin & Jenrette assumed that:

     - the TelDaFax common stock is tendered in the TelDaFax tender offer for consideration equal to 1.025 shares of World Access common stock for each share of TelDaFax common stock;

     - the pending mergers of World Access with STAR and with WorldxChange are completed;

     - upon such completion, the German businesses of STAR and WorldxChange are integrated through consolidation or by contract with TelDaFax; and

     - the contribution under the TelDaFax contribution agreement is completed and the German assets of World Access that are contributed include at least the German businesses of Netnet and NewTel.

     Donaldson, Lufkin & Jenrette has also relied upon the estimates of the management of World Access of the operating synergies achievable as a result of the completion of the contribution and the combination of TelDaFax with the German businesses of STAR and WorldxChange and upon its discussions of such synergies with management of TelDaFax. Donaldson, Lufkin & Jenrette expressed no opinion with respect to these projections and estimates or the assumptions upon which they were based. Donaldson, Lufkin & Jenrette did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information it reviewed.

     Donaldson, Lufkin & Jenrette necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, the date of its opinion. Donaldson, Lufkin & Jenrette states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion.

  Summary of Financial Analyses Performed by Donaldson, Lufkin & Jenrette

     The following is a summary of the financial analyses Donaldson, Lufkin & Jenrette presented to the World Access board of directors on June 13, 2000 in connection with the preparation of its opinion. No company or transaction Donaldson, Lufkin & Jenrette used in the analyses described below is directly comparable to TelDaFax, World Access, the purchase of TelDaFax shares from the Apax funds or the TelDaFax tender offer. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses Donaldson, Lufkin & Jenrette performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text. In reviewing the consideration to be paid by World Access in the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer, Donaldson, Lufkin & Jenrette used an exchange ratio of 1.025 and the World Access common stock closing stock price on June 13, 2000 of $11.44 per share.

     Common Stock Trading History. Donaldson, Lufkin & Jenrette examined the historical closing prices of TelDaFax common stock from June 11, 1999 to June 13, 2000. During this time period, TelDaFax common stock reached a high of $42.10 per share and a low of $9.60 per share.

     Historical Exchange Ratio Analysis. Donaldson, Lufkin & Jenrette reviewed the historical exchange ratios implied by the daily closing prices per share of World Access common stock to those of TelDaFax common stock for the period beginning on June 9, 1999 and ending on June 13, 2000. This analysis showed that the average historical exchange ratios during the period ending on June 13, 2000 were as follows:

                                                                HISTORICAL
PERIOD ENDED JUNE 13, 2000                                    EXCHANGE RATIO
--------------------------                                    --------------
9 months....................................................      0.900
6 months....................................................      0.784
3 months....................................................      0.901
June 13, 2000...............................................      0.973
Proposed Exchange Ratio.....................................      1.025

     Comparable Publicly Traded Company Analysis. Donaldson, Lufkin & Jenrette analyzed the market values and trading multiples of selected publicly traded emerging telecommunications service providers that Donaldson, Lufkin & Jenrette believed were reasonably comparable to TelDaFax. These comparable companies consisted of:

     - debitel AG

     - Drillisch AG

     - MobilCom AG

     - RSL Communications Ltd.

     - Societe Europeenne de Communication SA

     In examining these comparable companies, Donaldson, Lufkin & Jenrette calculated the enterprise value of each company as a multiple of its respective:
(i) last quarter annualized revenue, (ii) last twelve-months revenue and (iii) projected 2000 revenue. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. Last quarter annualized revenue means the last quarter annualized for which financial data for the company at issue has been reported. Last twelve-months revenue means the last twelve-month period for which financial data for the company at issue has been reported. Donaldson, Lufkin & Jenrette also compared the implied enterprise value of TelDaFax to the implied enterprise values obtained by the above mentioned ratios of the comparable companies and TelDaFax's last quarter annualized revenue, last twelve-months revenue and projected 2000 revenue as provided by TelDaFax. All historical data was derived from publicly available sources and all projected data of comparable companies was obtained from published research reports.

     For purposes of this analysis, Donaldson, Lufkin & Jenrette determined a selected valuation range for the comparable companies. The selected valuation range represents a tighter range of the ratios as deemed reasonable by Donaldson, Lufkin & Jenrette for comparative purposes. The selected valuation range includes the above mentioned ratios and implied enterprise values obtained by the trading statistics for Drillisch and debitel, which were deemed most comparable to TelDaFax by Donaldson, Lufkin & Jenrette for comparative purposes. Donaldson, Lufkin & Jenrette's analysis yielded the following multiple ranges:

                                                                           SELECTED VALUATION RANGE
                                                                           ------------------------
                                                             TELDAFAX      DRILLISCH        DEBITEL
                                                             --------      ---------        -------
                                                                             (LOW)          (HIGH)
                                                                        ($ IN MILLIONS)
IMPLIED PURCHASE MULTIPLES:
Enterprise Value/
  LQA Revenue..............................................      1.3x          1.2x             NA
  LTM Revenue..............................................      1.2x          1.3x            1.7x
  2000 Revenue.............................................      1.3x          1.0x            1.3x
IMPLIED ENTERPRISE VALUE:
  LQA Revenue..............................................   $346.6        $338.2              NA
  LTM Revenue..............................................   $346.6         374.2          $474.5
  2000 Revenue.............................................   $346.6         268.1           351.6

     Precedent Merger and Acquisition Transaction Analysis. Donaldson, Lufkin & Jenrette reviewed selected acquisitions involving companies in the emerging telecommunications service providers industry that it believed are reasonably comparable to the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer. These transactions consisted of:

     - France Telecom's pending acquisition of a stake in MobilCom AG;

     - Primus Telecommunications Group Inc.'s pending acquisition of LCR Telecom Group, Plc;

     - Viatel Inc.'s acquisition of AT&T Communications (UK) Ltd.;

     - Viatel Inc.'s acquisition of Destia Communications, Inc.;

     - Swisscom Inc.'s acquisition of a stake in debitel AG;

     - Global TeleSystems Group, Inc.'s acquisition of a stake in Omnicom;

     - Mannesman AG's acquisition of the fixed line business of Otelo and germany.net;

     - Global TeleSystems Group, Inc.'s acquisition of Esprit Telecom Group, plc; and

     - Esprit Telecom Group, plc's acquisition of Plusnet Gesellschaft fur Netzwerk Services mbH.

     Donaldson, Lufkin & Jenrette also selected key mergers and acquisitions transactions that it deemed most relevant. The selected key mergers and acquisitions transactions consisted of the following:

     - Primus Telecommunications Group Inc.'s pending acquisition of LCR Telecom Group, Plc;

     - Viatel Inc.'s acquisition of AT&T Communications (UK) Ltd.; and

     - Swisscom Inc.'s acquisition of a stake in debitel AG.

     In examining these acquisitions, Donaldson, Lufkin & Jenrette calculated the enterprise value of the acquired company implied by each of the above transactions as a multiple of last quarter annualized revenue and last twelve-months revenue and compared TelDaFax implied transaction value as a multiple of last quarter annualized, or LQA, revenue and last twelve-months, or LTM, revenue. Donaldson, Lufkin & Jenrette's analysis of all comparable mergers and acquisitions transactions and the selected key mergers and acquisitions transactions yielded the following multiple ranges:

                                                                  ENTERPRISE VALUE
                                                              -------------------------
                                                              LQA REVENUE   LTM REVENUE
                                                              -----------   -----------
                                                                   ($ IN MILLIONS)
ALL COMPARABLE TRANSACTIONS:
  Low.......................................................        1.2x          1.3x
  High......................................................        4.0x         11.3x
SELECTED KEY COMPARABLE TRANSACTIONS:
  Low.......................................................        1.2x          1.3x
  High......................................................        1.9x           --
TelDaFax Implied Purchase Multiples.........................        1.3x          1.2x
IMPLIED ENTERPRISE VALUE
  BASED ON ALL COMPARABLE TRANSACTIONS:
     Low....................................................   $  333.0      $  369.9
     High...................................................    1,099.6       3,139.8
  BASED ON SELECTED KEY COMPARABLE TRANSACTIONS:
     Low....................................................   $  337.8      $  369.9
     High...................................................      528.9            --
TelDaFax Implied Enterprise Value...........................   $  346.6      $  346.6

     Discounted Cash Flow Analysis. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of the projected cash flows of TelDaFax for the fiscal years ending December 31, 2000 through December 31, 2004, using projections and assumptions provided by the management of TelDaFax and the management of World Access. The discounted cash flows for TelDaFax were estimated using discount rates ranging from 17% to 19%, based on estimates related to the weighted average costs of capital of TelDaFax, and terminal multiples of estimated EBITDA for TelDaFax's fiscal year ending December 31, 2004 ranging from 8.3x to 10.0x. EBITDA means earnings before interest expense, taxes, depreciation and amortization. Based on this analysis, Donaldson, Lufkin & Jenrette estimated: (i) enterprise values of TelDaFax ranging from $201.9 million to $348.6 million compared to the implied enterprise value of $346.6 million; (ii) present values of equity from $251.9 million to $398.6 million compared to the implied equity value of $396.6 million; and (iii) present values of equity per share ranging from $7.45 to $11.78, compared to the proposed price of $11.72, based on an exchange ratio of 1.025 and the June 13, 2000 closing stock price of World Access common stock of $11.44, per share of TelDaFax common stock to be paid in the purchase of TelDaFax shares from the Apax funds and the TelDaFax tender offer.

     The summary set forth above does not purport to be a complete description of the analyses performed by Donaldson, Lufkin & Jenrette but describes the material elements of the presentation that it made to the World Access board on June 13, 2000 in connection with the preparation of its fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Donaldson, Lufkin & Jenrette conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette has indicated to World Access that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses Donaldson, Lufkin & Jenrette performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

  Engagement Letter

     Under the terms of an engagement agreement dated June 9, 2000, World Access has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the completion of the TelDaFax transactions. In addition, World Access agreed to reimburse Donaldson, Lufkin & Jenrette, upon Donaldson, Lufkin & Jenrette's request from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, Donaldson, Lufkin & Jenrette incurred in connection with its engagement thereunder and to indemnify Donaldson, Lufkin & Jenrette and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. Donaldson, Lufkin & Jenrette and World Access negotiated the terms of the fee arrangement.

  Other Relationships

     Donaldson, Lufkin & Jenrette has performed investment banking and other services for World Access in the past and has been compensated for such services, including:

     - acting as financial advisor to World Access in connection with its acquisition of FaciliCom in 1999 and acting as financial advisor in connection with the exchange offer for FaciliCom's outstanding senior notes;

     - acting as financial advisor to World Access in connection with its pending acquisitions of both STAR and WorldxChange in 2000; and

     - acting as financial advisor in connection with the sale of World Access' Telco Systems Inc. subsidiary and World Access' Wireless Local Loop Division in 2000.

COMPLETION OF THE TELDAFAX TRANSACTIONS

     The completion of the purchase of TelDaFax shares from the Apax funds will occur on the fifth German banking day following the satisfaction or waiver of all conditions to the completion of such purchase, or at such other time as World Access and the Apax funds agree.

     World Access cannot complete the TelDaFax tender offer until:

     - the World Access stockholders approve the issuance of the World Access common stock in the TelDaFax tender offer;

     - World Access registers the shares of World Access common stock to be issued in the TelDaFax tender offer under the Securities Act of 1933;

     - World Access completes the listing of the World Access common stock on the Frankfurt Stock Exchange; and

     - World Access receives all necessary regulatory approvals.

     World Access intends to launch the TelDaFax tender offer before the World Access special meeting and to complete it no later than 20 business days after the launch.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TELDAFAX TRANSACTIONS

     The following discussion summarizes the material U.S. federal income tax consequences of the TelDaFax transactions to U.S. holders of TelDaFax shares. Long Aldridge & Norman LLP, as counsel to World Access, is of the opinion that the following discussion describes the material U.S. federal income tax consequences of the TelDaFax transactions to U.S. holders under the U.S. federal income tax laws in effect as of the date of this proxy statement/prospectus. For purposes of this discussion, a "U.S. holder" is a beneficial owner of TelDaFax shares that is:

     - an individual citizen or resident of the United States for U.S. federal income tax purposes;

     - a domestic corporation; or

     - a partnership, trust or estate treated, for U.S. federal income tax purposes, as a domestic partnership, trust or estate.

     This discussion does not address any U.S. or foreign tax considerations with respect to holders of TelDaFax shares who are not U.S. holders. The following discussion is not a complete analysis of all aspects of U.S. federal income taxation that may be relevant to you as a U.S. holder in light of your particular circumstances. In particular, this discussion deals only with U.S. holders who hold TelDaFax shares as "capital assets." Generally, capital assets include property held for investment for U.S. federal income tax purposes. This discussion does not address the tax treatment of U.S. holders that may be subject to special treatment under the Internal Revenue Code, as amended, which we refer to as the Internal Revenue Code, such as:

     - insurance companies, banks, financial institutions, tax exempt organizations or employee benefit plans;

     - dealers in stocks or securities;

     - U.S. holders that hold their TelDaFax shares as part of a straddle, synthetic security, conversion transaction or other integrated investment composed of TelDaFax shares and one or more other investments;

     - U.S. holders that have a "functional currency" other than the U.S.
       dollar;

     - traders in securities that elect market-to-market accounting treatment;

     - U.S. holders liable for alternative minimum tax; or

     - U.S. holders who acquired TelDaFax shares through the exercise of options or otherwise as compensation.

     In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws, or any tax consequences, such as estate or gift tax, other than the U.S. federal income tax consequences of the TelDaFax transactions that may be applicable to U.S. holders.

     Further, this discussion assumes that TelDaFax is not and has not been a "controlled foreign corporation" for U.S. federal income tax purposes at any time during the five-year period ending on the date on which the TelDaFax tender offer and purchase of TelDaFax shares from Apax Germany II L.P. are both completed. If 10% U.S. holders own in the aggregate, more than 50% of the stock of TelDaFax, directly, indirectly, or by attribution, TelDaFax would be a controlled foreign corporation. For purposes of this discussion, the term "10% U.S. holder," means a U.S. holder who individually owns, or is deemed for U.S. federal income tax purposes to own under complex attribution rules, 10% or more of the stock of TelDaFax.

     This discussion is based on the Internal Revenue Code and final, temporary and proposed treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions as of the date of this proxy statement/prospectus, all of which are subject to change or differing interpretations at any time with possible retroactive effect and any such change could affect the continuing validity of this discussion.

     In rendering its opinion concerning this discussion, counsel has relied upon, and has assumed the accuracy of information, factual statements and representations made by World Access in this proxy statement/prospectus and in the documents described herein, including representations to counsel by World Access contained in an officer's certificate. Any inaccuracy or change with respect to such information, factual statements, representations or assumptions could adversely affect counsel's opinion concerning this discussion. World Access has not requested a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the TelDaFax transactions. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL INCOME TAX, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE TELDAFAX TRANSACTIONS TO YOU AS A U.S. HOLDER.

     World Access stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the TelDaFax transactions.

  Tax Considerations for U.S. holders who participate in the TelDaFax tender offer

     The exchange of your TelDaFax shares for World Access common stock in the TelDaFax tender offer will constitute a taxable exchange for U.S. federal income tax purposes upon which you will recognize capital gain or loss. The amount of capital gain or loss recognized will be equal to the difference between the aggregate fair market value of World Access common stock received, including any fractional share interest in World Access common stock for which cash is received, and your aggregate tax basis in the TelDaFax shares surrendered in the tender offer. Such capital gain will be long-term capital gain if the holding period for your TelDaFax shares was greater than one year as of the date on which you receive the World Access common stock.

     The tax basis of the World Access common stock received in the exchange, including any fractional share interest in World Access common stock for which cash is received, will be equal to the aggregate fair market value of your TelDaFax shares surrendered in the tender offer. The holding period for the World Access common stock received will begin the day after the date on which you receive the shares.

  Tax considerations for U.S. holders who do not participate in the TelDaFax tender offer

     If you do not exchange your TelDaFax shares for shares of World Access common stock in the TelDaFax tender offer, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the TelDaFax transactions.

  Tax considerations for Apax Germany II L.P. upon the sale of its TelDaFax shares

     The sale by Apax Germany II L.P. of its TelDaFax shares in exchange for shares of World Access common stock is a taxable exchange for U.S. federal income tax purposes upon which capital gain or loss will be recognized. The amount of capital gain or loss recognized will be equal to the difference between the aggregate fair market value of World Access common stock received and its aggregate tax basis in the TelDaFax shares. Such capital gain will be long-term capital gain if the holding period for the TelDaFax shares was greater than one year as of the date on which it receives the World Access common stock. If Apax Germany II L.P. is treated as a "partnership" for U.S. federal income tax purposes, Apax Germany II L.P. will not itself be required to pay U.S. federal income tax on the capital gain, if any, it recognizes as a result of its taxable exchange of TelDaFax shares for World Access common stock. Instead, each of its partners who are U.S. persons will be taxable on their distributive shares of any capital gain recognized by Apax Germany II L.P. Further, if Apax Germany II L.P. is engaged in a trade or business within the United States for U.S. federal income tax purposes, then the partnership itself will be required to withhold and pay over to the Internal Revenue Service a percentage equal to the highest U.S. federal income tax rate applicable to U.S. persons, which is currently 39.6% in the case of individuals and 35% in the case of corporations, of each non-U.S. holder's distributive share of the partnership's income and gain that is effectively connected with such U.S. trade or business with respect to the taxable year at issue.

     The tax basis of the World Access common stock received by Apax Germany II L.P. in the exchange will be equal to the aggregate fair market value of the TelDaFax shares it surrendered in the taxable exchange. The holding period for the World Access common stock received will begin the day after the date on which it receives the shares.

  Information reporting and backup withholding

     Proceeds from the sale or other disposition of TelDaFax shares that are paid to a U.S. holder, including Apax Germany II L.P., other than certain exempt recipients such as corporations, within the U.S., or in certain cases outside the U.S., generally are subject to information reporting to the Internal Revenue Service. "Backup" withholding at a rate of 31% may apply to such amounts if the U.S. holder fails to provide the payor with its U.S. taxpayer identification number and other required information required to be shown on its U.S. federal income tax return. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

  Tax considerations for the World Access and TelDaFax parties

     World Access. No gain or loss will be recognized by World Access for U.S. federal income tax purposes as a result of its issuance of World Access common stock to acquire TelDaFax shares pursuant to the TelDaFax transactions. After completion of the TelDaFax transactions, TelDaFax will constitute a controlled foreign corporation for U.S. federal income tax purposes, and World Access will be a 10% U.S. holder. Under Subpart F of the Internal Revenue Code, World Access will be subject to special tax rules which generally operate on an annual basis to accelerate the U.S. federal income taxation of certain income earned by TelDaFax to its 10% U.S. holders prior to actual distribution of such earnings to such 10% U.S. holders. Internal Revenue Code provisions providing ordinary dividend income treatment of gain recognized on subsequent taxable dispositions of TelDaFax shares by 10% U.S. holders will also apply to World Access.

     Limitation on World Access tax attributes. Under the Internal Revenue Code, special limitations on the use of net operating losses and certain other tax attributes apply following an "ownership change." After an ownership change, the amount of the World Access consolidated group's taxable income for a post-ownership change year that may be offset by its net operating losses arising before the ownership change is subject to an annual loss limitation. The World Access consolidated group may have already incurred a prior ownership change, and therefore, may already be subject to this annual loss limitation. Completion of the STAR merger, the WorldxChange merger and the TelDaFax transactions individually, or in some combination thereof, will likely cause the World Access consolidated group to undergo an ownership change which may constitute a successive ownership change under these rules. Any such successive ownership change may result in a lesser, but never greater, annual loss limitation.

     NewTel Communications GmbH. By virtue of a previous tax election, NewTel Telecommunications GmbH is not treated as a "corporation" and instead is "disregarded" as an entity separate from its shareholders for U.S. federal income tax purposes. Therefore, World Access is deemed to own NewTel's assets directly for U.S. federal income tax purposes through another such "disregarded" World Access entity. Based on the trading values of TelDaFax shares as of the date of this proxy statement/prospectus, World

Access expects that the transfer by NewTel Communications GmbH of its assets and liabilities to TelDaFax in exchange for TelDaFax shares will result in a taxable loss reportable by the World Access consolidated group for U.S. federal income tax purposes.

     Netnet Telekommunikations GmbH. The transfer by Netnet Telekommunikations GmbH of its assets and liabilities to TelDaFax in exchange for TelDaFax shares will not result in a taxable transaction to the World Access consolidated group for U.S. federal income tax purposes.

     TelDaFax. TelDaFax will recognize no gain or loss for U.S. federal income tax purposes solely as a result of the TelDaFax transactions. If World Access acquires at least 80% of the outstanding TelDaFax shares in taxable purchases from TelDaFax stockholders within a 12-month period, whether through the TelDaFax tender offer, by direct purchase or open market purchases, World Access would become eligible to make a tax election under which, for U.S. federal income tax purposes, the adjusted tax basis of TelDaFax's assets would be increased to an amount generally equal to World Access's aggregate tax basis in the TelDaFax shares comprising the 80% or greater interest it purchased from TelDaFax stockholders during such 12-month period. If made, this election would not result in gain recognition by TelDaFax for U.S. federal income tax purposes, provided that it is not engaged in a trade or business within the United States for U.S. federal income tax purposes.

  Treatment of Netnet and NewTel under German tax law

     In the opinion of Gaedertz Rechtsanwalte, German counsel to World Access, under Section 20 of the German Reorganization Tax Code (Umwandlungssteuergesetz) neither Netnet Telekommunikations GmbH nor NewTel Communications GmbH will recognize gain or loss for German income tax purposes upon the transfers to TelDaFax of their entire businesses (Geschaftsbetriebe im Ganzen) in exchange for newly issued TelDaFax shares.

EXCHANGE OF TELDAFAX STOCK CERTIFICATES FOR WORLD ACCESS STOCK CERTIFICATES

     World Access intends to conduct the TelDaFax tender offer in compliance with the German Takeover Code. The offer for TelDaFax shares in the TelDaFax tender offer, any acceptance of or withdrawal from such offer, and any contract made or action taken in relation to any of the foregoing are to be governed by and construed under German law. In accordance with German law, World Access will publish its offer for the TelDaFax shares, the terms of the offer and the instructions for tendering TelDaFax shares. World Access also intends to publish the offer in the United States in a manner reasonably calculated to inform U.S. holders of TelDaFax shares of the offer.

     In the TelDaFax tender offer, each tendering TelDaFax stockholder will provide either World Access' exchange agent for the TelDaFax tender offer,
            , or the TelDaFax stockholder's financial intermediary or U.S. custodian with instructions for tendering its TelDaFax shares in accordance with the terms that World Access publishes. World Access expects that the shares of World Access common stock to be issued in the TelDaFax tender offer will be represented by global certificates which will be held in global custody by Clearstream AG. TelDaFax shares not tendered in the TelDaFax tender offer will continue to be listed on the Neuer Market segment of the Frankfurt Stock Exchange and the EASDAQ. However, the TelDaFax tender offer will reduce the number of TelDaFax shares held by the public, which may reduce the trading liquidity of any shares not tendered.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF WORLD ACCESS AND TELDAFAX

     The shares of World Access common stock that will be issued in the TelDaFax tender offer and to the Apax funds in exchange for their shares of TelDaFax will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of World Access common stock issued to any person who is an affiliate of either World Access or TelDaFax. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of, either World Access or TelDaFax and may include some of their respective officers, directors and principal stockholders.

Affiliates may not sell the shares of World Access common stock they acquire in the TelDaFax transactions except pursuant to:

     - an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

     - Rule 145 under the Securities Act of 1933; or

     - any other applicable exemption under the Securities Act.

ACCOUNTING TREATMENT OF THE TELDAFAX TRANSACTIONS

     World Access intends to account for the TelDaFax transactions as a purchase for financial accounting purposes in accordance with United States generally accepted accounting principles.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE TELDAFAX TRANSACTIONS

     Under the German Competition Act, TelDaFax must notify the German Cartel Office of the TelDaFax transactions, and the TelDaFax transactions cannot be completed until approved by the German Cartel Office or a one month waiting period has expired. The waiting period starts from the date that the German Cartel Office completes the notification. During the initial one month waiting period, the German Cartel Office may decide to open a further investigation of the TelDaFax transactions. If the German Cartel Office institutes a further investigation, the TelDaFax transactions may not be completed until a further three month period has expired or the German Cartel Office clears the TelDaFax transactions. At any time during the period, the German Cartel Office may act to block the TelDaFax transactions or impose conditions upon their completion. There can be no assurance that a challenge to the TelDaFax transactions on competition law grounds will not be made or that, if such a challenge is made, it would not be successful in Germany. The parties have notified the German Cartel Office and are awaiting the German Cartel Office's response or the expiration of the one month waiting period, which will occur on September 7, 2000.

     The TelDaFax transactions also require notification in certain European counties.

     Following the completion of the TelDaFax transactions, an information filing must be made in Denmark with the national competition authority.

     Other than approvals by federal authorities having jurisdiction over telecommunications activities conducted by World Access or TelDaFax, we are not aware of any other material governmental or regulatory approval required for completion of the TelDaFax tender offer, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws.

STOCKHOLDERS DO NOT HAVE DISSENTERS' RIGHTS

     Neither World Access nor TelDaFax stockholders are entitled to dissenters' rights.

INTERESTS OF DIRECTORS, OFFICERS AND STOCKHOLDERS IN THE TELDAFAX TRANSACTIONS

     From June 14, 2000 until December 31, 2001, Dr. Klose has the right to sell to World Access all of Dr. Klose's outstanding shares of TelDaFax in up to three installments. From July 1, 2002 until December 31, 2002, World Access has the right to buy from Dr. Klose all of Dr. Klose's outstanding shares of TelDaFax at the time World Access exercises its right to purchase. As of June 14, 2000, Dr. Klose owned 2,756,200 shares of TelDaFax stock, equal to 8.15% of the outstanding capital stock of TelDaFax.

                 DESCRIPTION OF THE TELDAFAX PURCHASE AGREEMENT

     This section of the proxy statement/prospectus describes the TelDaFax purchase agreement. While we believe that the description covers the material terms of the TelDaFax purchase agreement, this summary may not contain all of the information that is important to you. The TelDaFax purchase agreement is attached to this proxy statement/prospectus as Annex A, and we urge you to read it carefully.

PURCHASE OF THE TELDAFAX SHARES THAT THE APAX FUNDS OWN

     World Access will purchase all of the outstanding shares of TelDaFax held by the funds advised by Apax, except the A+M fund, in exchange for shares of World Access common stock.

     A+M is a fund advised by Apax; however, because World Access will purchase the TelDaFax shares of A+M separately pursuant to a put/call arrangement, all references to "Apax funds" in this summary excludes A+M unless otherwise noted.

PUT/CALL OPTION FOR SHARES OF DR. KLOSE AND A+M

     From June 14, 2000 until December 31, 2001, Dr. Klose has the right to sell to World Access, and World Access is obligated to buy from Dr. Klose, all of Dr. Klose's outstanding shares of TelDaFax in up to three installments. From July 1, 2002 until December 31, 2002, World Access has the right to buy from Dr. Klose, and Dr. Klose is obligated to sell to World Access, all of Dr. Klose's outstanding shares of TelDaFax at the time World Access exercises its right to purchase.

     From the completion of the purchase by World Access of the TelDaFax shares owned by the Apax funds until April 30, 2001, A+M has the right to sell to World Access, and World Access is obligated to buy from A+M, all of A+M's outstanding shares of TelDaFax in one installment. From July 1, 2001 until December 31, 2001, World Access has the right to buy from A+M, and A+M is obligated to sell to World Access, all of A+M's outstanding shares of TelDaFax.

THE CONSIDERATION FOR THE PURCHASE OF TELDAFAX SHARES OF THE APAX FUNDS AND DR. KLOSE

     In exchange for each share of TelDaFax common stock purchased by World Access from the Apax funds, including A+M, and Dr. Klose, World Access will issue 1.025 shares of World Access common stock. World Access agrees to use its reasonable best efforts to register such shares of World Access common stock. World Access will also use reasonable efforts to assist Dr. Klose with finding buyers for the shares of World Access common stock owned by him following the exercise of the put and/or call options.

     World Access, Dr. Klose and A+M will enter into a registration rights agreement no later than the completion of the purchase of the TelDaFax shares owned by the Apax funds with respect to the World Access common stock to be issued in exchange for the TelDaFax shares of Dr. Klose and A+M and, to the extent legally practicable, register such shares on a Form S-3 as contemplated by such registration rights agreement.

     If World Access offers more than 1.025 shares of World Access common stock for each TelDaFax common share in the tender offer, then World Access will similarly increase the number of shares of World Access common stock it will issue in exchange for the TelDaFax shares it purchases from the Apax funds, including A+M, and Dr. Klose.

TENDER OFFER

     As soon as reasonably practicable, World Access will launch a tender offer for all of the shares of TelDaFax. In the TelDaFax tender offer, World Access intends to offer 1.025 shares of World Access common stock for each outstanding share of TelDaFax stock. The TelDaFax tender offer is conditioned upon receiving all necessary approvals, including the approval of the World Access stockholders, and the registration of the shares of the World Access common stock to be issued in the tender offer. In the TelDaFax purchase agreement, World Access expressed its intention to comply with the Take-Over Code of the Exchange Expert Commission, as amended.

     After the completion of the purchase of the TelDaFax shares owned by the Apax funds, the Apax funds and World Access agree to comply with the notification duties of the Stock Corporation Act and the Securities Trading Act, to the extent applicable.

COMBINATION OF GERMAN BUSINESSES OF WORLD ACCESS AND BUSINESS OF TELDAFAX

     World Access and TelDaFax agree to pursue the combination of their respective businesses in Germany in order to realize synergies to the largest extent practically and legally possible. Under a contribution agreement, World Access will contribute the German activities of Netnet Telekommunikations GmbH and NewTel Communications GmbH to TelDaFax by way of a capital increase against contribution in kind out of authorized capital. In addition, as soon as possible and to the extent consistent with the best interests of the stockholders of World Access and TelDaFax, TelDaFax and the other German businesses of World Access will enter into such agreements of combination or cooperation to achieve synergies in the most efficient and beneficial way for all parties and the stockholders of World Access and TelDaFax.

CONDITIONS TO THE PURCHASE OF THE TELDAFAX SHARES OWNED BY THE APAX FUNDS

     The respective obligations of World Access and the Apax funds to complete the sale and purchase of the TelDaFax shares owned by the Apax funds are subject to the following conditions:

     - the Federal Cartel Office's clearance of the transactions contemplated by the TelDaFax purchase agreement;

     - after completion of the TelDaFax tender offer, World Access must own more than 50% of the shares of TelDaFax, taking into account those TelDaFax shares that World Access will own upon completion of the purchase of the TelDaFax shares owned by the Apax funds and the shares received in exchange for World Access' contribution of the German businesses of Netnet and NewTel;

     - the TelDaFax shares that World Access receives in exchange for contributing the German activities of Netnet and NewTel must be registered in the commercial register of TelDaFax;

     - no material adverse event has occurred with respect to either World Access or TelDaFax which gives rise to a party's right to withdraw under the TelDaFax purchase agreement, and, in such event, no party has exercised such right to withdraw;

     - the TelDaFax purchase agreement and the WorldxChange and STAR merger agreements must be approved by the requisite vote of the stockholders of World Access;

     - no law or court order can prohibit the TelDaFax purchase agreement; and

     - all material consents and approvals required to complete the purchase of the TelDaFax shares owned by the Apax funds must be obtained.

DELIVERIES AT COMPLETION OF THE PURCHASE OF THE TELDAFAX SHARES OWNED BY THE APAX FUNDS

     To complete the purchase of the TelDaFax shares owned by the Apax funds, the following documents must be executed and delivered:

     - the Apax funds and Dr. Klose must deliver resignation letters of all members of the supervisory board of TelDaFax except for one representative for the outside stockholders, which World Access will designate;

     - World Access and the Apax funds must deliver a certificate stating that the representations and warranties of each of World Access and the Apax funds, respectively, are true and correct in all material respects as of the date of the completion of the purchase of the Apax funds' TelDaFax shares or, as the case may be, as of any other point in time specified in a particular representation and warranty; and

     - execution of a registration rights agreement.

REPRESENTATIONS AND WARRANTIES CONTAINED IN THE TELDAFAX TRANSACTIONS

     The Apax funds made representations and warranties in the TelDaFax purchase agreement regarding aspects of their legal status and the U.S. securities laws, including:

     - due authorization of the Apax funds to enter into the TelDaFax purchase agreement and the TelDaFax transactions; and

     - the unrestricted right to sell, vote and transfer their shares in TelDaFax.

     The Apax funds, including A+M, also made representations and warranties in the TelDaFax purchase agreement regarding the business, financial condition, structure and other pertinent facts relating to TelDaFax, including its:

     - legal situation;

     - financial situation;

     - title to and condition of the assets;

     - undisclosed liabilities;

     - conduct of business, governmental approvals, licenses and permits;

     - pending and threatened litigation;

     - employee matters;

     - tax matters;

     - insurance policies;

     - changes in the business or occurrence of certain events since January 1, 2000;

     - relations between TelDaFax and the Apax funds; and

     - material agreements.

     Dr. Klose and A+M will be deemed to have made these same representations and warranties if either Dr. Klose or A+M offers to sell, and World Access agrees to buy, the TelDaFax shares owned by him or it prior to the completion of the purchase of the TelDaFax shares owned by the Apax funds. If Dr. Klose or A+M offers its TelDaFax shares to World Access after the completion of the purchase of the TelDaFax shares owned by the Apax funds, or if World Access purchases Dr. Klose's and/or A+M's shares in TelDaFax pursuant to its call option, Dr. Klose and A+M, as the case may be, will only be deemed to have given certain of the representations.

     Dr. Klose made representations and warranties in the TelDaFax purchase agreement regarding the number of shares he owns in TelDaFax and his ability to enter into the TelDaFax purchase agreement.

     World Access made representations and warranties in the TelDaFax purchase agreement regarding aspects of its legal status and the World Access stock to be issued in exchange for the shares owned by TelDaFax, including:

     - due authorization of World Access to enter into the TelDaFax purchase agreement and all transactions contemplated thereby and to issue and sell the World Access stock to be issued in exchange for the shares owned by TelDaFax;

     - capitalization; and

     - validity of World Access stock to be issued in exchange for the shares owned by TelDaFax.

REMEDIES FOR INCORRECT REPRESENTATIONS OR WARRANTIES

     If a representation or warranty given by the Apax funds is incorrect as of either June 14, 2000 or upon the completion of the purchase of the TelDaFax shares owned by the Apax funds by World Access, the Apax funds will indemnify World Access for any loss:

     - if attributable to a diminution of the value of TelDaFax and its subsidiaries, in an amount equal to 33.05% of the aggregate diminution in the value of TelDaFax and its subsidiaries; or

     - if attributable to other than diminution in the value of TelDaFax and its subsidiaries, in an amount equal to 100% of such loss.

     The Apax funds will satisfy their indemnification obligations by first transferring back to World Access any World Access stock then held by the Apax funds having a value equal to the loss, and, to the extent there is any shortfall, by paying in cash.

     World Access may assert claims for indemnification for breaches of representations and warranties only if such claims exceed euro 1,750,000 in the aggregate. World Access may not assert claims for indemnification in excess of an aggregate amount equal to 33% of the World Access shares issued in exchange for the TelDaFax shares purchased from the Apax funds, including A+M, and Dr. Klose or, in the case of indemnification by way of payment of cash, its value as of June 14, 2000, with exceptions for certain representations and warranties. These limitations do not apply to breaches of certain representations, including the legal status of the Apax funds and TelDaFax, U.S. securities laws, capitalization of TelDaFax and Dr. Klose's representations, or in cases where World Access is able to show that a breach was known to the Apax funds on June 14, 2000 but was not disclosed. In no event will the liability of the Apax funds exceed the value of the shares of World Access common stock exchanged for the purchase of its TelDaFax shares as of June 14, 2000. Each of the various funds Apax advises is severally liable on a pro rata basis according to its relevant percentage of World Access stock received in exchange for the purchase of its TelDaFax shares.

     World Access can exclude a claim for indemnification for a breach of a representation or warranty in certain circumstances, including:

     - if insurance or a third party covers the loss;

     - if the breach is disclosed to World Access prior to June 14, 2000;

     - if the breach is due to a change after the completion of the purchase of the Apax funds' TelDaFax shares of the corporate or tax structure or the accounting policies of TelDaFax and its subsidiaries;

     - if an action or omission outside the ordinary course of business attributable to World Access after the completion of the purchase of the Apax funds' TelDaFax shares causes the breach;

     - if the breach has the effect of decreasing the tax burden of World Access or TelDaFax or its subsidiaries; and

     - to the extent reserves contained in the financial statements of TelDaFax were specifically established for purposes of such loss and can be used pursuant to U.S. generally accepted accounting principals to offset such loss.

     Claims for legal defects as defined by German law must be brought in accordance with the applicable provisions of German law. All other claims except tax claims must be brought within 18 months from the completion of the purchase by World Access of the TelDaFax shares owned by the Apax funds. Tax claims must be brought within six months after the right of the competent authority to assess the relevant tax assessment for the period up to December 31, 1999 ended, with certain limited exceptions. If the statute of limitations is interrupted under German law, the time in which World Access may bring a claim in all cases is extended to six months after the interruption; however, the period prior and after the interruption in the aggregate may not be less than 18 months.

     Dr. Klose agrees to indemnify World Access in the same manner described above if he offers to sell, and World Access agrees to buy, the TelDaFax shares owned by him prior to December 31, 2001; however, the

33.05% threshold will be equal to the percentage of the share capital sold by Dr. Klose and the statute of limitations for each claim will run from the completion of the purchase by World Access of the TelDaFax shares owned by Dr. Klose.

WITHDRAWAL FROM THE TELDAFAX PURCHASE AGREEMENT

     World Access, TelDaFax, the Apax funds, including A+M, and Dr. Klose have the right to withdraw from the TelDaFax purchase agreement prior to the completion of the purchase and sale of the TelDaFax shares owned by the Apax funds if:

     - the conditions to completion of the transactions under the TelDaFax purchase agreement have not been satisfied by September 30, 2000; however, if all conditions to completion have been satisfied except the completion of the TelDaFax tender offer and the approval of the capital increase required to exchange World Access' contribution of the German activities of Netnet and NewTel, and the TelDaFax tender offer has been launched, no party may withdraw before October 31, 2000;

     - the supervisory board of TelDaFax does not approve the capital increase required to exchange the contribution by World Access of the German activities of Netnet and NewTel;

     - the supervisory board of TelDaFax changes its recommendation to outside stockholders to accept the TelDaFax tender offer; or

     - World Access is unable to acquire more than 50% of the shares of TelDaFax in the TelDaFax tender offer because of a third party's acquisition of TelDaFax shares.

     World Access may also withdraw from the TelDaFax purchase agreement prior to the completion of the purchase and sale of the TelDaFax shares owned by the Apax funds if:

     - the supervisory board of TelDaFax fails to take any action required to implement the contribution by World Access of the German activities of Netnet and NewTel or takes any action which makes such implementation impossible;

     - if any of the representations and warranties of the Apax funds in the TelDaFax purchase agreement are untrue as of the date the purchase of the TelDaFax shares owned by the Apax funds is to be completed or, as the case may be, as of any other point in time specified in a particular representation and warranty, if the breach constitutes a material adverse event under the TelDaFax purchase agreement;

     - upon the occurrence of a material adverse event under the TelDaFax purchase agreement.

     Under the TelDaFax purchase agreement, a material adverse event will be deemed to have occurred with respect to TelDaFax if:

     - certain representations and warranties, including those relating to the legal status of the Apax funds and TelDaFax, U.S. securities laws, financial statements and material agreements, are or become incorrect;

     - any approvals, licenses or permits necessary for TelDaFax to continue its business activities are revoked;

     - TelDaFax enters into a material agreement outside the ordinary course of business or to acquire an interest in an entity other than one of its subsidiaries without World Access' consent;

     - any event occurs that would make or be likely to make a reasonable purchaser willing to purchase the TelDaFax shares owned by the Apax funds seek a reduction in value of the consideration to be paid for such shares in the TelDaFax purchase agreement in an amount equal to or exceeding 33% of the value of the shares of World Access common stock to be issued in exchange, except to the extent that such event is attributable to a fall in the listed stock price of TelDaFax on the Neuer Market of the Frankfurt Stock Exchange and/or EASDAQ, a change in the economic situation in Germany or the condition of the financial markets in general, a change in the services and pricing of competitors of TelDaFax or changes in applicable laws; or

     - TelDaFax, the Apax funds, including A+M, or Dr. Klose fails to perform or comply with any of the covenants or agreements contained in the TelDaFax purchase agreement which would make or be likely to make a reasonable purchaser willing to purchase the TelDaFax shares owned by the Apax funds seek a reduction in value of the consideration to be paid for such shares in the TelDaFax purchase agreement in an amount equal to or exceeding 33% of the value of the shares of World Access common stock to be issued in exchange.

     In the event that a failure of TelDaFax, the Apax funds, including A+M, or Dr. Klose to perform or comply with any of the covenants or agreements contained in the TelDaFax purchase agreement results in a loss to World Access but does not reach the 33% qualification for withdrawal, TelDaFax, the Apax funds, including A+M, and/or Dr. Klose will indemnify World Access against such loss.

     The following events also constitute a material adverse event with respect to World Access. In the event any of the following occur, the Apax funds, including A+M, and Dr. Klose may jointly withdraw from the TelDaFax purchase agreement prior to the completion of the purchase and sale of the TelDaFax shares owned by the Apax funds:

     - any of the representations or warranties given by World Access are or become incorrect in any material respects;

     - any of the material approvals, licenses or permits necessary and relevant for World Access and its affiliates to continue their business activities are revoked; and

     - any event occurs that would make or be likely to make a reasonable purchaser willing to purchase the shares of World Access common stock to be issued in exchange for the TelDaFax shares of the Apax funds seek a reduction in value of such shares of World Access common stock, except to the extent that such event is attributable to a fall in the listed stock price of World Access on the Nasdaq National Market, a change in the economic situation in the United States or the condition of the financial markets in general, or changes in applicable laws.

RESTRICTIONS ON THE TRANSFER OF TELDAFAX SHARES OWNED BY THE APAX FUNDS AND DR. KLOSE

     The Apax funds, including A+M, agree not to sell or otherwise transfer any shares of TelDaFax stock owned or controlled by them except as agreed in the TelDaFax purchase agreement. If any of the Apax funds decides to sell its World Access common stock after the completion of the purchase of the TelDaFax shares of the Apax funds, World Access and the Apax funds agree to cooperate in an effort to have such shares sold privately to institutional or financial purchasers rather than on the open market.

     Dr. Klose may not sell or otherwise transfer any of his shares in TelDaFax unless, in the event Dr. Klose receives an offer to buy such shares from an unrelated third party, he first offers World Access the right to buy the shares on the same terms offered by the third party, or, in the event Dr. Klose desires to sell any of his TelDaFax shares on the Frankfurt Stock Exchange, he first offers World Access the right to buy such shares at a price equal to the average price quoted on the Frankfurt Stock Exchange on the five trading days before the date of notice to World Access of Dr. Klose's intent to sell.

CONDUCT OF BUSINESS UNTIL TRANSFER OF TELDAFAX SHARES OWNED BY THE APAX FUNDS

     The Apax funds and Dr. Klose agree to use their best efforts to ensure that:

     - the business of TelDaFax and its subsidiaries is continued in the ordinary course of business and that World Access has appropriate access to the management of TelDaFax until the completion of the purchase of the TelDaFax shares owned by the Apax funds;

     - no steps are taken by TelDaFax which could be detrimental to the transactions contemplated by the TelDaFax purchase agreement; and

     - no action is taken by TelDaFax which would require approval of its stockholders or supervisory board.

     TelDaFax agrees not to acquire any interest in any entity other than its subsidiaries or to terminate or materially amend any material agreement without World Access' consent, which may not be unreasonably withheld.

     The Apax funds, including A+M, and Dr. Klose agree that, until completion of the purchase of the shares owned by the Apax funds, no profits of the subsidiaries of TelDaFax will be distributed.

SERVICE AGREEMENT WITH DR. KLOSE AND DR. KLOSE'S AGREEMENT NOT TO COMPETE

     Dr. Klose agrees to continue to work for TelDaFax under a two-year fixed-term contract on terms to be agreed upon between World Access and Dr. Klose prior to the completion of the purchase of the Apax funds' TelDaFax shares.

     For one year after the termination of the respective term of any employment or service agreement with TelDaFax or any affiliate, Dr. Klose and companies affiliated with him agree not to engage in any activity, enterprise or company having activities similar to the telecommunication activities of TelDaFax and its subsidiaries in the current geographical area of such activities. In the event of a violation of his non-competition obligation, Dr. Klose agrees to pay to World Access euro 250,000 and, if the violation continues, a further penalty of euro 100,000. World Access retains all other claims for damages and injunctive relief.

                         RELATED TRANSACTION AGREEMENTS

     This section of the proxy statement/prospectus describes agreements related to the TelDaFax purchase agreement, including the TelDaFax contribution agreement.

CONTRIBUTION AGREEMENT

     On August 11, 2000, TelDaFax, Netnet and NewTel entered into a contribution agreement under which Netnet and NewTel will transfer to TelDaFax the businesses operated by Netnet and NewTel in Germany as a contribution in kind against the issuance of 1,620,334 and 925,905 new shares of TelDaFax to Netnet and NewTel, respectively. If these valuation numbers are not confirmed by either the auditor or the German court to cover the total contribution amount agreed to by the parties and the contribution contemplated by the TelDaFax contribution agreement therefore cannot be completed, the parties agreed to negotiate in good faith to enter into a new contribution agreement. Any new agreement must be substantially in the form of the TelDaFax contribution agreement, taking into account the opinion of the auditor or the court on the value of the assets to be contributed or any other circumstance which may have caused the alteration of the assessment regarding the valuation. The transfer of the businesses of Netnet and NewTel will include all assets, liabilities and contracts, such as but not limited to accounts receivable, equipment, intellectual property, employment contracts and good will. The transfer of the businesses of Netnet and NewTel will not include liabilities owed to World Access or any of its subsidiaries. Netnet, NewTel and World Access did not give any representations and warranties with respect to their businesses.

     Netnet and NewTel agreed to take every action necessary to obtain the consent of third parties to the transfer of receivables, contracts, legal positions and liabilities.

     TelDaFax agreed to arrange for the filing of the application for the registration of the capital increase on or immediately after the period for the acceptance of the tender offer has expired, unless, following the tender offer, World Access will not own 50% of the outstanding shares, including those TelDaFax shares that World Access will own upon completion of the purchase of the TelDaFax shares owned by the Apax funds and the shares received in exchange for World Access' contribution of the German activities of Netnet and NewTel. TelDaFax also agreed to consult with the competent commercial register to ensure registration of the capital increase as soon as possible after filing.

     All parties have the right to withdraw from the TelDaFax contribution agreement if:

     - the completion of the purchase of the Apax funds' TelDaFax shares by World Access is not completed by October 31, 2000;

     - one of the parties to the TelDaFax purchase agreement has withdrawn from that agreement; or

     - the auditor does not confirm the value of Netnet and NewTel to cover the total contribution amount.

     TelDaFax has agreed to indemnify Netnet and NewTel against all losses incurred in connection with any contract, legal position and liability assigned to TelDaFax and any liability relating to Netnet or NewTel employees transferred to TelDaFax.

     Each of Netnet, NewTel and TelDaFax has agreed to ensure that:

     - their respective businesses are conducted in the ordinary course of business, unless otherwise approved by the other parties, until the registration with the commercial register of the TelDaFax shares issued in exchange for the contribution of the Netnet and NewTel businesses;

     - no steps are taken which are or could be, using sound commercial judgment, detrimental to the transactions contemplated by the TelDaFax contribution agreement; and

     - no action is taken which would require the approval of the stockholders or supervisory boards of Netnet, NewTel or TelDaFax.

                       PRINCIPAL STOCKHOLDERS OF TELDAFAX

     The following table sets forth certain information regarding beneficial ownership of TelDaFax's common stock as of August 1, 2000 by the following:

     - each person who is known by TelDaFax to own beneficially 5% or more of the outstanding shares of TelDaFax's common stock;

     - each of TelDaFax's directors;

     - each of TelDaFax's Chief Executive Officer and its next four most highly compensated executive officers whose total compensation for fiscal 1999 was at least $100,000; and

     - all of TelDaFax's directors and executive officers as a group.

     The persons named in the following table have sole voting and investment power with respect to all shares of TelDaFax's common stock shown as beneficially owned by them. The Apax funds are located at Possartstrabe 11, D-81679 Munchen, Germany. Dr. Klose is located at Rudolph-Breitscheid -- Str. 1-5 35037 Marburg.

                                                              NUMBER OF
                     STOCKHOLDER'S NAME                        SHARES     PERCENTAGE
                     ------------------                       ---------   ----------
Apax Germany II LP..........................................  3,743,116     11.06%
Apax Funds Nominees Ltd.
  B Account.................................................  2,516,352      7.44
Apax Funds Nominees Ltd.
  D Account.................................................  3,768,382     11.14
AP Vermogensverwaltung GbR..................................  1,511,800      4.47
Dr. Henning F. Klose........................................  2,756,200      8.15

                          TELDAFAX MARKET INFORMATION

     TelDaFax is traded on the Neuer Markt and the EASDAQ. The Neuer Markt segment of the Frankfurt Stock Exchange is designed for innovative, small- to mid-size companies in high growth industries or in traditional industries that have an international orientation and that are willing to provide active investor relations. Issuers are requested to provide investors on an ongoing basis with information such as annual and quarterly reports, including cash flow statements, and a corporation action timetable.

     Trading of shares listed on the Neuer Markt takes place on the floor of the stock exchange, but is computer-aided. Shares listed on the Neuer Markt can also be traded on a computer-aided system called Xetra. Trading occurs on every business day between 9:00 a.m. and 8:00 p.m., Frankfurt time. Trading within the Xetra system is executed by banks and securities dealers who have been admitted to trading on at least one of Germany's stock exchanges. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules and regulations.

     Markets in listed securities are generally of the auction type, but listed securities also change hands in inter-bank dealer markets off the Frankfurt Stock Exchange. Price formation is determined by open bid by specialists who are themselves exchange members, but who do not, as a rule, deal with the public. Prices of shares traded on the Neuer Markt are displayed continuously during trading hours. At the half-way point of each trading day, a single standard quotation is determine for all shares. The Frankfurt Stock Exchange publishes an official daily list of quotations containing the established prices on the Internet at http://www.exchange.da.

     Transactions on the Frankfurt Stock Exchange, including transactions within the Xetra system, are settled on the second business day following trading. Transactions off the Frankfurt Stock Exchange for large volumes or if one of the parties is foreign are generally also settled on the second business day following trading, unless the parties have agreed upon a different date. Following a recent amendment to the conditions of German banks for securities trading, customers' orders to buy or sell listed securities must be executed on a stock exchange, unless the customer instructs otherwise. Trading can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.

     A specific feature of the Neuer Markt is the introduction of the obligatory designated sponsor, an entity admitted for trading at the Frankfurt Stock Exchange which provides additional liquidity by quoting prices for the buying and selling of shares on request. Each issuer on the Neuer Markt is required to nominate at least two designated sponsors which will not only ensure that there is sufficient liquidity for its shares, but also serve as consultants on all stock market related matters for the issuer.

     Trading on German stock exchanges is regulated by, among others, the Federal Supervisory Office for Securities Trading.

     EASDAQ is a screen-based regulated market under Belgian law with its seat in Brussels. Admission to trading on EASDAQ is subject to certain admission criteria which are set by the EASDAQ Market Authority. EASDAQ operates throughout Europe as a price driven market with a single and integrated trading and settlement platform. On-screen quotations are reported and transactions matched and confirmed using TRAX, the trade-reporting system of the International Securities Market Association, which is directly linked to INTERSETTLE, EASDAQ's clearing and settlement agency.

     Financial instruments admitted to trading on EASDAQ have at least two registered market makers. Such market makers are willing to purchase and sell securities for which they are registered on their own account during normal business hours and must therefore enter and maintain two sided quotations during those hours. Quotations must:

     - be at least a minimum quotation size, as specified by EASDAQ;

     - be reasonably related to prevailing market prices; and

     - not exceed the maximum allowable spread, as defined by EASDAQ.

               COMPARATIVE PER SHARE AND OTHER MARKET PRICE DATA

     The World Access common stock is traded on the Nasdaq National Market under the symbol "WAXS," and the TelDaFax shares are traded on the regular market of the Frankfurt Stock Exchange, Segment Neuer Markt, and on the EASDAQ under the symbol "TFX." All TelDaFax shares have been issued in bearer form. As of August 1, 2000, TelDaFax had approximately 60,000 stockholders. Less than 10% of TelDaFax's capital stock is held in the United States and TelDaFax shares are not traded in the United States.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of World Access common stock as reported on the Nasdaq National Market and TelDaFax stock as reported on the Neuer Markt.

                                                               WORLD ACCESS        TELDAFAX
                                                               COMMON STOCK      COMMON STOCK
                                                              ---------------   ---------------
                                                               HIGH     LOW      HIGH     LOW
                                                              ------   ------   ------   ------
                                                                                (EURO)   (EURO)
Year Ended December 31, 1998:
  First Quarter.............................................  $33.50   $21.63   30.01    28.53
  Second Quarter............................................   40.00    25.38   43.20    30.16
  Third Quarter.............................................   30.94    18.75   36.20    27.66
  Fourth Quarter............................................   24.75    12.00   11.65    11.61
Year Ended December 31, 1999:
  First Quarter.............................................   22.75     6.38   64.00    29.00
  Second Quarter............................................   14.38     7.50   44.70    33.17
  Third Quarter.............................................   16.19    10.83   42.60    15.16
  Fourth Quarter............................................   22.25    10.31   19.60     9.55
Year Ended December 31, 2000:
  First Quarter.............................................   26.88    17.25   23.40    10.60
  Second Quarter............................................   20.00     9.25   18.94     9.31
  Third Quarter (through August 25, 2000)...................   11.38     8.00    9.45     7.70

     The following table sets forth the closing prices per share of World Access common stock as reported on the Nasdaq National Market and TelDaFax stock as reported on the Neuer Markt. On June 13, 2000, the business day preceding public announcement that World Access and TelDaFax had signed the TelDaFax purchase agreement, the closing prices per share of World Access and TelDaFax were 11.44
and 11.60, respectively, and on           , 2000, the last full trading day for
which closing prices were available at the time of the printing of this proxy statement/prospectus, the closing prices per share of World Access and TelDaFax
were        and        , respectively. This table also sets forth the equivalent
price per share of TelDaFax common stock on those dates. The equivalent price per share is equal to the closing price of a share of World Access common stock on that date multiplied by 1.025, the number of shares of World Access common stock to be issued in exchange for each share of TelDaFax common stock.

                                                          TELDAFAX     WORLD ACCESS   EQUIVALENT PER
                                                        COMMON STOCK   COMMON STOCK    SHARE PRICE
                                                        ------------   ------------   --------------
June 13, 2000.........................................     $11.60         $11.44          $11.73
        , 2000........................................

     TelDaFax and World Access believe that the TelDaFax common stock presently trades on the basis of the value of the World Access common stock expected to be issued in exchange for the TelDaFax common stock in the TelDaFax tender offer, discounted primarily for the uncertainties associated with the TelDaFax tender offer. Apart from the publicly disclosed information concerning World Access which is included in, or incorporated by reference to, this proxy statement/prospectus, World Access cannot state with certainty what factors account for changes in the market price of the World Access common stock.

     TelDaFax stockholders are advised to obtain current market quotations for World Access common stock and TelDaFax common stock. No assurance can be given as to the market prices of World Access common stock or TelDaFax common stock at any time before the completion of the TelDaFax tender offer or as to the market price of World Access common stock at any time after the completion of the TelDaFax tender offer.

     World Access has never paid cash dividends on its shares of capital stock, and TelDaFax had no distributable profits for the fiscal year 1999. Pursuant to the TelDaFax purchase agreement, TelDaFax has agreed not to pay dividends prior to the closing of the TelDaFax purchase agreement.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements of World Access give effect to several transactions, under seven different scenarios, that World Access has completed or are currently contemplated as follows:

Scenario 1:  World Access acquires  STAR, WorldxChange and TelDaFax.
Scenario 2:  World Access acquires  STAR and WorldxChange.
Scenario 3:  World Access acquires  STAR and TelDaFax.
Scenario 4:  World Access acquires  WorldxChange and TelDaFax.
Scenario 5:  World Access acquires  STAR.
Scenario 6:  World Access acquires  WorldxChange.
Scenario 7:  World Access acquires  TelDaFax.

     The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1999 also give effect to (i) the FaciliCom acquisition,
(ii) the Comm/Net acquisition and (iii) the LDI acquisition as if each of the acquisitions had occurred on January 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 2000 under all seven scenarios gives effect to the STAR, WorldxChange and TelDaFax acquisitions as if each acquisition had occurred on June 30, 2000. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2000 under all seven scenarios also give effect to the LDI acquisition as if the acquisition had occurred on January 1, 1999.

     On June 14, 2000, World Access entered into a definitive agreement pursuant to which it agreed to acquire a majority share in TelDaFax in a series of transactions. TelDaFax is a facilities-based provider of bundled fixed line, wireless, Internet and e-Commerce services to business and residential customers in Germany. Pursuant to the terms of the agreement, World Access has agreed to buy the 33% interest in TelDaFax held by the Apax funds by issuing World Access common stock at an exchange ratio of 1.025 shares of World Access for each share of TelDaFax. In addition, World Access intends to make a tender offer for all of the remaining shares of TelDaFax at the exchange ratio. World Access also will contribute certain of its German businesses to TelDaFax in exchange for newly issued TelDaFax shares.

     The completion of these transactions is subject to, among other things, acquisitions by World Access in the transactions of no less than 50.1% of the fully diluted shares outstanding of TelDaFax on a pro forma basis, certain regulatory approvals, including antitrust approval in Germany, and the approval of the shareholders of World Access. The closing of the Apax acquisition, the tender offer and the contribution will occur simultaneously. The transactions are anticipated to close around the end of the third quarter. Concurrent with the transactions, World Access intends to apply for listing on one or more European stock exchanges, including the Neuer Market in Germany.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that the management of World Access believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Condensed Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

     The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of World Access, LDI, STAR, WorldxChange and TelDaFax and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Available Information."

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                            PRO FORMA
                                                                           WORLD ACCESS
                                 WORLD                       STAR            AND STAR                        WORLDXCHANGE
                               ACCESS(29)    STAR(1)      ADJUSTMENTS        COMBINED     WORLDXCHANGE(10)   ADJUSTMENTS
                               ----------   ---------     -----------      ------------   ----------------   ------------
                                                        ASSETS
Cash and equivalents.........  $  329,279   $ 131,884      $       --      $    461,163   $          6,913   $         --
Short-term investments.......     160,211       1,756              --           161,967                 --             --
Restricted cash..............      31,095          --              --            31,095                 --             --
Accounts and notes
 receivable..................     264,678      99,810              --           364,488            103,172         (2,201)(17)
Prepaid expenses and other
 current assets..............      38,491      22,023              --            60,514             32,566             --
Net assets held for sale.....      41,465          --              --            41,465                 --             --
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Current Assets...     865,219     255,473              --         1,120,692            142,651         (2,201)
                               ----------   ---------     -----------      ------------   ----------------   ------------
Property and equipment.......     151,609     261,555         (94,000)(2)       319,164            193,494         (6,500)(11)
                                                                                                                  (68,000)(11)
Goodwill and other
 intangibles.................   1,080,797       3,968          (1,764)(4)     1,336,990             90,162        (76,327)(15)
                                       --                     250,689 (2)                                         591,090 (11)
                                                                3,300 (2)                                          29,500 (11)
Other assets.................      79,185       4,767              --            83,952              4,105        (38,192)(11)
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Assets...........  $2,176,810   $ 525,763      $  158,225      $  2,860,798   $        430,412   $    429,370
                               ==========   =========     ===========      ============   ================   ============
                                         LIABILITIES AND STOCKHOLDERS'    EQUITY
Short-term debt..............  $   57,033    $ 86,680       $ (55,685)(6)  $     88,028   $        201,825   $     (2,201)(17)
                                                                                                                  (38,192)(11)
                                                                                                                   (3,213)(15)
Accounts payable.............     246,436     104,507         (21,789)(6)       329,154             23,682           (792)(15)
Other accrued liabilities....     151,328     107,689           3,000 (2)       260,794            224,478          3,000 (11)
                                                               (1,223)(6)                               --             --
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Current
        Liabilities..........     454,797     298,876         (75,697)          677,976            449,985        (41,398)
                               ----------   ---------     -----------      ------------   ----------------   ------------
Long-term debt...............     417,946      55,398              --           473,344             70,829        (11,596)(15)
Other long-term
 liabilities.................      10,336      32,744              --            43,080              5,547             --
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Liabilities......     883,079     387,018         (75,697)        1,194,400            526,361        (52,994)
                               ----------   ---------     -----------      ------------   ----------------   ------------
Minority interests...........          --          --              --                --                 --             --
Stockholders' Equity
 (Deficit):
 Preferred stock.............           6          --              --                 6             30,000        (30,000)(14)
 Common stock................         617          58             (58)(5)           912            148,056       (148,056)(14)
                                                                  227 (2)                                             298 (11)
                                                                   68 (6)                                              14 (15)
Additional paid in capital...   1,471,126     365,930        (365,930)(5)     1,843,498                 --        352,804 (11)
                                                              285,604 (2)                                          17,712 (11)
                                                                8,139 (2)                                          15,587 (15)
                                                               78,629 (6)
Deferred compensation........          --      (1,810)          1,810 (5)            --                 --             --
Notes receivable from
 shareholders................          --      (3,856)          3,856 (5)            --             (1,937)         1,937 (14)
Accumulated other
 comprehensive loss..........     (12,239)     (8,017)          8,017 (5)       (12,239)           (12,900)        12,900 (14)
Accumulated deficit..........    (165,779)   (213,560)        213,560 (5)      (165,779)          (259,168)       259,168 (14)
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Stockholders'
        Equity (Deficit).....   1,293,731     138,745         233,922         1,666,398            (95,949)       482,364
                               ----------   ---------     -----------      ------------   ----------------   ------------
      Total Liabilities and
        Stockholders'
        Equity...............  $2,176,810   $ 525,763     $   158,225      $  2,860,798   $        430,412   $    429,370
                               ==========   =========     ===========      ============   ================   ============

                                 PRO FORMA                                     PRO FORMA
                               WORLD ACCESS,                                 WORLD ACCESS,
                                 STAR AND                                  STAR, WORLDXCHANGE
                               WORLDXCHANGE    TELDAFAX    TELDAFAX           AND TELDAFAX
                                 COMBINED        (21)     ADJUSTMENTS           COMBINED
                               -------------   --------   -----------      ------------------
                                                           ASSETS
Cash and equivalents.........  $     468,076   $ 26,408    $       --      $          494,484
Short-term investments.......        161,967         --            --                 161,967
Restricted cash..............         31,095         --            --                  31,095
Accounts and notes
 receivable..................        465,459     42,427            --                 507,886
Prepaid expenses and other
 current assets..............         93,080     30,625            --                 123,705
Net assets held for sale.....         41,465         --            --                  41,465
                               -------------   --------   -----------      ------------------
      Total Current Assets...      1,261,142     99,460            --               1,360,602
                               -------------   --------   -----------      ------------------
Property and equipment.......        438,158     65,281       (24,000)(22)            479,439
Goodwill and other
 intangibles.................      1,971,415     15,811       (12,430)(24)          2,329,765
                                                              330,969 (22)
                                                               24,000 (22)
Other assets.................         49,865     13,027            --                  62,892
                               -------------   --------   -----------      ------------------
      Total Assets...........  $   3,720,580   $193,579   $   318,539      $        4,232,698
                               =============   ========   ===========      ==================
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt..............  $     246,247   $  7,260    $       --      $          253,507
                                                                                           --
Accounts payable.............        352,044     73,688            --                 425,732
Other accrued liabilities....        488,272      9,626         5,000 (22)            502,898
                                                                                           --
                               -------------   --------   -----------      ------------------
      Total Current
        Liabilities..........      1,086,563     90,574         5,000               1,182,137
                               -------------   --------   -----------      ------------------
Long-term debt...............        532,577     19,320            --                 551,897
Other long-term
 liabilities.................         48,627        347            --                  48,974
                               -------------   --------   -----------      ------------------
      Total Liabilities......      1,667,767    110,241         5,000               1,783,008
                               -------------   --------   -----------      ------------------
Minority interests...........             --        888            --                     888
Stockholders' Equity
 (Deficit):
 Preferred stock.............              6         --            --                       6
 Common stock................          1,224     84,309       (84,309)(25)              1,571
                                                                  347 (22)
Additional paid in capital...      2,229,601      7,737        (7,737)(25)          2,625,243
                                                              395,642 (22)
Deferred compensation........             --         --            --                      --
Notes receivable from
 shareholders................             --         --            --                      --
Accumulated other
 comprehensive loss..........        (12,239)        --            --                 (12,239)
Accumulated deficit..........       (165,779)    (9,596)        9,596 (25)           (165,779)
                               -------------   --------   -----------      ------------------
      Total Stockholders'
        Equity (Deficit).....      2,052,813     82,450       313,539               2,448,802
                               -------------   --------   -----------      ------------------
      Total Liabilities and
        Stockholders'
        Equity...............  $   3,720,580   $193,579   $   318,539      $        4,232,698
                               =============   ========   ===========      ==================

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA
                                                                                      WORLD ACCESS
                                              PROFORMA                     STAR         AND STAR
                                          WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS     COMBINED     WORLDXCHANGE(10)
                                          ----------------   --------   -----------   ------------   ----------------
Service revenues........................      $570,279       $236,915    $(15,426)(7)   $791,768         $280,589
Operating expenses:
Cost of services (exclusive of
 depreciation and amortization shown
 separately below)......................       500,355        209,303     (15,426)(7)    694,232          225,270
Selling, general and administrative.....        59,430         39,118          --         98,548           80,584
Depreciation and amortization...........        41,155         18,069       1,173(3)      54,012           25,756
                                                                           (6,715)(3)
                                                                              330(3)
Restructuring and other special
 charges................................        (3,995)            --          --         (3,995)              --
                                              --------       --------    --------       --------         --------
      Total operating expenses..........       596,945        266,490     (20,638)       842,797          331,610
                                              --------       --------    --------       --------         --------
      Operating loss....................       (26,666)       (29,575)      5,212        (51,029)         (51,021)
Interest and other income...............        12,996          7,687          --         20,683               --
Interest and other expense..............       (29,789)        (7,154)      1,223(6)     (35,720)         (17,101)
Foreign exchange loss...................           117             --          --            117               --
                                              --------       --------    --------       --------         --------
      Loss from continuing operations
       before income taxes and minority
       interests........................       (43,342)       (29,042)      6,435        (65,949)         (68,122)
Provision (benefit) for income taxes....          (205)        (7,277)      3,119(8)      (4,363)              --
                                              --------       --------    --------       --------         --------
      Loss from continuing operations
       before minority interest.........       (43,137)       (21,765)      3,316        (61,586)         (68,122)
Minority interest.......................            --             --          --             --               --
                                              --------       --------    --------       --------         --------
      Loss from continuing operations...       (43,137)       (21,765)      3,316        (61,586)         (68,122)
Preferred stock dividends...............        (1,163)            --          --         (1,163)            (800)
                                              --------       --------    --------       --------         --------
      Loss from continuing operations
       available to common
       stockholders.....................      $(44,300)      $(21,765)   $  3,316       $(62,749)        $(68,922)
                                              ========       ========    ========       ========         ========
Loss per common share from continuing
 operations:
 Basic..................................      $  (0.77)
                                              ========
 Diluted................................      $  (0.77)
                                              ========
Weighted average shares outstanding:
 Basic..................................        57,658
                                              ========
 Diluted................................        57,658
                                              ========

                                                           PRO FORMA
                                                         WORLD ACCESS,                                     PRO FORMA
                                                           STAR AND                                   WORLD ACCESS, STAR,
                                          WORLDXCHANGE   WORLDXCHANGE                    TELDAFAX      WORLDXCHANGE AND
                                          ADJUSTMENTS      COMBINED      TELDAFAX(21)   ADJUSTMENTS    TELDAFAX COMBINED
                                          ------------   -------------   ------------   -----------   -------------------
Service revenues........................   $(19,477)(16)  $1,052,880       $150,036       $(2,772)(26)    $1,200,144
Operating expenses:
Cost of services (exclusive of
 depreciation and amortization shown
 separately below)......................    (19,477)(16)     900,025        126,302        (2,772)(26)     1,023,555
Selling, general and administrative.....                     179,132         27,807            --            206,939
Depreciation and amortization...........     12,119(12)       89,977         12,253         7,580(23)        110,495
                                             (4,860)(12)                                   (1,715)(23)
                                              2,950(12)                                     2,400(23)
Restructuring and other special
 charges................................         --           (3,995)            --            --             (3,995)
                                           --------       ----------       --------       -------         ----------
      Total operating expenses..........     (9,268)       1,165,139        166,362         5,493          1,336,994
                                           --------       ----------       --------       -------         ----------
      Operating loss....................    (10,209)        (112,259)       (16,326)       (8,265)          (136,850)
Interest and other income...............         --           20,683            885            --             21,568
Interest and other expense..............        901(15)      (51,920)          (788)           --            (52,708)
Foreign exchange loss...................         --              117             --            --                117
                                           --------       ----------       --------       -------         ----------
      Loss from continuing operations
       before income taxes and minority
       interests........................     (9,308)        (143,379)       (16,229)       (8,265)          (167,873)
Provision (benefit) for income taxes....      1,153(18)       (3,210)        (6,676)         (281)(27)       (10,167)
                                           --------       ----------       --------       -------         ----------
      Loss from continuing operations
       before minority interest.........    (10,461)        (140,169)        (9,553)       (7,984)          (157,706)
Minority interest.......................         --               --            851            --                851
                                           --------       ----------       --------       -------         ----------
      Loss from continuing operations...    (10,461)        (140,169)        (8,702)       (7,984)          (156,855)
Preferred stock dividends...............                      (1,963)            --            --             (1,963)
                                           --------       ----------       --------       -------         ----------
      Loss from continuing operations
       available to common
       stockholders.....................   $(10,461)      $ (142,132)      $ (8,702)      $(7,984)        $ (158,818)
                                           ========       ==========       ========       =======         ==========
Loss per common share from continuing
 operations:
 Basic..................................                                                                  $    (1.03)(9)(19)(28)
                                                                                                          ==========
 Diluted................................                                                                  $    (1.03)(9)(19)(28)
                                                                                                          ==========
Weighted average shares outstanding:
 Basic..................................                                                                     154,858(9)(19)(28)
                                                                                                          ==========
 Diluted................................                                                                     154,858(9)(19)(28)
                                                                                                          ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO FORMA
                                             PROFORMA                                WORLD ACCESS
                                           WORLD ACCESS       STAR        STAR         AND STAR       WORLDXCHANGE
                                               (29)           (1)      ADJUSTMENTS     COMBINED           (10)
                                         ----------------   --------   -----------   ------------   ----------------
Service revenues.......................     $1,019,553      $616,469    $(17,949)(7)  $1,618,073       $ 607,035
Operating expenses:
 Cost of services (exclusive of
   depreciation and amortization shown
   separately below)...................        905,936       537,895     (17,949)(7)   1,425,882         477,317
 Selling, general and administrative...        146,231       108,246          --         254,477         193,070
 Depreciation and amortization.........         96,783        29,635       3,999(3)      117,648          43,304
                                                                         (13,429)(3)
                                                                             660(3)

 Merger expense........................             --         1,867          --           1,867              --
 Restructuring and other special
   charges.............................         44,187            --          --          44,187              --
                                            ----------      --------    --------      ----------       ---------
      Total operating expenses.........      1,193,137       677,643     (26,719)      1,844,061         713,691
                                            ----------      --------    --------      ----------       ---------
      Operating loss...................       (173,584)      (61,174)      8,770        (225,988)       (106,656)
Interest and other income..............         10,822         6,701          --          17,523              --
Interest and other expense.............        (58,208)       (8,614)         --         (66,822)        (25,385)
Foreign exchange loss..................         (2,369)       (3,471)         --          (5,840)             --
                                            ----------      --------    --------      ----------       ---------
      Loss from continuing operations
       before income taxes and minority
       interests.......................       (223,339)      (66,558)      8,770        (281,127)       (132,041)
Provision (benefit) for income taxes...         (6,999)      (11,041)      5,235(8)      (12,805)             --
                                            ----------      --------    --------      ----------       ---------
      Loss from continuing operations
       before minority interest........       (216,340)      (55,517)      3,535        (268,322)       (132,041)
Minority interest......................             --            --          --              --              --
                                            ----------      --------    --------      ----------       ---------
      Loss from continuing
       operations......................       (216,340)      (55,517)      3,535        (268,322)       (132,041)
Preferred stock dividends..............         (2,461)           --          --          (2,461)          1,614
                                            ----------      --------    --------      ----------       ---------
      Loss from continuing operations
       available to common
       stockholders....................     $ (218,801)     $(55,517)   $  3,535      $ (270,783)      $(130,427)
                                            ==========      ========    ========      ==========       =========
Loss per common share from continuing
 operations:
 Basic.................................     $    (4.32)
                                            ==========
 Diluted...............................     $    (4.32)
                                            ==========
Weighted average shares outstanding:
 Basic.................................         50,634
                                            ==========
 Diluted...............................         50,634
                                            ==========

                                                               PRO FORMA
                                                             WORLD ACCESS,                                     PRO FORMA
                                                               STAR AND                                   WORLD ACCESS, STAR,
                                           WORLDXCHANGE      WORLDXCHANGE      TELDAFAX      TELDAFAX      WORLDXCHANGE AND
                                           ADJUSTMENTS         COMBINED          (21)       ADJUSTMENTS    TELDAFAX COMBINED
                                           ------------      -------------   ------------   -----------   -------------------
Service revenues.......................      $(25,601)(16)    $2,199,507       $364,039      $ (8,914)(26)    $2,554,632
Operating expenses:
 Cost of services (exclusive of
   depreciation and amortization shown
   separately below)...................       (25,601)(16)     1,877,598        304,810        (8,914)(26)     2,173,494
 Selling, general and administrative...                          447,547         48,758            --            496,305
 Depreciation and amortization.........        10,914(12)        166,752         18,369        15,945(23)        202,437
                                               (1,300)(11)                                     (3,429)(23)
                                               (9,714)(12)                                      4,800(23)
 Merger expense........................         5,900(12)          1,867             --                            1,867
 Restructuring and other special
   charges.............................                           44,187             --            --             44,187
                                                   --         ----------       --------      --------         ----------
      Total operating expenses.........      --------          2,537,951        371,937         8,402          2,918,290
                                              (19,801)        ----------       --------      --------         ----------
      Operating loss...................      --------           (338,444)        (7,898)      (17,316)          (363,658)
Interest and other income..............        (5,800)            17,523          2,469            --             19,992
Interest and other expense.............            --            (90,977)        (2,171)           --            (93,148)
Foreign exchange loss..................         1,230(15)         (5,840)            --            --             (5,840)
                                                   --         ----------       --------      --------         ----------
      Loss from continuing operations        --------
       before income taxes and minority
       interests.......................                         (417,738)        (7,600)      (17,316)          (442,654)
Provision (benefit) for income taxes...        (4,570)            (7,785)        (3,830)         (562)(27)       (12,177)
                                                5,020(18)     ----------       --------      --------         ----------
      Loss from continuing operations        --------
       before minority interest........                         (409,953)        (3,770)      (16,754)          (430,477)
Minority interest......................        (9,590)                --            774            --                774
                                                   --         ----------       --------      --------         ----------
      Loss from continuing                   --------
       operations......................                         (409,953)        (2,996)      (16,754)          (429,703)
Preferred stock dividends..............        (9,590)              (847)            --            --               (847)
                                                              ----------       --------      --------         ----------
      Loss from continuing operations        --------
       available to common
       stockholders....................                       $ (410,800)      $ (2,996)     $(16,754)        $ (430,550)
                                             $ (9,590)        ==========       ========      ========         ==========
Loss per common share from continuing        ========
 operations:
 Basic.................................                                                                       $    (2.91)(9)(19)(28)
                                                                                                              ==========
 Diluted...............................                                                                       $    (2.91)(9)(19)(28)
                                                                                                              ==========
Weighted average shares outstanding:
 Basic.................................                                                                          147,824(9)(19)(28)
                                                                                                              ==========
 Diluted...............................                                                                          147,824(9)(19)(28)
                                                                                                              ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                      PRO FORMA
                                                                     WORLD ACCESS
                              WORLD                      STAR          AND STAR                         WORLDXCHANGE
                            ACCESS(29)    STAR(1)    ADJUSTMENTS       COMBINED     WORLDXCHANGE(10)    ADJUSTMENTS
                            ----------   ---------   ------------    ------------   -----------------   ------------
                                                       ASSETS
Cash and equivalents......  $  329,279   $ 131,884   $         --     $  461,163        $   6,913        $      --
Short-term investments....     160,211       1,756             --        161,967               --               --
Restricted cash...........      31,095          --             --         31,095               --               --
Accounts and notes
 receivable...............     264,678      99,810             --        364,488          103,172           (2,201)(17)
Prepaid expenses and other
 current assets...........      38,491      22,023             --         60,514           32,566               --
Net assets held for
 sale.....................      41,465          --             --         41,465               --               --
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total Current
         Assets...........     865,219     255,473             --      1,120,692          142,651           (2,201)
                            ----------   ---------   ------------     ----------        ---------        ---------
Property and equipment....     151,609     261,555        (94,000)(2)    319,164          193,494           (6,500)(11)
                                                                                                           (68,000)(11)
Goodwill and other
 intangibles..............   1,080,797       3,968         (1,764)(4)  1,336,990           90,162          (76,327)(15)
                                                          250,689(2)                                       591,090(11)
                                                            3,300(2)                                        29,500(11)
Other assets..............      79,185       4,767             --         83,952            4,105          (38,192)(11)
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total Assets.......  $2,176,810   $ 525,763   $    158,225     $2,860,798        $ 430,412        $ 429,370
                            ==========   =========   ============     ==========        =========        =========
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt...........  $   57,033   $  86,680   $    (55,685)(6)  $  88,028        $ 201,825        $  (2,201)(17)
                                                                                                           (38,192)(11)
                                                                                                            (3,213)(15)
Accounts payable..........     246,436     104,507        (21,789)(6)    329,154           23,682             (792)(15)
Other accrued
 liabilities..............     151,328     107,689          3,000(2)     260,794          224,478            3,000(11)
                                                           (1,223)(6)
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total Current
         Liabilities......     454,797     298,876        (75,697)       677,976          449,985          (41,398)
Long-term debt............     417,946      55,398             --        473,344           70,829          (11,596)(15)
Other long-term
 liabilities..............      10,336      32,744             --         43,080            5,547               --
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total
         Liabilities......     883,079     387,018        (75,697)     1,194,400          526,361          (52,994)
                            ----------   ---------   ------------     ----------        ---------        ---------
Stockholders' Equity
 (Deficit):
Preferred Stock...........           6          --             --              6           30,000          (30,000)(14)
Common stock..............         617          58            (58)(5)        912          148,056         (148,056)(14)
                                                              227(2)                                           298(11)
                                                               68(6)                                            14(15)
Additional paid in
 capital..................   1,471,126     365,930       (365,930)(5)  1,843,498               --          352,804(11)
                                                          285,604(2)                                        17,712(11)
                                                            8,139(2)                                        15,587(15)
                                                           78,629(6)
Deferred compensation.....          --      (1,810)         1,810(5)          --               --               --
Notes receivable from
 shareholders.............          --      (3,856)         3,856(5)          --           (1,937)           1,937(14)
Accumulated other
 comprehensive loss.......     (12,239)     (8,017)         8,017(5)     (12,239)         (12,900)          12,900(14)
Accumulated deficit.......    (165,779)   (213,560)       213,560(5)    (165,779)        (259,168)         259,168(14)
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total Stockholders'
         Equity
         (Deficit)........   1,293,731     138,745        233,922      1,666,398          (95,949)         482,364
                            ----------   ---------   ------------     ----------        ---------        ---------
       Total Liabilities
         and Stockholders'
         Equity...........  $2,176,810   $ 525,763   $    158,225     $2,860,798        $ 430,412        $ 429,370
                            ==========   =========   ============     ==========        =========        =========

                              PRO FORMA
                            WORLD ACCESS,
                              STAR AND
                            WORLDXCHANGE
                              COMBINED
                            -------------
                               ASSETS
Cash and equivalents......   $  468,076
Short-term investments....      161,967
Restricted cash...........       31,095
Accounts and notes
 receivable...............      465,459
Prepaid expenses and other
 current assets...........       93,080
Net assets held for
 sale.....................       41,465
                             ----------
       Total Current
         Assets...........    1,261,142
                             ----------
Property and equipment....      438,158
Goodwill and other
 intangibles..............    1,971,415
Other assets..............       49,865
                             ----------
       Total Assets.......   $3,720,580
                             ==========
                             LIABILITIES
                                 AND
                            STOCKHOLDERS'
                                EQUITY
Short-term debt...........   $  246,247
Accounts payable..........      352,044
Other accrued
 liabilities..............      488,272
                             ----------
       Total Current
         Liabilities......    1,086,563
Long-term debt............      532,577
Other long-term
 liabilities..............       48,627
                             ----------
       Total
         Liabilities......    1,667,767
                             ----------
Stockholders' Equity (Defi
Preferred Stock...........            6
Common stock..............        1,224
Additional paid in
 capital..................    2,229,601
Deferred compensation.....           --
Notes receivable from
 shareholders.............           --
Accumulated other
 comprehensive loss.......      (12,239)
Accumulated deficit.......     (165,779)
                             ----------
       Total Stockholders'
         Equity
         (Deficit)........    2,052,813
                             ----------
       Total Liabilities
         and Stockholders'
         Equity...........   $3,720,580
                             ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                                  WORLD ACCESS
                                         PROFORMA                     STAR          AND STAR
                                     WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS      COMBINED     WORLDXCHANGE(10)
                                     ----------------   --------   -----------    ------------   ----------------
Service revenues...................      $570,279       $236,915   $   (15,426)(7)  $791,768         $280,589
Operating expenses:................
Cost of services (exclusive of
  depreciation and amortization
  shown separately below)..........       500,355        209,303       (15,426)(7)   694,232          225,270
Selling, general and
  administrative...................        59,430         39,118            --        98,548           80,584
Depreciation and amortization......        41,155         18,069         1,173(3)     54,012           25,756
                                                                        (6,715)(3)
                                                                           330(3)
Restructuring and other special
  charges..........................        (3,995)            --            --        (3,995)              --
                                         --------       --------   -----------      --------         --------
        Total operating expenses...       596,945        266,490       (20,638)      842,797          331,610
                                         --------       --------   -----------      --------         --------
        Operating loss.............       (26,666)       (29,575)        5,212       (51,029)         (51,021)
Interest and other income..........        12,996          7,687            --        20,683               --
Interest and other expense.........       (29,789)        (7,154)        1,223(6)    (35,720)         (17,101)
Foreign exchange loss..............           117             --            --           117               --
                                         --------       --------   -----------      --------         --------
        Loss from continuing
          operations before income
          taxes and minority
          interests................       (43,342)       (29,042)        6,435       (65,949)         (68,122)
Provision (benefit) for income
  taxes............................          (205)        (7,277)        3,119(8)     (4,363)              --
                                         --------       --------   -----------      --------         --------
        Loss from continuing
          operations before
          minority interest........       (43,137)       (21,765)        3,316       (61,586)         (68,122)
Minority interest..................            --             --            --            --               --
                                         --------       --------   -----------      --------         --------
        Loss from continuing
          operations...............       (43,137)       (21,765)        3,316       (61,586)         (68,122)
Preferred stock dividends..........        (1,163)            --            --        (1,163)            (800)
                                         ========       ========   ===========      ========         ========
        Loss from continuing
          operations available to
          common stockholders......      $(44,300)      $(21,765)  $     3,316      $(62,749)        $(68,922)
                                         ========       ========   ===========      ========         ========
Loss per common share from
  continuing operations:
  Basic............................      $  (0.77)
                                         ========
  Diluted..........................      $  (0.77)
                                         ========
Weighted average shares
  outstanding:
  Basic............................        57,658
                                         ========
  Diluted..........................        57,658
                                         ========

                                                                PRO FORMA
                                                              WORLD ACCESS,
                                                                STAR AND
                                         WORLDXCHANGE         WORLDXCHANGE
                                         ADJUSTMENTS            COMBINED
                                         ------------         -------------
Service revenues...................      $    (19,477)(16)    $   1,052,880
Operating expenses:................
Cost of services (exclusive of
  depreciation and amortization
  shown separately below)..........           (19,477)(16)          900,025
Selling, general and
  administrative...................                --               179,132
Depreciation and amortization......            12,119(12)            89,977
Restructuring and other special                (4,860)(12)
  charges..........................             2,950(12)            (3,995)
                                                              -------------
        Total operating expenses...                --             1,165,139
                                         ------------         -------------
        Operating loss.............            (9,268)             (112,259)
Interest and other income..........      ------------                20,683
Interest and other expense.........           (10,209)              (51,920)
Foreign exchange loss..............                --                   117
                                                  901(15)     -------------
        Loss from continuing                       --
          operations before income       ------------
          taxes and minority
          interests................                                (143,379)
Provision (benefit) for income
  taxes............................            (9,308)               (3,210)
                                                              -------------
        Loss from continuing                    1,153(18)
          operations before              ------------
          minority interest........                                (140,169)
Minority interest..................                                      --
                                              (10,461)        -------------
        Loss from continuing                       --
          operations...............      ------------              (140,169)
Preferred stock dividends..........                                  (1,963)
                                              (10,461)        =============
        Loss from continuing                       --
          operations available to        ============
          common stockholders......                           $    (142,132)
                                                              =============
Loss per common share from               $    (10,461)
  continuing operations:                 ============
  Basic............................                           $       (1.18)(9)(19)
                                                              =============
  Diluted..........................                           $       (1.18)(9)(19)
                                                              =============
Weighted average shares
  outstanding:
  Basic............................                                 120,173(9)(19)
                                                              =============
  Diluted..........................                                 120,173(9)(19)
                                                              =============

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA
                                                                               WORLD ACCESS
                                       PROFORMA                     STAR         AND STAR                        WORLDXCHANGE
                                   WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS     COMBINED     WORLDXCHANGE(10)   ADJUSTMENTS
                                   ----------------   --------   -----------   ------------   ----------------   ------------
Service revenues.................     $1,019,553      $616,469    $(17,949)(7)  $1,618,073       $ 607,035         $(25,601)(16)
Operating expenses:..............
  Cost of services (exclusive of
    depreciation and amortization
    shown separately below)......        905,936       537,895     (17,949)(7)   1,425,882         477,317          (25,601)(16)
  Selling, general and
    administrative...............        146,231       108,246          --         254,477         193,070               --
  Depreciation and
    amortization.................         96,783        29,635       3,999(3)      117,648          43,304           10,914(12)
                                                                   (13,429)(3)                                       (1,300)(11)
                                                                       660(3)                                        (9,714)(12)
                                                                                                                      5,900(12)
  Merger expense.................             --         1,867          --           1,867              --               --
  Restructuring and other special
    charges......................         44,187            --          --          44,187              --               --
                                      ----------      --------    --------      ----------       ---------         --------
        Total operating
          expenses...............      1,193,137       677,643     (26,719)      1,844,061         713,691          (19,801)
                                      ----------      --------    --------      ----------       ---------         --------
        Operating loss...........       (173,584)      (61,174)      8,770        (225,988)       (106,656)          (5,800)
Interest and other income........         10,822         6,701          --          17,523              --               --
Interest and other expense.......        (58,208)       (8,614)         --         (66,822)        (25,385)           1,230(15)
Foreign exchange loss............         (2,369)       (3,471)         --          (5,840)             --               --
                                      ----------      --------    --------      ----------       ---------         --------
        Loss from continuing
          operations before
          income taxes and
          minority interests.....       (223,339)      (66,558)      8,770        (281,127)       (132,041)          (4,570)
Provision (benefit) for income
  taxes..........................         (6,999)      (11,041)      5,235(8)      (12,805)             --            5,020(18)
                                      ----------      --------    --------      ----------       ---------         --------
        Loss from continuing
          operations before
          minority interest......       (216,340)      (55,517)      3,535        (268,322)       (132,041)          (9,590)
Minority interest................             --            --          --              --              --               --
                                      ----------      --------    --------      ----------       ---------         --------
        Loss from continuing
          operations.............       (216,340)      (55,517)      3,535        (268,322)       (132,041)          (9,590)
Preferred stock dividends........         (2,461)           --          --          (2,461)          1,614               --
                                      ----------      --------    --------      ----------       ---------         --------
        Loss from continuing
          operations available to
          common stockholders....     $ (218,801)     $(55,517)   $  3,535      $ (270,783)      $(130,427)        $ (9,590)
                                      ==========      ========    ========      ==========       =========         ========
Loss per common share from
  continuing operations:
  Basic..........................     $    (3.79)
                                      ==========
    Diluted......................     $    (3.79)
                                      ==========
Weighted average shares
  outstanding:
  Basic..........................         57,658
                                      ==========
  Diluted........................         57,658
                                      ==========

                                     PRO FORMA
                                   WORLD ACCESS,
                                     STAR AND
                                   WORLDXCHANGE
                                     COMBINED
                                   -------------
Service revenues.................   $2,199,507
Operating expenses:..............
  Cost of services (exclusive of
    depreciation and amortization
    shown separately below)......    1,877,598
  Selling, general and
    administrative...............      447,547
  Depreciation and
    amortization.................      166,752
  Merger expense.................        1,867
  Restructuring and other special
    charges......................       44,187
                                    ----------
        Total operating
          expenses...............    2,537,951
                                    ----------
        Operating loss...........     (338,444)
Interest and other income........       17,523
Interest and other expense.......      (90,977)
Foreign exchange loss............       (5,840)
                                    ----------
        Loss from continuing
          operations before
          income taxes and
          minority interests.....     (417,738)
Provision (benefit) for income
  taxes..........................       (7,785)
                                    ----------
        Loss from continuing
          operations before
          minority interest......     (409,953)
Minority interest................           --
                                    ----------
        Loss from continuing
          operations.............     (409,953)
Preferred stock dividends........         (847)
                                    ----------
        Loss from continuing
          operations available to
          common stockholders....   $ (410,800)
                                    ==========
Loss per common share from
  continuing operations:
  Basic..........................   $    (3.63)(9)(19)
                                    ==========
    Diluted......................   $    (3.63)(9)(19)
                                    ==========
Weighted average shares
  outstanding:
  Basic..........................      113,149(9)(19)
                                    ==========
  Diluted........................      113,149(9)(19)
                                    ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                   PRO FORMA
                                                                                  WORLD ACCESS
                                                                      STAR          AND STAR                     TELDAFAX
                                    WORLD ACCESS(29)    STAR(1)    ADJUSTMENTS      COMBINED     TELDAFAX(21)   ADJUSTMENTS
                                    ----------------   ---------   -----------    ------------   ------------   -----------
                                                          ASSETS
Cash and equivalents..............     $  329,279      $ 131,884    $      --      $  461,163      $ 26,408      $     --
Short-term investments............        160,211          1,756           --         161,967            --            --
Restricted cash...................         31,095             --           --          31,095            --            --
Accounts and notes receivable.....        264,678         99,810           --         364,488        42,427            --
Prepaid expenses and other current
 assets...........................         38,491         22,023           --          60,514        30,625            --
Net assets held for sale..........         41,465             --           --          41,465            --            --
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Current Assets.......        865,219        255,473           --       1,120,692        99,460            --
                                       ----------      ---------    ---------      ----------      --------      --------
Property and equipment............        151,609        261,555      (94,000)(2)     319,164        65,281       (24,000)(22)
Goodwill and other intangibles....      1,080,797          3,968       (1,764)(4)   1,336,990        15,811       (12,430)(24)
                                                                      250,689(2)                                  330,969(22)
                                                                        3,300(2)                                   24,000(22)
Other assets......................         79,185          4,767           --          83,952        13,027            --
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Assets...............     $2,176,810      $ 525,763    $ 158,225      $2,860,798      $193,579      $318,539
                                       ==========      =========    =========      ==========      ========      ========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt...................     $   57,033      $  86,680    $ (55,685)(6)  $   88,028      $  7,260      $     --
Accounts payable..................        246,436        104,507      (21,789)(6)     329,154        73,688            --
Other accrued liabilities.........        151,328        107,689        3,000(2)      260,794         9,626         5,000(22)
                                                                       (1,223)(6)
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Current
         Liabilities..............        454,797        298,876      (75,697)        677,976        90,574         5,000
Long-term debt....................        417,946         55,398           --         473,344        19,320            --
Other long-term liabilities.......         10,336         32,744           --          43,080           347            --
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Liabilities..........        883,079        387,018      (75,697)      1,194,400       110,241         5,000
                                       ----------      ---------    ---------      ----------      --------      --------
Minority interests................                                                                      888            --
Stockholders' Equity (Deficit):
 Preferred Stock..................              6             --           --               6            --            --
 Common stock.....................            617             58          (58)(5)         912        84,309       (84,309)(25)
                                                                          227(2)                                      347(22)
                                                                           68(6)
Additional paid in capital........      1,471,126        365,930     (365,930)(5)   1,843,498         7,737        (7,737)(25)
                                                                      285,604(2)                                  395,642(22)
                                                                        8,139(2)
                                                                       78,629(6)
Deferred compensation.............             --         (1,810)       1,810(5)           --            --            --
Notes receivable from
 shareholders.....................             --         (3,856)       3,856(5)           --            --            --
Accumulated other comprehensive
 loss.............................        (12,239)        (8,017)       8,017(5)      (12,239)           --            --
Accumulated deficit...............       (165,779)      (213,560)     213,560(5)     (165,779)       (9,596)        9,596(25)
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Stockholders' Equity
         (Deficit)................      1,293,731        138,745      233,922       1,666,398        82,450       313,539
                                       ----------      ---------    ---------      ----------      --------      --------
       Total Liabilities and
         Stockholders' Equity.....     $2,176,810      $ 525,763    $ 158,225      $2,860,798      $193,579      $318,539
                                       ==========      =========    =========      ==========      ========      ========

                                        PRO FORMA
                                    WORLD ACCESS, STAR
                                       AND TELDAFAX
                                         COMBINED
                                    ------------------
                                          ASSETS
Cash and equivalents..............      $  487,571
Short-term investments............         161,967
Restricted cash...................          31,095
Accounts and notes receivable.....         406,915
Prepaid expenses and other current
 assets...........................          91,139
Net assets held for sale..........          41,465
                                        ----------
       Total Current Assets.......       1,220,152
                                        ----------
Property and equipment............         360,445
Goodwill and other intangibles....       1,695,340
Other assets......................          96,979
                                        ----------
       Total Assets...............      $3,372,916
                                        ==========
                                     LIABILITIES AND
                                       STOCKHOLDERS'
                                          EQUITY
Short-term debt...................      $   95,288
                                                    --
Accounts payable..................         402,842
Other accrued liabilities.........         275,420
                                        ----------
       Total Current
         Liabilities..............         773,550
Long-term debt....................         492,664
Other long-term liabilities.......          43,427
                                        ----------
       Total Liabilities..........       1,309,641
                                        ----------
Minority interests................             888
Stockholders' Equity (Deficit):
 Preferred Stock..................               6
 Common stock.....................           1,259
Additional paid in capital........       2,239,140
Deferred compensation.............              --
Notes receivable from
 shareholders.....................              --
Accumulated other comprehensive
 loss.............................         (12,239)
Accumulated deficit...............        (165,779)
                                        ----------
       Total Stockholders' Equity
         (Deficit)................       2,062,387
                                        ----------
       Total Liabilities and
         Stockholders' Equity.....      $3,372,916
                                        ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   PRO FORMA
                                                                                                  WORLD ACCESS
                                                         PROFORMA                     STAR          AND STAR
                                                     WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS      COMBINED     TELDAFAX(21)
                                                     ----------------   --------   -----------    ------------   ------------
Service revenues...................................      $570,279       $236,915    $(15,426)(7)    $791,768       $150,036
Operating expenses:................................
Cost of services (exclusive of depreciation and
  amortization shown separately below).............       500,355        209,303     (15,426)(7)     694,232        126,302
Selling, general and administrative................        59,430         39,118          --          98,548         27,807
Depreciation and amortization......................        41,155         18,069       1,173(3)       54,012         12,253
                                                                                      (6,715)(3)
                                                                                         330(3)
Restructuring and other special charges............        (3,995)            --          --          (3,995)            --
                                                         --------       --------    --------        --------       --------
         Total operating expenses..................       596,945        266,490     (20,638)        842,797        166,362
                                                         --------       --------    --------        --------       --------
         Operating loss............................       (26,666)       (29,575)      5,212         (51,029)       (16,326)
Interest and other income..........................        12,996          7,687          --          20,683            885
Interest and other expense.........................       (29,789)        (7,154)      1,223(6)      (35,720)          (788)
Foreign exchange loss..............................           117             --          --             117             --
                                                         --------       --------    --------        --------       --------
         Loss from continuing operations before
           income taxes and minority interests.....       (43,342)       (29,042)      6,435         (65,949)       (16,229)
Provision (benefit) for income taxes...............          (205)        (7,277)      3,119(8)       (4,363)        (6,676)
                                                         --------       --------    --------        --------       --------
         Loss from continuing operations before
           minority interest.......................       (43,137)       (21,765)      3,316         (61,586)        (9,553)
Minority interest..................................            --             --          --              --            851
                                                         --------       --------    --------        --------       --------
         Loss from continuing operations...........       (43,137)       (21,765)      3,316         (61,586)        (8,702)
Preferred stock dividends..........................        (1,163)            --          --          (1,163)            --
                                                         --------       --------    --------        --------       --------
         Loss from continuing operations available
           to common stockholders..................      $(44,300)      $(21,765)   $  3,316        $(62,749)      $ (8,702)
                                                         ========       ========    ========        ========       ========
Loss per common share from continuing operations:
  Basic............................................      $  (0.77)
                                                         ========
  Diluted..........................................      $  (0.77)
                                                         ========
Weighted average shares outstanding:
  Basic............................................        57,658
                                                         ========
  Diluted..........................................        57,658
                                                         ========

                                                                     PRO FORMA
                                                                       WORLD
                                                                      ACCESS,
                                                                      STAR AND
                                                      TELDAFAX        TELDAFAX
                                                     ADJUSTMENTS      COMBINED
                                                     -----------    ------------
Service revenues...................................    $(2,772)(26)  $  939,032
Operating expenses:................................
Cost of services (exclusive of depreciation and
  amortization shown separately below).............     (2,772)(26)     817,762
Selling, general and administrative................         --          126,355
Depreciation and amortization......................      7,580(23)       74,530
                                                        (1,715)(23)
                                                         2,400(23)
Restructuring and other special charges............         --           (3,995)
                                                       -------       ----------
         Total operating expenses..................      5,493        1,014,652
                                                       -------       ----------
         Operating loss............................     (8,265)         (75,620)
Interest and other income..........................         --           21,568
Interest and other expense.........................         --          (36,508)
Foreign exchange loss..............................         --              117
                                                       -------       ----------
         Loss from continuing operations before
           income taxes and minority interests.....     (8,265)         (90,443)
Provision (benefit) for income taxes...............       (281)(27)     (11,320)
                                                       -------       ----------
         Loss from continuing operations before
           minority interest.......................     (7,984)         (79,123)
Minority interest..................................         --              851
                                                       -------       ----------
         Loss from continuing operations...........     (7,984)         (78,272)
Preferred stock dividends..........................         --           (1,163)
                                                       -------       ----------
         Loss from continuing operations available
           to common stockholders..................    $(7,984)      $  (79,435)
                                                       =======       ==========
Loss per common share from continuing operations:
  Basic............................................                  $    (0.65)(9)(28)
                                                                     ==========
  Diluted..........................................                  $    (0.65)(9)(28)
                                                                     ==========
Weighted average shares outstanding:
  Basic............................................                     122,826(9)(28)
                                                                     ==========
  Diluted..........................................                     122,826(9)(28)
                                                                     ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA
                                                                                   WORLD ACCESS
                                         PROFORMA                     STAR           AND STAR                        TELDAFAX
                                     WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS       COMBINED      TELDAFAX(21)     ADJUSTMENTS
                                     ----------------   --------   -----------     -------------   ------------     -----------
Service revenues...................     $1,019,553      $616,469    $(17,949)(7)    $1,618,073       $364,039        $ (8,914)(26)
Operating expenses:
  Cost of services (exclusive of
    depreciation and amortization
    shown separately below)........        905,936       537,895     (17,949)(7)     1,425,882        304,810          (8,914)(26)
  Selling, general and
    administrative.................        146,231       108,246          --           254,477         48,758              --
  Depreciation and amortization....         96,783        29,635       3,999(3)        117,648         18,369          15,945(23)
                                                                     (13,429)(3)                                       (3,429)(23)
                                                                         660(3)                                         4,800(23)
  Merger expense...................             --         1,867          --             1,867             --              --
  Restructuring and other special
    charges........................         44,187            --          --            44,187             --              --
                                        ----------      --------    --------        ----------       --------        --------
        Total operating expenses...      1,193,137       677,643     (26,719)        1,844,061        371,937           8,402
                                        ----------      --------    --------        ----------       --------        --------
        Operating loss.............       (173,584)      (61,174)      8,770          (225,988)        (7,898)        (17,316)
Interest and other income..........         10,822         6,701          --            17,523          2,469              --
Interest and other expense.........        (58,208)       (8,614)         --           (66,822)        (2,171)             --
Foreign exchange loss..............         (2,369)       (3,471)         --            (5,840)            --              --
                                        ----------      --------    --------        ----------       --------        --------
        Loss from continuing
          operations before income
          taxes and minority
          interests................       (223,339)      (66,558)      8,770          (281,127)        (7,600)        (17,316)
Provision (benefit) for income
  taxes............................         (6,999)      (11,041)      5,235(8)        (12,805)        (3,830)           (562)(27)
                                        ----------      --------    --------        ----------       --------        --------
        Loss from continuing
          operations before
          minority interest........       (216,340)      (55,517)      3,535          (268,322)        (3,770)        (16,754)
Minority interest..................             --            --          --                --            774              --
                                        ----------      --------    --------        ----------       --------        --------
        Loss from continuing
          operations...............       (216,340)      (55,517)      3,535          (268,322)        (2,996)        (16,754)
  Preferred stock dividends........         (2,461)           --          --            (2,461)            --              --
                                        ----------      --------    --------        ----------       --------        --------
        Loss from continuing
          operations available to
          common stockholders......     $ (218,801)     $(55,517)   $  3,535        $ (270,783)      $ (2,996)       $(16,754)
                                        ==========      ========    ========        ==========       ========        ========
Loss per common share from
  continuing operations:
  Basic............................     $    (3.79)
                                        ==========
  Diluted..........................     $    (3.79)
                                        ==========
Weighted average shares
  outstanding:
  Basic............................         57,658
                                        ==========
  Diluted..........................         57,658
                                        ==========

                                       PRO FORMA
                                     WORLD ACCESS,
                                       STAR AND
                                       TELDAFAX
                                       COMBINED
                                     -------------
Service revenues...................   $1,973,198
Operating expenses:
  Cost of services (exclusive of
    depreciation and amortization
    shown separately below)........    1,721,778
  Selling, general and
    administrative.................      303,235
  Depreciation and amortization....      153,333
  Merger expense...................        1,867
  Restructuring and other special
    charges........................       44,187
                                      ----------
        Total operating expenses...    2,224,400
                                      ----------
        Operating loss.............     (251,202)
Interest and other income..........       19,992
Interest and other expense.........      (68,993)
Foreign exchange loss..............       (5,840)
                                      ----------
        Loss from continuing
          operations before income
          taxes and minority
          interests................     (306,043)
Provision (benefit) for income
  taxes............................      (17,197)
                                      ----------
        Loss from continuing
          operations before
          minority interest........     (288,846)
Minority interest..................          774
                                      ----------
        Loss from continuing
          operations...............     (288,072)
  Preferred stock dividends........       (2,461)
                                      ----------
        Loss from continuing
          operations available to
          common stockholders......   $ (290,533)
                                      ==========
Loss per common share from
  continuing operations:
  Basic............................   $    (2.51)(9)(28)
                                      ==========
  Diluted..........................   $    (2.51)(9)(28)
                                      ==========
Weighted average shares
  outstanding:
  Basic............................      115,802(9)(28)
                                      ==========
  Diluted..........................      115,802(9)(28)
                                      ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                                                                           WORLD ACCESS
                                                                                               AND
                                          WORLD                            WORLDXCHANGE    WORLDXCHANGE
                                        ACCESS(29)      WORLDXCHANGE(10)   ADJUSTMENTS       COMBINED     TELDAFAX(21)
                                     ----------------   ----------------   ------------    ------------   ------------
                                                        ASSETS
Cash and equivalents...............     $  329,279         $   6,913         $     --       $  336,192      $ 26,408
Short-term investments.............        160,211                --               --          160,211            --
Restricted cash....................         31,095                --               --           31,095            --
Accounts and notes receivable......        264,678           103,172               --          367,850        42,427
Prepaid expenses and other current
  assets...........................         38,491            32,566               --           71,057        30,625
Net assets held for sale...........         41,465                --               --           41,465            --
                                        ----------         ---------         --------       ----------      --------
        Total Current Assets.......        865,219           142,651               --        1,007,870        99,460
                                        ----------         ---------         --------       ----------      --------
Property and equipment.............        151,609           193,494           (6,500)(11)     270,603        65,281
                                                                              (68,000)(11)
Goodwill and other intangibles.....      1,080,797            90,162          (76,327)(15)   1,715,222        15,811
                                                                              591,090(11)
                                                                               29,500(11)
Other assets.......................         79,185             4,105          (38,192)(11)      45,098        13,027
                                        ----------         ---------         --------       ----------      --------
        Total Assets...............     $2,176,810         $ 430,412         $431,571       $3,038,793      $193,579
                                        ==========         =========         ========       ==========      ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt....................     $   57,033         $ 201,825         $     --       $  217,453      $  7,260
                                                                              (38,192)(11)
                                                                               (3,213)(15)
Accounts payable...................        246,436            23,682             (792)(15)     269,326        73,688
Other accrued liabilities..........        151,328           224,478            3,000(11)      378,806         9,626
                                        ----------         ---------         --------       ----------      --------
        Total Current
          Liabilities..............        454,797           449,985          (39,197)         865,585        90,574
Long-term debt.....................        417,946            70,829          (11,596)(15)     477,179        19,320
Other long-term liabilities........         10,336             5,547               --           15,883           347
                                        ----------         ---------         --------       ----------      --------
        Total Liabilities..........        883,079           526,361          (50,793)       1,358,647       110,241
                                        ----------         ---------         --------       ----------      --------
Minority interests.................                                                                              888
Stockholders' Equity (Deficit):
Preferred Stock....................              6            30,000          (30,000)(14)           6            --
Common stock.......................            617           148,056         (148,056)(14)         929        84,309
                                                                                  298(11)
                                                                                   14(15)
Additional paid in capital.........      1,471,126                --          352,804(11)    1,857,229         7,737
                                                                               17,712(11)
                                                                               15,587(15)
Notes receivable from
  shareholders.....................             --            (1,937)           1,937(14)           --            --
Accumulated other comprehensive
  loss.............................        (12,239)          (12,900)          12,900(14)      (12,239)           --
Accumulated deficit................       (165,779)         (259,168)         259,168(14)     (165,779)       (9,596)
                                        ----------         ---------         --------       ----------      --------
        Total Stockholders' Equity
          (Deficit)................      1,293,731           (95,949)         482,364        1,680,146        82,450
                                        ----------         ---------         --------       ----------      --------
        Total Liabilities and
          Stockholders' Equity.....     $2,176,810         $ 430,412         $431,571       $3,038,793      $193,579
                                        ==========         =========         ========       ==========      ========

                                                       PRO FORMA
                                                     WORLD ACCESS,
                                                    WORLDXCHANGE AND
                                      TELDAFAX          TELDAFAX
                                     ADJUSTMENTS        COMBINED
                                     -----------    ----------------
                                                 ASSETS
Cash and equivalents...............   $     --         $  362,600
Short-term investments.............         --            160,211
Restricted cash....................         --             31,095
Accounts and notes receivable......         --            410,277
Prepaid expenses and other current
  assets...........................         --            101,682
Net assets held for sale...........         --             41,465
                                      --------         ----------
        Total Current Assets.......         --          1,107,330
                                      --------         ----------
Property and equipment.............    (24,000)(22)       311,884
Goodwill and other intangibles.....    (12,430)(24)     2,073,572
                                       330,969(22)
                                        24,000(22)
Other assets.......................         --             58,125
                                      --------         ----------
        Total Assets...............   $318,539         $3,550,911
                                      ========         ==========
                                      LIABILITIES AND STOCKHOLDERS'
                                                  EQUITY
Short-term debt....................   $     --         $  224,713
Accounts payable...................         --            343,014
Other accrued liabilities..........      5,000(22)        393,432
                                      --------         ----------
        Total Current
          Liabilities..............      5,000            961,159
Long-term debt.....................         --            496,499
Other long-term liabilities........         --             16,230
                                      --------         ----------
        Total Liabilities..........      5,000          1,473,888
                                      --------         ----------
Minority interests.................         --                888
Stockholders' Equity (Deficit):
Preferred Stock....................         --                  6
Common stock.......................    (84,309)(25)         1,276
                                           347(22)
Additional paid in capital.........     (7,737)(25)     2,252,871
                                       395,642(22)
Notes receivable from
  shareholders.....................         --                 --
Accumulated other comprehensive
  loss.............................         --            (12,239)
Accumulated deficit................      9,596(25)       (165,779)
                                      --------         ----------
        Total Stockholders' Equity
          (Deficit)................    313,539          2,076,135
                                      --------         ----------
        Total Liabilities and
          Stockholders' Equity.....   $318,539          3,550,911
                                      ========         ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            PRO FORMA
                                                                                                         WORLD ACCESS AND
                                                      PROFORMA                          WORLDXCHANGE       WORLDXCHANGE
                                                  WORLD ACCESS(29)   WORLDXCHANGE(10)   ADJUSTMENTS          COMBINED
                                                  ----------------   ----------------   ------------     ----------------
Service revenues................................      $570,279           $280,589       $    (14,257)(16)   $ 836,611
Operating expenses:.............................
  Cost of services (exclusive of depreciation
    and amortization shown separately below)....       500,355            225,270            (14,257)(16)     711,368
  Selling, general and administrative...........        59,430             80,584                 --          140,014
  Depreciation and amortization.................        41,155             25,756             12,119(12)       77,120
                                                                                              (4,860)(12)
                                                                                            2,950(12)
  Restructuring and other special charges.......        (3,995)                --                 --           (3,995)
                                                      --------           --------       ------------        ---------
        Total operating expenses................       596,945            331,610             (4,048)         924,507
                                                      --------           --------       ------------        ---------
        Operating loss..........................       (26,666)           (51,021)           (10,209)         (87,896)
  Interest and other income.....................        12,996                 --                 --           12,996
  Interest and other expense....................       (29,789)           (17,101)               901(15)      (45,989)
  Foreign exchange loss.........................           117                 --                 --              117
                                                      --------           --------       ------------        ---------
        Loss from continuing operations before
          income taxes and minority interests...       (43,342)           (68,122)            (9,308)        (120,772)
  Provision (benefit) for income taxes..........          (205)                --              1,153(18)          948
                                                      --------           --------       ------------        ---------
        Loss from continuing operations before
          minority interest.....................       (43,137)           (68,122)           (10,461)        (121,720)
  Minority interest.............................            --                 --                 --               --
                                                      --------           --------       ------------        ---------
        Loss from continuing operations.........       (43,137)           (68,122)           (10,461)        (121,720)
  Preferred stock dividends.....................        (1,163)              (800)                --           (1,963)
                                                      --------           --------       ------------        ---------
        Loss from continuing operations
          available to common stockholders......      $(44,300)          $(68,922)      $    (10,461)       $(123,683)
                                                      ========           ========       ============        =========
Loss per common share from continuing
  operations:
  Basic.........................................      $  (0.77)
                                                      ========
  Diluted.......................................      $  (0.77)
                                                      ========
Weighted average shares outstanding:
  Basic.........................................        57,658
                                                      ========
  Diluted.......................................        57,658
                                                      ========

                                                                                    PRO FORMA
                                                                                  WORLD ACCESS,
                                                                                   WORLDXCHANGE
                                                                  TELDAFAX         AND TELDAFAX
                                                  TELDAFAX(21)   ADJUSTMENTS         COMBINED
                                                  ------------   -----------     ----------------
Service revenues................................    $150,036     $    (2,772)(26)  $    983,875
Operating expenses:.............................
  Cost of services (exclusive of depreciation
    and amortization shown separately below)....     126,302          (2,772)(26)       834,898
  Selling, general and administrative...........      27,807              --            167,821
  Depreciation and amortization.................      12,253           7,580(23)         97,638
                                                                      (1,715)(23)
                                                                       2,400(23)
  Restructuring and other special charges.......          --              --             (3,995)
                                                    --------     -----------      -------------
        Total operating expenses................     166,362           5,493          1,096,362
                                                    --------     -----------      -------------
        Operating loss..........................     (16,326)         (8,265)          (112,487)
  Interest and other income.....................         885              --             13,881
  Interest and other expense....................        (788)             --            (46,777)
  Foreign exchange loss.........................          --              --                117
                                                    --------     -----------      -------------
        Loss from continuing operations before
          income taxes and minority interests...     (16,229)         (8,265)          (145,266)
  Provision (benefit) for income taxes..........      (6,676)           (281)(27)        (6,009)
                                                    --------     -----------      -------------
        Loss from continuing operations before
          minority interest.....................      (9,553)         (7,984)          (139,257)
  Minority interest.............................         851              --                851
                                                    --------     -----------      -------------
        Loss from continuing operations.........      (8,702)         (7,984)          (138,406)
  Preferred stock dividends.....................          --              --             (1,963)
                                                    --------     -----------      -------------
        Loss from continuing operations
          available to common stockholders......    $ (8,702)    $    (7,984)     $    (140,369)
                                                    ========     ===========      =============
Loss per common share from continuing
  operations:
  Basic.........................................                                  $       (1.13)(19)(28)
                                                                                  =============
  Diluted.......................................                                  $       (1.13)(19)(28)
                                                                                  =============
Weighted average shares outstanding:
  Basic.........................................                                        124,355(19)(28)
                                                                                  =============
  Diluted.......................................                                        124,355(19)(28)
                                                                                  =============

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    PRO FORMA
                                                                                                WORLD ACCESS AND
                                             PROFORMA                          WORLDXCHANGE       WORLDXCHANGE
                                         WORLD ACCESS(29)   WORLDXCHANGE(10)   ADJUSTMENTS          COMBINED        TELDAFAX(21)
                                         ----------------   ----------------   ------------     -----------------   ------------
Service revenues.......................     $1,019,553         $ 607,035         $(25,601)(16)     $1,600,987         $364,039
Operating expenses:
  Cost of services (exclusive of
    depreciation and amortization shown
    separately below)..................        905,936           477,317          (25,601)(16)      1,357,652          304,810
  Selling, general and
    administrative.....................        146,231           193,070               --             339,301           48,758
  Depreciation and amortization........         96,783            43,304           10,914(12)         145,887           18,369
                                                                                   (1,300)(11)
                                                                                   (9,714)(12)
                                                                                    5,900(12)
  Merger expense.......................             --                --               --                  --               --
  Restructuring and other special
    charges............................         44,187                --               --              44,187               --
                                            ----------         ---------         --------          ----------         --------
        Total operating expenses.......      1,193,137           713,691          (19,801)          1,887,027          371,937
                                            ----------         ---------         --------          ----------         --------
        Operating loss.................       (173,584)         (106,656)          (5,800)           (286,040)          (7,898)
Interest and other income..............         10,822                --               --              10,822            2,469
Interest and other expense.............        (58,208)          (25,385)           1,230(15)         (82,363)          (2,171)
Foreign exchange loss..................         (2,369)               --               --              (2,369)              --
                                            ----------         ---------         --------          ----------         --------
        Loss from continuing operations
          before income taxes and
          minority interests...........       (223,339)         (132,041)          (4,570)           (359,950)          (7,600)
Provision (benefit) for income taxes...         (6,999)               --            5,020(18)          (1,979)          (3,830)
                                            ----------         ---------         --------          ----------         --------
        Loss from continuing operations
          before minority interest.....       (216,340)         (132,041)          (9,590)           (357,971)          (3,770)
Minority interest......................             --                --               --                  --              774
                                            ----------         ---------         --------          ----------         --------
        Loss from continuing
          operations...................       (216,340)         (132,041)          (9,590)           (357,971)          (2,996)
Preferred stock dividends..............         (2,461)            1,614               --                (847)              --
                                            ----------         ---------         --------          ----------         --------
        Loss from continuing operations
          available to common
          stockholders.................     $ (218,801)        $(130,427)        $ (9,590)         $ (358,818)        $ (2,996)
                                            ==========         =========         ========          ==========         ========
Loss per common share from continuing
  operations:
  Basic................................     $    (3.79)
                                            ==========
  Diluted..............................     $    (3.79)
                                            ==========
Weighted average shares outstanding:
  Basic................................         57,658
                                            ==========
  Diluted..............................         57,658
                                            ==========

                                                              PRO FORMA
                                                            WORLD ACCESS,
                                          TELDAFAX         WORLDXCHANGE AND
                                         ADJUSTMENTS      TELDAFAX COMBINED
                                         -----------     --------------------
Service revenues.......................   $ (8,914)(26)       $1,956,112
Operating expenses:
  Cost of services (exclusive of
    depreciation and amortization shown
    separately below)..................     (8,914)(26)        1,653,548
  Selling, general and
    administrative.....................         --               388,059
  Depreciation and amortization........     15,945(23)           181,572
                                            (3,429)(23)
                                             4,800(23)
  Merger expense.......................         --                    --
  Restructuring and other special
    charges............................         --                44,187
                                          --------            ----------
        Total operating expenses.......      8,402             2,267,366
                                          --------            ----------
        Operating loss.................    (17,316)             (311,254)
Interest and other income..............         --                13,291
Interest and other expense.............         --               (84,534)
Foreign exchange loss..................         --                (2,369)
                                          --------            ----------
        Loss from continuing operations
          before income taxes and
          minority interests...........    (17,316)             (384,866)
Provision (benefit) for income taxes...       (562)(27)           (6,371)
                                          --------            ----------
        Loss from continuing operations
          before minority interest.....    (16,754)             (378,495)
Minority interest......................         --                   774
                                          --------            ----------
        Loss from continuing
          operations...................    (16,754)             (377,721)
Preferred stock dividends..............         --                  (847)
                                          --------            ----------
        Loss from continuing operations
          available to common
          stockholders.................   $(16,754)           $ (378,568)
                                          ========            ==========
Loss per common share from continuing
  operations:
  Basic................................                       $    (3.23)(19)(28)
                                                              ==========
  Diluted..............................                       $    (3.23)(19)(28)
                                                              ==========
Weighted average shares outstanding:
  Basic................................                          117,331(19)(28)
                                                              ==========
  Diluted..............................                          117,331(19)(28)
                                                              ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                       PRO FORMA
                                                                                      WORLD ACCESS
                                              WORLD                      STAR           AND STAR
                                            ACCESS(29)    STAR(1)    ADJUSTMENTS        COMBINED
                                            ----------   ---------   ------------     ------------
                                              ASSETS
Cash and equivalents......................  $  329,279   $ 131,884   $         --      $  461,163
Short-term investments....................     160,211       1,756             --         161,967
Restricted cash...........................      31,095          --             --          31,095
Accounts and notes receivable.............     264,678      99,810             --         364,488
Prepaid expenses and other current
  assets..................................      38,491      22,023             --          60,514
Net assets held for sale..................      41,465          --             --          41,465
                                            ----------   ---------   ------------      ----------
          Total Current Assets............     865,219     255,473             --       1,120,692
                                            ----------   ---------   ------------      ----------
Property and equipment....................     151,609     261,555        (94,000)(2)     319,164
Goodwill and other intangibles............   1,080,797       3,968         (1,764)(4)   1,336,990
                                                                          250,689(2)
                                                                            3,300(2)
Other assets..............................      79,185       4,767             --          83,952
                                            ----------   ---------   ------------      ----------
          Total Assets....................  $2,176,810   $ 525,763   $    158,225      $2,860,798
                                            ==========   =========   ============      ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt...........................  $   57,033   $  86,680   $    (55,685)(6)  $   88,028
Accounts payable..........................     246,436     104,507        (21,789)(6)     329,154
Other accrued liabilities.................     151,328     107,689          3,000(2)      260,794
                                                                           (1,223)(6)
                                            ----------   ---------   ------------      ----------
          Total Current Liabilities.......     454,797     298,876        (75,697)        677,976
Long-term debt............................     417,946      55,398             --         473,344
Other long-term liabilities...............      10,336      32,744             --          43,080
                                            ----------   ---------   ------------      ----------
          Total Liabilities...............     883,079     387,018        (75,697)      1,194,400
                                            ----------   ---------   ------------      ----------
Stockholders' Equity (Deficit):
  Preferred Stock.........................           6          --             --               6
  Common stock............................         617          58            (58)(5)         912
                                                                              227(2)
                                                                               68(6)
Additional paid in capital................   1,471,126     365,930       (365,930)(5)   1,843,498
                                                                          285,604(2)
                                                                            8,139(2)
                                                                           78,629(6)
Deferred compensation.....................          --      (1,810)         1,810(5)           --
Notes receivable from shareholders........          --      (3,856)         3,856(5)           --
Accumulated other comprehensive loss......     (12,239)     (8,017)         8,017(5)      (12,239)
Accumulated deficit.......................    (165,779)   (213,560)       213,560(5)     (165,779)
                                            ----------   ---------   ------------      ----------
          Total Stockholders' Equity
            (Deficit).....................   1,293,731     138,745        233,922       1,666,398
                                            ----------   ---------   ------------      ----------
          Total Liabilities and
            Stockholders' Equity..........  $2,176,810   $ 525,763   $    158,225      $2,860,798
                                            ==========   =========   ============      ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                                           WORLD ACCESS
                                                 PROFORMA                     STAR           AND STAR
                                             WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS       COMBINED
                                             ----------------   --------   -----------     ------------
Service revenues...........................      $570,279       $236,915    $(15,426)(7)     $791,768
Operating expenses:........................
Cost of services (exclusive of depreciation
  and amortization shown separately
  below)...................................       500,355        209,303     (15,426)(7)      694,232
Selling, general and administrative........        59,430         39,118          --           98,548
Depreciation and amortization..............        41,155         18,069       1,173(3)        54,012
                                                                              (6,715)(3)
                                                                                 330(3)
Restructuring and other special charges....        (3,995)            --          --           (3,995)
                                                 --------       --------    --------         --------
          Total operating expenses.........       596,945        266,490     (20,638)         842,797
                                                 --------       --------    --------         --------
          Operating loss...................       (26,666)       (29,575)      5,212          (51,029)
Interest and other income..................        12,996          7,687          --           20,683
Interest and other expense.................       (29,789)        (7,154)      1,223(6)       (35,720)
Foreign exchange loss......................           117             --          --              117
                                                 --------       --------    --------         --------
       Loss from continuing operations
          before income taxes and minority
          interests........................       (43,342)       (29,042)      6,435          (65,949)
Provision (benefit) for income taxes.......          (205)        (7,277)      3,119(8)        (4,363)
                                                 --------       --------    --------         --------
          Loss from continuing operations
            before minority interest.......       (43,137)       (21,765)      3,316          (61,586)
Minority interest..........................            --             --          --               --
                                                 --------       --------    --------         --------
          Loss from continuing
            operations.....................       (43,137)       (21,765)      3,316          (61,586)
Preferred stock dividends..................        (1,163)            --          --           (1,163)
                                                 --------       --------    --------         --------
          Loss from continuing operations
            available to common
            stockholders...................      $(44,300)      $(21,765)   $  3,316         $(62,749)
                                                 ========       ========    ========         ========
Loss per common share from continuing
  operations:
  Basic....................................      $  (0.77)                                   $  (0.71)(9)
                                                 ========                                    ========
  Diluted..................................      $  (0.77)                                   $  (0.71)(9)
                                                 ========                                    ========
Weighted average shares outstanding:
  Basic....................................        57,658                                      88,151(9)
                                                 ========                                    ========
  Diluted..................................        57,658                                      88,151(9)
                                                 ========                                    ========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                                           WORLD ACCESS
                                                 PROFORMA                     STAR           AND STAR
                                             WORLD ACCESS(29)   STAR(1)    ADJUSTMENTS       COMBINED
                                             ----------------   --------   -----------     ------------
Service revenues...........................     $1,019,553      $616,469    $(17,949)(7)    $1,618,073
Operating expenses:........................
  Cost of services (exclusive of
     depreciation and amortization shown
     separately below).....................        905,936       537,895     (17,949)(7)     1,425,882
  Selling, general and administrative......        146,231       108,246          --           254,477
  Depreciation and amortization............         96,783        29,635       3,999(3)        117,648
                                                                             (13,429)(3)
                                                                                 660(3)
  Merger expense...........................             --         1,867          --             1,867
  Restructuring and other special
     charges...............................         44,187            --          --            44,187
                                                ----------      --------    --------        ----------
          Total operating expenses.........      1,193,137       677,643     (26,719)        1,844,061
                                                ----------      --------    --------        ----------
          Operating loss...................       (173,584)      (61,174)      8,770          (225,988)
Interest and other income..................         10,822         6,701          --            17,523
Interest and other expense.................        (58,208)       (8,614)         --           (66,822)
Foreign exchange loss......................         (2,369)       (3,471)         --            (5,840)
                                                ----------      --------    --------        ----------
          Loss from continuing operations
            before income taxes and
            minority interests.............       (223,339)      (66,558)      8,770          (281,127)
Provision (benefit) for income taxes.......         (6,999)      (11,041)      5,235(8)        (12,805)
                                                ----------      --------    --------        ----------
          Loss from continuing operations
            before minority interest.......       (216,340)      (55,517)      3,535          (268,322)
Minority interest..........................             --            --          --                --
                                                ----------      --------    --------        ----------
          Loss from continuing
            operations.....................       (216,340)      (55,517)      3,535          (268,322)
Preferred stock dividends..................         (2,461)           --          --            (2,461)
                                                ----------      --------    --------        ----------
          Loss from continuing operations
            available to common
            stockholders...................     $ (218,801)     $(55,517)   $  3,535        $ (270,783)
                                                ==========      ========    ========        ==========
Loss per common share from continuing
  operations:
  Basic....................................     $    (3.79)                                 $    (3.34)(9)
                                                ==========                                  ==========
  Diluted..................................     $    (3.79)                                 $    (3.34)(9)
                                                ==========                                  ==========
Weighted average shares outstanding:
  Basic....................................         57,658                                      81,127(9)
                                                ==========                                  ==========
  Diluted..................................         57,658                                      81,127(9)
                                                ==========                                  ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                                PRO FORMA
                                                                                             WORLD ACCESS AND
                                               WORLD                         WORLDXCHANGE      WORLDXCHANGE
                                             ACCESS(29)   WORLDXCHANGE(10)   ADJUSTMENTS         COMBINED
                                             ----------   ----------------   ------------    ----------------
                                                   ASSETS
Cash and equivalents.......................  $  329,279      $   6,913         $     --         $  336,192
Short-term investments.....................     160,211             --               --            160,211
Restricted cash............................      31,095             --               --             31,095
Accounts and notes receivable..............     264,678        103,172               --            367,850
Prepaid expenses and other current
  assets...................................      38,491         32,566               --             71,057
Net assets held for sale...................      41,465             --               --             41,465
                                             ----------      ---------         --------         ----------
         Total Current Assets..............     865,219        142,651               --          1,007,870
                                             ----------      ---------         --------         ----------
Property and equipment.....................     151,609        193,494           (6,500)(11)       270,603
                                                                                (68,000)(11)
Goodwill and other intangibles.............   1,080,797         90,162          (76,327)(15)     1,715,222
                                                     --             --          591,090(11)
                                                                                 29,500(11)
Other assets...............................      79,185          4,105          (38,192)(11)        45,098
                                             ----------      ---------         --------         ----------
         Total Assets......................  $2,176,810      $ 430,412         $431,571         $3,038,793
                                             ==========      =========         ========         ==========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt............................  $   57,033      $ 201,825         $     --         $  217,453
                                                                                (38,192)(11)
                                                                                 (3,213)(15)
Accounts payable...........................     246,436         23,682             (792)(15)       269,326
Other accrued liabilities..................     151,328        224,478            3,000(11)        378,806
                                             ----------      ---------         --------         ----------
         Total Current Liabilities.........     454,797        449,985          (39,197)           865,585
Long-term debt.............................     417,946         70,829          (11,596)(15)       477,179
Other long-term liabilities................      10,336          5,547               --             15,883
                                             ----------      ---------         --------         ----------
         Total Liabilities.................     883,079        526,361          (50,793)         1,358,647
                                             ----------      ---------         --------         ----------
Stockholders' Equity (Deficit):
Preferred Stock............................           6         30,000          (30,000)(14)             6
Common stock...............................         617        148,056         (148,056)(14)           929
                                                                                    298(11)
                                                                                     14(15)
Additional paid in capital.................   1,471,126             --          352,804(11)      1,857,229
                                                                                 17,712(11)
                                                                                 15,587(15)
Deferred compensation......................          --             --               --                 --
Notes receivable from shareholders.........          --         (1,937)           1,937(14)             --
Accumulated other comprehensive loss.......     (12,239)       (12,900)          12,900(14)        (12,239)
Accumulated deficit........................    (165,779)      (259,168)         259,168(14)       (165,779)
                                             ----------      ---------         --------         ----------
         Total Stockholders' Equity
           (Deficit).......................   1,293,731        (95,949)         482,364          1,680,146
                                             ----------      ---------         --------         ----------
         Total Liabilities and
           Stockholders' Equity............  $2,176,810      $ 430,412         $431,571         $3,038,793
                                             ==========      =========         ========         ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                                         WORLD ACCESS AND
                                      PROFORMA                          WORLDXCHANGE       WORLDXCHANGE
                                  WORLD ACCESS(29)   WORLDXCHANGE(10)   ADJUSTMENTS          COMBINED
                                  ----------------   ----------------   ------------     ----------------
Service revenues................      $570,279           $280,589         $(14,257)(16)     $ 836,611
Operating expenses:
Cost of services (exclusive of
  depreciation and amortization
  shown separately below).......       500,355            225,270          (14,257)(16)       711,368
Selling, general and
  administrative................        59,430             80,584               --            140,014
Depreciation and amortization...        41,155             25,756           12,119(12)         77,120
                                                                            (4,860)(12)
                                                                             2,950(12)
Restructuring and other special
  charges.......................        (3,995)                --               --             (3,995)
                                      --------           --------         --------          ---------
         Total operating
           expenses.............       596,945            331,610           (4,048)           924,507
                                      --------           --------         --------          ---------
         Operating loss.........       (26,666)           (51,021)         (10,209)           (87,896)
Interest and other income.......        12,996                 --               --             12,996
Interest and other expense......       (29,789)           (17,101)             901(15)        (45,989)
Foreign exchange loss...........           117                 --               --                117
                                      --------           --------         --------          ---------
         Loss from continuing
           operations before
           income taxes and
           minority interests...       (43,342)           (68,122)          (9,308)          (120,772)
Provision (benefit) for income
  taxes.........................          (205)                --            1,153(18)            948
                                      --------           --------         --------          ---------
         Loss from continuing
           operations before
           minority interest....       (43,137)           (68,122)         (10,461)          (121,720)
Minority interest...............            --                 --               --                 --
                                      --------           --------         --------          ---------
         Loss from continuing
           operations...........       (43,137)           (68,122)         (10,461)          (121,720)
Preferred stock dividends.......        (1,163)              (800)              --             (1,963)
                                      --------           --------         --------          ---------
         Loss from continuing
           operations available
           to common
           stockholders.........      $(44,300)          $(68,922)        $(10,461)         $(123,683)
                                      ========           ========         ========          =========
Loss per common share from
  continuing operations:
  Basic.........................      $  (0.77)                                             $   (1.38)(19)
                                      ========                                              =========
  Diluted.......................      $  (0.77)                                             $   (1.38)(19)
                                      ========                                              =========
Weighted average shares
  outstanding:
  Basic.........................        57,658                                                 89,680(19)
                                      ========                                              =========
  Diluted.......................        57,658                                                 89,680(19)
                                      ========                                              =========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                                                        WORLD ACCESS AND
                                   PROFORMA                          WORLDXCHANGE         WORLDXCHANGE
                               WORLD ACCESS(29)   WORLDXCHANGE(10)   ADJUSTMENTS            COMBINED
                               ----------------   ----------------   ------------       ----------------
Service revenues.............     $1,019,553         $ 607,035       $    (25,601)(16)     $1,600,987
Operating expenses:..........
  Cost of services (exclusive
    of depreciation and
    amortization shown
    separately below)........        905,936           477,317            (25,601)(16)      1,357,652
  Selling, general and
    administrative...........        146,231           193,070                 --             339,301
  Depreciation and
    amortization.............         96,783            43,304             10,914(12)         145,887
                                                                           (1,300)(11)
                                                                           (9,714)(12)
                                                                            5,900(12)
  Merger expense.............             --                --                 --                  --
  Restructuring and other
    special charges..........         44,187                --                 --              44,187
                                  ----------         ---------       ------------          ----------
         Total operating
           expenses..........      1,193,137           713,691            (19,801)          1,887,027
                                  ----------         ---------       ------------          ----------
         Operating loss......       (173,584)         (106,656)            (5,800)           (286,040)
Interest and other income....         10,822                --                 --              10,822
Interest and other expense...        (58,208)          (25,385)             1,230(15)         (82,363)
Foreign exchange loss........         (2,369)               --                 --              (2,369)
                                  ----------         ---------       ------------          ----------
         Loss from continuing
           operations before
           income taxes and
           minority
           interests.........       (223,339)         (132,041)            (4,570)           (359,950)
Provision (benefit) for
  income taxes...............         (6,999)               --              5,020(18)          (1,979)
                                  ----------         ---------       ------------          ----------
         Loss from continuing
           operations before
           minority
           interest..........       (216,340)         (132,041)            (9,590)           (357,971)
Minority interest............             --                --                 --                  --
                                  ----------         ---------       ------------          ----------
         Loss from continuing
           operations........       (216,340)         (132,041)            (9,590)           (357,971)
Preferred stock dividends....         (2,461)            1,614                 --                (847)
                                  ----------         ---------       ------------          ----------
         Loss from continuing
           operations
           available to
           common
           stockholders......     $ (218,801)        $(130,427)      $     (9,590)         $ (358,818)
                                  ==========         =========       ============          ==========
Loss per common share from
  continuing operations:
  Basic......................     $    (3.79)                                              $    (4.34)(19)
                                  ==========                                               ==========
  Diluted....................     $    (3.79)                                              $    (4.34)(19)
                                  ==========                                               ==========
Weighted average shares
  outstanding:
  Basic......................         57,658                                                   82,656(19)
                                  ==========                                               ==========
  Diluted....................         57,658                                                   82,656(19)
                                  ==========                                               ==========

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                                                         WORLD ACCESS
                                              WORLD                      TELDAFAX        AND TELDAFAX
                                            ACCESS(29)   TELDAFAX(21)   ADJUSTMENTS        COMBINED
                                            ----------   ------------   -----------      ------------
                                               ASSETS
Cash and equivalents......................  $  329,279     $ 26,408      $     --         $  355,687
Short-term investments....................     160,211           --            --            160,211
Restricted cash...........................      31,095           --            --             31,095
Accounts and notes receivable.............     264,678       42,427            --            307,105
Prepaid expenses and other current
  assets..................................      38,491       30,625            --             69,116
Net assets held for sale..................      41,465           --            --             41,465
                                            ----------     --------      --------         ----------
          Total Current Assets............     865,219       99,460            --            964,679
                                            ----------     --------      --------         ----------
Property and equipment....................     151,609       65,281       (24,000)(22)       192,890
Goodwill and other intangibles............   1,080,797       15,811       (12,430)(24)     1,439,147
                                                                          330,969(22)
                                                                           24,000(22)
Other assets..............................      79,185       13,027            --             92,212
                                            ----------     --------      --------         ----------
          Total Assets....................  $2,176,810     $193,579      $318,539         $2,688,928
                                            ==========     ========      ========         ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt...........................  $   57,033     $  7,260      $     --         $   64,293
Accounts payable..........................     246,436       73,688            --            320,124
Other accrued liabilities.................     151,328        9,626         5,000(22)        165,954
                                            ----------     --------      --------         ----------
          Total Current Liabilities.......     454,797       90,574         5,000            550,371
Long-term debt............................     417,946       19,320            --            437,266
Other long-term liabilities...............      10,336          347            --             10,683
                                            ----------     --------      --------         ----------
          Total Liabilities...............     883,079      110,241         5,000            998,320
                                            ----------     --------      --------         ----------
Minority interests........................                      888            --                888
Stockholders' Equity (Deficit):
Preferred stock...........................           6           --            --                  6
Common stock..............................         617       84,309       (84,309)(25)           964
                                                                              347(22)
Additional paid in capital................   1,471,126        7,737        (7,737)(25)     1,866,768
                                                                          395,642(22)
Accumulated other comprehensive loss......     (12,239)                        --            (12,239)
Accumulated deficit.......................    (165,779)      (9,596)        9,596(25)       (165,779)
                                            ----------     --------      --------         ----------
          Total Stockholders' Equity
            (Deficit).....................   1,293,731       82,450       313,539          1,689,720
                                            ----------     --------      --------         ----------
          Total Liabilities and
            Stockholders' Equity..........  $2,176,810     $193,579      $318,539         $2,688,928
                                            ==========     ========      ========         ==========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                                                    WORLD ACCESS,
                                                                                                        STAR,
                                                                                                     WORLDXCHANGE
                                                   PROFORMA                                              AND
                                                    WORLD                         TELDAFAX             TELDAFAX
                                                  ACCESS(29)      TELDAFAX(21)   ADJUSTMENTS           COMBINED
                                               ----------------   ------------   -----------      ------------------
Service revenues.............................      $570,279         $150,036       $(2,772)(26)        $717,543
Operating expenses:..........................
Cost of services (exclusive of depreciation
  and amortization shown separately below)...       500,355          126,302        (2,772)(26)         623,885
Selling, general and administrative..........        59,430           27,807            --               87,237
Depreciation and amortization................        41,155           12,253         7,580(23)           61,673
                                                                                    (1,715)(23)
                                                                                     2,400(23)
Restructuring and other special charges......        (3,995)              --            --               (3,995)
                                                   --------         --------       -------             --------
         Total operating expenses............       596,945          166,362         5,493              768,800
                                                   --------         --------       -------             --------
         Operating loss......................       (26,666)         (16,326)       (8,265)             (51,257)
Interest and other income....................        12,996              885            --               13,881
Interest and other expense...................       (29,789)            (788)           --              (30,577)
Foreign exchange loss........................           117               --            --                  117
                                                   --------         --------       -------             --------
         Loss from continuing operations
           before income taxes and minority
           interests.........................       (43,342)         (16,229)       (8,265)             (67,836)
Provision (benefit) for income taxes.........          (205)          (6,676)         (281)(27)          (7,162)
                                                   --------         --------       -------             --------
         Loss from continuing operations
           before minority interest..........       (43,137)          (9,553)       (7,984)             (60,674)
Minority interest............................            --              851            --                  851
                                                   --------         --------       -------             --------
         Loss from continuing operations.....       (43,137)          (8,702)       (7,984)             (59,823)
Preferred stock dividends....................        (1,163)              --            --               (1,163)
                                                   --------         --------       -------             --------
         Loss from continuing operations
           available to common
           stockholders......................      $(44,300)        $ (8,702)      $(7,984)            $(60,986)
                                                   ========         ========       =======             ========
Loss per common share from continuing
  operations:
  Basic......................................      $  (0.77)                                           $  (0.66)(28)
                                                   ========                                            ========
  Diluted....................................      $  (0.77)                                           $  (0.66)(28)
                                                   ========                                            ========
Weighted average shares outstanding:
  Basic......................................        57,658                                              92,333(28)
                                                   ========                                            ========
  Diluted....................................        57,658                                              92,333(28)
                                                   ========                                            ========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   PRO FORMA
                                                 PROFORMA                       TELDAFAX       WORLD ACCESS AND
                                             WORLD ACCESS(29)   TELDAFAX(21)   ADJUSTMENTS     TELDAFAX COMBINED
                                             ----------------   ------------   -----------     -----------------
Service revenues...........................     $1,019,553        $364,039     $    (8,914)(26)    $1,374,678
Operating expenses:........................
  Cost of services (exclusive of
    depreciation and amortization shown
    separately below)......................        905,936         304,810          (8,914)(26)     1,201,832
  Selling, general and administrative......        146,231          48,758              --           194,989
  Depreciation and amortization............         96,783          18,369          15,945(23)       132,468
                                                                                    (3,429)(23)
                                                                                     4,800(23)
  Restructuring and other special
    charges................................         44,187              --              --            44,187
                                                ----------        --------     -----------        ----------
         Total operating expenses..........      1,193,137         371,937           8,402         1,573,476
                                                ----------        --------     -----------        ----------
         Operating loss....................       (173,584)         (7,898)        (17,316)         (198,798)
Interest and other income..................         10,822           2,469              --            13,291
Interest and other expense.................        (58,208)         (2,171)             --           (60,379)
Foreign exchange loss......................         (2,369)             --              --            (2,369)
                                                ----------        --------     -----------        ----------
         Loss from continuing operations
           before income taxes and minority
           interests.......................       (223,339)         (7,600)        (17,316)         (248,255)
Provision (benefit) for income taxes.......         (6,999)         (3,830)           (562)(27)       (11,391)
                                                ----------        --------     -----------        ----------
         Loss from continuing operations
           before minority interest........       (216,340)         (3,770)        (16,754)         (236,864)
Minority interest..........................             --             774              --               774
                                                ----------        --------     -----------        ----------
         Loss from continuing operations...       (216,340)         (2,996)        (16,754)         (236,090)
Preferred stock dividends..................         (2,461)             --              --            (2,461)
                                                ----------        --------     -----------        ----------
         Loss from continuing operations
           available to common
           stockholders....................     $ (218,801)       $ (2,996)    $   (16,754)       $ (238,551)
                                                ==========        ========     ===========        ==========
Loss per common share from continuing
  operations:
  Basic....................................     $    (3.79)                                       $    (2.80)(28)
                                                ==========                                        ==========
  Diluted..................................     $    (3.79)                                       $    (2.80)(28)
                                                ==========                                        ==========
Weighted average shares outstanding:
  Basic....................................         57,658                                            85,309(28)
                                                ==========                                        ==========
  Diluted..................................         57,658                                            85,309(28)
                                                ==========                                        ==========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

STAR ADJUSTMENTS

     (1) These columns represent the historical financial position and results of operations of STAR as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999 and have been adjusted to reflect the sale of PT-1 as required for the successful completion of the STAR merger. For pro forma purposes, we have assumed that the net cash proceeds on the sale of PT-1 will be approximately $120.0 million.

                                                                                             STAR
                                                           STAR        EXCLUSION OF     EXCLUDING PT-1
                                                      JUNE 30, 2000        PT-1         JUNE 30, 2000
                                                      --------------   ------------     --------------
         Cash and equivalents.......................     $ 16,844       $  (4,960)(i)      $131,884
                                                                          120,000(ii)
         Short-term investments.....................        1,756              --(i)          1,756
         Accounts and notes receivable..............      161,169         (61,359)(i)        99,810
         Prepaid expenses and other current
           assets...................................       46,552         (24,529)(i)        22,023
                                                         --------       ---------          --------
                   Total Current Assets.............      226,321          29,152           255,473
                                                         --------       ---------          --------
         Property and equipment, net................      304,314         (42,759)(i)       261,555
         Goodwill and other intangibles.............      193,316        (189,348)(i)         3,968
         Other assets...............................        5,838          (1,071)(i)         4,767
                                                         --------       ---------          --------
                   Total Assets.....................     $729,789       $(204,026)         $525,763
                                                         ========       =========          ========
         Short-term debt............................     $ 88,709       $  (2,029)(i)      $ 86,680
         Accounts payable...........................      126,292         (21,785)(i)       104,507
         Other accrued liabilities..................      163,182         (55,493)(i)       107,689
                                                         --------       ---------          --------
                   Total Current Liabilities........      378,183         (79,307)          298,876
         Long-term debt.............................       59,403          (4,005)(i)        55,398
         Other long-term liabilities................       33,634            (890)(i)        32,744
                                                         --------       ---------          --------
                   Total Liabilities................      471,220         (84,202)          387,018
                                                         --------       ---------          --------
                   Total Stockholders' Equity.......      258,569        (119,824)(iii)     138,745
                                                         --------       ---------          --------
                   Total Liabilities and
                     Stockholders' Equity...........     $729,789       $(204,026)         $525,763
                                                         ========       =========          ========

        (i) Represents the historical asset and liability amounts for PT-1 and includes the effect of PT-1 goodwill recorded by STAR.
        (ii)  Represents the assumed net cash proceeds for the sale of PT-1.
        (iii) Represents the assumed loss on the sale of PT-1.

                                                                                              STAR
                                                              STAR                       EXCLUDING PT-1
                                                           SIX MONTHS                      SIX MONTHS
                                                             ENDED        EXCLUSION OF       ENDED
                                                         JUNE 30, 2000        PT-1       JUNE 30, 2000
                                                         --------------   ------------   --------------
         Carrier service revenues......................    $ 497,400       $(260,485)      $ 236,915
         Cost of carrier services......................     (433,657)        224,354        (209,303)
         Selling, general and administrative...........      (61,181)         22,063         (39,118)
         Depreciation and amortization.................      (26,128)         (8,059)        (18,069)
         Interest and other income.....................        7,819            (132)          7,687

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                              STAR
                                                              STAR                       EXCLUDING PT-1
                                                           SIX MONTHS                      SIX MONTHS
                                                             ENDED        EXCLUSION OF       ENDED
                                                         JUNE 30, 2000        PT-1       JUNE 30, 2000
                                                         --------------   ------------   --------------
         Interest expense..............................       (7,742)            588          (7,154)
         Benefit for income taxes......................        5,706           1,571           7,277
                                                           ---------       ---------       ---------
                   Net loss............................    $ (17,783)      $  (3,982)      $ (21,765)
                                                           =========       =========       =========

                                                                                              STAR
                                                           STAR                          EXCLUDING PT-1
                                                        YEAR ENDED       EXCLUSION OF      YEAR ENDED
                                                     DECEMBER 31, 1999       PT-1       DECEMBER 31, 1999
                                                     -----------------   ------------   -----------------
         Carrier service revenues..................     $1,061,774        $(445,305)        $ 616,469
         Cost of carrier services..................       (925,206)         387,311          (537,895)
         Selling, general and administrative.......       (160,067)          51,821          (108,246)
         Depreciation and amortization.............        (44,236)          14,601           (29,635)
         Merger expense............................         (1,878)              11            (1,867)
         Interest and other income.................          7,036             (335)            6,701
         Interest expense..........................         (9,895)           1,281            (8,614)
         Foreign exchange loss.....................         (3,471)              --            (3,471)
         Benefit for income taxes..................         12,096           (1,055)           11,041
                                                        ----------        ---------         ---------
                   Net loss........................     $  (63,847)       $   8,330         $ (55,517)
                                                        ==========        =========         =========

     (2) The STAR merger will be accounted for under the purchase method of accounting. The total cost to acquire STAR is subject to change, to the extent that the number of shares of STAR common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

         Purchase price:
           Issuance of World Access Common Stock(i)..................  $ 285,831
           Fair value of World Access options issued in exchange for
              STAR options(ii).......................................      8,139
           Estimated fees and expenses...............................      3,000
                                                                       ---------
                   Total estimated purchase price....................  $ 296,970
         Allocation to fair values:
           Pro forma stockholders' equity as of June 30, 2000(iii)...  $(138,745)
           Intangible assets(v)......................................     (3,300)
           Adjust assets and liabilities:
              Eliminate historical goodwill as of June 30, 2000......      1,764
              Write-down of fixed assets to fair value...............     94,000
                                                                       ---------
                   Preliminary goodwill(iv)..........................  $ 250,689
                                                                       =========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        -----------------------

        (i) In accordance with the merger agreement, each share of STAR common stock issued and outstanding shall be converted into the right to receive .3866 shares of World Access Common Stock. At June 30, 2000, approximately 22,667,000 shares of World Access Common Stock are assumed to have been issued in connection with the STAR merger as follows (in thousands, except per share amounts):

             STAR common shares outstanding at June 30, 2000.............    58,632
             Multiplied by: Exchange ratio...............................    0.3866
                                                                           --------
             Shares of World Access Common Stock assumed to be
               exchanged.................................................    22,667
             Multiplied by: Average market price(a)......................  $  12.61
                                                                           --------
             Value of World Access Common Stock exchanged................  $285,831
                                                                           ========

            In accordance with the STAR merger agreement, World Access, at its option, may pay up to 40% of the purchase price in the form of cash. Currently, World Access has no intention of paying any portion of the STAR purchase price with cash other than an immaterial amount to be paid for fractional shares and any cash to be paid for Dissenters' Shares. However, should World Access decide to pay a portion of the STAR purchase price in cash, assuming the maximum of 40% and based upon the average closing price of World Access Common Stock on Nasdaq for the 10 trading day period ended July 17, 2000 of $10.83, World Access would be required to pay STAR shareholders approximately $98.2 million in cash and issue approximately 13.6 million shares of World Access Common Stock having an approximate value of $171.5 million in connection with the merger. Since the option to pay a portion of the STAR purchase price in cash is solely at the option of the World Access and World Access has no intention of paying any portion of the STAR purchase price with the cash option, the pro forma balance sheets have been prepared excluding the cash option.
            ---------------------------

            (a) The average market price represents the average market price of
                World Access Common Stock for the three trading days prior to and on June 7, 2000, the date economic terms of the merger were amended.

        (ii) As the consummation of the merger is expected to occur after July 1, 2000, we have valued the World Access options using the guidance in FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. Under FIN 44, the fair value of vested options issued will be included as part of the purchase price. The fair value of unvested options issued will also be included as part of the purchase price; however, a portion of the intrinsic value (if any) of the unvested options will be allocated to unearned compensation and recognized as compensation cost over the remaining future vesting period. The intrinsic value to be allocated to unearned compensation is not significant and has not been reflected in these pro forma financial statements.

            In accordance with the merger agreement, each STAR option is to be converted into an option to purchase 0.3866 shares of World Access Common Stock. At June 30, 2000, STAR had approximately 3.7 million options outstanding; 1.8 million of which were vested and 1.9 million were unvested. The vested and unvested options are convertible to approximately 686,000 and 751,000 World Access options, respectively, totaling 1.4 million.

            The fair value of the 686,000 vested options is $4.4 million computed using the Black-Scholes Option Pricing Model and is included in the purchase price. The fair value of the 751,000 unvested options is $3.7 million computed using the Black-Scholes Option Pricing Model. The

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

            assumptions used in the Black-Scholes model are: dividend yield 0%, volatility 70%, risk free interest rate of 6.43%, and an expected life of 3 years.

        (iii) STAR pro forma stockholders' equity as of June 30, 2000 assumes the sale of PT-1 for net cash proceeds of $120.0 million.

        (iv) The pro forma goodwill is preliminary and subject to change based on a final review of the fair values of STAR's net assets as of the actual merger date. Upon a final review of the fair value of STAR's assets and liabilities, it is likely that certain tangible and intangible assets such as international licenses, foreign carrier operating agreements and property and equipment may be recognized at amounts which differ from the amounts estimated in these unaudited pro forma financial statements. Although we do not expect these final adjustments to be significant, they could increase or decrease the depreciation and amortization expense reflected in the unaudited pro forma financial statements.

        (v) Intangible assets consist of retail customer base, licenses and interconnection, management and workforce expertise. Amortization is provided using the straight-line method over a 5-year period.

     (3) Amortization of additional goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill was computed as follows (in thousands):

                                                                               HISTORICAL
                                                                PRO FORMA       GOODWILL     PRO FORMA
                                                    GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENT
                                                    --------   ------------   ------------   ----------
         STAR -- for the six months ended June 30,
           2000...................................  $250,689     $ 6,267        $(5,094)       $1,173
         STAR -- for the year ended December 31,
           1999...................................  $250,689     $12,534        $(8,535)       $3,999

        Depreciation benefit as a result of write-down of fixed assets to fair value is arrived at using an estimated life of 7 years. The pro forma adjustment to property and equipment was computed as follows (in thousands):

                                                                                       PRO FORMA
                                                                       PROPERTY AND   DEPRECIATION
                                                                        EQUIPMENT      ADJUSTMENT
                                                                       ------------   ------------
         STAR -- for the six months ended June 30, 2000..............    $94,000        $ (6,715)
         STAR -- for the year ended December 31, 1999................    $94,000        $(13,429)

        Amortization of additional intangible assets over an estimated life of 5 years. The pro forma adjustment to intangible assets was computed as follows (in thousands):

                                                                                         PRO FORMA
                                                                         INTANGIBLE     AMORTIZATION
                                                                           ASSETS        ADJUSTMENT
                                                                       --------------   ------------
         STAR -- for the six months ended June 30, 2000..............      $3,300          $  330
         STAR -- for the year ended December 31, 1999................      $3,300          $  660

     (4)  Elimination of STAR's historical goodwill.

     (5)  Elimination of STAR's historical stockholders equity accounts.

     (6) In connection with the consummation of the STAR merger, a certain vendor of STAR has agreed to convert approximately $90.0 million of STAR indebtedness into approximately 7,826,000 shares of World Access Common Stock based upon a conversion rate of $11.50 per share. These shares

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        are assumed to be issued for purposes of the calculation of basic and diluted earnings per share in the pro forma condensed combined statement of operations. The balance sheet adjustment reflects the conversion of approximately $78.7 million from accounts payable and debt to common stock and paid-in capital for the amount of indebtedness outstanding as of June 30, 2000. The adjustment to the pro forma statement of operations is to eliminate the interest expense recorded on the debt included in the historical results.

     (7)  Elimination of intercompany revenues and related costs.

     (8) Adjustment for the additional tax benefit derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from STAR's net operating losses.

     (9) Represents pro forma weighted average shares for basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of approximately 22,667,000 shares of common stock to complete the STAR merger and 7,826,000 shares upon the conversion of STAR indebtedness into World Access Common Stock, see Note 6. Due to the pro forma loss from continuing operations, potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

WORLDXCHANGE ADJUSTMENTS

     (10) These columns represent the historical financial position and results of operations of WorldxChange as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999. As WorldxChange's fiscal year end is September 30 the following table represents a reconciliation of WorldxChange's results of operations for its fiscal year ended on September 30, 1999 to the year ended December 31, 1999:

                                                 HISTORICAL
                                                RESULTS FOR
                                                FISCAL YEAR     EXCLUSION OF    INCLUSION OF
                                                   ENDED         OPERATIONS      OPERATIONS      YEAR ENDED
                                               SEPTEMBER 30,    FROM 10/1/98-   FROM 10/1/99-   DECEMBER 31,
                                                    1999          12/31/98        12/31/99          1999
                                               --------------   -------------   -------------   ------------
         Revenues............................    $ 421,580        $(89,927)       $ 143,327       $ 474,980
         Cost of services....................     (328,334)         70,922         (112,545)       (369,957)
         Selling, general and
           administrative....................     (106,254)         23,990          (37,830)       (120,094)
         Depreciation and amortization.......      (17,705)          3,564           (9,375)        (23,516)
         Provision for doubtful accounts.....      (17,858)          3,962           (5,600)        (19,496)
         Interest and other expense..........      (17,531)          4,234           (6,420)        (19,717)
         Minority interest...................        2,251            (637)              --           1,614
                                                 ---------        --------        ---------       ---------
                   Net loss..................    $ (63,851)       $ 16,108        $ (28,443)      $ (76,186)
                                                 =========        ========        =========       =========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

             On November 4, 1999, WorldxChange acquired the outstanding shares of certain European subsidiaries of ACC Corp. (ACC), a subsidiary of AT&T. The historical results of operations of WorldxChange includes ACC's results for the two months ended December 31, 1999. The results of ACC for the period from January 1, 1999 to October 31, 1999 have been added to the WorldxChange historical results of operations as follows:

                                                          WXC                              WXC
                                                      YEAR ENDED        ACC FOR        YEAR ENDED
                                                   DECEMBER 31, 1999   THE PERIOD   DECEMBER 31, 1999
                                                       INCLUDING       1/1/99 TO        INCLUDING
                                                    2 MONTHS OF ACC     10/31/99    12 MONTHS OF ACC
                                                   -----------------   ----------   -----------------
         Revenues................................      $ 474,980       $ 132,055        $ 607,035
         Cost of services........................       (369,957)       (107,360)        (477,317)
         Selling, general and administrative.....       (139,590)        (53,480)        (193,070)
         Depreciation and amortization...........        (23,516)        (19,788)         (43,304)
         Interest and other expense..............        (19,717)         (5,668)         (25,385)
         Minority interest.......................          1,614              --            1,614
                                                       ---------       ---------        ---------
                   Net loss......................      $ (76,186)      $ (54,241)       $(130,427)
                                                       =========       =========        =========

             The following table represents a reconciliation of WorldxChange's results of operations for the nine months ended June 30, 2000 (as shown in the WorldxChange financial statements included in this registration statement) to the results of operations for the six months ended June 30, 2000:

                                                               EXCLUSION OF
                                        RESULTS FOR THE      RESULTS FOR THE     RESULTS FOR THE
                                          NINE MONTHS       THREE MONTHS ENDED   SIX MONTHS ENDED
                                      ENDED JUNE 30, 2000   DECEMBER 31, 1999     JUNE 30, 2000
                                      -------------------   ------------------   ----------------
         Revenues...................       $ 423,913            $(143,324)          $ 280,589
         Cost of services...........        (337,814)             112,544            (225,270)
         Selling, general and
           administrative...........        (124,014)              43,430             (80,584)
         Depreciation and
           amortization.............         (35,131)               9,375             (25,756)
         Interest and other
           expense..................         (23,516)               6,415             (17,101)
                                           ---------            ---------           ---------
         Net loss...................       $ (96,562)           $  28,440           $ (68,122)
                                           =========            =========           =========

     (11) The WorldxChange merger will be accounted for under the purchase method of accounting. The total cost to acquire WorldxChange is subject to change, to the extent that the number of shares of WorldxChange capital stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        and the liabilities assumed. The impact of such changes could be material. The preliminary purchase price and goodwill is currently estimated as follows (in thousands):

         Purchase price:
           Issuance of World Access Common Stock(i)..................  $353,102
           Fair value of World Access options issued in exchange for
              WorldxChange options(ii)...............................    17,712
           Bridge financing(iii).....................................    38,192
           Estimated fees and expenses...............................     3,000
                                                                       --------
                   Total estimated purchase price....................  $412,006
         Allocation to fair values:
           Historical shareholders' deficit as of June 30, 2000......  $ 95,949
           Intangible assets (vi)....................................   (29,500)
           Eliminate payable to World Access.........................   (38,192)
           Adjust assets and liabilities:
              Eliminate historical goodwill as of June 30, 2000......    76,327
              Write-off impaired assets(iv)..........................     6,500
              Write-down of fixed assets to fair value...............    68,000
                                                                       --------
           Preliminary goodwill(v)...................................  $591,090
                                                                       ========

        -----------------------

        (i) In accordance with the merger agreement, each share of WorldxChange common stock issued and outstanding shall be converted into the right to receive 0.6583 shares of World Access Common Stock. At June 30, 2000, a total of 29,848,000 shares of World Access Common Stock are assumed to have been issued in connection with the WorldxChange merger as follows (in thousands, except per share amounts):

             WorldxChange common shares outstanding upon the conversion
               of preferred shares outstanding at June 30, 2000..........     2,727
             WorldxChange common shares outstanding at June 30, 2000.....    42,614
                                                                           --------
                       Total WorldxChange common shares outstanding......    45,341
             Multiplied by: Exchange ratio...............................    0.6583
                                                                           --------
             Shares of World Access Common Stock assumed to be
               exchanged.................................................    29,848
             Multiplied by: Average market price (a).....................  $  11.83
                                                                           --------
             Value of World Access Common Stock exchanged................  $353,102
                                                                           ========

---------------

            (a) The average price represents the average market price of World
                Access Common Stock for the three trading days prior to and on May 23, 2000, the date economic terms of the merger were amended.

        (ii) As the consummation of the merger is expected to occur after July 1, 2000, we have valued the World Access options using the guidance in FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB opinion No. 25. Under FIN 44, the fair value of vested options issued will be included as part of the purchase price. The fair value of unvested options issued will also be included as part of the purchase price; however, a portion of the intrinsic value (if any) of the unvested options will be allocated to unearned compensation and recognized as compensation cost over the remaining future vesting period. The intrinsic value to be allocated to unearned compensation is not significant and has not been reflected in these pro forma financial statements.

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

            In accordance with the merger agreement, each WorldxChange option is to be converted into an option to purchase 0.6583 shares of World Access Common Stock. At June 30, 2000, WorldxChange had approximately 4.0 million options outstanding; 2.5 million of which were vested and 1.5 million were unvested. The vested and unvested options are convertible to approximately 1.6 million and 1.0 million World Access options respectively, totaling 2.6 million. The fair value of the 1.6 million vested options is $12.7 million computed using the Black-Scholes Option Pricing Model and is included in the purchase price. The fair value of the 1.0 million unvested options is $5.0 million computed using the Black-Scholes Option Pricing Model. The assumptions used in the Black-Scholes model are: dividend yield 0%, volatility 70%, risk free interest rate of 6.43%, and an expected life of 3 years.

        (iii) As an integral component of the merger agreement, World Access agreed to provide WorldxChange up to $45.0 million in bridge funds, $38.2 million of which had been advanced as of June 30, 2000. These funds are being used to finance operating losses expected to be incurred by WorldxChange prior to the merger date and to make permanent investments in working capital that are required to support WorldxChange growth. World Access expects that the remaining balance of $6.8 million to be advanced subsequent to the merger date and intends to fully forgive this loan in connection with the consummation of the merger. As a result, the bridge financing already funded is being accounted for as additional purchase price.

        (iv) At June 30, 2000, WorldxChange has PC based switches with net book value of approximately $6.5 million. The merger with World Access would result in an impairment of these assets, hence, the adjustment to write-off impaired assets from the acquisition. Consequently, depreciation expense is decreased by $1.3 million and $650,000 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

        (v) The pro forma goodwill is preliminary and subject to change based on a final review of the fair values of WorldxChange's net assets as of the actual merger date. Upon a final review of the fair value of WorldxChange's assets and liabilities, it is likely that certain tangible and intangible assets such as international licenses, foreign carrier operating agreements and property and equipment may be recognized at amounts which differ from the amounts estimated in these unaudited pro forma financial statements. Although we do not expect these final adjustments to be significant, they could increase or decrease the depreciation and amortization expense reflected in the unaudited pro forma financial statements.

        (vi) Intangible assets consist of retail customer base, management information systems, licenses and interconnection, management and workforce expertise. Amortization is provided using the straight-line method over a 5-year period.

     (12) Amortization of goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill was computed as follows (in thousands):

                                                                               HISTORICAL
                                                                PRO FORMA       GOODWILL     PRO FORMA
                                                    GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENT
                                                    --------   ------------   ------------   ----------
         WorldxChange -- For the six months ended
           June 30, 2000..........................  $591,090     $14,777        $ (2,658)     $12,119
         WorldxChange -- For the year ended
           December 31, 1999......................  $591,090     $29,555        $(18,641)     $10,914

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           Depreciation benefit as a result of write-down of fixed assets to fair value is arrived at using an estimated life of 7 years. The pro forma adjustment to property and equipment was computed as follows (in thousands):

                                                                                       PRO FORMA
                                                                       PROPERTY AND   DEPRECIATION
                                                                        EQUIPMENT      ADJUSTMENT
                                                                       ------------   ------------
         WorldxChange -- for the six months ended June 30, 2000......    $ 68,000       $(4,860)
         WorldxChange -- for the year ended December 31, 1999........    $ 68,000       $(9,714)

           Amortization of additional intangible assets over an estimated life of 5 years. The pro forma adjustment to intangible assets was computed as follows (in thousands):

                                                                                       PRO FORMA
                                                                       INTANGIBLE    AMORTIZATION
                                                                         ASSETS       ADJUSTMENT
                                                                       -----------   -------------
         WorldxChange -- for the six months ended June 30, 2000......    $29,500        $2,950
         WorldxChange -- for the year ended December 31, 1999........    $29,500        $5,900

     (13) Elimination of WorldxChange's historical goodwill.

     (14) Elimination of WorldxChange's historical shareholders' deficit accounts.

     (15) In connection with the consummation of the WorldxChange merger, a certain vendor of WorldxChange has agreed to convert approximately $25.0 million of WorldxChange indebtedness into approximately 2,174,000 shares of World Access Common Stock based upon a conversion rate of $11.50 per share. These shares are assumed to be issued for purposes of the calculation of basic and diluted earnings per share in the pro forma condensed combined statement of operations. The balance sheet adjustment reflects the conversion of approximately $15.6 million accounts payable and debt to common stock and paid-in-capital for the amount of indebtedness outstanding as of June 30, 2000. The adjustment to the pro forma statement of operations is to eliminate the interest expense recorded on the debt included in the historical results.

     (16) Elimination of intercompany carrier service revenues and related costs.

     (17) At June 30, 2000, WorldxChange had a $2.2 million note payable to STAR. Assuming the mergers of WorldxChange and STAR with World Access are consummated, this adjustment is necessary to eliminate the intercompany debt.

     (18) Adjustment for the additional income tax provision derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from WorldxChange's net operating losses.

     (19) Represents pro forma weighted average shares for basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of an aggregate of 29,848,000 shares issued to complete the WorldxChange merger and 2,174,000 shares upon the conversion of WorldxChange indebtedness into World Access Common Stock, see Note 15. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

TELDAFAX ADJUSTMENTS

(21) These columns represent the historical financial position and results of operations of TelDaFax as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999.

     The following tables represent the conversion of TelDaFax's balance sheet as of June 30, 2000 and statements of operations for the three months and year ended June 30, 2000 and December 31, 1999, respectively, from local currency (DM) into U.S. dollars. The U.S. dollar equivalent was computed by multiplying the deutsche mark balance by 0.4901, the exchange rate as of June 30, 2000 for the balance sheet and by 0.4876 and 0.5435 which represent the average exchange rates for the six months and year ended periods June 30, 2000 and December 31, 1999, respectively.

                                                       TELDAFAX                          TELDAFAX
                                                       JUNE 30,         EXCHANGE         JUNE 30,
                                                         2000             RATE             2000
                                                  -------------------   --------   --------------------
                                                  (IN THOUSANDS - DM)              (IN THOUSANDS - USD)
      Cash and equivalents......................         53,882          0.4901          $ 26,408
      Accounts receivable.......................         86,569          0.4901            42,427
      Prepaid expenses and other current
        assets..................................         62,487          0.4901            30,625
                                                        -------                          --------
          Total current assets..................        202,938                            99,460
                                                        -------                          --------
      Property and equipment, net...............        133,199          0.4901            65,281
      Goodwill..................................         32,261          0.4901            15,811
     Other assets...............................         26,580          0.4901            13,027
                                                        -------                          --------
          Total assets..........................        394,978                          $193,579
                                                        =======                          ========
      Short-term debt...........................         14,814          0.4901             7,260
      Accounts payable..........................        150,353          0.4901            73,688
      Other accrued liabilities.................         19,640          0.4901             9,626
                                                        -------                          --------
          Total current liabilities.............        184,807                            90,574
                                                        -------                          --------
      Long-term debt............................         39,422          0.4901            19,320
      Other long-term liabilities...............            707          0.4901               347
                                                        -------                          --------
          Total liabilities.....................        224,936                           110,241
                                                        -------                          --------
      Minority interests........................          1,811          0.4901               888
      Stockholders' Equity (Deficit):
      Common stock..............................        172,024          0.4901            84,309
      Additional paid in capital................         15,787          0.4901             7,737
      Accumulated deficit.......................        (19,580)         0.4901            (9,596)
                                                        -------                          --------
          Total stockholders' equity............        168,231                            82,450
                                                        -------                          --------
          Total liabilities and stockholders'
            equity..............................        394,978                          $193,579
                                                        =======                          ========

]

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       TELDAFAX                          TELDAFAX
                                                   SIX MONTHS ENDED     EXCHANGE     SIX MONTHS ENDED
                                                     JUNE 30, 2000        RATE        JUNE 30, 2000
                                                  -------------------   --------   --------------------
                                                  (IN THOUSANDS - DM)              (IN THOUSANDS - USD)
       Service revenues.........................        307,704          0.4876          $150,036
       Operating expenses:
          Cost of services (exclusive of
            depreciation and amortization shown
            separately below)...................        259,028          0.4876           126,302
          Selling, general and administrative...         57,029          0.4876            27,807
          Depreciation and amortization.........         25,129          0.4876            12,253
                                                        -------                          --------
          Total operating expenses..............        341,186                           166,362
                                                        -------                          --------
               Operating loss...................        (33,482)                          (16,326)
          Interest and other income.............          1,814          0.4876               885
          Interest expense......................         (1,617)         0.4876              (788)
                                                        -------                          --------
               Loss from continuing operations
                 before income taxes and
                 minority interests.............        (33,285)                          (16,229)
          Provision (benefit) for income
            taxes...............................        (13,691)         0.4876            (6,676)
                                                        -------                          --------
               Loss from continuing operations
                 before minority interests......        (19,594)                           (9,553)
          Minority interests....................          1,746          0.4876               851
                                                        -------                          --------
               Loss from continuing
                 operations.....................        (17,848)                         $ (8,702)
                                                        =======                          ========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    Effective October 1, 1999, TelDaFax acquired a majority interest in the telecommunications equipment distributor Demuth & Dietl Co. Kommunikationselektronik GmbH (D & D). The historical results of operations of TelDaFax for the year ended December 31, 1999 includes D & D results for the three months ended December 31, 1999. The results of D & D for the period from January 1, 1999 to September 30, 1999 have been added to the TelDaFax historical results of operations as follows:

                                   TELDAFAX                                   TELDAFAX                          TELDAFAX
                                  YEAR ENDED             D&D FOR             YEAR ENDED                        YEAR ENDED
                              DECEMBER 31, 1999        THE PERIOD         DECEMBER 31, 1999                DECEMBER 31, 1999
                              INCLUDING 3 MONTHS   JANUARY 1, 1999 TO    INCLUDING 12 MONTHS   EXCHANGE   INCLUDING 12 MONTHS
                                    OF D&D         SEPTEMBER 30, 1999          OF D&D            RATE            OF D&D
                              ------------------   -------------------   -------------------   --------   --------------------
                                                   (IN THOUSANDS - DM)                                    (IN THOUSANDS - USD)
      Service revenues......        611,018               58,787               669,805          0.5435          $364,039
      Operating expenses:
       Cost of services
         (exclusive of
         depreciation and
         amortization shown
         separately
         below).............        507,745               53,083               560,828          0.5435           304,810
       Selling, general and
         administrative.....         84,008                5,703                89,711          0.5435            48,758
       Depreciation and
         amortization.......         33,630                  168                33,798          0.5435            18,369
                                   --------              -------              --------                          --------
       Total operating
         expenses...........        625,383               58,954               684,337                           371,937
                                   --------              -------              --------                          --------
          Operating loss....        (14,365)                (167)              (14,532)                           (7,898)
       Interest and other
         income.............          4,456                   86                 4,542          0.5435             2,469
       Interest expense.....         (3,692)                (302)               (3,994)         0.5435            (2,171)
                                   --------              -------              --------                          --------
          Loss from
            continuing
            operations
            before income
            taxes and
            minority
            interests.......        (13,601)                (383)              (13,984)                           (7,600)
       Provision (benefit)
         for income taxes...         (7,009)                 (37)               (7,046)         0.5435            (3,830)
                                   --------              -------              --------                          --------
          Loss from
            continuing
            operations
            before minority
            interest........         (6,592)                (346)               (6,938)                           (3,770)
       Minority interest....          1,336                   89                 1,425          0.5435               774
                                   --------              -------              --------                          --------
          Loss from
            continuing
            operations......         (5,256)                (257)               (5,513)                         $ (2,996)
                                   ========              =======              ========                          ========

(22) The board of directors of World Access has approved a Purchase and Transfer Agreement, dated as of June 14, 2000, under which World Access will acquire shares of TelDaFax stock.

     Pursuant to the TelDaFax Purchase Agreement, World Access will acquire shares of TelDaFax in five transactions (collectively referred to as the TelDaFax Purchase):

        - Contribution. TelDaFax and Netnet Telekommunikations GmbH and NewTel Communications GmbH, each a subsidiary of World Access, will enter into a Contribution/Exchange Agreement under which World Access will contribute the German operations of Netnet and NewTel to TelDaFax in exchange for newly issued shares of TelDaFax;

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        - Funds Share Purchase. Apax Germany II L.P., Apax Funds Nominees Ltd. fur "B" Account, Apax Funds Nominees Ltd. fur "D" Account and AP Vermogensverwaltung Gesellschaft burgerlichen Rechts, collectively referred to as the Funds, have agreed to sell all of the TelDaFax shares held by them to World Access. In the purchase of the TelDaFax shares from the Funds, each share of TelDaFax stock will be exchanged for 1.025 shares of World Access Common Stock;

        - Klose Share Purchase. From June 14, 2000 until December 31, 2001, Dr. Henning F. Klose has a right to sell to World Access, and World Access has an obligation to purchase from Dr. Klose at Dr. Klose's option, all shares of TelDaFax stock held by Dr. Klose in up to three installments. From July 1, 2002 until December 31, 2002, World Access has a right to purchase from Dr. Klose, and Dr. Klose has an obligation to sell to World Access at World Access' option, all shares of TelDaFax stock held by Dr. Klose. In the Klose share purchase, each share of TelDaFax stock will be exchanged for 1.025 shares of World Access Common Stock;

        - A+M Share Purchase. From the closing of World Access' purchase of the TelDaFax shares held by the Funds until April 30, 2001, A+M GmbH & Co Vermogensverwaltung KG has a right to sell to World Access, and World Access has an obligation to purchase from A+M at A+M's option, all shares of TelDaFax stock held by A+M. From July 1, 2000 until December 31, 2001, World Access has a right to purchase from A+M, and A+M has an obligation to sell to World Access at World Access' option, all shares of TelDaFax stock held by A+M. In the A+M share purchase, each share of TelDaFax stock will be exchanged for 1.025 shares of World Access Common Stock; and

        - Tender Offer. World Access will conduct a tender offer for all of the remaining issued and outstanding shares of TelDaFax. In the tender offer, World Access will offer as consideration 1.025 shares of World Access Common Stock for each share of TelDaFax stock.

     The TelDaFax Purchase will be accounted for under the purchase method of accounting. For purposes of these pro forma financial statements, World Access has assumed that all five transactions were consummated resulting in World Access acquiring 100% of the outstanding TelDaFax shares. The total cost to acquire TelDaFax is subject to change, to the extent that the number of shares of TelDaFax capital stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     such changes could be material. The preliminary purchase price and goodwill is currently estimated as follows (in thousands):

    Purchase price:
      Issuance of World Access Common Stock (i).................  $  395,989
      Estimated fees and expenses...............................       5,000
                                                                  ----------
              Total estimated purchase price....................  $  400,989
    Allocation to fair values:
      Historical shareholders' equity as of March 31, 2000......     (82,450)
      Intangible assets (iii)...................................     (24,000)
      Adjust assets and liabilities:
         Eliminate historical goodwill..........................      12,430
         Write down of fixed assets to fair value...............      24,000
                                                                  ----------
    Preliminary goodwill (ii)...................................  $  330,969
                                                                  ==========

---------------

     (i) In accordance with the purchase agreement, each share of TelDaFax common stock held by the Funds, Klose and A+M and all TelDaFax common stock subject to the tender offer shall be converted into the right to receive 1.025 shares of World Access Common Stock and such World Access Common Stock is assumed to have been issued in connection with the TelDaFax purchase as follows (in thousands, except per share amounts):

     TelDaFax common shares held by:

  The Funds, Dr. Klose and A+M..............................    14,078
  Remaining shares subject to the tender offer..............    19,751
                                                              --------
          Total TelDaFax shares purchased...................    33,829
  Multiplied by: Exchange ratio.............................     1.025
                                                              --------
  Shares of World Access Common Stock to be exchanged           34,675
  Multiplied by: Average market price (a)...................  $  11.42
                                                              --------
  Value of World Access Common Stock exchanged..............  $395,989
                                                              ========

---------------

     (a) The average price represents the average market price of World Access Common Stock for the three trading days prior and the three trading days subsequent to June 14, 2000, the date economic terms of the purchase were announced.

     (ii) The pro forma goodwill is preliminary and subject to change based on a final review of the fair values of TelDaFax's net assets as of the actual purchase date. Upon a final review of the fair value of TelDaFax's assets and liabilities, it is likely that certain tangible and intangible assets such as customer lists, trademarks and property and equipment may be recognized at amounts which differ from the amounts estimated in these unaudited pro forma financial statements. Although we do not expect these final adjustments to be significant, they could increase or decrease the amortization and depreciation expense reflected in the unaudited pro forma financial statements.

     (iii) Intangible assets consist of retail customer base, licenses and interconnection, management and workforce expertise. Amortization is provided using the straight-line method over a 5-year period.

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(23) Amortization of goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill was computed as follows (in thousands):

                                                                               HISTORICAL
                                                                PRO FORMA       GOODWILL     PRO FORMA
                                                    GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENT
                                                    --------   ------------   ------------   ----------
           TelDaFax -- For the six months ended
             June 30, 2000........................  $330,969     $ 8,270        $   (690)     $ 7,580
           TelDaFax -- For the year ended December
             31, 1999.............................  $330,969     $16,550        $    605      $15,945

     Depreciation benefit as a result of write-down of fixed assets to fair value is arrived at using an estimated life of 7 years. The pro forma adjustment to property and equipment was computed as follows (in thousands):

                                                                                   PRO FORMA
                                                                   PROPERTY AND   DEPRECIATION
                                                                    EQUIPMENT      ADJUSTMENT
                                                                   ------------   ------------
           TelDaFax -- For the six months ended June 30, 2000....    $24,000        $(1,715)
           TelDaFax -- For the year ended December 31, 1999......    $24,000        $(3,429)

     Amortization of additional intangible assets over an estimated life of 5 years. The pro forma adjustment to intangible assets was computed as follows (in thousands):

                                                                                 PRO FORMA
                                                                   INTANGIBLE   AMORTIZATION
                                                                     ASSETS      ADJUSTMENT
                                                                   ----------   ------------
           TelDaFax -- For the six months ended June 30, 2000....   $24,000        $2,400
           TelDaFax -- For the year ended December 31, 1999......   $24,000        $4,800

(24) Elimination of historical goodwill.

(25) Elimination of historical shareholders' equity accounts.

(26) Elimination of intercompany service revenues and related costs.

(27) Adjustment to record additional tax provision (benefit) derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from TelDaFax's net operating losses.

(28) Represents pro forma weighted average shares for basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of an aggregate of 34,675,000 shares issued to complete the TelDaFax purchase. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

PRO FORMA WORLD ACCESS

(29) On December 17, 1999, World Access entered into an Asset Purchase Agreement with Long Distance International, Inc. ("LDI") whereby it agreed to purchase substantially all of its assets in exchange for World Access Convertible Preferred Stock, Series D, with an Aggregate Liquidation Preference of $185,000,000 ("World Access Preferred") and the assumption of certain of LDI's liabilities. At the closing of the transaction, 81% of the World Access Preferred was issued to holders of LDI's 12 1/4% Senior Notes due 2008 ("Note Holders"), in satisfaction of LDI's obligations thereunder; 6% of World Access Preferred was issued to NETnet International S.A. ("S.A.") in satisfaction of LDI's obligation

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     under an Acquisition Agreement dated October 9, 1998; 3% of the World Access Preferred was issued to LDI to satisfy any remaining obligations; and 10% of the World Access Preferred was deposited into escrow to secure LDI's indemnification obligations under the Asset Purchase Agreement. Any escrow proceeds not so applied will be allocated 70% to the Note Holders; 20% to S.A. and 10% to LDI.

     The Unaudited Pro Forma World Access Condensed Combined Statement of Operations for the year ended December 31, 1999 give effect to our February 2000 acquisition of LDI, our December 1999 merger with FaciliCom and related transactions, and our May 1999 acquisition of Comm/Net as if the acquisitions had been completed on January 1, 1999. The Unaudited Pro Forma World Access Condensed Combined Statement of Operations for the six months ended June 30, 2000 gives effect to our February 2000 acquisition of LDI as if the acquisition had been completed on January 1, 2000. The unaudited pro forma condensed combined statements of operations, while helpful in illustrating characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

     As a result of the FaciliCom merger and the restructuring program initiated by World Access in the fourth quarter of 1999, World Access expects to realize significant operational and financial synergies. These synergies are expected to include cost reductions resulting from traffic routing changes made to take advantage of each company's least cost routes, elimination of redundant leased line costs, elimination of redundant switching centers and consolidation of certain administrative functions. World Access currently estimates that these annualized cost savings, which have been excluded from the unaudited pro forma condensed combined statement of operations, will range from $20.0 million to $35.0 million.

     The unaudited pro forma condensed combined statements of operations are presented for comparative purposes only and are not intended to be indicative of the actual results had these transactions occurred as of the beginning of the period nor does it purport to indicate results which may be attained in the future.

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA WORLD ACCESS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2000:

                                                    WORLD                 PRO FORMA       PRO FORMA
                                                  ACCESS(A)    LDI(D)    ADJUSTMENTS     WORLD ACCESS
                                                  ---------   --------   -----------     ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Carrier service revenues........................  $561,600    $  8,679     $    --         $570,279
Operating expenses:
Cost of carrier services (exclusive of
  depreciation and amortization shown separately
  below)........................................   490,330      10,025          --          500,355
Selling, general and administrative.............    51,338       8,092          --           59,430
Depreciation and amortization...................    36,512       2,595         854(G)        41,155
Restructuring credit............................    (3,995)         --       1,194(G)        (3,995)
                                                  --------    --------     -------         --------
          Total operating expenses..............   574,185      20,712       2,048          596,945
                                                  --------    --------     -------         --------
          Operating income (loss)...............   (12,585)    (12,033)     (2,048)         (26,666)
Interest and other income.......................     9,254       3,742          --           12,996
Interest expense................................   (28,572)     (6,235)      5,018(J)       (29,789)
Foreign exchange gain (loss)....................       211         (94)         --              117
                                                  --------    --------     -------         --------
          Income (loss) from continuing
            operations before income taxes......   (31,692)    (14,620)      2,970          (43,342)
Provision (benefit) for income taxes............    (2,115)         --       1,910(K)          (205)
                                                  --------    --------     -------         --------
          Income (loss) from continuing
            operations..........................   (29,577)    (14,620)      1,060          (43,137)
Preferred stock dividends.......................    (1,163)         --          --           (1,163)
                                                  --------    --------     -------         --------
          Income (loss) from continuing
            operations available to common
            stockholders........................  $(30,740)   $(14,620)    $ 1,060         $(44,300)
                                                  ========    ========     =======         ========
Loss per common share from continuing
  operations:
  Basic.........................................  $  (0.53)                                $  (0.77)(N)
                                                  ========                                 ========
  Diluted.......................................  $  (0.53)                                $  (0.77)(N)
                                                  ========                                 ========
Weighted average shares outstanding:
  Basic.........................................    57,658                                   57,658(N)
                                                  ========                                 ========
  Diluted.......................................    57,658                                   57,658(N)
                                                  ========                                 ========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA WORLD ACCESS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999:

                                  WORLD                                              PRO FORMA       PRO FORMA
                                ACCESS(A)   FACILICOM(B)   COMM/NET(C)    LDI(D)    ADJUSTMENTS     WORLD ACCESS
                                ---------   ------------   -----------   --------   -----------     ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Carrier service revenues......  $501,081      $404,485       $13,868     $117,662    $(17,543)(F)    $1,019,553
Operating expenses:
Cost of carrier services
  (exclusive of depreciation
  and amortization shown
  separately below)...........   448,305       364,773         9,923       97,867     (14,932)(F)       905,936
Selling, general and
  administrative..............    28,433        56,652         2,324       58,822          --           146,231
Depreciation and
  amortization................    13,541        27,823           390       20,716      36,505(G)         96,783
                                                                                        4,776(G)
                                                                                       (6,968)(H)
Restructuring and other
  special charges.............    37,800            --            --        6,387          --            44,187
                                --------      --------       -------     --------    --------        ----------
         Total operating
           expenses...........   528,079       449,248        12,637      183,792      19,381         1,193,137
                                --------      --------       -------     --------    --------        ----------
         Operating income
           (loss).............   (26,998)      (44,763)        1,231      (66,130)    (36,924)         (173,584)
Interest and other income.....     3,308         3,026            --        4,488          --            10,822
Interest expense..............   (12,914)      (33,413)          (65)     (33,607)     (8,325)(I)       (58,208)
                                                                                       30,116(J)
Foreign exchange loss.........      (620)       (1,749)           --           --          --            (2,369)
                                --------      --------       -------     --------    --------        ----------
         Income (loss) from
           continuing
           operations before
           income taxes.......   (37,224)      (76,899)        1,166      (95,249)    (15,133)         (223,339)
Provision (benefit) for income
  taxes.......................   (10,126)       (7,335)          264           --      10,198(K)         (6,999)
                                --------      --------       -------     --------    --------        ----------
         Income (loss) from
           continuing
           operations.........   (27,098)      (69,564)          902      (95,249)    (25,331)         (216,340)
Preferred stock dividends.....    (1,968)           --            --       (2,049)       (493)(L)        (2,461)
                                                                                        2,049(M)
                                --------      --------       -------     --------    --------        ----------
         Income (loss) from
           continuing
           operations
           available to common
           stockholders.......  $(29,066)     $(69,564)      $   902     $(97,298)   $(23,775)       $ (218,801)
                                ========      ========       =======     ========    ========        ==========
Loss per common share from
  continuing operations:
  Basic.......................  $  (0.78)                                                            $    (4.32)(N)
                                ========                                                             ==========
  Diluted.....................  $  (0.78)                                                            $    (4.32)(N)
                                ========                                                             ==========
Weighted average shares
  outstanding:
  Basic.......................    37,423                                                                 50,634(N)
                                ========                                                             ==========
  Diluted.....................    37,423                                                                 50,634(N)
                                ========                                                             ==========

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     A. This column represents the historical results of operations of World Access. The World Access results of operations for the year ended December 31, 1999 includes the results of Comm/Net from May 1, 1999 and the results of FaciliCom from December 7, 1999. The World Access results of operations for the six months ended June 30, 2000 include the results of operations of LDI from February 11, 2000.

     B. This column represents the historical results of operations of FaciliCom for the period January 1, 1999 to December 6, 1999.

        On August 17, 1999 the Company entered into a definitive merger agreement with FaciliCom International, Inc. ("FaciliCom"), a privately owned company that is a facilities-based provider of European and U.S. originated international long-distance voice, data and Internet services. On December 7, 1999, the transaction was completed in its final form whereby FaciliCom merged into the Company (the "FaciliCom Merger").

        In connection with the FaciliCom Merger, the stockholders of FaciliCom received approximately $56.0 million in cash, 369,901 shares of Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), and 495,557 vested options that each may be exercised to acquire one share of the Company's common stock at an average exercise price of $2.63 per share. In addition, the Company issued 1,912,500 non-qualified options to purchase Company common stock at an exercise price of $15.00 per share in exchange for substantially all the options held by FaciliCom's employees. The Series C Preferred Stock which has a $369.9 million liquidation preference was valued at $265.5 million based on its estimated market value as of the FaciliCom Stock Valuation Date, as determined by an investment banking firm. The stock options were valued at $24.8 million based on the Black-Scholes option valuation model. Included in other liabilities in the table below, is $300.0 million
        10 1/2% FaciliCom Series B Senior Notes due 2008 which were exchanged for the Company's 13.25% Senior Notes due 2008 having an aggregate principal amount of $300.0 million. As consideration for this exchange the Company issued 942,627 shares of its common stock valued at $15.0 million to FaciliCom noteholders.

        The Series C Preferred Stock bears no dividend and is convertible into shares of the Company's common stock at a conversion rate of $20.38 per common share, subject to adjustment in the event of below market issuances of common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to common stock. If the closing trading price of the Company's common stock exceeds $20.38 per share for 60 consecutive trading days, the Series C Preferred Stock will automatically convert into common stock. Initially, the holders of the Series C Preferred Stock were entitled to elect four new directors to the Company's board of directors. Except for the election of directors, the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of the Company's common stock.

        The acquisition of FaciliCom has been accounted for using the purchase method of accounting. Accordingly, the results of FaciliCom's operations have been included in the accompanying consolidated financial statements from December 7, 1999. The excess of purchase price over the fair value of

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        net assets acquired has been recorded as goodwill and is being amortized over a 20 year period. The following summarizes the allocation of the purchase price (in thousands):

Purchase price:
  Cash......................................................  $  56,000
  Preferred stock issued....................................    265,515
  Common stock issued.......................................     15,000
  Stock options issued......................................     24,785
  Fees and expenses.........................................     15,650
                                                              ---------
          Total purchase price..............................    376,950
Allocation to fair value of net assets:
  Current assets............................................   (183,934)
  Property and equipment....................................   (116,479)
  Intangible assets.........................................     (5,380)
  Other assets..............................................     (1,362)
  Current liabilities.......................................    207,362
  Other liabilities.........................................    313,148
                                                              ---------
          Goodwill..........................................  $ 590,305
                                                              =========

     C. This column represents the historical results of operations of Comm/Net for the period January 1, 1999 to April 30, 1999.

        In May 1999, the Company acquired substantially all the assets and assumed certain liabilities of Comm/Net Holding Corporation and its wholly owned subsidiaries, Enhanced Communications Corporation, Comm/Net Services Corporation and Long Distance Exchange Corporation (Comm/Net Holdings and its wholly owned subsidiaries are collectively referred to herein as "Comm/Net"). Comm/Net, headquartered in Plano, Texas, is a facilities-based provider of wholesale international long distance and wholesale prepaid calling card services, primarily to the Mexican telecommunications markets.

        In connection with the acquisition, the Company issued 23,174 shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), valued at approximately $18.5 million with a $23.2 million liquidation preference, and paid approximately $3.5 million to retire certain Comm/Net notes payable outstanding at the time of acquisition. The Series B Preferred Stock is convertible into shares of the Company's common stock at a conversion rate of $16.00 per common share, subject to standard anti-dilution adjustments. If the closing trading price of the Company's common stock exceeds $16.00 per share for 45 consecutive trading days, the Series B Preferred Stock will automatically convert into common stock. Preferred dividends began accruing July 1, 1999 and are payable quarterly. In March 2000, the Series B Preferred Stock was converted into 1,448,373 shares of the Company's common stock.

        The acquisition of Comm/Net has been accounted for under the purchase method of accounting. Accordingly, the results of Comm/Net's operations have been included in the accompanying consolidated financial statements from May 1, 1999. The excess of purchase price over the fair value

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        of net assets acquired has been recorded as goodwill and is being amortized over a 20 year period. the following summarizes the allocation of the purchase price (in thousands):

Purchase price:
  Preferred stock issued....................................  $18,539
  Debt paid.................................................    3,502
  Fees and expenses.........................................      800
                                                              -------
          Total purchase price..............................   22,841
Allocation to fair values of net assets:
  Current assets............................................   (7,754)
  Property and equipment....................................   (3,351)
  Current liabilities.......................................    9,609
  Other assets and liabilities, net.........................    1,368
                                                              -------
          Goodwill..........................................  $22,713
                                                              =======

     D. These columns represents the historical results of operations of LDI. For the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2000, the historical results of operations of LDI are for the period January 1, 2000 to February 10, 2000. For the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999, the historical results of operations of LDI are for the period January 1, 1999 to December 31, 1999.

     E. The LDI merger has been accounted for under the purchase method of accounting. Under the terms of the Agreement and Plan of Merger dated as of December 17, 1999, the purchase price was determined as follows (in thousands):

Purchase price:
  Issuance of preferred stock (i)...........................  $217,560
  Debt forgiven.............................................     4,674
  Fair value of World Access options issued in exchange for
     LDI options (ii).......................................    21,731
  Fees and expenses.........................................     2,000
                                                              --------
                                                               245,965
Allocation to fair value of net assets:
  Cash......................................................   (42,476)
  Other current assets......................................   (15,447)
  Intangible assets.........................................   (25,910)
  Property and equipment....................................   (17,113)
  Other assets..............................................      (871)
  Current liabilities.......................................    80,433
  Other liabilities.........................................       723
                                                              --------
Goodwill....................................................  $225,304
                                                              ========

            (i) World Access management has determined the fair value of the 185,000 shares of Series D Preferred Stock issued as part of the LDI merger consideration to be $217,560 or $1,176 per share. The fair value was determined by calculating the equivalent number of shares of common stock into which the preferred shares are convertible multiplied by the average market price of the common stock for three trading days prior and the three trading days subsequent to the date economic terms of the acquisition are announced, and then adding a six percent premium to the value to reflect the

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       preferred stock preferences over common stock. The Series D Preferred Stock bears no dividend and is convertible into shares of World Access Common Stock at a conversion rate of $18 per common share of World Access Common Stock, subject to adjustment in the event of below market issuances of World Access Common Stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock. If the closing trading price of World Access Common Stock exceeds $18 per share for 60 consecutive trading days, the Series D Preferred Stock will automatically convert into World Access Common Stock.

            (ii) Represents the fair value of approximately 1,500,000 options to acquire World Access Common Stock issued in exchange for certain options outstanding to acquire shares of LDI stock. The fair value has been determined using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield 0%, volatility 70%, risk free interest rate of 6.3% and an expected life of 4 years. The World Access options have an exercise price of $18.50 per share. The holders of the LDI redeemable warrants have agreed to terminate their warrants as part of the closing of the acquisition by World Access.

     F. Elimination of inter-company revenues and related costs.

     G. Amortization of additional goodwill as a result of the FaciliCom, Comm/Net and LDI Acquisitions over an estimated life of 20 years. The additional Resurgens goodwill of $127.4 million is a result of the 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom Merger. The pro forma adjustment to goodwill was computed as follows (in thousands):

                                                                               HISTORICAL
                                                                PRO FORMA       GOODWILL      PRO FORMA
                                                    GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENTS
                                                    --------   ------------   ------------   -----------
       For the six months ended June 30, 2000:
       LDI........................................  $225,304     $ 5,632        $ (4,778)      $   854

       For the year ended December 31, 1999:
       FaciliCom..................................   590,305      29,515          (2,475)       27,040
       Resurgens..................................   127,425       6,371            (409)        5,962
       LDI........................................   225,304      11,265          (8,210)        3,055
       Comm/Net...................................    22,713       1,136            (688)          448
                                                                 -------        --------       -------
                                                                 $48,287        $(11,782)      $36,505
                                                                 =======        ========       =======

     Amortization of additional intangible assets over their estimated useful lives. The pro forma adjustment for intangible asset amortization was computed as follows (in thousands):

                                                     INTANGIBLE    PRO FORMA      HISTORICAL    PRO FORMA
                                                       ASSETS     AMORTIZATION   AMORTIZATION   ADJUSTMENT
                                                     ----------   ------------   ------------   ----------
       For the six months ended June 30, 2000:
       LDI.........................................   $25,910        $1,850        $   925        $  925
       FaciliCom...................................     5,380           538            269           269
                                                      -------        ------        -------        ------
                                                      $31,290        $2,388        $ 1,194        $1,194
                                                      =======        ======        =======        ======
       For the year ended December 31, 1999:
       LDI.........................................   $25,910        $3,700        $    --        $3,700
       FaciliCom...................................     5,380         1,076             --         1,076
                                                      -------        ------        -------        ------
                                                      $31,290        $4,776        $    --        $4,776
                                                      =======        ======        =======        ======

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     H. Adjustment to depreciation expense for the adjustment to fair values of switching equipment and IRUs at FaciliCom.

     I. Represents the adjustment to interest expense related to the exchange of $300.0 million of FaciliCom notes with a 10.5% coupon for World Access notes with a 13.25% coupon and the amortization of the $15.0 million debt discount related to World Access notes over a period of eight years. The pro forma adjustment to interest expense was computed as follows (in thousands):

       Interest expense on World Access notes for eleven months....  $(36,438)
       Debt issue cost amortization on World Access notes for
         eleven months.............................................    (1,719)
       Historical FaciliCom note interest expense..................    28,875
       Historical FaciliCom debt issue cost amortization...........       957
                                                                     --------
                 Net increase in interest expense..................  $ (8,325)
                                                                     ========

     J. Adjustment to reduce interest expense related to the elimination of certain LDI indebtedness resulting from the acquisition as follows:

                                                            FOR THE THREE
                                                               MONTHS
                                                                ENDED         FOR THE YEAR
                                                              MARCH 31,           ENDED
                                                                2000        DECEMBER 31, 1999
                                                            -------------   -----------------
       Interest expense on LDI's 12 1/4% Senior Notes.....     $4,609            $27,656
       Amortization of original issue discount on LDI's
         12 1/4% Senior Notes.............................        200              1,202
       Amortization of LDI's 12 1/4% Senior Notes offering
         costs............................................        157                944
       Interest expense on certain notes payable to the
         holders of LDI's 12 1/4% Senior Notes............         52                314
                                                               ------            -------
                 Net decrease in interest expense.........     $5,018            $30,116
                                                               ======            =======

     K. Adjustment for the additional tax benefit derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from LDI's and FaciliCom's net operating losses.

     L. To increase preferred stock dividends to reflect the Series B preferred stock issued in connection with the Comm/Net acquisition as outstanding for the full period.

     M. To eliminate historical LDI preferred stock dividends and preferred stock and warrant redemption accretion.

     N. Represents pro forma weighted average shares and basic diluted earnings from continuing operations per share for the year ended December 31, 1999. The weighted average shares are computed assuming the issuance of
         (1) an aggregate of 4,713,128 shares issued for $75.0 million in connection with the private placement of World Access common stock in conjunction with the FaciliCom merger; (2) an aggregate of 942,627 shares issued to the holders of the FaciliCom notes; (3) an aggregate 963,722 shares issued to certain FaciliCom shareholders; and (4) 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom merger as of January 1, 1999. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

                               WORLD ACCESS, INC.
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         For the six months ended June 30, 2000, no additional shares of common stock are deemed to be outstanding. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common shares would be anti-dilutive.

     O. Under the terms of the Indenture governing World Access' $300.0 million of 13.25% Senior Notes due 2008, World Access has an obligation to utilize the net cash proceeds from the sale of certain of the Company's equipment businesses to make a one-time tender offer for all or a portion of the 13.25% Senior Notes outstanding. Based on transactions completed as of the date of this joint proxy statement/prospectus, the Company is currently obligated to tender for approximately $160.0 million of the 13.25% Senior Notes by January 2, 2001. The pro forma financial statements do not include the impact, if any, of the tender offer on the financial position of World Access.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  WORLD ACCESS COMMON STOCK AND TELDAFAX STOCK

     This section of the proxy statement/prospectus describes certain differences between TelDaFax stock and World Access common stock. While World Access and TelDaFax believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to TelDaFax stockholders, including the information set forth in the certificates of incorporation and bylaws of each company. TelDaFax stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between TelDaFax stock and World Access common stock.

     The rights of stockholders of World Access are governed by World Access' certificate of incorporation, as amended, and World Access' bylaws. Because World Access is a Delaware corporation, after the TelDaFax transactions are completed, the rights of TelDaFax's stockholders will be governed by the General Corporation Law of the State of Delaware.

COMPARISON OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of World Access currently consists of 160,000,000 shares, of which 150,000,000 shares shall be common stock of $.01 par value per share, and 10,000,000 shares of which shall be preferred stock of $.01 par value per share. Note, however, that at the 2000 World Access special meeting in lieu of annual meeting, the World Access stockholders are being asked to approve an amendment to the World Access certificate of incorporation that would increase the number of shares of common stock World Access is authorized to issue to 290,000,000. As of August 25, 2000, 61,707,277 shares of World Access common stock were outstanding and 613,905 shares of World Access preferred stock were outstanding, which are convertible into 33,939,077 shares of World Access common stock.

     The issued share capital of TelDaFax currently amounts to Euro 87,954,360, consisting of 33,828,600 bearer shares of common stock with no par value. The bylaws of TelDaFax provide for increases in share capital and in the number of shares issued as follows:

     The management board of TelDaFax is authorized to increase the issued share capital by up to Euro 42,900,000 until June 9, 2004.

     The general stockholders' meeting has approved a conditional increase in the issued share capital by Euro 42,900,000 which may become unconditional, resulting in the issue of up to 16,500,000 bearer shares of common stock, depending on the exercise of conversion or option rights or the fulfillment of conversion obligations by the holders of convertible bonds or option bonds issued by TelDaFax or its wholly owned direct or indirect subsidiaries until June 9, 2004.

     TelDaFax has not issued any preferred stock.

COMPARISON OF CLASSES OF COMMON STOCK

     World Access and TelDaFax each have one class of common stock issued and outstanding. Holders of World Access common stock and holders of TelDaFax common stock are each entitled to one vote for each share held.

COMPARISON OF REQUIREMENTS FOR SPECIAL MEETING OF STOCKHOLDERS

     Special meetings of World Access may be called by a majority of World Access' board of directors or an officer instructed by the board of directors to call a meeting.

     General stockholders' meetings of TelDaFax may be convened by the management board, supervisory board or stockholders whose interests, in the aggregate, amount to not less than 5% of the share capital of TelDaFax.

COMPARISON OF REQUIREMENTS FOR ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDERS' MEETING

     World Access stockholders may not take action without a meeting by written consent except for preferred stockholders pursuant to the World Access certificate of incorporation.

     TelDaFax stockholders may not take action without a meeting by written consent.

COMPARISON OF REQUIREMENTS FOR VOTING BY WRITTEN BALLOT

     World Access' bylaws provide that the election of directors need not be by written ballot.

     The bylaws of TelDaFax provide that the manner in which votes are cast at the general stockholders' meeting, including votes to elect the members of the supervisory board, is to be determined by the chairperson of the meeting.

COMPARISON OF RECORD DATE FOR DETERMINING STOCKHOLDERS

     The World Access bylaws provide that its board of directors may fix a record date that:

     - in the case of determination of the stockholders entitled to vote at any meeting of stockholders or adjournment of any meeting, shall not be more than 60 days nor less than ten days before the date of the meeting; and

     - in the case of any other action, shall not be more than 60 days prior to such action.

     Furthermore, the World Access bylaws provide that if the World Access board of directors does not fix a record date in the manner described above, then:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

     - the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the World Access board of directors adopts the related resolution.

     The bylaws of TelDaFax provide that the right to participate in and vote at general stockholders' meetings is only accorded to those stockholders who deposit their shares, for the duration of the meeting, with TelDaFax, a German notary public, a securities depository bank or any other place of deposit specified in the notice of the general shareholders' meeting. Shares are also deemed to have been deposited if, with the consent of an approved depository, these are deposited with a bank in a blocked security deposit until the end of the general stockholders' meeting. The deposit must be made at least five days before the meeting. If the last day of the deposit limit falls on a Sunday, Saturday or other official holiday in a state of the Federal Republic of Germany, then deposits must take place on or before the immediately preceding business day. If the shares are deposited with a German notary public or with a securities depository bank, a certificate to this effect must be submitted to TelDaFax on the first business day, excluding Saturdays, following the expiration of the time limit for deposits.

COMPARISON OF PROCEDURES FOR NOMINATION OF DIRECTORS

     The World Access bylaws require that the board of directors or a stockholder who gives timely notice to the secretary of the company make board nominations. To be timely, World Access must receive a stockholder's nomination notice at least 120 days prior to the one-year anniversary of the date of the proxy statement in connection with the previous year's annual meeting of stockholders. If (i) no annual meeting was held in the previous year, (ii) the date of the upcoming annual meeting has changed by more than 30 days from the date contemplated in the previous year's proxy statement or (iii) the upcoming meeting is not an

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annual meeting, a nominating stockholder's notice must be received by World
Access no later than the close of business on the tenth day following the earlier of:

     - the day on which notice of the upcoming meeting was mailed or given to the World Access stockholders; or

     - the day on which public disclosure of the date of the upcoming meeting was made by World Access.

     Under German corporate law, the supervisory board appoints the members of the management board. The supervisory board, which is elected by the stockholders at the general stockholders' meeting in TelDaFax's case, is required to make nominations for the election of supervisory board members as part of the invitation to the general stockholders' meeting. Stockholders may make nominations at any time until the election, in which case the chairperson of the general stockholders' meeting decides on the sequence in which nominations are put to the vote. However, if a nomination was made by a stockholder within one week after publication of the invitation to the general stockholders' meeting, stockholders representing not less than 10% of the votes cast may require that such nomination is put to the vote first, before any nominations made by the supervisory board.

COMPARISON OF NUMBER OF DIRECTORS

     The World Access amended certificate of incorporation and bylaws provide that the World Access board of directors must consist of not fewer than three and not more than 12 directors, with the exact number to be fixed from time to time by the World Access board of directors. Note, however, that at the 2000 World Access special meeting in lieu of annual meeting, World Access is seeking approval by its stockholders of an amendment to the certificate of incorporation which would increase the maximum number of directors to 15.

     The bylaws of TelDaFax provide that the management board must consist of at least two members. The supervisory board is authorised to increase that number; there is no maximum limit.

COMPARISON OF CLASSIFIED BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. World Access' board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually.

     You should note, however, that at the 2000 World Access special meeting in lieu of annual meeting, World Access is seeking the approval of its stockholders to an amendment to the certificate of incorporation of World Access which would eliminate World Access' classified board of directors. If this amendment is approved by the requisite vote of the World Access stockholders, all World Access directors would be elected annually to a term of one year and until the next annual meeting of stockholders at which their successors are elected and qualified . At an annual meeting in which a quorum is present, the persons receiving a plurality of the votes cast by World Access stockholders would be elected as the directors.

     The bylaws of TelDaFax do not provide for a classified board. The supervisory board appoints the members of the management board individually, for terms of up to five years, and may be re-appointed, again for up to five years, upon the expiration of such term. The stockholders' elect members of the supervisory board, all at the same time, for a term expiring at the end of the general stockholders' meeting resolving on the statutory discharge for the fourth financial year after the commencement of their term, excluding the financial year during which their term commenced.

COMPARISON OF PROCEDURES FOR THE REMOVAL OF DIRECTORS

     The World Access bylaws provide that any director or the entire board of directors may be removed at any time, with cause, by the holders of a majority of the voting power of the shares entitled to vote at an election of directors, voting together as a single class.

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     Members of the management board may be removed, with cause, by resolution of the supervisory board. Members of the supervisory board may be removed by resolution of the general stockholders' meeting, with or without cause.

COMPARISON OF BOARD OF DIRECTORS VACANCIES

     The bylaws of World Access provide that vacancies on the board of directors may be filled by the vote of the majority of directors remaining in office.

     Vacancies on the management board of TelDaFax may be filled by resolution of the supervisory board at any time. Vacancies on the supervisory board, resulting in the supervisory board no longer being quorate, may be filled by court order, at the request of the management board, any supervisory board member or any stockholder.

COMPARISON OF NOTICE REQUIREMENTS OF SPECIAL MEETING OF THE BOARD OF DIRECTORS

     The World Access bylaws provide that the chairman of the board, the vice-chairman of the board, the president or a majority of directors then in office may call special meetings of the board of directors. The bylaws do not require a specific notice period, but only require that the notice provide sufficient time for the convenient assembly of the directors.

     The bylaws of TelDaFax do not provide for a specific notice period for meetings of the management board. Meetings of the supervisory board must be called at 14 days' notice. The supervisory board may also pass resolutions by written vote or vote cast over the telephone, without a physical meeting, if no member objects.

COMPARISON OF PROCEDURES FOR AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The World Access amended certificate of incorporation imposes a super-majority voting requirement with respect to certain amendments. Any amendment to the classified board provisions of the certificate of incorporation, or any proposed change to the certificate or bylaws which is inconsistent with such provision, requires the vote of holders of at least 75% of the voting power of all shares entitled to vote in the election of directors, voting as a single class. The World Access bylaws may be amended by the board of directors or stockholders of World Access.

     The bylaws of TelDaFax may be amended by a simple majority of the votes cast at a general stockholders' meeting except for certain matters requiring a majority of three quarters of the votes cast, for example, an increase in share capital excluding the subscription rights of existing stockholders, or unanimity, for example, an amendment imposing additional payment obligations on stockholders or restricting the transferability of shares. The supervisory board may amend the bylaws in respect of pure drafting matters and to take account of the issue of additional shares out of the company's authorized or conditional share capital.

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                   DESCRIPTION OF WORLD ACCESS' CAPITAL STOCK

WORLD ACCESS COMMON STOCK

     The holders of World Access common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the outstanding shares of World Access common stock and the holders of the World Access Series A preferred stock, Series D preferred stock and Series E preferred stock, voting on an as converted to common stock basis, can elect all members of World Access' board of directors, and holders of the remaining shares of World Access common stock by themselves cannot elect any member of the board of directors.

     The holders of World Access common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of World Access, the holders of World Access common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the World Access common stock.

     Holders of shares of World Access common stock, as such, have no conversion, preemptive or other subscription rights. There are no redemption provisions applicable to the World Access common stock.

WORLD ACCESS PREFERRED STOCK

     Both the World Access and STAR certificates of incorporation authorize their respective boards of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in such shares. The STAR certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. No shares of STAR preferred stock are issued and outstanding. The World Access certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, of which 50,000 shares designated as Series A preferred stock, 350,259.875 shares designated as Series C preferred stock, 184,000 shares designated as Series D preferred stock, and 9,645 shares designated as Series E are issued and outstanding. The material terms of the Series A preferred stock, the Series C preferred stock, the Series D preferred stock and the Series E preferred stock are summarized below.

  World Access Series A Preferred Stock

     Dividends. The holders of the Series A preferred stock are entitled to receive, when, as and if declared by the World Access board of directors, quarterly cash dividends at an annual rate on the liquidation preference of the Series A preferred stock (i.e., $1,000) equal to 4.25%. Dividends payable on the Series A preferred stock are cumulative and accrue, whether or not declared, on a daily basis from April 19, 1999.

     Ranking. The Series A preferred stock ranks, as to dividend and liquidation rights, senior to World Access common stock, the Series C preferred stock and the Series D preferred stock.

     Voting Rights. In addition to any voting rights provided by law, the holders of the Series A preferred stock are entitled to vote on all matters voted on by holders of World Access common stock voting together as a single class with the holders of World Access common stock, Series C preferred stock, Series D preferred stock and other shares entitled to vote thereon. Each holder of the Series A preferred stock is entitled to cast the number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares into World Access common stock on the record date for determining the stockholders entitled to vote on any such matters.

     In addition, unless the consent or approval of a greater number of shares is then required by law, the vote of the holders of at least 66 2/3% of the outstanding shares of Series A preferred stock, voting separately as a single series, is required to: (i) authorize, increase the authorized number of shares of or issue any shares of any class of stock ranking senior to, or on par with, the Series A preferred stock; (ii) authorize, adopt or approve an amendment to the certificate of incorporation of World Access that would increase or decrease the par value of the Series A preferred stock, or alter or change the powers, preferences or special rights of the
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Series A preferred stock, or would alter or change the powers, preferences or special rights of stock ranking senior to, or on par with, the Series A preferred stock; (iii) amend or alter the certificate of incorporation so as to affect the Series A preferred stock adversely and materially; (iv) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock ranking senior to, or on par with, the Series A preferred stock; (v) subject to certain limited exceptions described in the World Access certificate of incorporation, effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of World Access, or the consolidation or merger of World Access with or into another entity, or the sale or other distribution to another entity of all or substantially all of the assets of World Access; or (vi) authorize, increase the authorized number of shares of, or issue any shares of capital stock having an optional or mandatory redemption date earlier than April 21, 2004 or amend the terms of any capital stock to provide that such capital stock has an optional or mandatory redemption date earlier than April 21, 2004.

     Board of Directors Representation. If World Access (i) fails to declare or pay the full amount of dividends payable on the Series A preferred stock for two quarterly dividend periods (whether consecutive or not) or (ii) fails to comply with specific affirmative and negative covenants of World Access set forth in the Stock Purchase Agreement, dated April 19, 1999, between World Access and The 1818 Fund III, L.P., then the number of directors on the World Access board of directors must be increased by one, and the holders of the Series A preferred stock will have the exclusive right to fill such directorship. The person designated as a director by the holders of the Series A preferred stock will continue in such position until such breach is cured.

     Redemption. On or after April 21, 2003, World Access has the right to redeem the Series A preferred stock for a price per share equal to $1,000 plus an amount per share equal to all accrued and unpaid dividends through the redemption date. If a change of control of World Access occurs on or before April 21, 2001, World Access has the right to redeem the Series A preferred stock for a price per share equal to $1,250 plus an amount per share equal to all accrued and unpaid dividends through the redemption date.

     Conversion Price. The Series A preferred stock is convertible, at any time by the holder thereof, into shares of World Access common stock for a conversion price equal to $11.50 per share. The conversion price is subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock and certain other instances described in the World Access certificate of incorporation.

     Mandatory Exchange. If at any time on or after April 19, 2004 until April 19, 2009, the holders of at least 50% of the Series A preferred stock demand that World Access exchange the Series A preferred stock, then World Access must exchange all such shares for shares of World Access common stock or subordinated nonconvertible notes of World Access. The exchange must occur at a per share price equal to $1,000 per share plus an amount per share equal to all accrued and unpaid dividends to the exchange date. The exchange date must occur at any time, or from time to time, during the period from the 40th day following the date a stockholder demands the exchange to the third anniversary of such date. Any shares of common stock issued in the exchange will be valued at 95% of the average market price of World Access common stock for the ten trading days preceding the applicable exchange date, but in no event greater than the conversion price then in effect.

     Mandatory Conversion. If for 45 consecutive trading days the market price of World Access common stock exceeds 261% of the conversion price in effect on each such trading day, all shares of Series A preferred stock will be automatically converted into such number of shares of World Access common stock as equals the number of shares subject to conversion multiplied by the quotient of $1,000 divided by the conversion price in effect on the last trading day of such 45-day period.

  World Access Series C Preferred Stock

     Ranking. The Series C preferred stock ranks, as to dividends, on par with the World Access common stock and the Series D preferred stock and junior to the Series A preferred stock. With respect to liquidation preference, the Series C preferred stock ranks senior to the World Access common stock, junior to the Series A preferred stock, and on par with the Series D preferred stock.
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     Voting Rights.  In addition to any voting rights provided by law, except with respect to the election of directors, the holders of the Series C preferred stock are entitled to vote on all matters voted on by holders of World Access common stock voting together as a single class with the holders of World Access common stock, Series A preferred stock, Series D preferred stock and other shares entitled to vote thereon. Each holder of the Series C preferred stock is entitled to cast the number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares into World Access common stock on the record date for determining the stockholders entitled to vote on any such matters.

     In addition, unless the consent or approval of a greater number of shares is then required by law, the vote of the holders of at least 66 2/3% of the outstanding shares of Series C preferred stock, voting separately as a single series, is required to: (i) authorize, increase the authorized number of shares of or issue any shares of any class of stock ranking senior to the Series C preferred stock; (ii) authorize, adopt or approve an amendment to the certificate of incorporation of World Access that would increase or decrease the par value of the Series C preferred stock, or alter or change the powers, preferences or special rights of the Series C preferred stock, or would alter or change the powers, preferences or special rights of stock ranking senior to the Series C preferred stock; (iii) amend or alter the certificate of incorporation so as to affect the Series C preferred stock adversely and materially; (iv) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock ranking senior to the Series C preferred stock; and (v) subject to certain limited exceptions described in the World Access certificate of incorporation, effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of World Access, or the consolidation or merger of World Access with or into another entity, or the sale or other distribution to another entity of all or substantially all of the assets of World Access.

     Board of Directors Representation. The holders of the Series C preferred stock have the right, voting as a separate series, to nominate and elect four directors to the World Access board of directors (and are not entitled to vote with respect to the election of any other directors), provided that on the record date for determining the stockholders eligible to vote for directors, at least 15% of the originally issued Series C preferred stock is outstanding. However, if the World Access common stock issuable upon conversion of the Series C preferred stock equals less than 20% of the outstanding shares of capital stock of World Access entitled to vote for the election of directors, then, so long as the outstanding shares of Series C preferred stock equal at least 15% of the originally issued Series C preferred stock, the holders of the Series C preferred stock have the right to elect (voting as a separate series), the number of directors which, as a percentage of the total number of World Access directors, is at least equal to the percentage of all outstanding shares of capital stock entitled to vote for the election of directors held by such holders of Series C preferred stock, on an as converted basis.

     Conversion Price. The Series C preferred stock is convertible, at any time by the holder thereof, into shares of World Access common stock for a conversion price equal to $20.38 per share. The conversion price is subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock and other instances described in the World Access certificate of incorporation.

     Mandatory Conversion. If for 60 consecutive trading days the market price of World Access common stock exceeds the conversion price in effect on each such trading day, all shares of Series C preferred stock will be automatically converted into such number of shares of World Access common stock as equals the number of shares subject to conversion multiplied by the quotient of $1,000 divided by the conversion price in effect on the last trading day of such 60-day period.

     In addition, any outstanding shares of Series C preferred stock that have not been converted into World Access common stock by December 7, 2002 will be automatically converted into such number of shares of World Access common stock as is equal to the number of shares of Series C preferred stock subject to conversion, multiplied by the quotient of (i) $1,000 divided by (ii) the average market price for the 20 consecutive days ending on December 7, 2002. Notwithstanding the foregoing, the average market price for the 20 consecutive days ending on December 7, 2002 may not be less than $11.50 or greater than the

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conversion price, and is subject to increase based on a specific decline in the
Nasdaq Composite Index between December 7, 1999 and December 7, 2002.

  World Access Series D Preferred Stock

     Ranking. The Series D preferred stock ranks, as to dividends, on par with the World Access common stock and the Series C preferred stock and junior to the Series A preferred stock. With respect to liquidation preference, the Series D preferred stock ranks senior to the World Access common stock, junior to the Series A preferred stock, and on par with the Series C preferred stock.

     Voting Rights. In addition to any voting rights provided by law, the holders of the Series D preferred stock are entitled to vote on all matters voted on by holders of World Access common stock voting together as a single class with the holders of World Access common stock, Series A preferred stock, Series C preferred stock and other shares entitled to vote thereon. Each holder of the Series D preferred stock is entitled to cast the number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares into World Access common stock on the record date for determining the stockholders entitled to vote on any such matters.

     Conversion Price. The Series D preferred stock is convertible, at any time by the holder thereof, into shares of World Access common stock for a conversion price equal to $18.00 per share. The conversion price is subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock and other instances described in the World Access certificate of incorporation.

     Mandatory Conversion. If for 60 consecutive trading days the market price of World Access common stock exceeds the conversion price in effect on each such trading day, all shares of Series D preferred stock will be automatically converted into such number of shares of World Access common stock as equals the number of shares subject to conversion multiplied by the quotient of $1,000 divided by the conversion price in effect on the last trading day of such 60-day period.

     In addition, any outstanding shares of Series D preferred stock that have not been converted into World Access common stock by February 14, 2003 will be automatically converted into such number of shares of World Access common stock as is equal to the number of shares of Series D preferred stock subject to conversion, multiplied by the quotient of (i) $1,000 divided by (ii) the average market price for the 20 consecutive days ending on February 14, 2003. Notwithstanding the foregoing, the average market price for the 20 consecutive days ending on February 14, 2003 may not be less than $11.50 or greater than the conversion price, and subject to increase based on a specific decline in the Nasdaq Composite Index between February 14, 2000 and February 14, 2003.

  World Access Series E Preferred Stock

     Ranking. The Series E preferred stock ranks, as to dividends, on par with the World Access common stock, the Series C preferred stock, and Series D preferred stock and junior to the Series A preferred stock. With respect to liquidation preference, the Series E preferred stock ranks senior to the World Access common stock, junior to the Series A preferred stock, and on par with the Series C preferred stock and Series D preferred stock.

     Voting Rights. In addition to any voting rights provided by law, the holders of the Series E preferred stock are entitled to vote on all matters voted on by holders of World Access common stock voting together as a single class with the holders of World Access common stock, Series A preferred stock, Series C preferred stock, Series D preferred stock and other shares entitled to vote thereon. Each holder of the Series E preferred stock is entitled to cast the number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares into World Access common stock on the record date for determining the stockholders entitled to vote on any such matters.

     Conversion Price. The Series E preferred stock is convertible, at any time by the holder thereof, into shares of World Access common stock for a conversion price equal to $21.75 per share. The conversion price is
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subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock and other instances described in the World Access certificate of incorporation.

     Mandatory Conversion. If for ten consecutive trading days the market price of World Access common stock exceeds the conversion price in effect on each such trading day, all shares of Series E preferred stock will be automatically converted into such number of shares of World Access common stock as equals the number of shares subject to conversion multiplied by the quotient of $1,000 divided by the conversion price in effect on the last trading day of such ten-day period.

     In addition, any outstanding shares of Series E preferred stock that have not been converted into World Access common stock by July 13, 2003 will be automatically converted into such number of shares of World Access common stock as is equal to the number of shares of Series E preferred stock subject to conversion, multiplied by the quotient of (i) $1,000 divided by (ii) the average market price for the ten consecutive days ending on July 13, 2003. Notwithstanding the foregoing, the average market price for the ten consecutive days ending on July 13, 2003 may not be less than $11.50 or greater than the conversion price, and subject to increase based on a specific decline in the Nasdaq Composite Index between July 13, 2000 and July 13, 2003.

                         INFORMATION REGARDING TELDAFAX

     TelDaFax is a facilities-based national telecommunications company. TelDaFax provides bundled fixed line, wireless, Internet and e-Commerce services to business and residential customers in Germany. The TelDaFax strategy focuses on the convergence of wireline telephone services, internet and mobile telephony.

     Since January 1, 1998, TelDaFax has maintained a communications network of dedicated lines which it leased from Deutsche Telekom AG, to provide voice telephony, fax and data transmission services throughout Germany. TelDaFax's predecessor was established in March 1995 and was registered by the Federal Ministry for Post and Telecommunications as a telecommunications service provider in July 1995. Subsequently, TelDaFax built a network of switching nodes throughout Germany and connected these by way of dedicated leased lines. From 1996, this network was used to create data, fax and corporate network connections throughout most of Germany. On September 30, 1997, TelDaFax received a Category 4 License from the Federal Ministry for Post and Telecommunications for provision of fixed-line telecommunication services throughout Germany.

REGULATORY ENVIRONMENT

     The German telecommunications market was fully liberalized on January 1, 1998. Deutsche Telekom, which was partially privatized in November 1996, now has numerous competitors. The individual market segments were opened up to competition gradually. Deutsche Telekom's monopoly of corporate networks was dismantled in 1993, and several competitors have entered this market.

     The Telecommunications Act implements the telecommunications policy adopted by the EU in national law. The Telecommunications Act allows infrastructure to be installed and operated and public switched voice telephony services to be provided on the basis of self-operated networks. It stipulates that a license is required to operate transmission lines for public use and to provide voice telephony services for the general public. Four license categories are provided for as follows:

     - the operation of public transmission lines for mobile telephony services, a Category 1 License, satellite communications services, a Category 2 License, and other telecommunications services, Category 3 License; and

     - the provision of public voice telephone services on the basis of self-operated telecommunications networks, a Category 4 License.

     As a general rule there is no limit to the number of licenses that can be issued except in the case of scarce resources. Some of the licenses cover Germany nationwide, while others are regional. The license territory is defined by the applicant. TelDaFax holds a nationwide Category 4 License.
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     The Telecommunications Act established the Regulatory Authority for
Telecommunications and Post, which monitors competition in the telecommunications market and grants telecommunications licenses. As of January 1, 1998 the Regulatory Authority succeeded the Federal Ministry for Post and Telecommunications, the former regulatory authority responsible for discharging the duties assigned by The Telecommunications Act.

     In the context of the asymmetric regulation of the market, price regulation, both for the end customers and the competing providers which pay fixed rates for network access and interconnection with a market-dominating company, is of special significance. Under The Telecommunications Act and an ordinance adopted on the basis of the Act, the Network Access Ordinance, any operator of a public telecommunications network is obliged to offer interconnection at the request of other operators of such networks. Furthermore, special obligations and conditions regarding interconnection are imposed on market-dominating companies. Market-dominating providers must allow other users access to their telecommunications networks. This access can be provided by way of facilities available to all users and by way of special facilities. The special facilities access includes the interconnection of networks. In case the parties fail to agree on the interconnection, The Telecommunications Act and the Network Access Ordinance provide for an escalation procedure; one party can declare that the negotiations have failed, for example, and request a decision from the regulatory authority, which must render such decision within no more than ten weeks.

SERVICES PROVIDED

     TelDaFax currently serves more than 80,000 small and medium enterprise customers with a broad range of services, including pre-subscribed wireline, mobile, Internet access and web hosting, unified messaging, virtual private networks and e-Commerce applications. TelDaFax expects to introduce broadband direct access via symmetrical digital subscriber line and a variety of e-business and application service provider services during 2000. The TelDaFax network is now linked with other operators' networks at over 170 interconnection points. TelDaFax began to prepare for its own glass fiber cable networks in the autumn of 1999. TelDaFax intends to bring this network on line in the third quarter of 2000. Alcatel is managing the project to equip the dark fiber network with the latest synchron digital hierarchy/dens wave division multiplex technology. After completion, network operating costs will run at about one-fifth of current costs. The network will then be able to carry both voice and data traffic. The transmission capacity will also increase several times over the current volume, and at significantly lower costs.

     TelDaFax has at its disposal a leased integrated services digital network capable of carrying voice telephony services, fax and data traffic and video conferences. This network currently consists of nine main switches that are connected by way of leased lines. Subscribers are not directly connected to the TelDaFax network. For telecommunications services to be carried by the TelDaFax network, the call must be accepted from an outside network, carried in the TelDaFax network and completed at the destination, which again takes place in third-party networks, especially that of Deutsche Telekom. The TelDaFax network is linked to the Deutsche Telekom network on the basis of an interconnection agreement. Deutsche Telekom offers the customers of other network operators two fundamental dial-in options: permanent preselect priority or access to the network of a different network operator on a call-by-call basis. In line with these procedures, TelDaFax offers its customers the options described below:

     Mobile telecommunications. Mobile telecommunication services are an important addition to the services offered by TelDaFax. The acquisition of a majority of Netztel Plus AG in February 2000, a mobile telephone services supplier for the networks operators D1 and D2, enables TelDaFax to successfully enter the market for mobile telephone services. Combined with the TelDaFax majority interest in Demuth & Dietl GmbH, one of Germany's specialist distributors for telecommunications products with over 2,000 specialist retailers, allowed TelDaFax to open a second sales channel in specialist outlets in addition to direct sales.

     Internet. In April 2000 TelDaFax acquired a majority interest in Internet AG, based in Frankfurt. The combination of the TelDaFax subsidiary GeoNet which is focused on Internet access and unified messaging with Internet AG gives direct access to the market of electronic business-to-business and enables TelDaFax to offer online shops with integrated payment systems and electronic market places.

     Pre-selection. If subscribers wish to permanently pre-select their network operator, TelDaFax submits the relevant application to Deutsche Telekom on behalf of the customer. Deutsche Telekom programs the customer's telecommunications equipment with the TelDaFax network operator number, so that every call that is not to remain in the Deutsche Telekom network, which is a local call, is routed via the TelDaFax network. The TelDaFax contract customers accounted for 42% of TelDaFax sales revenues for the first six months ending June 30, 2000.

     Call-by-call. In the case of call-by-call, subscribers dial into the TelDafax network by a prefix number. Telephone calls can be made in the TelDaFax network 24 hours a day without advance booking. Call-by-call customers are generally billed for using the TelDafax network according to an agreement entered into with all private carriers. For technical purposes the accounts are settled via Deutsche Telekom. TelDaFax notifies Deutsche Telekom of its transmission data, and Deutsche Telekom issues invoices to the customers of TelDaFax and forwards the payments received to TelDaFax less a collection fee. TelDaFax thus receives payment after a delay of about three months.

CUSTOMERS

     TelDaFax has aligned itself with the customer segment that consists of small- and medium-size corporates, professionals in small or home offices and private individuals with a high demand for telecommunication services.

     Small and medium-sized corporates with ten to 250 employees are found primarily in the manufacturing and construction industry and the hotel and service sectors. The professional small or home office segment consists mainly of self-employed professionals, such as doctors, tax consultants, auditors, attorneys, management consultants and engineering offices. Compared with private customers, this TelDaFax target group generates an above-average volume of long-distance and international calls.

     Another target group of TelDaFax consists of private customers with above-average telecommunications expenditures, who are provided with a router. Private customers that generate relatively small telecommunication volume are served by TelDaFax by way of the generally accessible call-by-call option where accounts are administered by Deutsche Telekom.

SALES AND MARKETING

     The marketing organization of TelDaFax uses direct and indirect sales channels and provides customer service by way of call centers operated by TelDaFax.

     Direct sales. The direct sales system of TelDaFax comprises several tiers and is the point of contact for the core target group. Six principal sales offices exist throughout Germany, each of which oversees up to three regional offices, depending on requirements. Each of the local sales offices, which report to the regional offices, is responsible for a certain sales territory with populations ranging from about 500,000 to one million.

     TelDaFax's two regional directorates are managed by two salaried employees of TelDaFax. They supervise key accounts and give support to the principal sales offices. Principal sales offices delineate the responsibilities of the subordinate sales levels, conduct training and exercise a controlling function. The regional sales offices assist the principal sales offices in the familiarization and training of the sales staff. The local sales offices analyze the telephoning behavior of the customers who are contacted by the sales agents and compile offers.

     All the sales partners at the principal, regional and local level, like the sales agents, are independent commercial agents of TelDaFax Vertriebs GmbH. Each of the commercial agents engaged at the lowest sales level must attend a four-day training course, paying part of the cost, and take part in regular workshops thereafter.

     TelDaFax pays the sales partners (sales agents and local sales managers) an acquisition commission which is repaid, on a pro rata basis, if the contract is canceled within 12 months and which is subject to a

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

ceiling per customer. In addition, TelDaFax pays its commercial agents an account management commission on the entire monthly turnover generated by the customers acquired by them or resident in their territory.

     Indirect sales. Alongside direct sales, indirect marketing measures are implemented with partners in the information technology sector and specialist retail trade as a means of addressing larger companies and concluding framework agreements. Through the five distributors which hold the minority interest in Netztel Plus AG, TelDaFax obtained access to over 12,000 specialist retailers.

     Call centers. TelDaFax has set up call centers in Bonn and Marburg. In addition to processing customer orders, they support the marketing organization by arranging appointments, and also answer customers' inquiries. In addition, TelDaFax has concluded an agreement with an external call center in Berlin which can be contacted free of charge via a hotline by both existing and potential subscribers.

                TELDAFAX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with TelDaFax's financial statements, the notes to these financial statements and the other financial data included in this proxy statement/prospectus. In addition to historical information, the following discussion and other parts of this proxy statement/prospectus contain forward-looking information that involves risks and uncertainties. TelDaFax actual results could differ materially from those anticipated by forward-looking information due to factors discussed under "Business" and elsewhere in this proxy statement/prospectus.

OVERVIEW

  General

     TelDaFax is a national telecommunications company that specializes in providing domestic and international telecommunications services. TelDaFax's facilities include nine switches located in major metropolitan areas throughout Germany. TelDaFax's strategy focuses on the convergence of wireline telephone services, Internet and mobile telephones.

  Revenues

     TelDaFax obtains its revenues from providing international and domestic telecommunication services to retail and business customers.

     Revenues are derived mainly from the number of minutes, or fractions thereof, used by TelDaFax's customers and billed by TelDaFax and are recognized upon completion of the calls, as well as, to a lesser extent, from certain recurring and non-recurring fees that are recognized when services are provided. The market for wireline telephone services is characterized by aggressive competition with a dramatic drop in prices which has led to margins decreasing substantially. Whereas the providers were able to distinguish themselves during the first year of regulation with differing pricing models, prices have now converged since Deutsche Telekom adapted its pricing policy, and accordingly, the attractiveness of call-by-call services has declined appreciably. This caused business in this area to stagnate and even decline in the last quarters. As a consequence TelDaFax has experienced and expects to continue to experience declining revenues per minute in these markets. In contrast, the business of TelDaFax has preferred from the very outset with regular contractual customers showed positive development.

     TelDaFax's revenues have increased from DM 32.2 million in fiscal 1997 to DM 611 million in fiscal 1999. TelDaFax has achieved its retail growth primarily through competitive pricing in the call-by-call segment. Business customers were contacted through direct sales agents in Germany. Business customers accounted for a third of TelDaFax sales revenues by the end of 1999, and two thirds were attributable to the call-by-call business. In the first quarter of 2000 this ratio was about 50:50.

     The following table reflects the amounts of total revenue from TelDaFax operations by type of customers for fiscal 1997, 1998, and 1999 and the six months ended June 30, 1999 and 2000:

                                      YEAR ENDED     YEAR ENDED     YEAR ENDED     SIX MONTHS      SIX MONTHS
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,       ENDED           ENDED
                                         1997           1998           1999       JUNE 30, 1999   JUNE 30, 2000
                                     ------------   ------------   ------------   -------------   -------------
                                                                   (DM MILLIONS)
Subscribers fixed net..............      32.2           95.2          159.2            57.5           105.8
Residential (call-by-call).........       0.0          167.8          451.8           248.4           149.5
Cellular...........................        --             --             --              --            48.6
Internet...........................        --             --             --              --             3.8
          Total revenues...........      32.2          263.0          611.0           305.9           307.7

     In October 1999 TelDaFax purchased 51% in the distributor Demuth, Dietl & Co. GmbH, which is referred to in this discussion as Demuth. The acquisition of Demuth has been accounted for using the purchase method of accounting. Accordingly, the results of Demuth's operations have been included from the date of acquisition, October 4, 1999. Revenues totalling to DM19.6 million during the three months ended December 31, 1999 has been primarily attributable to this purchase.

  Cost of services

     Cost of services is TelDaFax's largest expense and consists of both variable and fixed costs. Variable costs include costs associated with the origination and termination of calls. Virtually all domestic calls TelDaFax carries must be originated and terminated over the last mile by Deutsche Telekom. Variable costs also include the cost of transmitting calls using the long distance facilities of foreign carriers regarding calls to abroad, which TelDaFax uses since it does not maintain an international network of its own. These national and foreign long distance carriers charge on a per minute basis. TelDaFax's fixed costs consist of leased point-to-point cable capacity, which typically requires fixed monthly payments regardless of usage. Because the cost of leased lines is fixed, transmitting a greater portion of TelDaFax's traffic over the leased lines reduces its incremental marginal transmission costs. Accordingly, once certain volume levels are reached, leased line capacity can be more cost-effective than capacity acquired from other long distance carriers.

     Capitalized costs associated with TelDaFax's ownership interests in cables and long-term rights of use in cables or other facilities, known as indefeasible rights of use, are expensed in depreciation and amortization and are therefore not accounted for as part of cost of services. To the extent TelDaFax's expanded use of its ownership interests in cables or indefeasible rights of use reduces its utilization of leased lines and the facilities of other long distance carriers, TelDaFax believes the increase in depreciation expense associated with its ownership interests in cables or indefeasible rights of use will be offset by a decrease in its variable and fixed cost of services.

  Selling, general and administrative expenses

     TelDaFax's selling, general and administrative expenses consist of commissions paid to its independent agents and direct sales force, advertising and promotional costs, direct mail expenses, employee compensation, occupancy, insurance, professional fees, bad debt expense, expenses relating to customer service operations and the costs related to maintaining and supporting its systems. As TelDaFax starts operations in new markets, it incurs significant start-up costs associated with establishing a supporting infrastructure, particularly for hiring and training of personnel, leasing office space and paying various fees in conjunction with its business. As TelDaFax increases its sales and marketing efforts and commences operations in the new mobile and internet markets, TelDaFax expects that its sales and marketing expenses will increase.

  Depreciation and amortization expenses

     Depreciation and amortization expenses consist of depreciation of all fixed assets and computer equipment, as well as amortization of the fixed costs associated with TelDaFax's:

     - owned and leased switching platforms, which have been capitalized and are being amortized over their estimated useful lives or the term of the lease, which is typically five to seven years; and

     - ownership interests in cables or indefeasible rights of use interests in on-land fiber-optic cable systems, which will be amortized over their estimated useful lives, typically 18 years.

  Interest expense

     Even though the interest expenses were payable on short term overdrafts and capital leases, TelDaFax could compensate the interest expense by interest income from deposits of the initial public offering proceeds because the initial public offering proceeds overcompensated the expense. As TelDaFax will need borrowings in the future to expand its operations, it expects interest expense to increase.

  Income taxes

     As of December 31, 1999, TelDaFax has net operating loss of approximately DM 5.6 million which had been carried back to 1998 and used up.

  Quarterly results of operations

     The following table sets forth quarterly results of operations for each of the past seven quarters for the period ended June 30, 2000 that TelDaFax's management believes is important to provide an understanding of its results of operations. This information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly results of operations data (in DM thousands):

                                                                FOR THE QUARTER ENDED
                          --------------------------------------------------------------------------------------------------
                          DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,     MARCH 31,        JUNE 30,
                              1998         1999        1999         1999            1999            2000            2000
                          ------------   ---------   --------   -------------   ------------   --------------   ------------
                                                                                                        (UNAUDITED)
  Revenues..............    118,473       168,743     137,153      141,785         163,337         166,773         140,931
  Cost of sales.........    (87,973)     (128,918)   (107,263)    (120,948)       (159,073)       (138,718)       (120,310)
                            -------      --------    --------     --------        --------        --------        --------
  Gross profit..........     30,500        39,825      29,890       20,837           4,264          28,055          20,621
  Selling, general and
    administrative......    (16,458)      (14,497)    (18,454)     (10,412)        (32,188)        (23,492)        (33,537)
  Depreciation and
    amortization........     (6,739)       (6,407)     (6,883)      (9,304)        (11,036)        (10,617)        (14,512)
                            -------      --------    --------     --------        --------        --------        --------
  Operating result......      7,303        18,921       4,553        1,121         (38,960)         (6,054)        (27,428)
  Financial result......        743           831         663         (228)           (502)            280              83)
  Other expense, net....     (6,305)       (9,165)     (2,887)      (1,313)         20,374           2,965          10,726
  Minority interests....          0            10         130           67           1,129           1,258             488
                            -------      --------    --------     --------        --------        --------        --------
         Net result.....      1,741        10,597       2,459         (353)        (17,959)         (1,551)        (16,297)
                            =======      ========    ========     ========        ========        ========        ========

                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                  (UNAUDITED)
  Revenues..................................................   305,896     307,704
  Cost of sales.............................................  (236,181)   (259,028)
                                                              --------    --------
  Gross profit..............................................    69,715      48,676
  Selling, general and administrative.......................   (32,951)    (57,029)
  Depreciation and amortization.............................   (13,290)    (25,129)
                                                              --------    --------
  Operating result..........................................    23,474     (33,482)
  Financial result..........................................     1,494         197
  Other expense, net........................................   (12,052)     13,691
  Minority interests........................................       140       1,746
                                                              --------    --------
         Net result.........................................    13,056     (17,848)
                                                              ========    ========

  Revenues

     TelDaFax's revenues increased in each of the first two quarters presented. The second quarter of 1999 has seen an intensification of competition in the fixed network telephony sector. The combination of a sharp reduction in prices at the beginning of the year and a further fall in tariffs in the second quarter resulted in a considerable pressure on profit margins. The fall in prices in the second quarter could not, in such a short period, be compensated by a corresponding volume growth. The volume growth seen in the first quarter of 1999 could not continue to the same extent in the second quarter of 1999, as competition leveled out prices. As a result of price leveling in the wireline business in the quarter ended June 30, 1999, there was a slight downturn in call-by-call business. TelDaFax was, however, able to more than compensate for this downturn with an increase in the number of business customers with a fixed contract and the new business segment mobile.

  Cost of services

     The gross margin percentages ranged from 25.74% to 14.6% over the most recent six quarters presented. The fluctuations between quarters were the result of changes in the mix of retail and business revenue and declining carrier margins throughout the periods presented. The decline in gross margins in the quarter ended June 30, 2000 from the quarter ended June 30, 1999 was due to a decline in margins in Germany. The decline in margins was also due to expansion of TelDaFax's German leased network facilities. TelDaFax's leased network facilities were increased to have closer access to the customers in order to benefit from the lowest interconnection tariffs. The facilities were also expanded to provide TelDaFax with the capacity needed for its expected future growth in the Internet business.

  Selling, general and administrative expenses

     Selling, general and administrative spending levels fluctuated throughout most of the periods presented due to different marketing campaigns including television commercials.

  Depreciation and amortization expenses

     Depreciation and amortization increased during the quarters as TelDaFax made approximately DM 259.2 million in capitalized purchases during this period to expand the geographic scope and available capacity of its network.

  Interest expense

     Interest expense resulted from capital lease obligations. All other capital expenditures were funded out of equity.

RESULTS OF OPERATIONS

  Six months ended June 30, 2000 compared to six months ended June 30, 1999

     Revenues. Total revenues in the first six months of fiscal 2000 were nearly at the same level as in the first six months of fiscal 1999, at DM 307.7 million. The decline in the fixed network area, especially in the call-by-call field, down to DM 149.5 million was counterbalanced by the growth in sales in our subscribers amounting to DM 105.8 million and in our start up field of cellular telephony of DM 48.6 million including the attributable revenues from Demuth & Dietl plus the Internet revenues of DM 3.8 million.

     Cost of services. Cost of services increased by 9.6% to DM 259.0 million for the first six months of fiscal 2000 from DM 236.2 million for the same six months in fiscal 1999 and, as a percentage of revenue, increased to 84.2% from 77.2%, respectively. Cost of services as a percentage of revenue increased primarily as a result of consolidating the distributor Demuth & Dietl and the sharp fall in prices in the second quarter of 1999 resulting in considerable pressure on profit margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 73.0% to DM 57.0 million for the first six months of fiscal 2000 from DM 32.9 million for the same period in fiscal 1999 and, as a percentage of revenues, increased to 18.5% from 9.1%. The increase in selling, general and administrative expenses was due to increased commissions to the sales force amounting to DM 24.3 million and other spending in direct costs associated with increases in revenues. This increase was due to increased sales, operations and back office infrastructure to support sales growth and the expansion into the cellular service.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased to DM 25.1 million for the first six months of fiscal 2000 from DM 13.3 million in the first six months of fiscal 1999. The increase in depreciation and amortization was due to additions to fixed assets from DM 154.3 million to DM 121.4 million up to the first six months of fiscal 2000 associated with the build-out of network and supporting infrastructure.

     Interest expense. Interest expense increased by 128.6% to DM 1.6 million for the first six months of fiscal 2000 from DM 0.7 million in the first six months of fiscal 1999. The increase was primarily due to the increased lease obligations associated with the on-land fiber optic capacity. Per balance the interest expense was overcompensated by interest income amounting to DM 1.8 million.

  Fiscal 1999 compared to fiscal 1998

     Revenues. Total revenues for fiscal 1999 increased by 132.3% to DM 611.0 million from DM 263.0 million for fiscal 1998. The increase in revenue was primarily attributable to increased business and residential revenues. Business revenues increased 67.2% from DM 95.2 million in fiscal 1998 to DM 159.2 in fiscal 1999, and residential increased from DM 167.8 million in fiscal 1998 to DM 451.8 million in fiscal 1999. This increase was based on TelDaFax's lower prices relative to the prices of competitors in the German wireline business because TelDaFax reduced its prices during this period. The high demand for low rates and the fair second-by-second pricing led to increased call volume in the first quarter of fiscal 1999.

     Cost of services. Cost of services increased by 179.0% to DM 516.2 million in fiscal 1999 from DM 185.0 million for fiscal 1998 and, as a percentage of revenue, increased to 84.4% from 70.3%. Cost of services as a percentage of revenue increased primarily as a result of lower prices which resulted in decreased margins. The increase was also due to additional costs associated with the expansion of TelDaFax's network infrastructure.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 80.4% to DM 75.6 million for 1999 from DM
41.9 million in fiscal 1998, however, as a percentage of revenues, decreased from 15.9% to 12.4% of fiscal 1999. The relative decrease was primarily due to above average revenues growth.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased by 85.6% to DM 33.6 million for fiscal 1999 from DM 18.1 million of fiscal 1998. The increase in depreciation and amortization was due to the continued build-out of TelDaFax's network and supporting infrastructure.

     Interest expense. Interest expense decreased by 80.0% to DM 3.0 million for fiscal 1999 from DM 5.4 million in fiscal 1998. The reduction was due to the repayment of bank debts out of the initial public offering proceeds. Per balance TelDaFax reports a positive financial result of DM 0.5 million in 1999.

  Fiscal 1998 compared to fiscal 1997

     Revenues. Total revenues for fiscal 1998 increased by 721.8% to DM 263.0 million from DM 32.2 million for fiscal 1997. Growth in revenues during 1998 was attributable primarily as a result of substantial increases in sales of retail and residential. Revenues from business customers increased by 195.6% to DM 95.2 million for fiscal 1998 from DM 32.2 million for fiscal 1997. The new market call-by-call for residentials contributed revenues of DM 167.8 in 1998.

     Cost of services. Cost of services increased by 606.0% to DM 185.0 million for fiscal 1998 from DM 26.2 million for fiscal 1997 and, as a percentage of revenues, decreased to 70.0% for fiscal 1998 from 81.3% for fiscal 1997. The decline was due to lower interconnect tariffs from Deutsch Telekom in the first year of liberalization.

     Selling, general and administrative expenses. In fiscal 1998, selling, general and administrative expenses increased by 466.2% to DM 41.9 million from DM 7.4 million for fiscal 1997 and, as a percentage of revenue, decreased to 15.9% for fiscal 1998 from 22.9% for fiscal 1997. A significant portion of the increase in the absolute figure was directly related to the increase in revenues, as marketing and sales expenses increased due to increases in commissions, marketing, and other related expenses. Selling, general and administrative expenses, as a percentage of revenue, declined due to efficiencies gained as TelDaFax's revenues increased.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased by 260.0% to DM 18.0 million for fiscal 1998 from DM 5.0 million for fiscal 1997. This increase was due to the expansion of TelDaFax's network and capital deployed as it entered the liberalized new market.

     Interest expense. Interest expense increased by 671.4% to DM 5.4 million in fiscal 1998 from DM 0.7 million in fiscal 1997. The increase in interest was due to the increase in the level of debt and capital lease obligations TelDaFax incurred in order to fund its network expansion. However, per the balance of the initial public offering proceeds that were deposited in interest bearing accounts, the interest expense was overcompensated by interest income of DM 6.1 million.

LIQUIDITY AND CAPITAL RESOURCES

     As a consequence of the rapid expansion of TelDaFax's business and its historical capital constraints, TelDaFax raised funds through an initial public offering in July 1998. The proceeds from the initial public offering of DM 152 million were used as working capital to strengthen the financial statements ratios, to finance the growth and for other general business purposes. The incurred cumulative net losses from inception in 1995 through December 31, 1997 resulting primarily from start-up costs, marketing expenses and capital expenditures required to build and deploy its network could be compensated by positive cash flows in 1998.

     For the six month period ending June 30, 2000, TelDaFax's net cash used in operating activities was DM(80.2) million, primarily consisting of repayments of liabilities totaling DM 73.8 million. Cash used in investing activities totaled DM 37.8 million, which was primarily for the purchase of the mobile provider NetzTel Plus AG and switching technology. As of June 30, 2000 TelDaFax had approximately DM 53.9 million in cash.

     For fiscal 1999, cash flow from operating activities was DM 88.3 million, primarily composed of a net loss of DM (6.9) million, depreciation and amortization of DM 34.0 million, an increase in amounts payable trade amounting to DM 118.4 offset by an increase in accounts receivable trade of DM 30.9 million. Cash used in investing activities, primarily capital expenditures, totaled DM 115.2 million in fiscal 1999.

     As of September 30, 1999, TelDaFax had DM 129.4 million in cash. As of September 30, 1998, TelDaFax had approximately DM 169.1 million in cash. TelDaFax's cash flow from operating activities was DM 54.6 million in fiscal 1998, primarily caused by a net profit of DM 8.8 million, non-cash charges consisting of the provision for bad debts and depreciation and amortization of DM 55.3 million and offset by a decrease in operating working capital of DM 14.1 million. Cash used for investing activities totaled DM 66.1 million in fiscal 1998, which was for capital expenditures. The capital expenditures primarily consisted of purchases associated with the expansion of TelDaFax's network, computers, and general equipment. Net cash provided by financing activities totaled DM 157.2 million for fiscal 1998, which consisted in proceeds from the public offering. Cash flow from operating activities for fiscal 1997 was DM 9.6 million, and net cash used in investing activities, principally capital expenditures, was DM 31.1 million for fiscal 1997. TelDaFax financed these capital expenditures primarily with a capital increase and long-term debt. Net cash provided by financing activities for fiscal 1997 was DM 35.5 million.

     Capital expenditures, including assets acquired by incurring capital lease obligations, for fiscal 1997, 1998 and 1999 totaled DM 31.1 million, DM 66.1 million, and DM 115.2 million, respectively. Capital expenditures, including assets acquired by incurring capital lease obligations, for the six-month period ended June 30, 2000 totaled approximately DM 11.0 million. TelDaFax expects to incur an additional $7.0 million in capital expenditures prior to the completion of the TelDaFax cooperation. TelDaFax expects to fund these expenditures through vendor or capital lease financing.

     TelDaFax has utilized capital lease and vendor financing to assist in financing the building of its network, systems and infrastructure. As of June 30, 2000, the balance of capital lease financing obligations totaled DM 51.3 million, primarily relating to the lease of its switching platforms in Germany.

     As of June 30, 2000, TelDaFax had no borrowings outstanding.

     TelDaFax entered as of March 31,2000 into two agreements for the acquisition of capacity on land-based fiber optic cable systems for a total price of DM 12.0 million. The vendors have agreed to finance 90% of the commitment at 5.24% interest, with monthly principal and interest payments over a five year amortization period.

FOREIGN CURRENCY EXPOSURE

     Immaterial amounts of TelDaFax's revenues will be denominated in non DM currencies, an insignificant portion of its expenditures, including interest will be denominated in U.S. dollars. Accordingly, TelDaFax may be subject to insignificant foreign currency exchange risks.

     TelDaFax currently does not hedge against foreign currency exchange risks, but may in the future.

                 TELDAFAX SELECTED CONSOLIDATED FINANCIAL DATA

     In the table below, TelDaFax provides you with selected consolidated financial data of TelDaFax. The selected consolidated financial data as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are derived from TelDaFax's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The financial information for the six month periods ended June 30, 1999 and 2000 have been derived from unaudited consolidated financial statements of TelDaFax, which, in the opinion of TelDaFax's management, include all the significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited periods. When you read this selected consolidated financial data, it is important that you also read the section titled "TelDaFax Management's Discussion and Analysis of Financial Condition and Results of Operations" and TelDaFax's consolidated financial statements and the related notes to the financial statements included elsewhere in this proxy statement/prospectus (in DM thousands, except share amounts):

                                                                                AS OF AND FOR THE
                                          AS OF AND FOR THE                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      JUNE 30,
                              -----------------------------------------   -----------------------------
                                1997          1998            1999            1999            2000
                              ---------   -------------   -------------   -------------   -------------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................     32,271         263,050         611,018         305,896         307,704
Gross profit................      1,186          60,691          62,908          57,017          28,097
Sales expenses..............     (3,434)        (31,417)        (50,716)        (26,257)        (41,783)
Operating income (loss).....     (6,417)         18,062         (14,365)         23,474         (33,482)
Net income (loss)...........     (5,854)          8,774          (5,256)         13,056         (17,848)
Income (loss) per common
  share.....................      (5.16)           0.45           (0.16)           0.39           (0.53)
Weighted average number of
  common shares
  outstanding...............  1,133,525      19,296,826      33,828,600      33,828,600      33,828,600

                                                                                AS OF AND FOR THE
                                          AS OF AND FOR THE                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      JUNE 30,
                              -----------------------------------------   -----------------------------
                                1997          1998            1999            1999            2000
                              ---------   -------------   -------------   -------------   -------------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...      7,029         159,011         178,287          45,170          53,882
Working capital.............     (8,086)        123,164          69,390          24,632          18,131
Total assets................     61,885         312,569         455,171         353,459         394,978
Total liabilities...........     41,553         121,234         269,252          49,749         224,936
Shareholders' equity........     20,332         191,335         186,079         204,390         168,231
OTHER FINANCIAL DATA:
EBITDA(1)...................     (1,377)         36,148          19,265          36,764          (8,353)
Net cash provided from (used
  by) operating
  activities................      3,409          54,588          89,630          10,731         (80,200)
Capital expenditures........     30,718          66,146         115,154          29,059          37,790
BUSINESS SEGMENT DATA:
Revenues:
Fixed network...............     32,271         263,050         587,299         305,065         255,275
Mobile......................         --              --          19,595              --          48,619
Internet....................         --              --           4,124             831           3,810

---------------

(1) EBITDA from continuing operations as used in this proxy statement/prospectus is earnings (loss) before net interest expense (income), minority interests, income taxes, depreciation and amortization and is presented because TelDaFax believes that such information is commonly used in the telecommunications industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under generally accepted accounting principles and should not be considered in isolation, or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. EBITDA, as calculated by TelDaFax, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner. The following table reconciles our net income (loss) to
    EBITDA:

                                                                  SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,        JUNE 30,
                                       ------------------------   ----------------
                                        1997     1998     1999     1999     2000
                                       ------   ------   ------   ------   -------
                                                                    (UNAUDITED)
Net income (loss)....................  (5,854)   8,774   (5,256)  13,056   (17,848)
Net interest expense.................   1,104     (425)    (764)  (1,494)     (197)
Minority interests...................      --       --   (1,336)    (140)   (1,746)
Depreciation and amortization........   5,040   18,086   33,630   13,290    25,129
Income taxes (benefit)...............  (1,667)   9,713   (7,009)  12,052   (13,691)
                                       ------   ------   ------   ------   -------
EBITDA...............................  (1,377)  36,148   19,265   36,764    (8,353)
                                       ======   ======   ======   ======   =======

                       INFORMATION REGARDING WORLD ACCESS

     World Access is focused on being a leading provider of bundled voice, data and Internet services to key regions of the world. It provides end-to-end communications services through its redundant digital network, which is capable of supporting voice and data services, including frame relay, Internet Protocol, asynchronous transfer mode and multimedia applications. Located strategically throughout the United States and 13 European countries, the World Access network backbone consists of gateway and tandem switches, linked by an extensive fiber network encompassing tens of millions of circuit miles.

RECENT DEVELOPMENTS

     On February 11, 2000, World Access and STAR Telecommunications, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger. The parties amended the Agreement and Plan of Merger on June 7, 2000. The STAR merger agreement provides for the merger of STAR with and into World Access under which each outstanding share of STAR common stock will be converted into the right to receive, at the election of World Access, (i) 0.386595 shares of World Access common stock or (ii) a combination of shares of World Access common stock and cash. The completion of the STAR merger is subject to the approval of the shareholders of World Access and STAR, and the divestiture by STAR of its subsidiary, PT-1 Communications, Inc., for minimum net cash proceeds of $150 million or, if sold to Counsel Communications LLC, net cash proceeds from the sale of at least $120 million.

     On February 11, 2000, World Access and Communication TeleSystems International, doing business as WorldxChange Communications, a California corporation, entered into an Agreement and Plan of Merger. The parties amended the Agreement and Plan of Merger on May 23, 2000. The WorldxChange merger agreement provides for the merger of WorldxChange with and into World Access, under which each outstanding share of WorldxChange common stock, including shares of preferred stock deemed to be automatically converted into shares of common stock immediately prior to completion of the WorldxChange merger, will be converted into the right to receive 0.6583 shares of World Access common stock. The completion of the WorldxChange merger is subject to the approval of the shareholders of World Access and WorldxChange.

     On May 24, 2000, World Access filed a Form S-4 with the Securities and Exchange Commission, which, when declared effective, will register with the SEC the World Access shares to be issued in the STAR merger and the WorldxChange merger. An amendment to the May 24, 2000 Form S-4 was filed on August 7, 2000
and the Form S-4 was declared effective on                , 2000. Proxy
statements were mailed to the STAR and World Access shareholders on           ,
2000, and the necessary consents to the WorldxChange merger were received from
the WorldxChange shareholders on           , 2000.

     For more information concerning World Access, please consult and review information filed by World Access with the Securities and Exchange Commission and listed at "Incorporation of Certain Documents by Reference."

    MANAGEMENT OF WORLD ACCESS AFTER COMPLETION OF THE TELDAFAX TRANSACTIONS

EXECUTIVE OFFICERS

     Following the consummation of the TelDaFax transactions, John D. Phillips will serve as Chairman of the Board and Chief Executive Officer of World Access, and Walter J. Burmeister will serve as the President of World Access. It is anticipated that the other current executive officers of World Access will continue as executive officers of World Access with the duties and responsibilities they currently have at World Access. At the time of mailing this proxy statement/prospectus, the companies have not yet determined which specific offices, if any, will be held by the current executive officers of TelDaFax.

BOARD OF DIRECTORS

     The board of directors of World Access currently consists of 11 members, seven of which are elected by the World Access common stockholders and four of which are nominated and elected by the Series C preferred stockholders. Upon the completion of the STAR merger and/or the WorldxChange merger, pursuant to the terms of the World Access Certificate of Designation of the Series C preferred stock, due to the decreased percentage of the total outstanding World Access common stock represented by the number of shares of World Access common stock issuable upon conversion of the Series C preferred stock, the Series C preferred stockholders will be entitled to designate only two directors.

     The current directors of World Access elected by common stockholders are:
Stephen J. Clearman, John P. Imlay, Jr., Massimo Prelz Oltramonti, John D. Phillips, John P. Rigas, Carl E. Sanders and

Lawrence C. Tucker. The current directors of World Access designated by the Series C preferred stockholders are: Walter J. Burmeister, Kirby J. Campbell, Bryan Cipoletti and Dru A. Sedwick. In connection with the completion of the STAR and/or WorldxChange mergers, two of the current directors of World Access designated by the Series C preferred stockholders will no longer serve on the World Access board. As of the date of this joint proxy statement/prospectus, the two directors whose terms will end upon completion of the STAR and/or WorldxChange mergers have not been determined.

     Under the terms of the STAR merger agreement, World Access agreed to elect Christopher Edgecomb, or such other person designated by STAR and agreed to by World Access, to the board of directors of World Access immediately following completion of the STAR merger. Under the terms of the WorldxChange merger agreement, World Access agreed to elect one designee of WorldxChange to the World Access board of directors immediately following completion of the WorldxChange merger. The WorldxChange merger agreement provides that this designee will be Walter Anderson, who is currently the Chairman of the Board of WorldxChange, or another person designated by Gold & Appel Transfer S.A. and reasonably acceptable to World Access. Mr. Anderson has the power to direct such designation by Gold & Appel Transfer S.A. As of the date of this proxy statement/prospectus, the director designees of STAR and WorldxChange have not been determined.

                     PRINCIPAL STOCKHOLDERS OF WORLD ACCESS

     As of August 1, 2000, the issued and outstanding classes of World Access voting securities were as follows:

                                                                               COMMON
                                                                SHARES         SHARES
                                                             OUTSTANDING     EQUIVALENT
                                                            --------------   ----------
Common stock..............................................      61,707,277   61,707,277
Series A preferred stock..................................          70,000    6,086,956
Series C preferred stock..................................         350,260   17,186,451
Series D preferred stock..................................         184,000   10,222,222
Series E preferred stock..................................           9,645      443,448
                                                                             ----------
          Total voting securities.........................                   95,646,354
                                                                             ==========

     The following table sets forth information regarding the beneficial ownership of the World Access common stock and each individual class of World Access preferred stock as of August 1, 2000 for:

     - each person who beneficially owns more than 5% of the World Access common stock;

     - each current World Access director individually;

     - each current World Access executive officer who would be a named executive officer under Rule 402 of Regulation S-K; and

     - all current directors and executive officers of World Access as a group.

The following table also sets forth information assuming the completion of the TelDaFax transactions and both the STAR and WorldxChange mergers. For purposes of this table, we have assumed that World Access will pay 100% of the STAR merger consideration in World Access common stock.

                                                                                                      TOTAL
                                                                  TOTAL SHARES                        SHARES
                                                                  BENEFICIALLY     PERCENTAGE      BENEFICIALLY    PERCENTAGE
                                                                    OWNED(1)          OWNED          OWNED(1)        OWNED
                                                     SHARES          BEFORE          BEFORE           AFTER          AFTER
                                                   UNDERLYING      COMPLETION      COMPLETION       COMPLETION     COMPLETION
                                       SHARES      DERIVATIVE        OF THE          OF THE           OF THE         OF THE
                NAME                  OWNED(1)    SECURITIES(2)   TRANSACTIONS   TRANSACTIONS(3)   TRANSACTIONS   TRANSACTIONS
                ----                  ---------   -------------   ------------   ---------------   ------------   ------------
WORLD ACCESS COMMON STOCK
Armstrong International
  Telecommunications, Inc.(4).......         --    15,162,015      15,162,015          19.7%        15,162,015         9.2%
  One Armstrong Place
  Butler, PA 16001
WorldCom Network Services,
  Inc.(5)...........................  7,081,444            --       7,081,444          11.5         17,081,444        11.5
  500 Clinton Center
  Drive Clinton, MS 39056
The 1818 Fund III, L.P.(6)..........         --     6,086,956       6,086,956           9.0          6,086,956         3.9
  59 Wall Street
  New York, NY 10005
Morgan Stanley & Co.
  Incorporated(7)...................         --     5,685,111       5,685,111           8.4          5,685,111         3.7
  1585 Broadway
  New York, NY 10005
Roger B. Abbott(8)..................         --            --              --             *          9,939,982         6.7
  9999 Willow Creek Road
  San Diego, CA 92131
Gold & Appel Transfer, S.A.(9)......         --            --              --             *          7,691,817         5.2
  Omar Hodge Building
  Wickhams City Tortola, British,
    V.I
Apax Partners Co.(10)...............         --            --              --            --         11,828,139         7.9
  Possartstrabe 11
  D-81679 Munchen
  Germany
Walter J. Burmeister+++(11).........         --     1,135,694       1,395,694           1.8          1,135,694           *
Kirby J. Campbell+..................         --            --              --            --                 --          --
Bryan Cipoletti+....................         --            --              --            --                 --          --
Stephen J. Clearman+(12)............  1,309,044       167,000       1,476,044           2.4          1,476,044           *
John P. Imlay, Jr.+.................     59,900       179,000         238,900             *            238,900           *
John D. Phillips+++(13).............  1,312,500     1,092,000       2,404,500           3.8          2,404,500         1.6
Massimo Prelz Oltramonti+(14).......  1,885,251       100,000       1,985,251           3.2          1,985,251         1.3
John P. Rigas+(15)..................  1,561,958       100,000       1,661,958           2.7          1,661,958         1.1
Carl E. Sanders+(16)................     62,000       179,000         241,000             *            241,000           *
Dru A. Sedwick+.....................         --            --              --            --                 --          --
Lawrence C. Tucker+(6)..............         --     6,186,956       6,186,956           9.1          6,186,956         4.0
W. Tod Chmar++......................    312,500        25,000         337,500             *            337,500           *
Mark A. Gergel ++(17)...............     26,791       246,833         273,624             *            273,624           *
Michael F. Mies++(17)...............      2,267        33,750          36,017             *             36,017           *
Bryan D. Yokley.....................         --            --              --            --                 --          --
All directors and executive officers
  as a group (15 persons)...........  6,532,211     9,445,233      15,977,444          22.5         15,977,444        10.1
SERIES A PREFERRED STOCK
The 1818 Fund III, L.P..............     70,000            --          70,000         100.0             70,000       100.0

                                                                                                      TOTAL
                                                                  TOTAL SHARES                        SHARES
                                                                  BENEFICIALLY     PERCENTAGE      BENEFICIALLY    PERCENTAGE
                                                                    OWNED(1)          OWNED          OWNED(1)        OWNED
                                                     SHARES          BEFORE          BEFORE           AFTER          AFTER
                                                   UNDERLYING      COMPLETION      COMPLETION       COMPLETION     COMPLETION
                                       SHARES      DERIVATIVE        OF THE          OF THE           OF THE         OF THE
                NAME                  OWNED(1)    SECURITIES(2)   TRANSACTIONS   TRANSACTIONS(3)   TRANSACTIONS   TRANSACTIONS
                ----                  ---------   -------------   ------------   ---------------   ------------   ------------
SERIES C PREFERRED STOCK
Armstrong International
  Telecommunications, Inc...........    309,002            --         309,002          88.2            309,002        88.2
Walter J. Burmeister................     19,161            --          19,161           5.5             19,161         5.5
Juan Carlos Valls
  1530 Key Boulevard #306
  Arlington, VA 22209...............     19,161            --          19,161           5.5             19,161         5.5
SERIES D PREFERRED STOCK
Morgan Stanley & Co.
  Incorporated......................    102,332            --         102,332          55.6            102,332        55.6
AIM High Yield Fund.................     16,851            --          16,851           9.1             16,851         9.1
  11 Greenway Plaza, #1919
  Houston, TX 77046
NETnet International S.A............     14,800            --          14,800           8.0             14,800         8.0
  Siege Social: L-1611
  41 Avenue de la Gare
  R.C. Luxembourg, B49615
Kemper High Yield Series............     11,794            --          11,794           6.4             11,794         6.4
  222 South Riverside Plaza
  Chicago, IL 60606
SERIES E PREFERRED STOCK
3i Group plc........................      6,760            --           6,760          70.1              6,760        70.1
  91 Waterloo Road
  GB-SE 8XP London England
David Marcus........................      1,659            --           1,659          17.2              1,659        17.2
  4, Chemin de Normandie
  CH-1206 Geneva
  Switzerland
Soditic SA..........................        645            --             645           6.7                645         6.7
  118 Rue du Rhone
  1204 Geneva
  Switzerland

---------------

  *   Less than one percent
  +   Director
  ++  Named executive officer
 (1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of World Access common stock beneficially owned by them.
 (2) Unless otherwise indicated, represents shares which may be acquired by the exercise of stock options and warrants on or before September 30, 2000.
 (3) Shares of common stock subject to options, warrants and convertible securities are deemed outstanding for the purpose of computing the percentage ownership of the person holding such derivative securities, but are not deemed outstanding for computing the percentage ownership of any other person.
 (4) Represents 15,162,015 shares of World Access common stock issuable upon the conversion of 309,002 shares of Series C preferred stock.

 (5) Includes 1,746,500 shares of World Access common stock held in escrow pursuant to our acquisition of Cherry Communications Incorporated in December 1998. This amount currently represents our best estimate of the shares to ultimately be released to WorldCom Network Services, Inc., a wholly owned subsidiary of WorldCom, Inc., upon the final resolution of all creditor claims against Cherry Communications in U.S. Bankruptcy Court. WorldCom Network Services directs the voting of these shares while they are held in escrow. Also includes 10,000,000 shares to be issued to WorldCom in connection with the consummation of the STAR and WorldxChange mergers. WorldCom has agreed to approximately $115.0 million of trade debt currently due from STAR and WorldxChange for World Access common stock at an exchange ratio of $11.50 per share.
 (6) Includes 6,086,956 shares of World Access common stock issuable upon the conversion of 70,000 shares of Series A preferred stock owned of record by The 1818 Fund III, a private equity partnership. The general partner of the 1818 Fund III is Brown Brothers Harriman & Co. Mr. Tucker, a partner at Brown Brothers Harriman & Co., is deemed to be the beneficial owner of these shares due to his role as co-manager of The 1818 Fund III.
 (7) Represents 5,685,111 shares of World Access common stock issuable upon the conversion of 102,332 shares of Series D preferred stock.
 (8) Represents 15,099,472 shares of WorldxChange common stock converted into World Access common stock at .6583 per share. All WorldxChange shares, other than (i) 1,000,000 shares as to which Mr. Abbott has sole voting power pursuant to a voting trust agreement, (ii) 81,176 shares that are held directly by Mr. Abbott, and (iii) 81,176 shares that are held directly by Mr. Abbott's spouse, Rosalind Abbott, are jointly held by Mr. Abbott and his spouse as community property.
 (9) Represents 11,684,365 shares of WorldxChange common stock converted into World Access common stock at .6583 per share. Under a power of attorney from Gold & Appel Transfer, S.A., Walter Anderson has sole investment power over these shares and as a result may be deemed to be the beneficial owner of such shares. Mr. Anderson, however, disclaims beneficial ownership of these shares.
(10) Represents an aggregate of 11,539,650 shares of TelDaFax common stock owned by four Apax funds converted into World Access common stock at 1.025 per share. Apax Partners Co., advisor to these four funds, is deemed to be the beneficial owner of these shares.
(11) Includes 940,204 shares of World Access common stock issuable upon the conversion of 19,161 shares of Series C preferred stock.
(12) Includes 1,211,982 shares of World Access common stock owned by Geocapital V, L.P., 36,900 shares owned by Geocapital Advisors, L.P., and 7,952 shares owned by Geocapital Investors V, L.P. Mr. Clearman, a general partner of these partnerships, is deemed to be the beneficial owner of these shares.
(13) Includes 787,500 shares of World Access common stock owned of record by Resurgens Partners, LLC, of which Mr. Phillips has the sole voting and dispositive power. Also includes 100,000 shares held in the name of Mr. Phillips' wife as custodian for two of Mr. Phillips' minor children, with respect to which Mr. Phillips disclaims beneficial ownership.
(14) Represents 1,443,887 shares of World Access common stock owned by Gilbert Global Equity Partners, L.P. and 441,364 shares owned by Gilbert Global Equity Partners (Bermuda), L.P. Mr. Prelz, a Managing Director of Gilbert Global Equity Partners, L.P., is deemed to be the beneficial owner of these shares.
(15) Includes 1,552,958 shares of World Access common stock owned by Zilkha Capital Partners, L.P. Mr. Rigas, a Managing Partner of Zilkha Capital Partners, L.P., is deemed to be the beneficial owner of these shares.
(16) Includes 2,000 shares of World Access common stock owned by Mr. Sanders' wife, with respect to which Mr. Sanders disclaims beneficial ownership.
(17) Includes the following shares of World Access common stock acquired through voluntary employee contributions to World Access' 401(k) Plan and contributed to the 401(k) Plan under a matching contribution program offered to all 401(k) Plan participants: Mr. Gergel -- 4,041 shares and Mr. Mies -- 517 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires World Access' directors and executive officers, and persons who own beneficially more than ten percent of a registered class of World Access' equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of World Access' securities. Directors, executive officers and greater than ten-percent stockholders are required by Commission regulations to furnish World Access with copies of all Section 16(a) reports they file.

     To the best of World Access' knowledge, based solely on review of the copies of such reports furnished to it and representations that no other reports were required, all Section 16(a) filing requirements applicable to World Access' directors, executive officers and greater than ten-percent beneficial owners were complied with during the 1999 fiscal year, except for Mr. Phillips, whose Annual Statement of Changes in Beneficial Ownership on Form 5 was not filed timely. Mr. Phillips was required to file a Form 5 to reflect shares of World Access common stock that he gifted to his children in December 1999.

                                  ACCOUNTANTS

     The World Access board has appointed Ernst & Young LLP, independent public accountants, as independent accountants for World Access for the fiscal year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the World Access special meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     On December 22, 1998, World Access engaged Ernst & Young LLP as the certifying accountants and dismissed PricewaterhouseCoopers LLP. The World Access board approved this change in accountants. World Access had no disagreements with its former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports during each of the two years in the period ended December 31, 1997 and from January 1, 1998 to December 22, 1998, and such accountants' report on the financial statements for each of the past two years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A, Amendment No. 1, for the years ended December 31, 1999 and 1998, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of World Access for the year ended December 31, 1997 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K/A, Amendment No. 1, of World Access for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, dated March 5, 1998, except for the discontinued operations described in Note C, which are as of March 14, 2000, given on the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of FaciliCom International, Inc. and subsidiaries incorporated in this World Access joint proxy statement/prospectus by reference to the World Access Current Report on Form 8-K dated December 22, 1999, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have audited the consolidated financial statements of Long Distance International, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. The Long Distance International, Inc. financial statements are incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of STAR incorporated in this joint proxy statement/prospectus by reference to STAR's Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated April 14, 2000 with respect thereto, which is also incorporated by reference into this joint proxy statement/prospectus, and are so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of WorldxChange at September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, as set forth in their report. The WorldxChange financial statements are included in the joint proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     BDO Deutsche Warentreuhand, independent auditors, have audited the consolidated financial statements of TelDaFax AG at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. The TelDaFax financial statements are included in the joint proxy statement/prospectus and elsewhere in the registration statement in reliance on BDO Deutsche Warentreuhand's report, given on their authority as experts in accounting and auditing.

                        THE WORLD ACCESS SPECIAL MEETING

  Date, Time and Place of the World Access Special Meeting.

                                          , 2000
                             11:00 a.m., local time
                      945 E. Paces Ferry Road, Suite 2200
                            Atlanta, Georgia 30326.

     World Access Board of Directors' Recommendations. The board of directors of World Access unanimously approved the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement and unanimously recommends that the stockholders of World Access vote for the approval and adoption of the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement.

     World Access Record Date.  The board of directors of World Access has fixed
          , 2000 as the record date for determination of holders of World Access voting stock entitled to notice of, and to vote at, the World Access special meeting.

     Stockholders Entitled to Vote.  As of the close of business on the World
Access record date,                shares of World Access common stock were
outstanding, held by approximately                holders of record. World
Access stockholders are entitled to cast one vote per share of World Access common stock owned or to be received upon the conversion of shares of preferred stock owned as of the World Access record date.

     World Access also has shares of preferred stock issued and outstanding. Each share of World Access preferred stock is convertible at the option of the holder into World Access common stock in accordance with a conversion formula contained in the World Access amended certificate of incorporation. The World Access preferred stock is entitled to vote on the approval and adoption of the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement on an as converted basis with the World Access common stock voting together as a single class.

     The following table sets forth information regarding the World Access preferred stock:

                                                                             COMMON STOCK
SERIES                                              SHARES OUTSTANDING   HELD UPON CONVERSION
------                                              ------------------   --------------------
Series A..........................................          70,000             6,086,956
Series C..........................................     350,259.875            17,186,451
Series D..........................................         184,000            10,222,222
Series E..........................................           9,645               443,448

     Only holders of record of World Access voting stock as of the close of business on the World Access record date are entitled to notice of and to vote at the World Access special meeting and any adjournments or postponements thereof.

     Quorum; vote required. A majority of the shares of World Access common stock entitled to vote at the World Access special meeting will constitute a quorum for the transaction of business at the World Access special meeting. The vote required for approval of the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement is a majority in voting power of the shares of World Access voting stock entitled to vote and voting as a single class.

     The total outstanding shares of World Access common stock for purposes of calculating the number of shares constituting a quorum and needed for approval includes the number of shares of World Access common stock issuable upon conversion of the Series A preferred stock, the Series C preferred stock, the Series D preferred stock and the Series E preferred stock.

     Shares of World Access voting stock that are voted "for," "against" or "withheld" at the World Access special meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the World Access voting stock present in person or represented by proxy at the World Access special meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Because approval of the TelDaFax purchase agreement and the transactions contemplated by the TelDaFax purchase agreement requires the affirmative vote of a majority in voting power of outstanding shares of World Access voting stock, abstentions and broker non-votes will have the same effect as negative votes with respect to these proposals.

     Security ownership by certain beneficial owners and management. As of the close of business on the World Access record date, directors and executive officers of World Access and their respective affiliates may be deemed to be the beneficial owners of shares of World Access common stock representing
approximately      % of the outstanding voting power of World Access.

     Solicitation and revocability of proxies. This proxy statement/prospectus is being furnished to holders of World Access voting stock in connection with the solicitation of proxies by and on behalf of the board of directors of World Access for use at the World Access special meeting. All shares of World Access voting stock that are entitled to vote and are represented at the World Access special meeting, by properly executed proxies received prior to or at such meeting and not duly and timely revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the approval and adoption of the proposals described herein.

     If any other matters are properly presented for consideration at the World Access special meeting or any adjournments or postponements thereof, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place, including, without limitation, for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment. Proxies voting against the proposals presented in this proxy statement/prospectus may not be voted for an adjournment or postponement of the World Access special meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of World Access at or before the taking of the vote at the World Access special meeting a written notice of revocation bearing a later date than the proxy;

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of World Access before the taking of the vote at the World Access special meeting; or

     - attending the World Access special meeting and voting in person. Attendance at the World Access special meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent so as to be delivered to World Access, Inc., at 945 E. Paces Ferry Road, Suite 2200, Atlanta, Georgia 30326, Attention: Secretary, or hand delivered to the Secretary of World Access at or before the taking of the vote at the World Access special meeting.

     All expenses of this solicitation, including the cost of preparing and mailing this proxy statement/ prospectus to stockholders of World Access, will be borne by World Access. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of World Access in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and World Access will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                       WORLD ACCESS STOCKHOLDER PROPOSALS

     Proposals of World Access stockholders submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2001 annual meeting of stockholders of World Access must be received by World Access at its principal executive offices at 945 E. Paces Ferry Road, Suite 2200, Atlanta, Georgia 30326 a reasonable time before World Access begins to print and mail the proxy materials for its 2001 annual meeting of stockholders.

     Under the World Access amended certificate of incorporation, stockholders desiring to nominate persons for election as directors at an annual meeting must notify the Secretary of World Access in writing not less than 120 calendar days in advance of the date which is one year later than the date of World Access proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or if the date of the forthcoming annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of stockholders, then to be timely such stockholders' notice must be so received not later than the close of business on the tenth day following the earlier of:

     - the day on which notice of the date of the forthcoming meeting was mailed or given to stockholders by or on behalf of World Access; or

     - the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of World Access.

     Any such stockholders' notices must contain the specific information set forth in the World Access amended certificate of incorporation. Stockholders will be furnished a copy of the World Access amended certificate of incorporation without charge upon written request to the Secretary of World Access.

      OTHER MATTERS THAT MAY COME BEFORE THE WORLD ACCESS SPECIAL MEETING

     The World Access board does not know of any other matters which may come before the World Access special meeting. If any other matters are properly presented at the World Access special meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgement on such matters.

                                 LEGAL MATTERS

     The legality of the World Access common stock offered by this proxy statement/prospectus, including the material U.S. income tax consequences of the TelDaFax transactions, will be passed upon for World Access by Long Aldridge & Norman LLP, Atlanta, Georgia. LAN Equities Partnership, L.P., an affiliate of Long Aldridge & Norman LLP, is the owner of 88,390 shares of World Access common stock issued to Long Aldridge as payment for legal fees incurred from time to time. Certain German tax consequences of the TelDaFax transactions will be passed upon for World Access by Gaedertz Rechtsanwalte, Frankfurt, Germany.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COMMUNICATIONS TELESYSTEMS INTERNATIONAL D.B.A. WORLDXCHANGE
  COMMUNICATIONS
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of June 30, 2000 (Unaudited),
  September 30, 1999 and 1998...............................   F-3
Consolidated Statements of Operations for the nine months
  ended June 30, 2000 (Unaudited) and 1999 (Unaudited) and
  each of the three years in the period ended September 30,
  1999......................................................   F-4
Consolidated Statements of Shareholders' Deficit and
  Comprehensive Income/Loss for the nine months ended June
  30, 2000 (Unaudited) and each of the three years in the
  period ended September 30, 1999...........................   F-5
Consolidated Statements of Cash Flows for the nine months
  ended June 30, 2000 (Unaudited) and 1999 (Unaudited) and
  each of the three years in the period ended September 30,
  1999......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7

TELDAFAX AG
Independent Auditors' Report................................  F-28
Consolidated Balance Sheets as of March 31, 2000
  (Unaudited), December 31, 1999 and 1998...................  F-29
Consolidated Statements of Operations for the three months
  ended March 31, 2000 (Unaudited) and 1999 (Unaudited) and
  each of the three years in the period ended December 31,
  1999......................................................  F-30
Consolidated Statements of Shareholders' Deficit and
  Comprehensive of Changes in Combined Equity Shareholder's
  Funds for the six months ended June 30, 2000 (Unaudited)
  and each of the three years in the period ended December
  31, 1999..................................................  F-31
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2000 (Unaudited) and 1999 (Unaudited) and
  each of the three years in the period ended December 31,
  1999......................................................  F-32
Notes to the Consolidated Financial Statements..............  F-33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Communications Telesystems International d.b.a.
WorldxChange Communications

     We have audited the consolidated balance sheets of Communications Telesystems International d.b.a. WorldxChange Communications as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communications Telesystems International d.b.a. WorldxChange Communications at September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
December 10, 1999,
except for the fourth paragraph of
Note 5 and the sixth paragraph of
Note 13 as to which the date is
May 22, 2000

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               JUNE 30,        SEPTEMBER 30,
                                                              -----------   --------------------
                                                                 2000         1999        1998
                                                              -----------   ---------   --------
                                                              (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................   $   6,913    $  38,030   $ 20,917
  Accounts receivable, net of allowance of $14,173 at June
    30, 2000 (unaudited) and $9,590 and $10,690 at September
    30, 1999 and 1998, respectively.........................     103,172       54,991     38,966
  Prepaid expenses and other current assets.................      32,566        8,224      3,825
                                                               ---------    ---------   --------
         Total current assets...............................     142,651      101,245     63,708
Equipment and leasehold improvements, net...................     193,494      114,765     49,697
Intangible assets...........................................      90,162       12,194         --
Other assets................................................       4,105        6,798      6,724
                                                               ---------    ---------   --------
         Total assets.......................................   $ 430,412    $ 235,002   $120,129
                                                               =========    =========   ========

                             LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accrued network costs.....................................   $ 174,830    $  83,993   $ 49,796
  Accounts payable..........................................      23,682       13,770     14,144
  Other accrued liabilities.................................      44,758       16,333     15,377
  Payable to related parties................................       2,396           --        468
  Deferred revenue..........................................       2,493        3,941        686
  Current portion of long-term debt and subordinated
    debentures..............................................     187,020        9,799     13,421
  Current portion of capital lease obligations..............      14,805       10,582      6,851
                                                               ---------    ---------   --------
         Total current liabilities..........................     449,984      138,418    100,743
Long-term debt..............................................      38,447      100,324     75,287
Subordinated debentures.....................................          --           --      1,182
Capital lease obligations...................................      32,382       29,395     22,844
Other long-term liabilities.................................       5,547        1,918      2,397
                                                               ---------    ---------   --------
         Total liabilities..................................     526,360      270,055    202,453
Minority interest...........................................          --           --      7,269
Shareholders' deficit:
  Preferred Stock, no par value; Authorized
    shares -- 10,000,000:
    Series A Cumulative Preferred Stock; Issued and
      outstanding 30,000 at June 30, 2000 (unaudited) and
      September 30, 1999, and 23 at September 30, 1998;
      liquidation preference of $1,000 per share............      30,000       30,000          7
    Series B Cumulative Preferred Stock; Issued and
      outstanding -- zero at June 30, 2000 (unaudited) and
      zero at September 30, 1999 and 1998; liquidation
      preference of $1,000 per share........................          --           --         --
  Common Stock, no par value; Authorized
    shares -- 100,000,000, Issued and outstanding 42,613,954
    at June 30, 2000 (unaudited), 36,965,911 at September
    30, 1999 and 28,576,552 at September 30, 1998...........     148,056       99,047     10,297
  Notes receivable from shareholders........................      (1,937)      (1,474)        --
  Accumulated other comprehensive loss......................     (12,900)      (2,405)    (3,529)
  Accumulated deficit.......................................    (259,167)    (160,221)   (96,368)
                                                               ---------    ---------   --------
         Total shareholders' deficit........................     (95,948)     (35,053)   (89,593)
                                                               ---------    ---------   --------
         Total liabilities and shareholders' deficit........   $ 430,412    $ 235,002   $120,129
                                                               =========    =========   ========

                            See accompanying notes.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                               NINE MONTHS ENDED
                                                   JUNE 30,           YEARS ENDED SEPTEMBER 30,
                                              -------------------   ------------------------------
                                                2000       1999       1999       1998       1997
                                              --------   --------   --------   --------   --------
                                                  (UNAUDITED)
Revenues....................................  $423,913   $304,324   $421,580   $398,867   $331,660
Operating expenses:
  Cost of services..........................   337,814    238,599    328,334    287,312    235,027
  Selling, general and administrative.......   124,014     88,431    124,112    114,897    113,459
  Depreciation and amortization.............    35,131     12,394     17,705     12,332      8,677
                                              --------   --------   --------   --------   --------
          Total operating expenses..........   496,959    339,424    470,151    414,541    357,163

Operating loss..............................   (73,046)   (35,100)   (48,571)   (15,674)   (25,503)
Interest expense............................    22,694     12,448     16,883     11,947      8,682
Other expense, net..........................       822        222        648      1,378      3,366
                                              --------   --------   --------   --------   --------
Loss before minority interest...............   (96,562)   (47,770)   (66,102)   (28,999)   (37,551)
Minority interest...........................        --     (1,782)     2,251      1,546        473
                                              --------   --------   --------   --------   --------
Net loss....................................  $(96,562)  $(45,988)  $(63,851)  $(27,453)  $(37,078)
Preferred stock dividends...................     2,384         --          2          7         13
                                              --------   --------   --------   --------   --------
  Net loss applicable to common
     stockholders...........................  $(98,946)  $(45,988)  $(63,853)  $(27,460)  $(37,091)
                                              ========   ========   ========   ========   ========

                            See accompanying notes.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A
                          WORLDXCHANGE COMMUNICATIONS

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND
                           COMPREHENSIVE INCOME/LOSS
                             (DOLLARS IN THOUSANDS)

                                          SERIES A             SERIES B
                                         CUMULATIVE           CUMULATIVE
                                      PREFERRED STOCK      PREFERRED STOCK         COMMON STOCK        NOTES RECEIVABLE
                                     ------------------   ------------------   ---------------------         FROM
                                     SHARES     AMOUNT    SHARES     AMOUNT      SHARES      AMOUNT      SHAREHOLDERS
                                     -------   --------   -------   --------   ----------   --------   ----------------
BALANCE AT SEPTEMBER 30, 1996......      82    $    36         --        --    27,572,000   $   196        $    --
Repurchase of Series A Cumulative
 Preferred Stock...................     (59)       (29)        --        --            --        --             --
Dividends on Series A Cumulative
 Preferred Stock...................      --         --         --        --            --        --             --
Exercise of options/warrants.......      --         --         --        --       162,000        62             --
Comprehensive loss:
Net loss...........................      --         --         --        --            --        --             --
Foreign currency translation
 adjustment........................      --         --         --        --            --        --             --
      Total comprehensive loss.....
                                     ------    -------    -------   -------    ----------   --------       -------
BALANCE AT SEPTEMBER 30, 1997......      23          7                         27,734,000       258             --
Dividends on Series A
Preferred Stock....................      --         --         --        --            --        --             --
Issuance of Common Stock...........      --         --         --        --       788,127    10,000             --
Exercise of options/warrants.......      --         --         --        --        54,425        39             --
Comprehensive loss:
Net loss...........................      --         --         --        --            --        --             --
Foreign currency translation
 adjustment........................      --         --         --        --            --        --             --
      Total comprehensive loss.....
                                     ------    -------    -------   -------    ----------   --------       -------
BALANCE AT SEPTEMBER 30, 1998......      23          7         --        --    28,576,552    10,297             --
Repurchase of Series A
Cumulative Preferred Stock.........     (23)        (7)        --        --            --        --             --
Dividends on Series A
Preferred Stock....................      --         --         --        --            --        --             --
Issuance of Series A
Cumulative Preferred Stock.........  30,000     30,000         --        --            --        --             --
Issuance of Common Stock...........      --         --         --        --     8,153,120    87,102             --
Exercise of options/warrants.......      --         --         --        --       236,239     1,648             --
Notes receivable for sales of
 common stock......................      --         --         --        --            --        --         (1,474)
Comprehensive loss:
Net loss...........................      --         --         --        --            --        --             --
Foreign currency translation
 adjustment........................      --         --         --        --            --        --             --
      Total comprehensive loss.....
                                     ------    -------    -------   -------    ----------   --------       -------
BALANCE AT SEPTEMBER 30, 1999......  30,000    $30,000         --        --    36,965,911   $99,047        $(1,474)
                                     ------    -------    -------   -------    ----------   --------       -------
Dividends on Series A Cumulative
 Preferred Stock (unaudited).......      --         --         --        --            --        --             --
Issuance of Series B Cumulative
 Preferred Stock
 net of issuance cost of $1,342
   (unaudited).....................      --         --     50,000    48,658            --        --             --
Conversion of Series B Cumulative
 Preferred Stock into Common Stock
 (unaudited).......................      --         --    (50,000)  (48,658)    5,555,550    48,658             --
Exercise of options/warrants
 (unaudited).......................      --         --         --        --        92,493       351             --
Notes receivable for sales of
 common stock (unaudited)..........      --         --         --        --            --        --           (463)
Comprehensive loss:
Net loss (unaudited)...............      --         --         --        --            --        --             --
Foreign currency translation
 adjustment (unaudited)............      --         --         --        --            --        --             --
      Total comprehensive loss
       (unaudited).................
                                     ------    -------    -------   -------    ----------   --------       -------
BALANCE AT JUNE 30, 2000
 (UNAUDITED).......................  30,000    $30,000         --   $    --    42,613,954   $148,056       $(1,937)
                                     ======    =======    =======   =======    ==========   ========       =======

                                                    ACCUMULATED
                                                       OTHER
                                                   COMPREHENSIVE       TOTAL
                                     ACCUMULATED      INCOME       SHAREHOLDERS'
                                       DEFICIT        (LOSS)          DEFICIT
                                     -----------   -------------   -------------
BALANCE AT SEPTEMBER 30, 1996......   $ (31,817)     $   (434)       $ (32,019)
Repurchase of Series A Cumulative
 Preferred Stock...................          --            --              (29)
Dividends on Series A Cumulative
 Preferred Stock...................         (13)           --              (13)
Exercise of options/warrants.......          --            --               62
Comprehensive loss:
Net loss...........................     (37,078)           --          (37,078)
Foreign currency translation
 adjustment........................          --           197              197
                                                                     ---------
      Total comprehensive loss.....                                    (36,881)
                                      ---------      --------        ---------
BALANCE AT SEPTEMBER 30, 1997......     (68,908)         (237)         (68,880)
Dividends on Series A
Preferred Stock....................          (7)           --               (7)
Issuance of Common Stock...........          --            --           10,000
Exercise of options/warrants.......          --            --               39
Comprehensive loss:
Net loss...........................     (27,453)           --          (27,453)
Foreign currency translation
 adjustment........................          --        (3,292)          (3,292)
                                                                     ---------
      Total comprehensive loss.....                                    (30,745)
                                      ---------      --------        ---------
BALANCE AT SEPTEMBER 30, 1998......     (96,368)       (3,529)         (89,593)
Repurchase of Series A
Cumulative Preferred Stock.........          --            --               (7)
Dividends on Series A
Preferred Stock....................          (2)           --               (2)
Issuance of Series A
Cumulative Preferred Stock.........          --            --           30,000
Issuance of Common Stock...........          --            --           87,102
Exercise of options/warrants.......          --            --            1,648
Notes receivable for sales of
 common stock......................          --            --           (1,474)
Comprehensive loss:
Net loss...........................     (63,851)           --          (63,851)
Foreign currency translation
 adjustment........................          --         1,124            1,124
                                                                     ---------
      Total comprehensive loss.....                                    (62,727)
                                      ---------      --------        ---------
BALANCE AT SEPTEMBER 30, 1999......   $(160,221)     $ (2,405)       $ (35,053)
                                      ---------      --------        ---------
Dividends on Series A Cumulative
 Preferred Stock (unaudited).......      (2,384)           --           (2,384)
Issuance of Series B Cumulative
 Preferred Stock
 net of issuance cost of $1,342
   (unaudited).....................          --            --           48,658
Conversion of Series B Cumulative
 Preferred Stock into Common Stock
 (unaudited).......................          --            --               --
Exercise of options/warrants
 (unaudited).......................          --            --              351
Notes receivable for sales of
 common stock (unaudited)..........          --            --             (463)
Comprehensive loss:
Net loss (unaudited)...............     (96,562)           --          (96,562)
Foreign currency translation
 adjustment (unaudited)............          --       (10,495)         (10,495)
                                                                     ---------
      Total comprehensive loss
       (unaudited).................                                   (107,057)
                                      ---------      --------        ---------
BALANCE AT JUNE 30, 2000
 (UNAUDITED).......................   $(259,167)     $(12,900)       $ (95,948)
                                      =========      ========        =========

                            See accompanying notes.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    NINE MONTHS ENDED
                                                        JUNE 30,              YEARS ENDED SEPTEMBER 30,
                                                  ---------------------   ----------------------------------
                                                    2000        1999         1999        1998        1997
                                                  ---------   ---------   ----------   ---------   ---------
                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  $ (96,562)  $ (45,988)  $  (63,851)  $ (27,453)  $ (37,078)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Provision for bad debt........................     15,148      11,005       15,202      15,170      22,348
  Depreciation and amortization.................     35,131      12,394       17,705      12,332       8,677
  Deferred revenue..............................     (3,654)      1,825        3,255      (2,275)      2,714
  Impairment of long-lived assets...............          -           -            -           -         659
  Minority interest.............................          -      (1,782)      (2,251)     (1,546)       (473)
  Changes in operating assets and liabilities:
    Accounts receivable.........................    (25,455)    (26,214)     (31,227)       (391)    (48,411)
    Receivables from related parties............          -      (1,037)      (1,448)     (1,864)      1,317
    Prepaid expenses and other assets...........     (6,707)     (2,536)      (4,740)     (5,551)     (3,478)
    Accrued network costs.......................     68,246      39,966       34,629     (12,255)     21,200
    Accounts payable............................        364       2,613       (1,031)     (1,584)     12,136
    Other accrued liabilities...................    (24,387)      5,248        2,208      (6,318)     13,183
                                                  ---------   ---------   ----------   ---------   ---------
         Net cash used in operating
           activities...........................    (37,876)     (4,506)     (31,549)    (31,735)     (7,206)
INVESTING ACTIVITIES
Acquisition of equipment and leasehold
  improvements..................................     (5,163)    (25,125)     (27,633)    (11,990)    (10,871)
Acquisition of ACC Europe, net of cash
  acquired......................................    (55,745)          -            -           -           -
                                                  ---------   ---------   ----------   ---------   ---------
         Net cash used in investing
           activities...........................    (60,908)    (25,125)     (27,633)    (11,990)    (10,871)
FINANCING ACTIVITIES
Proceeds from revolving credit agreement........    257,713     179,011      283,485     256,535     154,961
Repayments on revolving credit agreement........   (252,649)   (178,820)    (278,407)   (255,885)   (128,598)
Proceeds from issuance of long-term debt........     35,725           -            -      55,152           -
Repayment of long-term debt, subordinated
  debentures, loans payable and capital
  leases........................................    (21,800)    (24,604)     (30,433)     (5,299)    (16,602)
Payment of dividends on Preferred Stock.........          -          (2)          (2)         (7)        (11)
Proceeds from the issuance of Preferred Stock...     48,658           -       30,000           -           -
Proceeds from issuance of Common Stock..........         20      71,286       71,648      10,039          62
Repurchase of Preferred Stock...................          -          (7)          (7)          -         (30)
Proceeds from issuance of subsidiary common
  stock to minority holders.....................          -           -            -           -       9,001
                                                  ---------   ---------   ----------   ---------   ---------
         Net cash provided by financing
           activities...........................     67,667      46,864       76,284      60,535      18,783
Effect of exchange rate changes on cash.........          -          47           11        (219)        197
                                                  ---------   ---------   ----------   ---------   ---------
         Net increase (decrease) in cash and
           cash equivalents.....................    (31,117)     17,280       17,113      16,591         903
Cash and cash equivalents at beginning of
  period........................................     38,030      20,917       20,917       4,326       3,423
                                                  ---------   ---------   ----------   ---------   ---------
Cash and cash equivalents at end of period......  $   6,913   $  38,197   $   38,030   $  20,917   $   4,326
                                                  =========   =========   ==========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest......................................  $  14,665   $   8,244   $    9,248   $   6,686   $   7,176
  Income taxes..................................          -           2            2           8         102
NON-CASH INVESTING AND FINANCING ACTIVITIES
Assets acquired by incurring capital lease
  obligations or long-term debt.................     27,386      32,638       53,391      10,421       8,533
Common stock issued in exchange for the
  acquisition of certain minority interest......          -           -       17,102           -           -
Debt issued in conjunction with acquisition of
  ACC...........................................     53,000           -            -           -           -

                            See accompanying notes.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. BUSINESS ACTIVITY

     Communications TeleSystems International d/b/a WorldxChange Communications ("WorldxChange"), a California corporation, is a facilities-based telecommunications carrier that provides international and domestic long-distance service to retail and carrier customers. Our retail base is comprised of residential and commercial customers. Our wholesale base is comprised of other U.S. and foreign telecommunications carriers and resellers. We have established retail and carrier operations in the United States, the Pacific Rim, Canada, Europe and Latin America. WorldxChange also provides operator, debit/calling card service, toll free, private line and other enhanced services.

     WorldxChange has established operations in the United Kingdom, France, Germany, Belgium, The Netherlands, Australia, New Zealand and Canada through wholly-owned subsidiaries. WorldxChange has additional subsidiaries domiciled in various other countries; however, the activity of these subsidiaries to date has not been significant.

     The revenue from WorldxChange's international operations continues to increase as a percentage of total revenue. For the years ended September 30, 1997, 1998 and 1999 international revenue, including Canada, represented approximately 13%, 20% and 22% of WorldxChange's total revenue, respectively.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements have been prepared assuming that WorldxChange will continue as a going concern. WorldxChange has experienced recurring losses and has a deficiency in working capital and shareholders' equity. WorldxChange's rapid growth and investments for additional anticipated growth have required significant capital. Historically, WorldxChange's capital needs have been met primarily through a combination of a revolving credit facility, debt, lease financing, cash flows from operations and private placement equity offerings. During the year ended September 30, 1999, WorldxChange raised approximately $100 million in private placement offerings (Note 8). Management believes its available cash, $30 million of financing received from World Access (Note 13), $15 million of available credit facility from a shareholder (Note 13), vendor committed financing, along with the existing credit facility will be adequate to meet WorldxChange's domestic and international capital requirements through September 30, 2000. Management also believes that WorldxChange's ability to raise additional financing will enable the continuation of its global expansion. However, without additional financing, WorldxChange will be required to delay, reduce the scope of and/or eliminate certain of its future expansion plans, and/or reduce its planned expenditures on infrastructure and marketing activities.

  Interim Financial Information (Unaudited)

     The accompanying financial statements at June 30, 2000 and for the nine months ended June 30, 1999 and 2000 are unaudited but include all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended June 30, 2000 are not necessarily indicative of results for the entire year or future periods.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

  Consolidation

     The accompanying consolidated financial statements include the accounts of WorldxChange and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash Equivalents

     Cash equivalents are highly liquid investments purchased with maturities of three months or less when purchased to be cash equivalents.

  Foreign Currency

     Assets and liabilities of operations outside the United States, for which the functional currency is not U.S. dollars, are translated into U.S. dollars using the exchange rate in effect at each period end. Revenues and expenses are translated at the average exchange rate prevailing during the period. Cumulative translation adjustments are included as a separate component of shareholders' deficit. Exchange gains and losses from foreign currency transactions are included in "Other (income) expense," in the accompanying Consolidated Statements of Operations.

  Concentration of Credit Risk

     WorldxChange's customer base is comprised of several hundred carrier customers and over 750,000 residential and commercial users of its direct dial long distance telephone services, as well as hotels and other users of its operator-assisted long distance telephone services. These customers are located principally throughout the United States (U.S.), and to a much lesser extent in the Pacific Rim, Europe, Latin America, and Canada. WorldxChange's U.S. revenues from residential and smaller commercial users are billed and collected by local exchange carriers (LECs). These LECs pass through to WorldxChange their collection experience with customers billed under these billing agreements. WorldxChange direct bills carrier and certain commercial customers in the U.S. and direct bills all customers in its international markets. WorldxChange performs credit evaluations of the financial condition of these direct bill customers, and may require a deposit in certain circumstances. Revenue is reported net of estimated customer credits which are provided for in the financial statements at the same time the corresponding revenue is recognized. The Company periodically estimates its reserve requirements for uncollectable accounts, and the bad debt expense is included in selling, general and administrative expense. No one customer accounted for more than 10% of revenues for any period during fiscal 1999, 1998 and 1997 and for the nine months ended June 30, 2000.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost and are depreciated or amortized using the straight-line method over the estimated useful lives of the assets (generally two to seven years) Equipment under capital leases are recorded at the net present value of the minimum lease payments and are amortized over the shorter of the useful life of the asset or the lease term (ranging from three to seven years). Interests in international undersea and on-land fiber-optic cable systems are amortized over their estimated useful lives, typically 20 years.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

  Installation Costs

     Installation costs consists of costs incurred by WorldxChange for the expansion of its switching capacity and related network. These costs also include dialer installation costs incurred upon establishing network services with certain operator services customers. These costs are amortized using the straight-line method over three years.

  Accrued Network Costs

     Accrued network costs represent an estimate for cost of network services received from third party telecommunications companies for which WorldxChange has not been invoiced. The estimates are based upon vendor contract rates and actual minutes utilized per WorldxChange's records.

  Minority Interest

     Certain of WorldxChange's subsidiaries have sold stock to outside investors. Income or losses from these operations are allocated to minority shareholders based on ownership percentages. Losses in excess of the amounts invested by the minority shareholders are absorbed by WorldxChange. In September 1999, WorldxChange issued 1,554,763 shares of its common stock in exchange for the shares held by certain minority shareholders of its Australian subsidiary and a related holding company (Note 8). At September 30, 1999 a 2.2% minority interest remains in a WorldxChange subsidiary.

  Stock-Based Compensation

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, WorldxChange accounts for compensation expense under its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosure of net loss, as if the fair value-based method had been applied in measuring compensation expense, is presented in Note 8.

  Revenue Recognition

     Revenue is recognized as long distance telecommunications services are provided. Prepaid calling card revenue is reported net of selling discounts and recorded when minutes are used. Deferred revenue relates to amounts received from or billed to customers prior to WorldxChange providing telecommunications services.

  Cost of Services

     Cost of services is exclusive of depreciation and amortization related to the services network which is included in "Depreciation and amortization" presented separately on the consolidated statements of operations.

  Advertising

     WorldxChange charges advertising costs to expense as the costs are incurred. Total advertising expense was $15,836,000, and $13,898,000 for the nine months ended June 30, 2000 and 1999. Total advertising expense was $17,201,000, $14,117,000 and $19,118,000 for the years ended September 30, 1997,
1998, and 1999, respectively.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Comprehensive Income

     Effective April 1, 1998, WorldxChange adopted SFAS No. 130, Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported, net of any related tax effect, in the financial statements in the period in which they are recognized. The components of comprehensive income for WorldxChange include net loss and foreign currency translation adjustments.

  Segment Information

     Effective October 1, 1998, WorldxChange adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement requires disclosures of certain information about WorldxChange's operating segments, products, geographic areas in which it operates and its major customers. This information is presented in Note 12.

  Fair Values of Financial Instruments

     WorldxChange believes that the carrying amounts of its cash, cash equivalents, accounts receivable, accounts payable, accrued liabilities, and notes payable approximate their fair market values due to their short-term nature or variable interest rates.

  New Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In May 1999, the FASB voted to delay the effective date of SFAS No. 133 by one year. The Company will be required to adopt FAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. WorldxChange does not expect the adoption of SFAS No. 133 to have a material impact on its consolidated financial position or results of operations.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the current period presentation.

3. ACQUISITIONS

     In December 1998, WorldxChange completed a business combination with CTS Telcom, Inc. and WorldxChange Limited, affiliates under common ownership and management control, both of which have been accounted for in a manner similar to a pooling-of-interests. WorldxChange issued 278,000 shares in connection with the acquisition of WorldxChange Limited, and no consideration was paid for the acquisition of CTS Telcom. The accompanying pooled consolidated financial statements are derived from the combined

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

historical financial statements of CTS Telcom, WorldxChange Limited and WorldxChange. All significant intercompany accounts and transactions have been eliminated.

     Net revenues and net loss for fiscal 1997 and 1998 preceding the merger by entity are as follows (in thousands):

                                                                NET      NET INCOME
                                                              REVENUES     (LOSS)
                                                              --------   ----------
1997:
  WxC.......................................................  $328,517    $(35,349)
  CTS Telcom................................................    17,884      (2,184)
  WxL New Zealand...........................................    18,342         455
  Eliminations..............................................   (33,083)         --
                                                              --------    --------
  Combined..................................................  $331,660    $(37,078)
                                                              ========    ========
1998:
  WxC.......................................................  $394,232    $(24,932)
  CTS Telcom................................................    16,343      (2,099)
  WxL New Zealand...........................................    21,204        (422)
  Eliminations..............................................   (32,912)         --
                                                              --------    --------
  Combined..................................................  $398,867    $(27,453)
                                                              ========    ========

4. BALANCE SHEET INFORMATION

  Sale of Accounts Receivable with Recourse

     WorldxChange sells certain receivables, subject to full recourse provisions, to Zero Plus Dialing Incorporated (ZPDI), one of WorldxChange's providers of billing and collection services. At June 30, 2000 the outstanding balance of such accounts for which WorldxChange is contingently liable was zero. At September 30, 1998 and 1999 the outstanding balance of such accounts for which WorldxChange is contingently liable was approximately $4,019,000 and $1,962,000, respectively.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements consist of the following (in thousands):

                                                                         SEPTEMBER 30,
                                                         JUNE 30,     -------------------
                                                           2000         1999       1998
                                                        -----------   --------   --------
                                                        (UNAUDITED)
Telecommunications equipment and cables...............   $216,065     $125,190   $ 56,091
Computer equipment and software.......................     32,955       15,365      9,985
Office furniture, equipment and vehicles..............     12,955        9,745      9,335
Leasehold improvements................................      7,194        3,147      1,614
Equipment in progress.................................        -0-       10,266      4,932
                                                         --------     --------   --------
                                                          269,169      163,713     81,957
Accumulated depreciation and amortization.............    (75,675)     (48,948)   (32,260)
                                                         --------     --------   --------
                                                         $193,494     $114,765   $ 49,697
                                                         ========     ========   ========

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Telecommunications equipment and cables include eight indefeasible rights of use in cable systems amounting to $41,892,000 and $825,000 and eleven ownership interests in international cables amounting to $15,605,000 and $4,224,000 at September 30, 1999 and 1998, respectively. As of June 30, 2000, WorldxChange had indefeasible rights of use in cable systems amounting to $56,868,000 and ownership interests in international cables amounting to $16,728,000. These assets are amortized over the life of the agreements of 15 to 20 years.

       Other Assets

     Other assets consist of the following (in thousands):

                                                                           SEPTEMBER 30,
                                                             JUNE 30,     ---------------
                                                               2000        1999     1998
                                                            -----------   ------   ------
                                                            (UNAUDITED)
Deposits..................................................    $3,331      $4,240   $3,417
Debt issuance costs, net of accumulated amortization of
  $2,272, $1,686 and $97 at June 30, 2000, September 30,
  1999 and 1998, respectively.............................       613       1,718    3,307
Offering Costs............................................        --         652       --
Other.....................................................       161         188       --
                                                              ------      ------   ------
                                                              $4,105      $6,798   $6,724
                                                              ======      ======   ======

  Accrued Liabilities

     Other accrued liabilities consist of the following (in thousands):

                                                                         SEPTEMBER 30,
                                                          JUNE 30,     -----------------
                                                            2000        1999      1998
                                                         -----------   -------   -------
                                                         (UNAUDITED)
Accrued taxes..........................................    $19,437     $ 3,734   $ 1,766
Accrued commissions....................................      1,039       1,575     2,311
Accrued compensation and benefits......................      3,519       3,144     3,384
Accrued settlements (Note 11)..........................         --       1,211     2,059
Accrued interest.......................................      7,116         634       901
Other..................................................     13,647       6,035     4,956
                                                           -------     -------   -------
                                                           $44,758     $16,333   $15,377
                                                           =======     =======   =======

5. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                        SEPTEMBER 30,
                                                     JUNE 30,     --------------------------
                                                       2000            1999           1998
                                                    -----------   ---------------   --------
                                                    (UNAUDITED)
Unsecured subordinated note balance due December
  2000 with interest payable at maturity of 12%...  $   53,000      $       --      $     --

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

                                                                        SEPTEMBER 30,
                                                     JUNE 30,     --------------------------
                                                       2000            1999           1998
                                                    -----------   ---------------   --------
                                                    (UNAUDITED)
Secured subordinated note, balance due November
  2000 with interest payable quarterly at 12.5%...      45,200          45,200        55,000
Unsecured note due February 2002 with varying
  monthly principal payments from $300,000 to
  $1,250,000. The unpaid principal bears interest
  at 13.0%, which is payable at maturity..........      18,316              --            --
Term loan due October 2000, with principal
  reductions of $300,000 due monthly and interest
  payable monthly at prime plus 5.00% (14.5% at
  June 30, 2000) and prime plus 6.75% (15.00% at
  September 30, 1999 and 1998, respectively)......       3,800           4,600         5,125
Loan and security agreement payable upon
  collections of accounts receivable with interest
  payable monthly at prime rate plus 1.75% (11.25%
  at June 30, 2000) and prime plus 2.75% (11.00%
  at September 30, 1999 and 1998 respectively)....      27,762          24,362        21,888
Term loan due February 2001 with interest payable
  at a per annum rate equal to 11.0%..............      35,725              --            --
Secured subordinated note with interest payable
  quarterly at 10%................................          --              --         1,200
Note payable due March 2004, with principal and
  interest payments payable in monthly
  installments of $183,518 at 12.00%..............       6,507           7,521            --
Notes payable due June 2004 to March 2005, with
  aggregate monthly principal and interest
  payments at 12% due in monthly installments of
  $355,410 at June 30, 2000 and $197,222 at
  September 30, 1999..............................      14,129           8,693            --
Note payable due May 2004, with principal and
  interest payments payable in monthly
  installments of $322,632 at 11.5%...............      11,956          13,742            --
Note payable due August 2004, with principal and
  interest payments payable in monthly
  installments of $73,235 at 11.5%................       2,853           3,247            --
Note payable due June 2004, with principal and
  interest payments payable in monthly
  installments of $56,777 at 10%..................       2,201           2,568            --
Note Payable due June 2002 with quarterly payments
  of $67,000......................................         536              --            --

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

                                                                        SEPTEMBER 30,
                                                     JUNE 30,     --------------------------
                                                       2000            1999           1998
                                                    -----------   ---------------   --------
                                                    (UNAUDITED)
Note payable due May 2004 with principle and
  interest payments made payable in monthly
  installments of $93,044 at 11%..................       3,294              --            --
Secured and unsecured notes, with principal and
  interest payments payable in quarterly
  installments, maturing at various dates through
  June 2000. Interest rates ranging from 10% to
  14.25%..........................................         188             190           429
                                                    ----------      ----------      --------
                                                       225,467         110,123        83,642
Less current portion..............................    (187,020)         (9,799)       (8,355)
                                                    ----------      ----------      --------
                                                    $   38,447      $  100,324      $ 75,287
                                                    ==========      ==========      ========

     In March 1997, WorldxChange entered into its credit facility, which consists of an accounts receivable-based revolving credit facility and a term loan. In February 2000, the credit facility was amended to increase the maximum borrowing capacity, add a bridge loan, extend the maturity date of the revolving credit agreement and term loan and reduce the interest rate charge. The credit facility allows WorldxChange to borrow up to a maximum of $65.0 million, subject to certain restrictions and borrowing base limitations. The maximum available borrowing base under the revolving credit agreement is $30.0 million and is determined as a specified percentage of eligible accounts receivable. The balance outstanding on the revolving credit agreement is reduced by the application of payments received on collections of accounts receivable. The accounts receivable revolving credit facility had an outstanding balance of approximately $27.8 million at June 30, 2000, and $2.2 million available for borrowing pursuant to the borrowing base limitations. This facility bears interest at the prime rate plus 1.75% and is repaid through collections of accounts receivable. The term loan was issued in the amount of $5.0 million, which at June 30, 2000 had an outstanding balance of approximately $3.8 million, bears interest at the prime rate plus 5.00% and requires monthly reductions of principal of $300,000 plus interest. The bridge loan has a maximum borrowing availability of $30.0 million, bears interest at 11% and matures on February 11, 2001. The maturity date may be extended until October 1, 2003 by the bridge loan participant. As part of the amended agreement and the WorldxChange merger agreement, World Access agreed to participate in the bridge loan and agreed to fund the $30.0 million under the agreement. As of June 30, 2000, the outstanding balance on the bridge loan was $35.7 million and $9.3 million was available for borrowing. In total, as of June 30, 2000, WorldxChange had $67.3 million borrowed under the credit facility and $11.5 million available for borrowing.

     The revolving credit agreement and the term loan mature at the earlier of 60 days prior to the maturity of the subordinated promissory notes or the notes due in the ACC Europe acquisition or October 1, 2003. As of June 30, 2000, WorldxChange was in compliance with the restrictive covenants under the credit facility. WorldxChange's obligations under the credit facility are secured by first position in substantially all of its property.

     In May 2000, the credit facility was amended to increase the maximum borrowing capacity to $80.0 million. The $15.0 million increase in the borrowing capacity consists of an additional $15.0 million under the bridge loan, under the same terms and conditions.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     As of September 30, 1998 and 1999, and June 30, 2000, WorldxChange was in compliance with these covenants, as amended and restructured in order to reflect the debt and equity financings discussed below and in Note 8 and the acquisition of two affiliated companies during fiscal 1999 as discussed in Note 3. WorldxChange's obligations under this agreement are secured by a first position in substantially all of its assets, excluding equipment where encumbrances already exist.

     From May through August 1998, WorldxChange issued and sold subordinated promissory notes in the aggregate principal amounts of $55.0 million. These notes bear interest at 12.5% per annum, provide for quarterly payments of interest only and mature on November 30, 2000. These notes provide the lender the right to require WorldxChange to use a portion of the net proceeds from any private placement or public offering of WorldxChange's common stock to repay the notes. As such, the outstanding balance at September 30, 1999 has been reduced to $45,200,000. As of June 30, 2000 the outstanding balance was $45,200,000.

     In addition, WorldxChange also issued a promissory note in August 1998 in the amount of $1.2 million representing accrued interest on the subordinated promissory notes. This note bears interest at the rate of 10.0% per annum, provides for quarterly payments of interest only and matures on November 30, 2000. In accordance with the terms of the note, this balance was repaid out of the proceeds of the private placement equity offerings.

     In July 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a transatlantic telecommunications cable system for $4,000,000. At June 30, 2000 the outstanding balance related to this agreement was $3,294,000.

     In October 1998, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a transatlantic telecommunications cable system for $8,250,000. The purchase was vendor financed with a note that bears interest at 12.0% per annum and provides for monthly payments of principal and interest. WorldxChange's obligations under this agreement are secured by a first-priority security interest in the leased capacity. At June 30, 2000 and September 30, 1999, the outstanding balance related to this agreement was $6,507,000 and $7,521,000, respectively.

     In February 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a nationwide fiber optic communications system. The initial fee for each capacity segment is calculated based on mileage between cities, as defined per the agreement. This purchase was vendor financed with notes that bear interest at 12.0% per annum and provide for payments in equal monthly installments of principal and interest. At June 30, 2000 and September 30, 1999, the outstanding balances related to this agreement were $14,129,000 and $8,693,000 respectively.

     In March 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a nationwide telecommunications network. Pursuant to this agreement, WorldxChange signed notes payable to the vendor for the purchase price. These notes bear interest at 11.5% per annum and provide for monthly payments of principal and interest. WorldxChange's obligations under this agreement are secured by a security interest in the leased capacity. At June 30, 2000 and September 30, 1999, the aggregate outstanding balance were approximately $14,809,000 and $16,989,000, respectively, which was comprised of two separate notes with balances outstanding of $11,956,000 and $2,853,000 at June 30, 2000.

     In June 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a fiber optic communications system for $2,969,000. The purchase was vendor financed with a note that bears interest at 10.0% per annum and provides for payments in equal monthly installments of principal and interest,

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

which are inclusive of all operation and maintenance fees. At June 30, 2000 and September 30, 1999, the outstanding balances related to this agreement were $2,201,000 and $2,568,000 respectively.

     Subordinated debentures consisted of the following as of September 30, 1998 (in thousands):

10% subordinated debentures maturing through December 31,
  1999......................................................  $   807
15% subordinated debentures maturing through December 31,
  1999......................................................    5,441
                                                              -------
                                                                6,248
Less current portion........................................   (5,066)
                                                              -------
                                                              $ 1,182
                                                              =======

     As of September 30, 1999, WorldxChange has repaid all amounts outstanding relating to the 10% and 15% subordinated debentures.

     Maturities of long-term debt as of September 30, 1999 are as follows (in thousands):

                 YEAR ENDING SEPTEMBER 30,
                 -------------------------
2000........................................................  $  9,799
2001........................................................    77,741
2002........................................................     7,717
2003........................................................     8,653
2004........................................................     6,213
                                                              --------
          Total.............................................  $110,123
                                                              ========

6. COMMITMENTS AND CONTINGENCIES

  Leases

     WorldxChange leases its primary operating facilities under noncancellable operating leases which expire at various dates through March 2015. Certain of these leases contain escalation clauses based on inflation or fixed amounts and the leases generally require WorldxChange to pay utilities, insurance, taxes and other operating expenses. Rental expense under such leases was $6,299,000, $3,426,000, $4,783,000, and $3,129,000, respectively, for the nine months ended June 30, 2000 and June 30, 1999 and the years ended September 30, 1999 and 1998.

     WorldxChange leases its switches and certain other telecommunication and computer equipment under capital leases, most of which contain bargain or fair market value purchase options. At June 30, 2000 and September 30, 1999 and 1998 assets acquired under these leases have an original cost of $51,985,000, $42,958,000 and $40,099,000, respectively, and accumulated amortization of $30,992,000, $24,375,000, and $18,515,000, respectively. The amortization of these assets is included with depreciation and amortization expense presented in the Consolidated Statements of Operations.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Future minimum payments for capital leases and noncancellable operating leases with initial or remaining terms of one year or more as of September 30, 1999 are as follows (in thousands):

                                                              CAPITAL    OPERATING
YEAR ENDING SEPTEMBER 30,                                      LEASES     LEASES
-------------------------                                     --------   ---------
2000........................................................  $ 13,292    $3,198
2001........................................................    11,475     2,317
2002........................................................    11,535     1,264
2003........................................................     7,206       247
2004........................................................     3,530       138
Thereafter..................................................       123       451
                                                              --------    ------
Total minimum lease payments................................    47,161    $7,615
                                                                          ======
Less amount representing interest...........................    (7,184)
                                                              --------
Present value of minimum lease payments.....................    39,977
Less current portion........................................   (10,582)
                                                              --------
Amounts due after one year..................................  $ 29,395
                                                              ========

  Commitments for Undersea Cable and Land-based Fiber Optic Cable Systems

     WorldxChange has entered into three agreements to increase its ownership of undersea cables. These commitments will continue WorldxChange's further expansion in international markets, and are expected to require incremental capital expenditures of approximately $18.0 million. Of this balance, $4.0 million will be vendor financed at 11% interest, with monthly principal and interest payments over a four year amortization period. The remaining $14.0 million will be paid in installments of $6.8 million upon service delivery date and payments of $3.0 million and $4.2 million on the 1st and 2nd anniversaries of the service delivery dates, respectively. As of September 30, 1999 and June 30, 2000 these obligations remain outstanding.

     WorldxChange entered into an agreement during the year ended September 30, 1999 to acquire $25.0 million of capacity in land-based fiber optic cable systems. The vendor has agreed to finance 90% of the commitment at 12% interest, with monthly principal and interest payments over a five year amortization period. At September 30, 1999, WorldxChange has purchased for cash of approximately $10.0 million, leaving $15.0 million to be ordered. As of June 30, 2000, $7.2 million remained to be ordered.

7. INCOME TAXES

     Income taxes are provided for in accordance with the provisions of FASB Statement No. 109, Accounting for Income Taxes. Under this method, WorldxChange recognizes deferred tax assets and liabilities for the expected future tax effects of temporary differences between the carrying amounts and the tax bases of assets and liabilities, as well as operating loss carryforwards.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The significant components of WorldxChange's deferred tax assets and liabilities as of September 30, 1998 and 1999 are shown below (in thousands). At September 30, 1999, a valuation allowance of $51,113,000 has been recorded as realization of such net deferred assets is uncertain:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Deferred tax assets:
  U.S. net operating loss carryforward......................  $ 28,541   $ 16,704
  Foreign net operating loss carryforwards..................    19,263      9,275
  Accrued liabilities and reserves..........................     4,263      3,720
  Other.....................................................        --        336
                                                              --------   --------
                                                                52,067     30,035
Deferred tax liabilities:
  Depreciation and amortization.............................    (1,153)    (2,145)
  Other.....................................................       199        (56)
                                                              --------   --------
Net deferred tax assets.....................................    51,113     27,834
Deferred tax assets valuation allowance.....................   (51,113)   (27,834)
                                                              --------   --------
                                                              $     --   $     --
                                                              ========   ========

     At September 30, 1999, WorldxChange had net operating loss carryforwards available for federal, state and foreign tax purposes of approximately $74,200,000, $45,000,000 and $55,000,000 respectively. The federal tax loss carryforwards will begin expiring in 2007, unless previously utilized. The state tax loss carryforwards began expiring in 1999 and will continue to expire through 2003, unless previously utilized. The Canadian and Netherlands net operating loss carryforwards in the amounts of $6,200,000 and $5,500,000, respectively, will begin expiring in 2003. Other foreign loss carryforwards may be carried forward indefinitely. The realization of future domestic benefits from net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code if certain cumulative changes occur in WorldxChange's ownership.

8. SHAREHOLDERS' DEFICIT

  Common Stock

     In September 1998, WorldxChange completed a private placement for the issuance of 1,659,214 shares of common stock. WorldxChange issued 788,127 shares of common stock in September 1998 for $10,000,000. The remaining 871,087 shares of common stock were issued in December 1998 for another $10,000,000. During fiscal 1999, WorldxChange issued 5,727,000 shares of common stock for proceeds of $60,000,000.

     In September 1999, WorldxChange issued 1,554,763 shares of its common stock in exchange for minority interests held in certain of its subsidiaries. The acquisition was accounted for under the purchase method of accounting at a value of $17,102,000, or $11.00 per share. The excess value of the stock issued over the minority interest balance at September 30, 1999 was recorded as goodwill of $12,194,000. This intangible asset is being amortized on a straight-line basis over 20 years.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

  Preferred Stock

     As of September 30, 1998, WorldxChange had 23 shares of Series A Cumulative Preferred Stock outstanding. The shares were non-voting and entitled the holders to certain annual cumulative dividends. During fiscal 1999, all 23 shares were repurchased by WorldxChange.

     In August 1999, WorldxChange issued 30,000 shares of Series A Convertible Preferred Stock for $30,000,000. The holders of the Series A Convertible Preferred Stock are entitled to receive an annual cash dividend of $40 per share (an aggregate of $100,000 at September 30, 1999). The holders of the Series A Convertible Preferred Stock are entitled to certain antidilution rights and have liquidation rights senior to those of common shareholders.

     Each share of Series A Convertible Preferred Stock is convertible into
90.9091 shares of common stock. The stock is convertible at the option of the holder six months after issuance provided WorldxChange has not completed a public offering and no such offering is pending. The stock is automatically convertible: (i) six months from a completed registered public offering, provided there has been no other registered public offering during the course of the six months and no registered public offering is pending, or (ii) in the event there is no registered public offering, two years from the date of issuance, provided there is no registered public offering pending.

  Stock Options

     WorldxChange's 1996 Stock Option Plan provides for the granting of stock options to purchase, and the issuance of, up to 3 million shares to employees, non-exempt directors and consultants. Generally, options are granted at prices at least equal to fair value of WorldxChange's common stock on the date of grant as determined by WorldxChange's Board of Directors. In addition, certain officers and directors have been granted stock options outside the Plan.

     Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if WorldxChange had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value method and the following weighted average assumptions for fiscal year 1997, 1998 and 1999, respectively: risk free interest rate of 6.20%, 5.25% and 5.75%; expected option life of seven years; and no annual dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The effects of applying SFAS 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net income or loss in future years because they do not take into consideration pro forma compensation expenses related to grants made prior to fiscal 1996. WorldxChange's pro forma information follows:

                                                           1999       1998       1997
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Pro forma net loss.....................................  $(65,016)  $(28,176)  $(37,432)
                                                         ========   ========   ========

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     A summary of WorldxChange's stock option activity, including those issued outside of the plans and related information are as follows:

                                      SHARES                                      WEIGHTED-
                                     AVAILABLE      NUMBER          PRICE          AVERAGE
                                     FOR GRANT     OF SHARES      PER SHARE     EXERCISE PRICE
                                    -----------   -----------   -------------   --------------
Balance as of September 30,
  1996............................    1,377,600     1,622,400   $  0.42-$5.00      $  1.54
  Grants..........................   (1,977,559)    1,977,559   $  4.33-$7.00         4.94
  Exercises.......................           --       (90,000)  $        0.42         0.42
  Cancellations...................    1,312,525    (1,312,525)  $  4.33-$5.00         4.57
                                    -----------   -----------   -------------      -------
Balance as of September 30,
  1997............................      712,566     2,197,434   $  0.42-$7.00         2.84
  Additional shares reserved......    1,008,166            --              --           --
  Grants..........................   (1,377,453)    1,377,453   $ 7.00-$10.00         9.67
  Exercises.......................           --       (54,425)  $  0.67-$7.00         0.72
  Cancellations...................      320,162      (320,162)  $  4.33-$5.00         5.00
                                    -----------   -----------   -------------      -------
Balance as of September 30,
  1998............................      663,441     3,200,300   $ 0.42-$10.00         5.73
  Additional shares reserved......    4,000,000            --              --           --
  Grants..........................   (1,273,752)    1,273,752   $10.00-$11.00        10.34
  Exercises.......................           --      (236,239)  $ 0.67-$11.00         6.98
  Cancellations...................      495,391      (495,391)  $ 5.00-$10.00         9.06
                                    -----------   -----------   -------------      -------
Balance as of September 30,
  1999............................    3,885,080     3,742,422   $ 0.42-$11.00         6.85
  Grants (unaudited)..............     (621,581)      621,581   $10.00-$13.00        11.67
  Exercises (unaudited)...........           --       (92,486)  $ 0.42-$10.00         3.80
  Cancellations (unaudited).......      740,662      (740,662)  $ 5.00-$11.00         9.68
                                    -----------   -----------   -------------      -------
Balance as of June 30, 2000
  (unaudited).....................    4,011,659     3,530,855   $ 0.42-$13.00      $  7.02
                                    ===========   ===========   =============      =======

     The following table summarizes significant ranges of outstanding and exercisable options at June 30, 2000 (unaudited):

                              OUTSTANDING OPTIONS
                  -------------------------------------------      OPTIONS EXERCISABLE
                                 WEIGHTED                       --------------------------
                                 AVERAGE          WEIGHTED                     WEIGHTED
   RANGE OF                   REMAINING LIFE      AVERAGE                      AVERAGE
EXERCISE PRICES    SHARES        IN YEARS      EXERCISE PRICE    SHARES     EXERCISE PRICE
---------------   ---------   --------------   --------------   ---------   --------------
    $0.42-$0.67     909,575        2.75           $  0.58         909,575      $  0.58
    $5.00-$9.00     721,951        6.10           $  6.21         570,326         5.87
  $10.00-$10.00   1,254,528        8.48           $ 10.00         613,609        10.00
  $11.00-$13.00     644,801        9.27           $ 11.21          78,223        11.29
                  ---------        ----           -------       ---------      -------
                  3,530,855        6.66           $  7.02       2,171,733      $  5.02
                  =========        ====           =======       =========      =======

     The weighted average fair value at date of grant for options granted during fiscal 1997, 1998 and 1999 were $1.43, $1.88 and $2.52 per share, respectively, and $3.46 per share for the nine months ended June 30, 2000.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. RELATED PARTY TRANSACTIONS

  Affiliated Long Distance Companies

     In fiscal 1996, WorldxChange began utilizing long distance services from four affiliated companies owned by a relative of WorldxChange's officers/shareholders. Billings by the four affiliates for long distance services provided to WorldxChange were approximately $12,607,000, $5,409,000 and $1,705,000 for the years ended September 30, 1997, 1998 and 1999, respectively.

     WorldxChange had accounts payable to the four affiliates of $468,000 at September 30, 1998 and no such amounts outstanding at September 30, 1999. Effective January 1999, WorldxChange terminated the agreements with these affiliates.

10. SAVINGS PLAN

     In January 1996, WorldxChange adopted a 401(k) Savings Plan covering substantially all employees that have been employed for at least one year and meet other age and eligibility requirements. Participants may elect to contribute up to six percent of their compensation. WorldxChange matches 25% of participant contributions. WorldxChange's matching contribution totaled $62,000, $82,000 and $100,000 during the years ended September 30, 1997, 1998 and 1999, respectively.

11. LITIGATION AND REGULATION

     WorldxChange is required under federal law and regulations to file tariffs showing rates, terms and conditions affecting its services. WorldxChange has filed interstate long distance tariffs with the FCC. The FCC has adopted an order that, with certain exceptions, rescinds the requirement that carriers such as WorldxChange maintain FCC tariffs and mandates that tariffs be withdrawn. The FCC stayed its order pending judicial review. If tariffs are eliminated, it will probably be necessary for WorldxChange to secure contractual agreements with its customers providing for many of the terms of its existing tariffs. Absent tariffs and contracts, WorldxChange believes that disputes could arise concerning the respective rights of WorldxChange and its customers, which could hinder WorldxChange's ability to collect its accounts receivable, increase WorldxChange's overall bad debt losses and collection expenses, and increase WorldxChange's exposure to unlimited damage claims. The FCC has not proposed to change its requirements that tariffs for international services be filed, and WorldxChange continues to file such tariffs.

     The intrastate long distance operations of WorldxChange are also subject to various state laws. The majority of states require certification or registrations. WorldxChange has secured the ability to offer intra-state service in forty-one states. Many states require tariff filing as well.

     WorldxChange has been successful in obtaining all necessary regulatory approvals to date, although revision of tariffs, authorities and approvals are being made on a continuing basis and many such requests are pending at any one time.

     Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material adverse effect on the consolidated results of operations, financial position or liquidity of WorldxChange.

     In May 1997, the California Public Utilities Commission issued an order, which became effective in October 1997, revoking WorldxChange's Certificate of Public Convenience and Necessity in California and

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

imposing certain other fines and penalties against WorldxChange based on the California Public Utilities Commission's findings that WorldxChange violated California laws and regulations requiring WorldxChange to obtain prior consumer authorization before switching consumers' long distance carriers. As a result of the revocation for WorldxChange's Certificate of Public Convenience and Necessity, WorldxChange cannot provide intrastate telecommunication services in California. In addition, WorldxChange must, among other things, (i) pay a $19.6 million fine to the state of California, $2 million of which has been paid with the balance suspended so long as WorldxChange is not found to have committed any future violations of California law or California Public Utilities Commission directives; (ii) reimburse the California Public Utilities Commission for $100,000 in prosecution costs which has also been paid; and (iii) pay approximately $1.9 million in reparations to consumers, of which $1,211,000 remains payable at September 30, 1999 and $0 remains payable at June 30, 2000.

     Under the California Public Utilities Commission's order, the suspension of WorldxChange's Certificate of Public Convenience and Necessity and the other sanctions and fines imposed on WorldxChange are binding on any successor of WorldxChange. WorldxChange may apply to the California Public Utilities Commission for reinstatement of the Certificate of Public Convenience and Necessity after October 22, 2000, although there can be no assurance that such reinstatement would be granted.

     In addition, WorldxChange is subject to certain legal, regulatory and administrative proceedings, claims and inquiries arising in the ordinary course of business, some of which involve claims for substantial amounts of damages. The ultimate outcome of such proceedings, claims or inquiries cannot be predicted at this time. It is management's opinion, after consultation with its legal counsel, that any such liability or possible restrictions placed on WorldxChange's operations resulting from the ultimate resolution of such proceedings, claims, and inquiries, beyond that provided, would not have a material effect on WorldxChange's consolidated financial position or WorldxChange's future consolidated results of operations or cash flows.

12. SEGMENT INFORMATION

     In 1999, WorldxChange adopted SFAS 131. The prior year's segment information has been restated to present three reportable operating segments. WorldxChange's segments are organized on the basis of geographic location and include North America, Pacific Rim and Europe. None of WorldxChange's operating segments have been aggregated.

     WorldxChange evaluates performance and allocates resources based on profit or loss from operations before interest expense, other income (loss) and minority interest. The accounting policies of the reportable segments are the same as those described in the basis of presentation and summary of significant accounting policies. Intersegment sales and transfers between geographic regions are accounted for at prices that approximate arm's length transactions. No single customer accounted for 10% or more of revenues in fiscal 1999, 1998 or 1997.

     WorldxChange's regional segments earn revenue from direct-dial long distance services as well as operator, debit/calling card, toll free, private line and other enhanced services to residential customers, other telecommunications carriers, and small to medium-sized businesses. Each of WorldxChange's reportable regions represents a strategic business segment that functions in an environment with common economic characteristics determined based on historical and expected future performance.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The Company markets its products domestically and internationally, with its principal international markets being Australia and Europe. The tables below contain information about the geographical areas in which the Company operates and represent information utilized by management to evaluate its operating segments. Revenues are attributed to countries based on location in which the sale originated. Long-lived assets are based on the country of domicile.

                                                        NORTH     PACIFIC
                                                       AMERICA      RIM      EUROPE      TOTALS
                                                       --------   -------   --------   ----------
June 30, 2000, and for the nine months then ended
  (in thousands)
  Sales to unaffiliated customers....................  $246,063   $38,178   $139,672   $  423,913
  Intersegment revenues..............................    28,091     4,015     10,957       43,063
                                                       --------   -------   --------   ----------
  Segment revenues...................................   274,154    42,193    150,629      466,976
  Depreciation and amortization......................    15,176     2,088     17,867       35,131
  Segment operating loss.............................   (32,894)   (8,707)   (31,445)     (73,046)
  Segment assets.....................................   639,668    29,952    379,632    1,049,252
  Expenditures for long-lived assets.................     2,889       527      1,747        5,163
Reconciliations:
  NET LOSS
  Total operating loss for reportable segments.......                                  $  (73,046)
  Interest expense...................................                                     (22,694)
  Other expense, net.................................                                        (822)
  Minority interest..................................                                          --
                                                                                       ----------
          Total consolidated net loss................                                  $  (96,562)
                                                                                       ==========
  ASSETS
  Total assets for reportable segments...............                                  $1,049,252
  Elimination of intercompany receivables............                                    (618,840)
                                                                                       ----------
          Total consolidated assets..................                                  $  430,412
                                                                                       ==========

June 30, 1999 and for the nine months then ended
(in thousands)
  Sales to unaffiliated customers....................  $238,013   $42,975   $ 23,336   $  304,324
  Intersegment revenues..............................    35,551     9,953      4,987       50,491
                                                       --------   -------   --------   ----------
  Segment revenues...................................   273,564    52,928     28,323      354,815
  Depreciation and amortization......................     9,823     1,298      1,273       12,394
  Segment operating loss.............................   (22,405)   (3,785)    (8,910)     (35,100)
  Segment assets.....................................   364,006    24,183     55,657      443,846
  Expenditures for long-lived assets.................    15,765     1,742      7,618       25,125
Reconciliations:
  NET LOSS
Total operating loss for reportable segments.........                                  $  (35,100)
  Interest expense...................................                                     (12,448)
  Other expense, net.................................                                        (222)
  Minority interest..................................                                       1,782
                                                                                       ----------
          Total consolidated net loss................                                  $  (45,988)
                                                                                       ==========

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

  ASSETS
  Total assets for reportable segments...............                                  $  443,846
  Elimination of intercompany receivables............                                    (244,177)
                                                                                       ----------
          Total consolidated assets..................                                  $  199,669
                                                                                       ==========
September 30, 1999, and for the year then ended
  (in thousands)
  Sales to unaffiliated customers....................  $337,457   $55,619   $ 28,504   $  421,580
  Intersegment revenues..............................    48,345    11,025      6,169       65,539
                                                       --------   -------   --------   ----------
  Segment revenues...................................   385,802    66,644     34,673      487,119
  Depreciation and amortization......................    13,871     1,948      1,887       17,705
  Segment operating loss.............................   (24,619)   (5,166)   (18,786)     (48,571)
  Segment assets.....................................   444,250    18,273    111,987      574,510
  Expenditures for long-lived assets.................    15,731     1,842     10,060       27,633
Reconciliations:
  NET LOSS
  Total operating loss for reportable segments.......                                  $  (48,571)
  Interest expense...................................                                     (16,883)
  Other expense, net.................................                                        (648)
  Minority interest..................................                                       2,251
                                                                                       ----------
          Total consolidated net loss................                                  $  (63,851)
                                                                                       ==========
  ASSETS
  Total assets for reportable segments...............                                  $  574,510
  Elimination of intercompany receivables............                                    (339,508)
                                                                                       ----------
          Total consolidated assets..................                                  $  235,002
                                                                                       ==========
September 30, 1998, and for the year then ended
  (in thousands)
  Sales to unaffiliated customers....................  $321,763   $58,382   $ 18,722   $  398,867
  Intersegment revenues..............................    44,650    22,605      7,576       74,831
                                                       --------   -------   --------   ----------
  Segment revenues...................................   366,413    80,987     26,298      473,698
  Depreciation and amortization......................     9,988     1,484        860       12,332
  Segment operating loss.............................    (5,547)   (3,041)    (7,086)     (15,674)
  Segment assets.....................................   176,678    19,883     28,705      225,266
  Expenditures for long-lived assets.................    11,790       200         --       11,990
Reconciliations:
  NET LOSS
Total operating loss for reportable segments.........                                  $  (15,674)
  Interest expense...................................                                      11,947
  Other expense, net.................................                                       1,378
  Minority interest..................................                                       1,546
                                                                                       ----------
          Total consolidated net loss................                                  $  (27,453)
                                                                                       ==========
  ASSETS
  Total assets for reportable segments...............                                  $  225,266
  Elimination of intercompany receivables............                                    (105,137)
                                                                                       ----------
          Total consolidated assets..................                                  $  120,129
                                                                                       ==========

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

September 30, 1997, and for the year then ended
(in thousands)
  Sales to unaffiliated customers....................  $291,633   $24,437   $ 15,590   $  331,660
  Intersegment revenues..............................    39,326    19,333      2,712       61,371
                                                       --------   -------   --------   ----------
  Segment revenues...................................   330,959    43,770     18,302      393,031
  Depreciation and amortization......................     7,474       548        655        8,677
  Segment operating profit (loss)....................   (23,439)    2,433     (4,497)     (25,503)
  Other significant noncash item:
     Write down of impaired long-lived assets........       659        --         --          659
  Segment assets.....................................   136,355    17,796     17,583      171,734
  Expenditures for long-lived assets.................     8,691     2,180         --       10,871
Reconciliations:
  NET LOSS
  Total operating loss for reportable segments.......                                  $  (25,503)
  Interest expense...................................                                      (8,682)
  Other expense, net.................................                                      (3,366)
  Minority interest..................................                                         473
                                                                                       ----------
          Total consolidated net loss................                                  $  (37,078)
                                                                                       ==========
  ASSETS
  Total assets for reportable segments...............                                  $  171,734
  Elimination of intercompany receivables............                                     (67,989)
                                                                                       ----------
          Total consolidated assets..................                                  $  103,745
                                                                                       ==========

     The following table summarizes revenue by region and by type of customer for the years ended September 30, 1997, 1998 and 1999 and nine months ended June 30, 1999 and 2000:

                                                  NINE MONTHS
                                                ENDED JUNE 30,     YEARS ENDED SEPTEMBER 30,
                                                ---------------   ---------------------------
                                                 2000     1999     1999      1998      1997
                                                ------   ------   -------   -------   -------
                                                  (UNAUDITED)   (IN MILLIONS)
REVENUE BY REGIONS:
United States.................................  $240.0   $233.5   $330.0    $318.1    $287.4
North America (other).........................     6.0      4.5      7.5       3.7       4.3
                                                ------   ------   ------    ------    ------
North America total...........................   246.0    238.0    337.5     321.8     291.7
Pacific Rim...................................    38.2     43.0     55.6      58.4      24.4
Europe........................................   139.7     23.3     28.5      18.7      15.6
                                                ------   ------   ------    ------    ------
          Total...............................  $423.9   $304.3   $421.6    $398.9    $331.7
                                                ======   ======   ======    ======    ======
REVENUE BY CUSTOMERS:
Carrier.......................................  $172.9   $138.1   $186.9    $166.1    $163.3
Residential...................................   175.5    125.5    185.3     161.1     116.9
Operator Services.............................     7.6     17.7     22.9      41.1      28.7
Commercial....................................    67.9     23.0     26.5      30.6      22.8
                                                ------   ------   ------    ------    ------
          Total...............................  $423.9   $304.3   $421.6    $398.9    $331.7
                                                ======   ======   ======    ======    ======

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

13. SUBSEQUENT EVENTS

     On November 4, 1999, WorldxChange acquired the outstanding shares of certain European subsidiaries of ACC Corp, a subsidiary of AT&T. The operations of these subsidiaries are located in the United Kingdom, Germany, France and Italy. As part of this transaction, WorldxChange also acquired from ACC Corp a switch located in the United States and certain indefeasible rights of use of a transatlantic telecommunications cable system. The $113 million purchase price for this transaction was comprised of $60 million cash and a $53 million, 12% per annum interest rate note due on or before December 28, 2000. The acquisition has been accounted for as a purchase, and accordingly, the excess purchase price over the fair value of the net assets acquired of approximately $85.0 million has been preliminarily allocated to goodwill and customer base based on management's estimates. Goodwill will be amortized on a straight-line basis over twenty years and the customer base will be amortized over five years.

     WorldxChange financed $50 million of the cash payment through the issuance in November 1999 of 50,000 shares of Series B Convertible Preferred Stock to two existing shareholders for $50 million. The Series B Convertible Preferred Stock has a liquidation preference of $1,000 per share.

     Unless previously converted prior to 180 days after the issuance date, on the 180th day each share of Series B Stock shall be convertible automatically, without any additional consideration by the holder thereof, into 111.111 fully paid and non-assessable common shares.

     Assuming that the acquisition of ACC Corp. had occurred on the first day of WorldxChange's fiscal year ended September 30, 1998, pro forma condensed consolidated results of operations would have been as follows (in thousands):

                                                                  YEARS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
                                                                  (UNAUDITED)
Revenues....................................................  $ 581,826   $517,670
Net loss....................................................   (128,654)   (47,765)

     In January 2000, WorldxChange secured a loan, which allows for borrowing of up to $15 million from a shareholder. The loans bear interest at 15% and becomes payable on December 31, 2000.

     In February 2000, WorldxChange signed an Agreement and Plan of merger with World Access, Inc. Concurrent with the signing of the Agreement and Plan of merger, World Access, Inc. agreed to participate in WorldxChange's existing loan and security agreement with a financial institution whereby the existing line increased by $30 million. The $30 million consists of a term loan, which bears interest at 11% and is payable in total on February 11, 2001. In May 2000, the loan and security agreement was amended to increase the term loan to $45 million.

     In January 2000, WorldxChange negotiated payment terms with a network provider to finance outstanding invoices payable to the carrier. Under the terms of the agreement, the Company agreed to pay to the carrier a total of $24.1 million for services through August 31, 1999. Payments in the aggregate of $4.3 million are due and payable in monthly installments through September 30, 2000 and the remainder is payable in monthly installments of $1.25 million beginning October 2000. The financing bears interest at 13%.

                    COMMUNICATIONS TELESYSTEMS INTERNATIONAL
                                     D.B.A.
                          WORLDXCHANGE COMMUNICATIONS

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999 AND PERTAINING TO JUNE 30, 2000
       AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

14. RECENT EVENT (UNAUDITED)

     Effective August 1, 2000, WorldxChange has entered into an Executive Management Services Agreement with World Access under which World Access will manage the operations and business affairs of WorldxChange as if World Access and WorldxChange had already completed the merger. The agreement will terminate on the first to occur of the following:

     - the parties terminate the WorldxChange merger agreement,

     - the completion of the WorldxChange merger,

     - World Access gives WorldxChange 15 days notice or WorldxChange materially breaches the services agreement or

     - World Access materially breaches the services agreement.

Herrn
Dr. Henning F. Klose
Vorsitzender des Vorstands
TelDaFax AG
Postfach 22 06

35010 Marburg

INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated balance sheets of TelDaFax AG as of December 31, 1999, 1998 and 1997, and the related consolidated statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TelDaFax AG as of December 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 11, the Company's 1999 financial statements have been restated to account for the acquisition of Demuth & Dietl only from the acquisition date, October 4, 1999.

Wiesbaden, August 2, 2000

BDO Deutsche Warentreuhand
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

/s/ BUNGERS                            /s/ KARLIK
------------------------------         ------------------------------
H.G. Bungers                           Karlik

                                 TELDAFAX GROUP

                          CONSOLIDATED BALANCE SHEETS
                            (ALL AMOUNTS IN DM '000)

                                                                              DECEMBER 31,
                                                               JUNE 30,     -----------------
                                                                 2000        1999      1998
                                                              -----------   -------   -------
                                                              (UNAUDITED)
Current assets:
  Cash and equivalents......................................     53,882     178,287   159,011
  Accounts receivable, less allowance for doubtful accounts
     of DM 556 as of June 30, 2000 (unaudited) and DM 1,128
     and DM 3,115 as of December 31, 1999 and 1998,
     respectively...........................................     86,569      80,260    63,853
  Inventories...............................................      4,908       4,129        68
  Prepaid expenses and other current assets.................     57,579      29,422     7,843
          Total current assets..............................    202,938     292,098   230,775
Equipment and leasehold improvements, net...................    133,199     137,929    67,355
Intangible assets...........................................     32,261      16,451    13,624
Loan to related parties.....................................      1,385       1,411        --
Financial assets............................................      4,461          --        --
Deferred tax assets, net....................................     17,394       3,255        --
Other assets................................................      3,340       4,027       815
                                                                -------     -------   -------
          Total assets......................................    394,978     455,171   312,569
                                                                =======     =======   =======
Current liabilities:
  Accounts payable..........................................    150,353     196,041    90,699
  Accrued expenses..........................................     10,784       6,575    12,094
  Other current liabilities.................................      8,856       4,778        --
  Current portion of long-term debt.........................      1,424       1,553        --
  Current portion of capital lease obligations..............     13,390      13,761     4,818
                                                                -------     -------   -------
          Total current liabilities.........................    184,807     222,708   107,611
Long-term debt..............................................      1,549       1,572        --
Capital lease obligations...................................     37,873      44,251    10,076
Deferred tax liabilities....................................         --          --     2,794
Other long-term liabilities.................................        707         721       753
                                                                -------     -------   -------
          Total long-term liabilities.......................     40,129      46,544    13,623
Minority interests..........................................      1,811        (160)       --
Shareholders' equity:
  Common stock, Eur 2,60 as of June 30, 2000 (unaudited) and
     December 31, 1999 and DM 5 par value as of December 31,
     1998, 33,828,600 authorized, issued and outstanding as
     of June 30, 2000 (unaudited) and December 31, 1999 and
     1998, respectively.....................................    172,024     172,024   169,143
  Additional paid in capital................................     15,787      15,787    15,787
  Retained earnings.........................................    (19,580)     (1,732)    6,405
                                                                -------     -------   -------
          Total shareholders' equity........................    168,231     186,079   191,335
                                                                -------     -------   -------
          Total liabilities and shareholders' equity........    394,978     455,171   312,569
                                                                =======     =======   =======

                                 TELDAFAX GROUP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (ALL AMOUNTS IN DM '000, EXCEPT PER SHARE AMOUNTS)

                                           SIX MONTHS ENDED                   YEAR ENDED
                                               JUNE 30,                      DECEMBER 31,
                                        -----------------------   -----------------------------------
                                           2000         1999         1999         1998        1997
                                        ----------   ----------   ----------   ----------   ---------
                                              (UNAUDITED)
Sales.................................     307,704      305,896      611,018      263,050      32,271
Cost of services......................    (279,607)    (248,879)    (548,110)    (202,359)    (31,085)
Gross profit..........................      28,097       57,017       62,908       60,691       1,186
Sales expenses........................     (41,783)     (26,257)     (50,716)     (31,417)     (3,434)
General administration expenses.......     (17,305)      (2,808)     (17,723)      (8,570)     (2,797)
Other operating income................       2,260          829          791          327          76
Other operating expenses..............      (4,751)      (5,307)      (9,625)      (2,969)     (1,448)
Operating income (loss)...............     (33,482)      23,474      (14,365)      18,062      (6,417)
Financial result......................         197        1,494          764          425      (1,104)
Taxes.................................      13,691      (12,052)       7,009       (9,713)      1,667
Minority interests....................       1,746          140        1,336           --          --
Net income (loss).....................     (17,848)      13,056       (5,256)       8,774      (5,854)
Income (loss) per Common Share from
  Continuing Operations:
  Basic and Diluted...................       (0.53)        0.39        (0.16)        0.45       (5.16)
Weighted Average Shares Outstanding:
  Basic and Diluted...................  33,828,600   33,828,600   33,828,600   19,296,826   1,133,525

                                 TELDAFAX GROUP

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE OF CHANGES IN COMBINED EQUITY SHAREHOLDER'S FUNDS

                                                              ADDITIONAL
                                    COMMON STOCK                 PAID         SHARE    RETAINED
                                       SHARES      AMOUNT     IN CAPITAL     CAPITAL   EARNINGS    TOTAL
                                    ------------   -------   -------------   -------   --------   -------
                                       PIECES      DM'000       DM'000                  DM'000    DM'000
BALANCE AT DECEMBER 31, 1996......           --         --          --        4,000     (7,732)    (3,732)
Issuance of common stock..........       20,000        100                                            100
Issuance of common stock..........    1,648,000      8,240                                          8,240
Issuance of common stock..........      714,860      3,574      14,450                             18,024
Retirement of share capital.......                                           (4,000)               (4,000)
Loss of predecessor company.......                              (3,663)                  3,663         --
Contribution in kind..............                                                       7,554      7,554
Loss for the period...............                                                      (5,854)    (5,854)
                                     ----------    -------      ------       ------    -------    -------
BALANCE AT DECEMBER 31, 1997......    2,382,860     11,914      10,787           --     (2,369)    20,332
Issuance of common stock..........    1,000,000      5,000       5,000                             10,000
Issuance of IPO -- public.........    9,725,722     48,629                                         48,629
Issuance of IPO -- old
  shareholders....................   20,720,018    103,600                                        103,600
Cash dividends....................                                                                     --
Transfer to legal reserve.........                                 334                    (334)        --
Profit for the period.............                                                       8,774      8,774
                                     ----------    -------      ------       ------    -------    -------
BALANCE AT DECEMBER 31, 1998......   33,828,600    169,143      16,121           --      6,071    191,335
Issue of share capital (Euro), Dec
  17, 1999........................           --      2,881                              (2,881)        --
Loss for the period...............                                                      (5,256)    (5,256)
                                     ----------    -------      ------       ------    -------    -------
BALANCE AT DECEMBER 31, 1999......   33,828,600    172,024      16,121           --     (2,066)   186,079
Loss for the period (unaudited)...                                                     (17,848)   (17,848)
                                     ----------    -------      ------       ------    -------    -------
BALANCE AT JUNE 30, 2000..........   33,828,600    172,024      16,121           --    (19,914)   168,231
                                     ==========    =======      ======       ======    =======    =======

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 TELDAFAX GROUP
                            (ALL AMOUNTS IN DM '000)

                                                            SIX MONTHS ENDED                YEAR ENDED
                                                                 JUNE 30                    DECEMBER 31
                                                         -----------------------   -----------------------------
                                                            2000         1999        1999       1998      1997
                                                         ----------   ----------   --------   --------   -------
                                                               (Unaudited)
Net income (loss)......................................    (19,594)      12,916      (5,256)     8,774    (5,854)
Minority interests.....................................      1,746          140      (1,336)        --        --
Amortization and depreciation..........................     22,269       13,290      33,630     18,086     5,040
Depreciation of current assets.........................      2,860           --          --         --        --
Loss on the sale of property, plant and equipment......          6           --       3,800          6        --
Decrease (increase) in deferred tax assets.............    (14,139)          --      (3,255)        --        --
Increase (decrease) in deferred tax liabilities........         --           --      (2,794)        --        --
                                                          --------     --------    --------   --------   -------
                                                            (6,852)      26,346      24,789     26,866      (814)
                                                          --------     --------    --------   --------   -------
Decrease (increase) in accounts receivable trade, net
  of bad debts.........................................     (6,309)     (14,013)    (16,407)   (59,817)   (2,759)
Increase (decrease) in inventories.....................       (779)          --      (4,061)        --        --
Decrease (increase) in prepaid expenses and other
  current assets.......................................    (28,157)     (25,413)    (21,579)    (8,376)       --
Decrease (increase) in other assets....................        687          815      (3,112)       130        --
Increase (decrease) in accounts payable................    (45,688)      11,106     105,342     48,856     7,205
Increase (decrease) in other accrued liabilities.......      8,287         (729)      5,469     34,164     3,091
Increase (decrease) in tax provisions..................         --       11,905      (6,210)     6,179        31
Increase (decrease) in provision for deferred taxes....         --          (89)         --        (60)    2,854
Decrease (increase) in deferred taxes from loss
  carryforwards........................................         --           --          --      4,525    (4,525)
Increase (decrease) in other long-term liabilities.....       (500)         (18)        927      2,121    (1,674)
Adjustment for effects of acquisition of
  subsidiaries.........................................       (889)         821       4,472         --        --
                                                          --------     --------    --------   --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES...................    (80,200)      10,731      89,630     54,588     3,409
                                                          --------     --------    --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures...................................    (10,450)     (29,029)   (110,397)   (65,796)  (30,718)
Acquisitions...........................................    (27,340)         (30)     (4,757)      (350)       --
                                                          --------     --------    --------   --------   -------
                                                           (37,790)     (29,059)   (115,154)   (66,146)  (30,718)
                                                          --------     --------    --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital increases........................         --           --          --    157,229     2,199
Loans to related parties...............................         --           --      (1,411)        --        --
Proceeds in respect of share premium amounts...........         --           --          --      5,000     7,512
Proceeds from outstanding amounts due in respect of
  capital subscribed...................................         --           --          --      9,615        --
Proceeds from outstanding amounts due in respect of
  share premium amounts................................         --           --          --      3,275        --
Payments on debt.......................................        (23)         (22)         --         (6)      (86)
Proceeds from issuance of debt.........................         --           22       3,125     (9,519)    9,519
Payments on capital lease obligations..................     (6,378)          --          --    (12,066)       --
Proceeds from long-term accounts payable...............         --        4,505      43,118     10,076        --
Payments on other long-term liabilities................        (14)         (18)        (32)       (64)       --
Other proceeds from paid-in capital....................         --           --          --         --     3,663
Proceeds from issuance of other long-term debt.........         --           --          --         --    10,546
                                                          --------     --------    --------   --------   -------
                                                            (6,415)       4,487      44,800    163,540    33,353
                                                          --------     --------    --------   --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (124,405)     (13,841)     19,276    151,982     6,044
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......    178,287      159,011     159,011      7,029       985
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............     53,882      145,170     178,287    159,011     7,029
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:                            12,815        7,729      26,812      5,468     1,106
  Interest.............................................      1,617          700       3,415      5,425     1,106
  Income taxes.........................................     11,198        7,029      23,397         43        --
NON-CASH INVESTING AND FINANCING ACTIVITIES............        475        9,283      57,695     10,821     9,519
Assets acquired by incurring capital lease obligations
  or...................................................        525        9,283      56,086     20,340        --
long term debt.........................................        (50)          --       1,609     (9,519)    9,519

                                  TELDAFAX AG

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               (DM IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     TelDaFax Telefon-, Daten- und Fax Transfer GmbH & Co. KG was founded in March 1995. On July 1, 1997, TelDaFax Telefon-, Daten und Fax Transfer GmbH & Co. KG transferred all of its business assets to TelDaFax GmbH. TelDaFax AG was then established through a change in the legal form of TelDaFax GmbH. The transfer of the business assets was a contribution-in-kind to TelDaFax GmbH in exchange for new shares. The assets were contributed at their fair market value. The step-up amounts were treated as contributed capital. Following a resolution, of the General Meeting of Shareholders on May 27, 1998, the legal form was changed again to that of a stock corporation in accordance with Sections 190ff and 238ff of the law governing changes in legal form. The incorporation into TelDaFax AG was entered in the Commercial Register on June 10, 1998.

     TelDaFax AG ("TelDaFax"), a German company, provides voice telephony, fax and data transmission services along with mobile hardware and mobile phone cards throughout Germany. TelDaFax provides fixed-to-mobile, -international and -domestic connections to commercial and residential customers through a communication network of dedicated lines leased from Deutsche Telekom AG. Prior to January 1, 1998, these services were provided solely to commercial customers. The receipt of a Category 4 License from the Federal Ministry for Post and Telecommunications for fixed-line telecommunication services on September 30, 1997 and the full liberalization of the German telecommunications market on January 1, 1998 allowed TelDaFax to expand these services to residential customers under the carrier number "01030". TelDaFax also provides internet access through its majority-owned subsidiary GeoNet Systems GmbH and mobile phone hardware and calling cards through its majority-owned subsidiaries Demuth & Dietl + Co. Kommunikationselektronic GmbH and Netztel Plus Drillish AG. TelDaFax also wholly owns BNC Kommunikationssysteme GmbH & Co. KG, an operating division responsible for monitoring TelDaFax router system, and TelDaFax Vertriebs GmbH, an operating division consisting of TelDaFax's sales organization.

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles, referred to as US GAAP. TelDaFax maintains its financial records in accordance with German statutory regulations which represents generally accepted accounting principles in Germany. Generally, accepted accounting principles in Germany vary in certain respects from US GAAP. Accordingly, TelDaFax has recorded certain adjustments in order that these financial statements be in accordance with US GAAP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Information (Unaudited)

     The unaudited consolidated balance sheet as of June 30, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the six month periods ended June 30, 2000 and 1999, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. All adjustments, in the opinion of management, that are necessary for the fair statement of the financial position and the operating results and cash flows for the interim periods have been presented. Results of operations for the six month periods ended June 30, 2000 and 1999 are not necessarily indicative of the results that may be achieved for the entire years or future periods.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of TelDaFax and its wholly-and majority-owned financial subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                                  TELDAFAX AG

  Cash and Cash Equivalents

     TelDaFax considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security interests against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations. Substantially all of the Company's cash and cash equivalents are deposited in financial institutions in Germany.

  Inventories

     Inventories are stated at the lower of cost or market and are valued using the weighted-average method.

  Property, Plant and Equipment

     Property, plant and equipment, including equipment under capital leases, is valued at acquisition or production cost and depreciated or amortized over their estimated useful lives, or over the lives of the underlying leases, if less, using the straight-line method as follows:

                                                              YEARS
                                                              ------
Technical equipment, plant and machinery....................   4 - 7
Operational, office and other equipment.....................  4 - 20

  Intangible Assets

     Intangible assets mainly relate to goodwill, acquired software, acquired technical know-how and the license for fixed-line telecommunication services.

     Goodwill is amortized on a straight-line basis over 15 years. Goodwill as of June 30, 2000 and December 31, 1999, 1998 and 1997, net of accumulated amortization, was DM 25,363, DM 8,049, DM 3,852 and DM 2,694, respectively.

     Software is capitalized when it is purchased from a third party, either in the ordinary course of business or, in the case of the acquisition of subsidiaries, as allocated goodwill. It is amortized over 4 years.

     Technical know-how is capitalized as allocated goodwill in the case of the acquisition of subsidiaries. It is amortized over 4 years.

     Technical know-how as of June 30, 2000 and December 31, 1999, 1998 and 1997, net of accumulated amortization, was DM 841, DM 1,245, DM 2,054 and DM 2,614, respectively.

     TelDaFax evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no material adjustments to the carrying value of long-lived assets during the six month period ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997.

                                  TELDAFAX AG

  Revenue Recognition

     Telecommunication revenue is recognized as services are provided. Mobile hardware revenue is reported when the customer takes possession of the product and prepaid mobile calling card revenue is recorded when the minutes are used.

  Advertising

     TelDaFax expenses advertising costs as incurred. Total advertising costs were DM 8,320 DM 5,041, DM 24,696, DM 12,321 and DM 3,434 for the six month periods ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, respectively.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS 133". As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial position or results of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassification

     Certain amounts in prior years financial statements have been reclassified to conform with the presentation in 1999.

3. INVENTORIES

     Inventories consist of:

                                                               JUNE 30,     DECEMBER 31,
                                                              -----------   ------------
                                                                 2000       1999    1998
                                                              -----------   -----   ----
                                                              (UNAUDITED)
Raw materials...............................................        --         --    68
Work-in-progress............................................        --      1,027    --
Finished goods..............................................     4,908      3,102    --
                                                                 -----      -----    --
                                                                 4,908      4,129    68
                                                                 =====      =====    ==

                                  TELDAFAX AG

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:

                                                               JUNE 30,      DECEMBER 31,
                                                              -----------   --------------
                                                                 2000        1999    1998
                                                              -----------   ------   -----
                                                              (UNAUDITED)
Contractual claim of purchase reduction for traffic
  services..................................................     2,313          --      --
Prepaid income taxes........................................    28,104      16,858      --
Short-term portion of prepaid commissions...................     8,344       5,090      --
Other.......................................................    18,818       7,474   7,843
                                                                ------      ------   -----
          Total.............................................    57,579      29,422   7,843
                                                                ======      ======   =====

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of:

                                                             JUNE 30,       DECEMBER 31,
                                                            -----------   -----------------
                                                               2000        1999      1998
                                                            -----------   -------   -------
                                                            (UNAUDITED)
Technical equipment, plant and machinery..................    168,573     160,723    75,755
Other equipment, operational and office equipment.........     20,042      18,769     8,657
Construction in progress..................................      2,662         578       570
                                                              -------     -------   -------
          Total cost......................................    191,277     180,070    84,982
Accumulated depreciation and amortization.................    (58,078)    (42,141)  (17,627)
                                                              -------     -------   -------
          Net book value..................................    133,199     137,929    67,355
                                                              =======     =======   =======

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                               JUNE 30,     DECEMBER 31,
                                                              -----------   -------------
                                                                 2000       1999    1998
                                                              -----------   -----   -----
                                                              (UNAUDITED)
Loan due November 2002 with a yearly principal reduction of
  DM 34.787 and an interest rate of 5.5 %...................        49         72      --
Term loan due September, 2003 with interest payable at per
  annum rate equal to 6.75 %................................     1,500      1,500      --
                                                                 -----      -----   -----
          Total.............................................     1,549      1,572      --
                                                                 =====      =====   =====

     Aggregate maturities of long-term debt as of December 31, 1999 are as follows:

                                                              PRINCIPAL   INTEREST    TOTAL
                                                              ---------   --------   --------
2001........................................................       35       101         136
2002........................................................       37       100         137
2003........................................................    1,500        74       1,574
2004........................................................       --        --          --
Thereafter..................................................       --        --          --
                                                                -----       ---       -----
          Total.............................................    1,572       275       1,847
                                                                =====       ===       =====

                                  TELDAFAX AG

The loans are secured by transfers of ownership by way of security, blank assignments as well as land charges of Demuth & Dietl.

7. CAPITAL LEASE OBLIGATIONS

     The future minimum lease payments as of December 31, 1999 under capital leases consist of the following:

                                                              CAPITAL LEASES
                                                              --------------
2000........................................................      16,609
2001........................................................      15,213
2002........................................................      14,803
2003........................................................      13,641
2004........................................................       4,226
Thereafter..................................................          --
                                                                 -------
Total minimum lease payments................................      64,492
Less amount representing interests..........................       6,480
                                                                 -------
Present value of minimum lease payments.....................      58,012
Less current portion........................................     (13,761)
                                                                 -------
          Amounts due after one year........................      44,251
                                                                 =======

8. INCOME TAXES

     Income taxes are provided for in accordance with the provisions of FASB Statement No. 109, Accounting for Income Taxes. Under this method, TelDaFax recognizes deferred tax assets and liabilities for the expected future tax effects of temporary differences between the carrying amounts and the tax basis of assets and liabilities, as well as operating loss carryforwards.

     The provision for income taxes consists of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
Current income taxes:
  Payment for 1998 in 1999..................................         --           989
  Corporate tax claim from loss carryback 1999 to 1998......         --          (950)
  Prepaid trade taxes.......................................        (25)           --
  Prepaid corporate taxes...................................       (475)           --
  Provision from trade taxes................................       (732)           --
  Provision from corporate taxes............................     (5,500)           --
                                                                 ------         -----
                                                                 (6,732)           39
Deferred taxes:
  Provision from trade taxes................................     (1,042)        2,278
  Provision from corporate taxes............................     (1,934)        4,231
                                                                 ------         -----
                                                                 (2,976)        6,509
                                                                 ------         -----
          Total provision for income taxes..................     (9,708)        6,548
                                                                 ======         =====

                                  TELDAFAX AG

     Deferred income taxes consist of the following:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1999
                                                              ------    -----
Deferred tax liabilities:
On Amortization of intangible assets........................   2,794    1,589
Elimination of intermediate earnings
  from tangible assets......................................      --     (535)
Differences in value assessment.............................      --      211
                                                              ------    -----
          Total deferred tax liabilities....................   2,794    1,265
Deferred tax assets:
Tax loss carry forward......................................      --    4,520
                                                              ------    -----
          Total deferred tax assets.........................      --    4,520
                                                              ------    -----
          Net deferred tax assets...........................  (2,794)   3,255
                                                              ======    =====

     The provision for income taxes differs from the amount of income tax provision computed by applying the Germany federal income tax rate to income before income taxes and minority interest. A reconciliation of the differences is as follows:

Loss before income taxes and minority interest:.............   DM   (13,486)
Income tax rate.............................................             46%
Expected income tax:........................................   DM    (6,204)
Prior year payment..........................................   DM      (989)
Differences in value assessment.............................   DM      (211)
Elimination of intermediate earnings........................   DM       535
Higher tax rate on loss carryback...........................   DM       321
                                                              -------------
          Total provision for income taxes..................   DM    (6,548)
                                                              =============

9. SHAREHOLDERS' EQUITY

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
                                                              DM '000   DM '000   DM '000
Profit (loss) for the period................................  (5,854)     8,774    (5,256)
Loss of predecessor company.................................   3,663         --        --
Increase contributed capital................................  10,787      5,000        --
Capital increase............................................  15,468         --        --
Issue of share capital......................................      --    157,229        --
                                                              ------    -------   -------
Net changes in combined equity shareholder's funds..........  24,064    171,003    (5,256)
Opening combined equity shareholder's funds.................  (3,732)    20,332   191,335
                                                              ------    -------   -------
          Closing combined equity shareholder's funds.......  20,332    191,335   186,079
                                                              ======    =======   =======

The share capital is divided into 33,828,600 non par value bearer shares with a theoretical nominal value of EUR 2,60.

     The executive board is authorized, with the approval of the supervisory board, to increase the share capital of TelDaFax in the period up to June 9, 2004 at one time or on several occasions by up to a total amount of EUR 42,900,000.00 through the issue of new no par value bearer shares with a theoretical nominal value of EUR 2,60 each against payment in cash or contribution in kind (authorized capital). Shareholder's are to be granted subscription rights with respect thereto. However, subject to the approval of the supervisory board may decide on the exclusion of subscription rights for existing shareholders.

                                  TELDAFAX AG

     The executive board is authorized, with the approval of the supervisory board, at one time or on several occasions in the period up to June 9, 2004, to grant bearer options and/or convertible bonds with up to a total nominal amount of EUR 858,000,000.00 and a term of no longer than 20 years and to grant option rights to the bearers of convertible debenture stock or to grant the bearers of convertible bonds right of conversion for new shares of TelDaFax with stake in share capital of up to EUR 42,900,000.00 -- or up to 16,500,000 shares -- within the limits of the conditions for options or bonds.

10. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Certain buildings and automobiles are under noncancellable operating lease agreements expiring in various years. Minimum future lease obligations, by year and in aggregate, as of December 31, 1999 are as follows:

                                                              OPERATING LEASES
                                                              ----------------
2000........................................................        2,033
2001........................................................        1,888
2002........................................................        1,470
2003........................................................        1,218
2004........................................................        1,167
Thereafter..................................................       17,505
                                                                   ------
          Total minimum lease payments......................       25,281
                                                                   ======

  Legal Proceedings

     TelDaFax and certain of its suppliers have entered into legal proceedings regarding the cost, functionality and period of services provided. TelDaFax has accrued amounts which it believes reflect the amounts for which it will ultimately settle these disputes. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of TelDaFax's management, based on information available at this time, that the expected outcome of these matters, individually, or in the aggregate, will not have an adverse effect on the results of operations and financial condition of TelDaFax.

11. ACQUISITIONS

     On July 1, 1997, TelDaFax acquired 100% of the stock of BNC
Kommunikationssysteme GmbH & Co. KG, a router management service provider, for DM 3,037. TelDaFax recorded the acquisition in accordance with purchase accounting resulting in goodwill of DM 1,374 and goodwill allocated to technical know-how of DM 2,987.

     On January 1, 1998, TelDaFax acquired 100% of the stock of TelDaFax Vertriebs GmbH, a sales organization, for DM 250. TelDaFax recorded the acquisition in accordance with purchase accounting resulting in goodwill of DM 115.

     On December 8, 1998, TelDaFax acquired 75% of the stock of GeoNet Systems GmbH, an internet access provider, for DM 400. TelDaFax recorded the acquisition in accordance with purchase accounting as of January 1, 1999 (the acquisition was classified as an investment as of December 31, 1998) resulting in goodwill of DM 1,478.

     On October 4, 1999, TelDaFax acquired 51% of the stock of Demuth & Dietl + Co. Kommunikationselektronik GmbH, a provider of mobile hardware and calling cards, for DM 5,200. TelDaFax recorded the acquisition in accordance with purchase accounting resulting in goodwill of DM 3,414.

                                  TELDAFAX AG

     Previously, the financial statements reflected the acquisition of Demuth & Dietl from January 1, 1999 in accordance with the terms to the agreement between TelDaFax and the sellers but, under US GAAP, the Company subsequently determined that it did not "control" Demuth & Dietl until the transaction closed in October, 1999.

     Unaudited pro forma information with respect to TelDaFax as if the 1998, 1999 and 2000 acquisitions had occurred on January 1, 1998, is as follows:

                                                                               NET INCOME
YEAR  ENTITY                                                     NET REVENUE     (LOSS)
----  ------                                                     -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
1999  TelDaFax.................................................    630,232       (10,911)
      Demuth & Dietl...........................................     58,787          (181)
      Netztel..................................................     17,781          (613)
      Eliminations.............................................    (19,214)        5,579
                                                                   -------       -------
      Combined.................................................    687,586        (6,126)
                                                                   =======       =======
1998  TelDaFax.................................................    292,033        16,890
      Demuth & Dietl...........................................    107,204           (50)
      Netztel..................................................         --          (204)
      Eliminations.............................................    (28,983)       (8,116)
                                                                   -------       -------
      Combined.................................................    370,254         8,520
                                                                   =======       =======

12. RELATED PARTY TRANSACTIONS

     In conjunction with TelDaFax's acquisition of Demuth & Dietl + Co. Kommunikationselektronic GmbH, a DM 1,411 loan was made to a division of the acquired company excluded from the transaction with payments beginning in 2000.

13. BUSINESS SEGMENT INFORMATION

     TelDaFax provides telecommunication products and services to its customers in Germany in three distinct business segments organized around the different services provided: Fixed Network, Mobile and Internet. The Fixed Network is made up of one operating unit: TelDaFax. TelDaFax provides fixed-to-mobile, -international and -domestic telephony, fax and data connections to commercial and residential customers through its communication network leased from Deutsche Telekom AG. Mobile services, which consist of hardware sales and calling cards provided through a distribution network consisting of over 1,500 retailer dealers in Germany, are provided by Demuth + Dietl + Co. Kommunikationselektronic GmbH and Netztel Plus Drillish. Internet services, which consists of internet access, is provided by GeoNet Systems GmbH.

                                  TELDAFAX AG

     The tables below present information about the business segments in which TelDaFax operates and represent information utilized by management to evaluate its business segments.

                      TELDAFAX FINANCIAL DATA PER SEGMENT

                                                                  SIX MONTHS ENDED JUNE 30, 1999
                                                              ---------------------------------------
                                                               FIXED               CELLULAR
                                                              NETWORK   INTERNET   SERVICE     TOTAL
                                                              -------   --------   --------   -------
                                                                         (IN THOUSAND DM)
Sales to unaffiliated customers.............................  305,065      831       --       305,896
Intersegment revenues.......................................       --       --       --            --
Segment revenues............................................  305,065      831       --       305,896
Depreciation and amortization...............................  (13,229)     (61)      --       (13,290)
Segment operating profit (loss).............................   23,463     (818)      --        22,645
Segment assets..............................................  353,992      953       --       354,945
Expenditures for long-lived assets..........................   28,529      530       --        29,059
Reconciliations:
  NET RESULT
  Total operating result for the reportable segments........                                   22,645
  Other income..............................................                                      829
  Financial result..........................................                                     1494
  Other expense, net........................................                                  (12,052)
  Minority interest.........................................                                      140
          Total consolidated profit (loss)..................                                   13,056
  ASSETS
  Total assets for reportable segments......................                                  354,945
  Elimination of intercompany receivables...................                                   (4,191)
          Total consolidated assets.........................                                  350,754

                                                                  SIX MONTHS ENDED JUNE 30, 2000
                                                              ---------------------------------------
                                                               FIXED               CELLULAR
                                                              NETWORK   INTERNET   SERVICE     TOTAL
                                                              -------   --------   --------   -------
                                                                         (IN THOUSAND DM)
Sales to unaffiliated customers.............................  255,275     3,810     48,619    307,704
Intersegment revenues.......................................       --        --         --         --
Segment revenues............................................  255,275     3,810     48,619    307,704
Depreciation and amortization...............................  (22,501)     (460)    (2,168)   (25,129)
Segment operating profit (loss).............................  (24,551)   (6,987)    (4,204)   (35,742)
Segment assets..............................................  380,081     1,575     42,477    424,133
Expenditures for long-lived assets..........................   36,670       144        976     37,790
Reconciliations:
  NET RESULT
  Total operating result for the reportable segments........                                  (35,742)
  Other income..............................................                                    2,260
  Financial result..........................................                                      197
  Other expense, net........................................                                   13,691
  Minority interest.........................................                                    1,746
          Total consolidated profit (loss)..................                                  (17,848)
  ASSETS
  Total assets for reportable segments......................                                  424,133
  Elimination of intercompany receivables...................                                  (29,155)
          Total consolidated assets.........................                                  394,978

                                  TELDAFAX AG

                                                                DECEMBER 31, 1999, AND FOR THE YEAR
                                                                            THEN ENDED
                                                                -----------------------------------
                                                               FIXED               CELLULAR
                                                              NETWORK   INTERNET   SERVICE     TOTAL
                                                              -------   --------   --------   -------
                                                                         (IN THOUSAND DM)
  Sales to unaffiliated customers...........................  587,299     4,124     19,595    611,018
  Intersegment revenues.....................................       --        --         --         --
  Segment revenues..........................................  587,299     4,124     19,595    611,018
  Depreciation and amortization.............................  (33,391)     (183)       (56)   (33,630)
  Segment operating profit (loss)...........................  (10,279)   (4,843)       (34)   (15,156)
  Segment assets............................................  458,507     3,587     14,154    476,248
  Expenditures for long-lived assets........................  108,185     1,367        845    110,397
Reconciliations:
  NET RESULT
  Total operating result for the reportable segments........                                  (15,156)
  Other income..............................................                                      791
  Financial result..........................................                                      764
  Other expense, net........................................                                    7,009
  Minority interest.........................................                                    1,336
          Total consolidated profit (loss)..................                                   (5,256)
  ASSETS
  Total assets for reportable segments......................                                  476,248
  Elimination of intercompany receivables...................                                  (21,077)
          Total consolidated assets.........................                                  455,171

                                                            DECEMBER 31, 1998, AND FOR THE YEAR
                                                                         THEN ENDED
                                                            -----------------------------------
                                                           FIXED               CELLULAR
                                                          NETWORK   INTERNET   SERVICE     TOTAL
                                                          -------   --------   --------   --------
                                                                      (IN THOUSAND DM)
  Sales to unaffiliated customers.......................  263,050         --         --    263,050
  Intersegment revenues.................................       --         --         --         --
  Segment revenues......................................  263,050         --         --    263,050
  Depreciation and amortization.........................  (18,086)        --         --    (18,086)
  Segment operating profit (loss).......................   17,735         --         --     17,735
  Segment assets........................................  314,392         --         --    314,392
  Expenditures for long-lived assets....................   66,146         --         --     66,146
Reconciliations:
  NET RESULT
  Total operating result for the reportable segments....                                    17,735
  Other income..........................................                                       327
  Financial result......................................                                       425
  Other expense, net....................................                                    (9,713)
  Minority interest.....................................                                        --
          Total consolidated profit (loss)..............                                     8,774
  ASSETS
  Total assets for reportable segments..................                                   314,392
  Elimination of intercompany receivables...............                                    (1,823)
          Total consolidated assets.....................                                   312,569

                                  TELDAFAX AG

                                                        DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
                                                        ----------------------------------------------
                                                         FIXED                    CELLULAR
                                                        NETWORK     INTERNET       SERVICE      TOTAL
                                                        --------   -----------   -----------   -------
                                                                       (IN THOUSAND DM)
  Sales to unaffiliated customers.....................   32,271            --            --    32,271
  Intersegment revenues...............................       --            --            --        --
  Segment revenues....................................   32,271            --            --    32,271
  Depreciation and amortization.......................   (5,040)           --            --    (5,040)
  Segment operating profit (loss).....................   (6,493)           --            --    (6,493)
  Segment assets......................................   61,885            --            --    61,885
  Expenditures for long-lived assets..................   30,718            --            --    30,718
Reconciliations:
  NET RESULT
  Total operating result for the reportable
     segments.........................................                                         (6,493)
  Other income........................................                                             76
  Financial result....................................                                         (1,104)
  Other expense, net..................................                                          1,667
  Minority interest...................................                                             --
          Total consolidated profit (loss)............                                         (5,854)
  ASSETS
  Total assets for reportable segments................                                         61,885
  Elimination of intercompany receivables.............                                             --
          Total consolidated assets...................                                         61,885

  Other Information

     TelDaFax is dependent upon one significant supplier for the leasing of transmission lines and billing operations for call-by-call customers. TelDaFax's reliance on this external source can be shifted, over a period of time, to alternative sources should the changes be necessary. However, there may be a material adverse effect on the business, financial and operations of TelDaFax.

14. SUBSEQUENT EVENTS

  Investment in Netztel Plus Drillish AG

     On February 3, 2000, TelDaFax acquired an 81.9% of the stock of Netztel Plus Drillish AG, a mobile phone calling card provider, for DM 15,000. TelDaFax recorded the acquisition in accordance with purchase accounting resulting in goodwill of DM 13,658.

  Investment in Internet AG

     On April 5, 2000, TelDaFax acquired a 32% interest in Internet AG, a provider of e-commerce solutions with integrated payment systems, on-line shops and electronic market places. TelDaFax's investment totaled Euro 2,275.

                                                                         ANNEX A

                          TELDAFAX PURCHASE AGREEMENT

                                                                     EXHIBIT 2.3

                        PURCHASE AND TRANSFER AGREEMENT

                               DATED 14 JUNE 2000
                              (THE "SIGNING DATE")

                                    between

1.   Dr. Henning F. Klose                         hereinafter "KLOSE"
2.   Apax Germany II L.P.                         hereinafter "APAX II"
3.   Apax Funds Nominees Ltd. fr "B" Account      hereinafter "APAX B FUND"
4.   Apax Funds Nominees Ltd. fr "D" Account      hereinafter "APAX D FUND" -- Apax B Fund
                                                  and Apax D Fund together "APAX FUNDS
                                                  NOMINEES LIMITED" --
5.   AP Vermogensverwaltung Gesellschaft          hereinafter "AP"
     burgerlichen Rechts
6.   A + M GmbH & Co Vermogensverwaltung KG       hereinafter "A+M" -- together the "SELLERS"
                                                  --
                                             and
7.   World Access, Inc.                           -- hereinafter the "PURCHASER" --
8.   TelDaFax Aktiengesellschaft Marburg/Lahn     -- hereinafter the "TELDAFAX" --

                                   SECTION 1

                                  DEFINITIONS

A+M Call Option.............................................  sec. 5.2
A+M Option Shares...........................................  sec. 5.2
A+M Put Option..............................................  sec. 5.2
AP..........................................................  Caption
Apax Funds Nominees Limited Assets..........................  Caption
Apax B Fund.................................................  Caption
Apax D Fund.................................................  Caption
Apax II.....................................................  Caption
A+M.........................................................  Caption
Breach of Warranty..........................................  sec. 12.1
Call Option Closing.........................................  sec. 17.2.3
Closing.....................................................  sec. 9.1
Closing Conditions..........................................  sec. 8.1
Closing Date................................................  sec. 9.1
Consideration Stock.........................................  sec. 6.1
Consolidated 1999 Financial Statements......................  sec. 11.3.2.1
Contribution Agreement......................................  sec. 4.1
Disclosed Information.......................................  sec. 10.2
Exchange Ratio..............................................  sec. 16.4
Funds.......................................................  sec. 11.1
Interim Financial Statements................................  sec. 11.3.2.4
Klose.......................................................  Caption
Klose Call Option...........................................  sec. 5.2
Klose Option Shares.........................................  sec. 5.2
Klose Put Option............................................  sec. 5.2
Loss........................................................  sec. 12.1
Material Adverse Event......................................  sec. 13.4
Material Agreement..........................................  sec. 11.3.12
Offeror.....................................................  sec. 17.4.1
Option Shares...............................................  sec. 5.2
Put Option Closing..........................................  sec. 17.1.3
Purchaser...................................................  Caption
Reasonable Purchaser........................................  sec. 13.4.4
Registration Rights Agreement...............................  sec. 5.5
Relevant Percentage.........................................  sec. 6.5
Sales Notice................................................  sec. 17.4.1(a)
Sellers.....................................................  Caption
Signing Date................................................  Caption
Sold Shares.................................................  sec. 5.1
Stand-Alone Financial Statements............................  sec. 11.3.2.1
Subsidiaries................................................  sec. 3.7
                                                              Caption/sec.
TelDaFax....................................................  2.1
TelDaFax Group..............................................  sec. 3.7
Tender Offer................................................  sec. 16.4

                                   SECTION 2

                          TELDAFAX AKTIENGESELLSCHAFT

2.1                     TelDaFax Aktiengesellschaft, is registered in the commercial register of the local court Marburg under HR B 2174
                        ("TELDAFAX"). TelDaFax provides telecommunication services, in particular voice telephony via its fixed line network,
                        internet services through its own platform and other data
                        and fax transmission services.
2.2                     The share capital of TelDaFax currently amounts to
                        87,954,360, divided into 33,828,600 non par value shares.
                        TelDaFax has an authorised capital (Genehmigtes Kapital)
                        with an aggregate nominal amount of 42,900,000 and a
                        conditional capital in the amount of 42,900,000 to cover the issue of convertible bonds. The shares of TelDaFax are
                        admitted to the regular market of the Frankfurt Stock
                        Exchange, segment Neuer Markt, and on the EASDAQ.
2.3                     The Sellers presently hold the following shares in TelDaFax:
                        2.3.1  Klose holds 2,756,200 shares equal to 8.15% of the
                               aggregate share capital;
                        2.3.2  Apax II holds 3,587,312 shares equal to 10,60% of the aggregate share capital;
                        2.3.3  Apax B holds 2,508,076 share equal to 7,41% of the
                               aggregate share capital;
                        2.3.4  Apax D holds 3,755,988 shares equal to 11.10% of the aggregate share capital;
                        2.3.5  AP holds 1,326,800 shares equal to 3.92% of the
                               aggregate share capital.
                        2.3.6  A+M holds 143,492 shares equal to 0,42% of the
                               aggregate share capital.

                                   SECTION 3

                           PARTICIPATIONS OF TELDAFAX

     TelDaFax holds shares in the following corporations:

3.1                     BNC Kommunikationssysteme GmbH & Co. KG, Bonn, registered in the commercial register of the local court in Bonn under HR
                        A 4286,
                        Share capital: DM 50,000
                        Participation of TelDaFax: 100%
3.2                     BNC Kommunikationssysteme Verwaltungs GmbH, Bonn, registered in the commercial register of the local court in Bonn under
                        HR B 7295,
                        Share capital: DM 50,000
                        Participation of TelDaFax: 100%
3.3                     TelDaFax Telefon, Daten und Fax Transfer Vertriebs GmbH,
                        Marburg, registered under HR B 2137 in the commercial
                        register of the local court in Marburg,
                        Share capital: DM 50,000
                        Participation of TelDaFax: 100%
3.4                     GeoNet Systems GmbH, Marburg, registered in the commercial register of Marburg under HR B 2265,
                        Share capital: DM 100,000
                        Participation of TelDaFax: 95%
3.5                     Demuth, Dietl & Co. Kommunikationselektronik GmbH, Wetzlar,
                        registered in the commercial register of Wetzlar under HR B
                        1579,
                        Share capital: DM 462,200
                        Participation of TelDaFax: 50,95%

3.6                     Internet AG, Global Network, Birkenau, registered in the
                        commercial register of Furth/Odenwald under HR B 879,
                        Share capital: E13,500,000
                        Participation of TelDaFax: 65% (after registration of
                        capital increases against cash contributions and
                                                   contributions in kind
                                                   registration is still pending)
3.7                     Netztel Plus AG, Heppenheim a.d. BergstraBe, registered in the commercial register under HR B5096,
                        Share capital: E6.925.000.200
                        Participation of TelDaFax: 81,94%
                        The companies listed in 3.1, 3.2 and 3.3 are not engaged in any commercial activity. The companies listed in this 3 are collectively referred to as the "SUBSIDIARIES". TelDaFax and the Subsidiaries are together referred to as the "TELDAFAX
                        GROUP".

                                   SECTION 4

                      COMBINATION OF GERMAN BUSINESSES OF
                     PURCHASER AND THE BUSINESS OF TELDAFAX

     Purchaser and TelDaFax agree to use good faith efforts to pursue the combination of their respective businesses in Germany in order to realise synergies to the largest extent practically possible. The business combination shall be implemented by taking the following actions:

4.1.                    Purchaser shall contribute the German activities of Netnet
                        Telekommunikationssysteme GmbH, and NewTel Communications
                        GmbH to TelDaFax by way of a capital increase against
                        contribution in kind out of authorised capital. TelDaFax and
                        Purchaser and/or affiliates of Purchaser shall enter into a contribution agreement by June 30, 2000 substantially in the form of Exhibit 4.1.2 (the "Contribution Agreement") once
                        agreement on the evaluation of the contributed assets and
                        the number of shares to be issued has been reached.
4.2.                    The management board (Vorstand) of TelDaFax with the consent of the supervisory board (Aufsichtsrat) of TelDaFax is
                        entitled to increase the capital of TelDaFax by the amount of the authorised capital to the exclusion of subscription rights of the existing shareholders if, inter alia, the
                        newly issued shares are used to acquire other businesses.
                        TelDaFax and the Sellers undertake to the extent permitted under applicable law that Vorstand and Aufsichtsrat will
                        adopt the necessary resolution to effect the capital
                        increase is effected.
4.3.                    As soon as and to the extent legally possible and consistent with the best interest of their shareholders TelDaFax and
                        the other German businesses of Purchaser shall enter into
                        such agreements of combination or co-operation to achieve
                        synergies in the most efficient and beneficial way for all parties and the shareholders of Purchaser and TelDaFax.

                                   SECTION 5

                     SALE AND TRANSFER, PUT AND CALL OPTION

5.1                     Subject to the terms and conditions of this agreement, the
                        Funds hereby agree to sell the shares in TelDaFax listed in sec. 2.3.2 to 2.3.5 (the "SOLD SHARES").

5.2                     Subject to the terms set forth in sec. 17, Klose has the
                        right to sell to Purchaser and Purchaser is obliged to buy from Klose all of the shares in TelDaFax listed in sec.
                        2.3.1 or any portion thereof (the "KLOSE OPTION SHARES"), in up to three instalments in the period beginning on the
                        Signing Date and ending on December 31, 2001 ("KLOSE PUT
                        OPTION") A+M has the right to sell to Purchaser and
                        Purchaser is obliged to buy from A+M all of the shares in
                        TelDaFax listed in 2.3.6 (the "A+M OPTION SHARES") in the
                        period beginning on the Closing and ending on April 30, 2001
                        (the "A+M Put Option") in one instalment. Purchaser has the right to buy from Klose and Klose is obliged to sell to
                        Purchaser all of the Klose Option Shares owned by him at the time when Purchaser makes use of this right in the period
                        beginning on July 1, 2002 and ending on December 31, 2002
                        (the "KLOSE CALL OPTION"). Purchaser has the right to buy
                        from A+M and A+M is obliged to sell to Purchaser all of the
                        A+M Option Shares in the period beginning on July 1, 2001
                        and ending on December 31, 2001 (the "A+M CALL OPTION"). The shares which are subject to the put and call Options are
                        hereinafter together referred to as the "OPTION SHARES".
                        Until the options are exercised Klose and A+M will retain
                        and may exercise all rights attached to the Option Shares.
5.3                     The Sold Shares and Option Shares are represented by global certificates which are held in global custody by Clearstream
                        AG. The Sold Shares and Option Shares are only deliverable as fractional entitlements to the global certificates held by Clearstream AG. The transfer of the Sold Shares shall be effected as provided for in Exhibit 5.3 at the Closing. The
                        Sold Shares are booked to the following securities accounts:
                        5.3.1  The shares held by Apax II are booked to the
                        securities account No. 5 374 898 Bank Code 700 202 70 with
                               Bayerische Hypo- und Vereinsbank.
                        5.3.2  The shares held by Apax B are booked to the
                        securities account No. 555 910 44 Bank Code 702 202 00 with
                               BHF Bank AG Munchen.
                        5.3.3  The shares held by Apax D are booked to the
                        securities account No. 555 910 51 Bank Code 702 202 00 with
                               BHF Bank AG Munchen.
                        5.3.4  The shares held by AP are booked to the securities
                        account No. 2 733 951 Bank Code 700 202 70 with Bayerische
                               Hypo- und Vereinsbank.
                        5.3.5  The Klose Option Shares are booked to the securities account No. 035 81672 7 with Goldman Sachs & Co., New York.
                        5.3.6  The A+M Option Shares are booked to the securities
                        account No. 241925700 with Commerzbank AG.
5.4                     The sale and transfer of the Sold Shares and Option Shares hereunder shall include all rights and obligations attached to the Sold Shares at the Closing or the relevant Option
                        Closing.
5.5                     It is understood and agreed that Purchaser will use its
                        reasonable best efforts to effect the registration under the
                        Securities Act of 1933, as amended, of the portion of the
                        Consideration Stock (as defined below) to be issued as
                        consideration for the Sold Shares on the Form S-4
                        registration statement to be filed in connection with the
                        Tender Offer. If this portion of the Consideration Stock is not included on this Form S-4, or if, even if such
                        Consideration Stock can be so included on such Form S-4,
                        Purchaser and the Funds determine, based on the advice of
                        legal counsel, that the Funds' acquisition of Consideration
                        Stock is subject to Rule 145 under the Securities Act of
                        1933, as amended, or that the Funds would be deemed an
                        affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended) of Purchaser, Purchaser and the Funds shall, not later than the Closing Date, enter into a
                        registration rights agreement with respect to the
                        Consideration Stock with terms substantially similar to the terms in the registration rights term sheet attached as
                        Exhibit 5.5.

                        Purchaser, Klose and AM, as the case may be, shall, not
                        later than the Closing Date, enter into a registration
                        rights agreement with respect to the Consideration Stock to be issued as consideration for the Option Shares with terms substantially similar to the terms in the registration
                        rights agreement term sheet attached as Exhibit 5.4. In the event that the Purchaser and the Funds enter into a
                        registration rights agreement as contemplated by the
                        foregoing paragraph, such Consideration Stock shall, to the extent legally practicable, be registered on the same
                        registration statement on Form S-3 contemplated by such
                        registration rights agreement and Klose and A+M shall be a party to such registration rights agreement in lieu of a
                        separate agreement between Purchaser and Klose or A+M.

                                   SECTION 6

                                 CONSIDERATION

6.1                     The consideration for the Sold Shares and for the sale of
                        the Option Shares shall be the issue to the Sellers of World
                        Access Common Stock (the "CONSIDERATION STOCK").
6.2                     In exchange for each of the Sold Shares and the Option
                        Shares the Purchaser shall issue such number of shares of
                        the World Access Common Stock resulting from applying the
                        Exchange Ratio offered in the Tender Offer to the Sold
                        Shares, or Option Shares, as the case may be, but in no
                        event less than 1.025 shares of World Access Common Stock
                        for one TelDaFax share.
6.3                     In the event the Purchaser changes the number or kind of
                        shares of World Access Common Stock as a result of a stock split, stock dividend, recapitalization, reclassification, reorganisation of similar transaction with respect to the
                        outstanding World Access Common Stock, and the record date therefore shall be after the date hereof and prior to the
                        Closing, the Exchange Ratio shall be proportionately
                        adjusted to such manner as Purchaser and the Sellers shall agree, which adjustment may include, as appropriate, the
                        issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been
                        issued, distributed or paid to the holders of World Access
                        Common Stock generally.
6.4                     The Consideration Stock shall (save as provided below) be
                        transferred to the following securities accounts of Sellers:
                        6.4.1  Klose securities account No. 035-81672-7 with
                        Goldman, Sachs & Co., New York;
                        6.4.2  Apax II securities account No. 5 374 898 Bank Code
                        700 202 70 with Bayerische Hypo- und Vereinsbank;
                        6.4.3  Apax B securities account No. 555 910 44 Bank Code
                        702 202 00 with BHF Bank AG Munchen;
                        6.4.4  Apax D securities account No. 555 910 51 Bank Code
                        702 202 00 with BHF Bank AG Munchen;
                        6.4.5  AP securities account No. 2 733 951 Bank Code 700 202
                        70 with Bayerische Hypo- und Vereinsbank;
                        6.4.6  A+M securities account No. 2 419 257 00 Bank Code 700
                        400 41 with Commerzbank AG.
6.5                     Sellers are entitled to the following percentage of the
                        total Consideration Stock (the "Relevant Percentage").

The Relevant Percentage is for

Apax II.....................................................   25,5%
Apax B......................................................   17,8
Apax D......................................................   26,7
AP..........................................................    9,4
A+M.........................................................    1,0
Klose.......................................................   19,6
                                                              -----
          Total.............................................  100,0%
                                                              =====

                                   SECTION 7

                                   DIVIDENDS

7.1                     TelDaFax has no distributable profits for the fiscal year
                        1999.
7.2 In respect of the profit distribution of the Subsidiaries listed in sec. 3, Sellers undertake to procure that no profit distribution shall take place in the period between the Signing Date and the Closing.

                                   SECTION 8
                               CLOSING CONDITIONS

8.1                     The closing of the sale of the Sold Shares shall be subject to the following conditions (the "CLOSING CONDITIONS"):
                        8.1.1  Clearance by the Federal Cartel Office of all the
                        transactions contemplated by this Agreement pursuant to sec.
                               20 (Merger Control) has been obtained.
                        8.1.2  In Tender Offer enough shares having been tendered so that following the Closing Purchaser will own more than 50%
                               of the then outstanding TelDaFax shares;
                        8.1.3  The capital increase to effect the contributions
                        contemplated by the Contribution Agreement having been
                               registered in the commercial register of TelDaFax;
                        8.1.4  No Material Adverse Event having occurred and no
                        party having exercised the right to withdraw pursuant to
                               sec. 13.
                        8.1.5  The shareholders of Purchaser having approved the
                        transactions contemplated by this Agreement including the
                               Tender Offer and the merger agreements of the
                               Purchaser with Communications Telesystems
                               International Inc and Star Telecommunications Inc.
                        8.1.6  No laws shall have been adopted or promulgated and no court order of whatsoever nature shall be in effect which
                               prohibits the consummation of the transactions
                               contemplated by this Agreement or having the effect
                               of making the transactions illegal.
                        8.1.7  All material consents, approvals and actions of,
                        filing with and notices to any third party or governmental authority required to consummate the transactions
                               contemplated by this Agreement shall have been
                               obtained including, to the extent required, under
                               Hart-Scott Rodino Antitrust Improvements Act of 1976,
                               as amended.

8.2                     Purchaser and Sellers shall have the right to withdraw
                        (zurcktreten) from this Agreement including the Klose and
                        A+M Put and Call Options provided for in sec.sec. 5.2 and
                        17, if (i) the Closing Conditions have not been satisfied by
                        September 30, 2000 or (ii) the Supervisory Board of TelDaFax
                        does not resolve on the capital increase contemplated by the
                        Contribution Agreement, or (iii) the Supervisory Board of
                        TelDaFax changes its recommendation to the TelDaFax
                        shareholders to accept the Tender Offer on the basis of its fiduciaries duties owed to the outside shareholders in
                        deviation from its resolution adopted on June 14, 2000
                        attached as Exhibit 8.2. by which this Agreement and the
                        transactions contemplated herein were approved, or (iv) if the Closing Condition in Section sec. 8.1.2 becomes
                        impossible due to the acquisition by a third party of
                        TelDaFax shares. If by September 30, 2000 all Closing
                        Conditions have been satisfied except for the Closing
                        Condition in 8.1.2 and 8.1.3, but the Tender Offer has been launched and is pending, the right to withdraw may not be
                        exercised prior to October 31, 2000. Sellers may only
                        jointly exercise this right to withdraw by notifying
                        Purchaser accordingly.
8.3                     Purchaser, but not Sellers have the right to withdraw from this Agreement including the Klose and A+M Put and Call
                        Option, if the TelDaFax Supervisory Board fails to take any action required to implement the contribution agreed in the
                        Contribution Agreement referred to in sec. 4.1 or takes any action which makes such implementation impossible.
8.4                     If Purchaser and/or Sellers withdraw from this Agreement in accordance with this sec. 8, sec. 13.4 or sec. 13.5, they
                        shall not be liable to the other parties for any damages or for the fulfilment of any other obligations under this
                        agreement or in connection with this Agreement irrespective of the legal basis on which any claim of such other parties is based; provided, however, neither Purchaser nor Sellers shall be relieved or released from any liabilities arising out of its breach of this Agreement. Sellers and Purchaser may agree in writing on an extension of the periods set
                        forth in sec. 8.2.
8.5                     If the competent antitrust authorities only clear the
                        transaction contemplated by this Agreement subject to
                        modifications, the Closing Condition set forth in sec. 8.1 shall only be deemed to be satisfied if (i) Sellers and
                        Purchaser acting reasonably agree that the modification
                        shall be implemented in order to proceed with the Closing or
                        (ii) in the event that such modification significantly
                        alters the financial expectations of the Purchaser (in
                        respect of the purchase of shares in TelDaFax) Sellers agree to indemnify Purchaser in full against any financial
                        disadvantage resulting from such modification. Sellers and
                        Purchaser undertake to negotiate for at least three weeks in good faith with a view to reaching agreement on the
                        acceptance of such modification and, if relevant, the
                        payment of the appropriate indemnification.
8.6                     If the Agreement is terminated in accordance with this sec.
                        8, sec. 13.4 or sec. 13.5 by withdrawal of Purchaser and/or
                        Sellers, each party shall be obliged to return all material received from the other side and to keep secret and not to use for its purposes all confidential information received in the context of this transaction.

                                   SECTION 9

                                    CLOSING

9.1                     Representatives of the Funds and Purchaser shall meet on the fifth banking day following the satisfaction of the Closing
                        Conditions, or on such other day as is mutually agreed
                        between the Funds and Purchaser (the "Closing Date"), in
                        order to close the sale of the Sold Shares contemplated
                        herein in accordance with sec. 9.3 ("CLOSING").

9.2                     The Closing shall take place at the offices of Hengeler
                        Mueller Weitzel Wirtz in Frankfurt am Main, Bockenheimer
                        Landstra(B)e sec. 51, or as such other place as is mutually agreed between the parties.
9.3                     At the Closing, Purchaser shall procure evidence that the
                        transfer of the Consideration Stock will be completed,
                        subject to, and simultaneously with the following:
                        9.3.1  Delivery by the Funds to Purchaser of the share
                        transfer agreement (Exhibit 5.3) properly executed by the
                               Funds covering all Sold Shares;
                        9.3.2  delivery by the Funds of confirmations by their
                        respective custody banks that the Sold Shares are booked as of the Closing Date to the securities accounts
                               specified in sec. 5.2 substantially in the form of
                               Exhibit 9.3.2;
                        9.3.3  delivery by Sellers to Purchaser of resignation
                        letters of all members of the Supervisory Board of TelDaFax except for one representative for the outside
                               shareholders to be designated by Purchaser. Klose
                               undertakes to take all necessary action to have new
                               Supervisory Board members proposed by Purchaser
                               appointed by the competent court as soon as
                               practically possible;
                        9.3.4  delivery by the Funds to Purchaser and by Purchaser to Funds of certificates of Funds and Purchaser,
                               respectively, that the representations and warranties
                               of each of them shall be true and correct in all
                               material respects as of the Closing, or, as the case
                               may be, as of any other point of time specifically
                               mentioned therein. If Funds cannot deliver the
                               certificate because one or more of the
                               representations and warranties have become incorrect,
                               Purchaser is entitled to withdraw from this agreement
                               pursuant to sec. 13.4. provided the breach of the
                               representation and warranties constitutes a Material
                               Adverse Event within the meaning of sec. 13.4. If the
                               breach does not constitute a Material Adverse Event,
                               Purchaser has the remedies under sec. 12;
                        9.3.5  execution of the Registration Rights Agreement.

                                   SECTION 10

                                 DUE DILIGENCE

10.1                    Giving due consideration to the best interest of TelDaFax
                        and the other shareholders and complying with applicable
                        legal restrictions regarding confidentiality, Sellers
                        prepared a data room which was open for Purchaser in the
                        period from April 25 to May 5, 2000, arranged for a
                        management presentation, allowed Purchaser to obtain certain other information and documentation upon request, gave
                        Purchaser to opportunity to hold interviews with the
                        management of TelDaFax as well as to perform on site visits.
                        Sellers undertake to provide Purchaser with further
                        information on the TelDaFax Group upon request after the
                        Signing Date of this Agreement to the extent permitted under applicable law.
10.2                    For the avoidance of doubt, all information provided to
                        Purchaser and referred to in the due diligence reports of
                        Ernst & Young, Frankfurt and Clifford Chance Pnder,
                        Frankfurt, as delivered and initialled by the parties at the
                        Signing Date or listed in Exhibit 10.2.1, in the Business
                        Plan attached as Exhibit 10.2.2 or explicitly disclosed in this Agreement shall be deemed to have been disclosed to and being known by Purchaser. (the "DISCLOSED INFORMATION").

                                   SECTION 11

                         WARRANTIES AND REPRESENTATIONS

11.1                    Funds' Warranties and Representations Regarding their Legal
                        Status
                        Apax II, Apax B Fund, Apax D Fund, and AP (the "FUNDS")
                        severally warrant and represent at the Signing Date and at the Closing unless explicitly stated otherwise:
                        11.1.1  Apax Funds Nominees Limited holds 6,264,064 shares of TelDaFax as Nominee for B Account and D Account. Apax
                                Funds Nominees Limited has been duly formed and is
                                validly existing in England under the Companies Act
                                1985.
                        11.1.2  Apax II is a limited partnership duly formed and
                        validly existing under the laws of the State of Delaware.
                        11.1.3  AP is a partnership (Gesellschaft burgerlichen
                        Rechts) duly formed and validly existing under German Civil
                                Law.
                        11.1.4  The Funds have the capacity under the applicable
                        laws and their constitutional documents to enter into this
                                Agreement and to perform their obligations
                                hereunder.
                        11.1.5  No approval, authorisation or consent under any
                        contract, applicable law and/or constitutional document is required for the Funds to enter in this Agreement
                                and to perform the obligations hereunder. The
                                execution of this Agreement and the performance of
                                the obligations hereunder will not result in the
                                violation of any contract, law applicable to the
                                Funds or provisions of the respective constitutional
                                documents of the Funds.
11.2                    The Funds Representations Regarding U.S. Securities Laws
                        The Funds severally represent and warrant at the Signing and
                        Closing Date
                        11.2.1  The Funds are acquiring the Consideration Stock as contemplated by this Agreement for investment purposes and not with a view toward any distribution thereof.
                        11.2.2  No Fund will dispose of any of his or its
                        Consideration Stock, other that pursuant to an effective
                                registration statement of Rule 144 or Rule 144A
                                promulgated by the U.S. Securities Exchange
                                Commission (the "SEC") under the U.S. Securities Act
                                of 1933, as amended (the "SECURITIES ACT") (or any
                                similar or analogous rule), unless and until (a)
                                such Fund shall have notified the Purchaser of the
                                proposed disposition and shall have furnished to
                                Purchaser with a statement of the circumstances
                                surrounding the proposed disposition, and (b) if
                                requested by the Purchaser, such Fund shall have
                                furnished the Purchaser with an opinion of counsel
                                reasonably satisfactory in form and substance to the
                                Purchaser and Purchaser's counsel to the effect that
                                (i) such disposition will not require registration
                                under the Securities Act and (ii) appropriate action
                                necessary for compliance with the Securities Act and
                                any applicable U.S. state or local law or non-U.S.
                                law has been taken.

                        11.2.3  Each Fund: (a) is an "ACCREDITED INVESTOR" as that term is defined in Regulation D promulgated by the
                                SEC under the Securities Act and has such knowledge
                                and experience in financial and business matters as
                                to be capable of evaluating the merits and risks of
                                his or its prospective investment in the Purchaser;
                                (b) has received all the information requested by him
                                or it from the Purchaser and considered necessary or
                                appropriate for deciding whether to exchange his or
                                its Sold Shares for Consideration Stock; (c) has the
                                ability to bear the economic risks of such
                                prospective investment; and (d) is able, without
                                materially impairing his or its financial condition,
                                to hold the Consideration Stock for an indefinite
                                period of time and to suffer a complete loss of its
                                investment.
11.3                    The Funds' Warranties and Representations Regarding TelDaFax
                        The Funds warrant and represent severally as follows at the
                        Signing Date and at the Closing unless explicitly stated
                        otherwise:
                        11.3.1    Legal Situation
                        11.3.1.1  TelDaFax and the Subsidiaries are corporations
                                  duly organised and validly existing under the laws
                                  of Germany.
                        11.3.1.2  Funds have all necessary authority to enter into this Agreement and to implement the transaction
                                  contemplated herein.
                        11.3.1.3  The statements in sec. 2 and sec. 3 are correct, true and in no way misleading. The Funds own and
                                  have the unrestricted right to sell, vote and
                                  transfer the Sold Shares. The Funds do not hold any
                                  further shares of, or interest of whatever nature
                                  in, TelDaFax other than the Sold Shares and do not
                                  have any rights or warrants to acquire further
                                  shares of, or interest in, TelDaFax. To the best
                                  knowledge of the Funds, no shareholder or group of
                                  shareholders exist which holdings exceed 5% of the
                                  issued share capital of TelDaFax.
                        11.3.1.4  The Sold Shares are free of encumbrances and of
                                  all and any rights or obligations whatsoever, which
                                  could be asserted by third parties against the
                                  Purchaser and/or TelDaFax.
                        11.3.1.5  sec. 2.2 correctly sets forth the number of shares of TelDaFax issued and outstanding and the number
                                  of authorised but not issued shares. There are no
                                  outstanding obligations of TelDaFax to repurchase
                                  or otherwise acquire outstanding shares. TelDaFax
                                  has not issued any securities convertible into or
                                  exchangeable for shares of TelDaFax, or any
                                  warrants, options or other rights to acquire
                                  shares in or from TelDaFax. There are no
                                  outstanding obligations of TelDaFax to issue, or
                                  any third party rights to call for or otherwise
                                  acquire, any shares or securities convertible or
                                  exchangeable for shares in TelDaFax.
                        11.3.1.6  The share capital of TelDaFax is fully paid in;
                                  and there are no contributions in kind outstanding
                                  except the contributions to be made under the
                                  Contribution Agreement. Cash contributions have
                                  been made in full, and contributions in kind have
                                  been made which fully cover the amount for which
                                  the shares are issued, be it either the minimum
                                  amount (geringster Ausgabebetrag) or, if the
                                  shares are issued for an amount higher than the
                                  minimum amount, such higher amount. Contributions
                                  have not been reduced by repayments.

                        11.3.1.7  TelDaFax has good legal title to the shares in the
                                  Subsidiaries. The issued shares of the Subsidiaries
                                  are fully paid in except as set forth in Exhibit in
                                  11.3.1.7. The shares are free of encumbrances and
                                  of any rights or obligations whatsoever which
                                  could be asserted by third parties against the
                                  Purchaser and/or TelDaFax and/or the respective
                                  Subsidiaries. None of the Subsidiaries has
                                  distributed profits for the fiscal year 1999 to
                                  TelDaFax. To the best knowledge of the Funds,
                                  contributions have not been reduced by repayments.
                        11.3.1.8  Exhibit 11.3.1.8. contains the Articles of
                                  Association as presently in force. To the best of
                                  knowledge of the Funds no agreements among the
                                  shareholders of any company of the TelDaFax Group
                                  exist which relate to the constitution or organisation
                                  of any company of the TelDaFax Group or the voting of
                                  any shares or interests therein.
                        11.3.1.9  To the best knowledge of the Funds as of the Signing
                                  Date TelDaFax and its Subsidiaries mentioned in
                                  sec. 3 are not, and have not agreed to become, a
                                  party to agreements in the sense of sec. 291 seq.
                                  AktG, joint venture agreements, co-operation
                                  agreements, partnerships or silent partnership
                                  agreements or any other similar contractual
                                  arrangement except as shown in Exhibit 11.3.1.9.
                        11.3.1.10 As of the Signing Date TelDaFax does not have, and has not agreed, to acquire any interest in any legal entity
                                  or partnership other than the Subsidiaries. None
                                  of the Subsidiaries has an interest in, or has
                                  agreed to acquire any interest to any other legal
                                  entity or partnership except as provided for in
                                  Exhibit 11.3.1.10.
                        11.3.1.11 To the best knowledge of the Funds nothing has
                                  occurred (including any failure to act) which renders
                                  any company of the TelDaFax Group liable to be struck
                                  off the commercial register, and no proceedings
                                  have been commenced for its liquidation.
                        11.3.1.12 To the best knowledge of the Funds there exist no shareholders' resolutions with respect to the TelDaFax
                                  Group which amend the Articles of Association or other
                                  shareholders' resolutions which require
                                  registration with the commercial register which
                                  are not registered in the commercial register
                                  except as set forth in Exhibit 11.3.1.12.
11.3.2                  Financial Situation
                        11.3.2.1  TelDaFax has provided Purchaser with copies of the individual financial statements of each member of
                                  the TelDaFax Group (the "STAND-ALONE FINANCIAL
                                  STATEMENTS") and audited consolidated statements
                                  of TelDaFax for the fiscal year ending on December
                                  31, 1999 (the "CONSOLIDATED 1999 FINANCIAL
                                  STATEMENTS").
                        11.3.2.2  The Consolidated 1999 Financial Statements were
                                  prepared according to U.S. GAAP, audited and provided
                                  with an unqualified opinion by BDO Deutsche
                                  Warentreuhand Aktiengesellschaft
                                  Wirtschaftsprfungsgesellschaft ("BDO"). The
                                  Stand-Alone Financial Statements are prepared
                                  according to German GAAP.
                        11.3.2.3  The Consolidated 1999 Financial Statements and the
                                  1999 Stand-Alone Financial Statements of TelDaFax
                                  show a true and fair view of the assets, liabilities
                                  and state of affairs as well as the profits and
                                  losses of each company of the TelDaFax Group or, as
                                  the case may be, of TelDaFax and are prepared on a
                                  consistent basis with prior years.

                        11.3.2.4 To the best knowledge of the Funds, except for
                                 normal and recurring year-end adjustments that are
                                 not expected to be material in amount, the unaudited
                                 interim financial statements for the first quarter
                                 of the fiscal year 2000 (the "INTERIM FINANCIAL
                                 STATEMENTS") which have been provided to Purchaser
                                 have been prepared in accordance with U.S. GAAP with
                                 due care and attention on a consistent basis with
                                 previously applied accounting principles and show a
                                 reasonably accurate view of the assets, liabilities
                                 and state of affairs as well as the profits and
                                 losses of the TelDaFax Group as of March 31, 2000
                                 and for the period of January 1, 2000 to March 31,
                                 2000.
                        11.3.2.5 To the best knowledge of the Funds no insolvency
                                 proceedings or composition proceedings with
                                 creditors in or out of court have been applied for
                                 or initiated by any member of the TelDaFax Group.
11.3.3                  Assets
                        11.3.3.1 To the best knowledge of the Funds except for
                                 retention of title and other collateral rights
                                 arising in the ordinary course of business, and
                                 except from statutory liens (gesetzliche
                                 Pfandrechte), TelDaFax and its Subsidiaries have
                                 good legal title free and clear of any security
                                 rights, liens, charges, encumbrances or similar
                                 rights (dingliche Rechte) to all assets, reflected
                                 in the 1999 Financial Statements plus or minus those
                                 assets acquired or disposed of in the ordinary
                                 course of business since January 1, 2000 (the
                                 "ASSETS").
                        11.3.3.2 Subject to fair wear and tear and to Exhibit
                        11.3.3.2 the Assets, taken as a whole, are to the best
                                 knowledge of Sellers in good repair and full working
                                 order.
                        11.3.3.3 To the best knowledge of the Funds Exhibit 11.3.3.3 lists all trademarks and patents and other material
                                 intellectual property rights owned and used by the
                                 TelDaFax Group. Subject to the best knowledge of the
                                 Funds, no employees of TelDaFax Group or any third
                                 party has or shall have any rights in respect of any
                                 trademarks, patents or other intellectual property
                                 rights used by any company of the TelDaFax Group.
                        11.3.3.4 Subject to the best knowledge of the Funds, the
                                 rights, properties and other assets (whether
                                 tangible or not) presently owned or leased by or
                                 licensed to TelDaFax or any Subsidiary include all
                                 rights, properties and other assets necessary to
                                 permit them to properly conduct their business
                                 according to usual business standards from companies
                                 in the telecommunications industry in Germany. To
                                 the best knowledge of the Funds, no tangible assets,
                                 including all real property and premises used by the
                                 TelDaFax Group in the conduct of its business are
                                 charged with any environmental damage.
                        11.3.3.5 The TelDaFax Group does not own real property.
11.3.4                  Liabilities
                        11.3.4.1 To the best knowledge of the Funds and except as set forth in Exhibit 11.3.4.1 as of December 31, 1999
                                 there were no liabilities of TelDaFax and its
                                 Subsidiaries which were not sufficiently provided
                                 for in the Consolidated 1999 Financial Statements or
                                 the Stand-Alone Financial Statements and as of March
                                 31, 2000 there were no liabilities of TelDaFax and
                                 its Subsidiaries which were not sufficiently
                                 provided for in the Interim Financial Statements.

                        11.3.4.2  To the best knowledge of the Funds and except as set forth in Exhibit 11.3.4.2, since March 31,
                                  2000, TelDaFax and the Subsidiaries have not
                                  incurred any liabilities or obligations other than
                                  in the ordinary course of business consistent with
                                  past practice.
11.3.5                  Conduct of Business, Governmental approvals, licenses and
                        permits
                        11.3.5.1  To the best knowledge of the Funds the business of
                                  TelDaFax and its subsidiaries is and has been
                                  materially conducted in accordance with all
                                  applicable laws, mandatory rules or requirements of
                                  any governmental body or any other authority, and
                                  it is and has been conducted in accordance with all
                                  applicable laws, mandatory rules or requirements of
                                  any governmental body or any other authority in the
                                  area of telecommunications. To the best knowledge
                                  of the Funds TelDaFax and its Subsidiaries and
                                  their respective entities have been complied with
                                  and discharged all material obligations (including
                                  for this purpose all and any securities laws,
                                  regulations or ordinances as applicable to
                                  TelDaFax, including without limitation the rules,
                                  regulations and other requirements applicable to
                                  stocks listed on the Frankfurt and EASDAQ stock
                                  exchanges, whether material or otherwise) which
                                  they are subject to, whether arising under the law,
                                  the Articles of Association, an agreement or
                                  otherwise.
                        11.3.5.2  To the best knowledge of the Funds all members of
                                  TelDaFax Group are in possession of all the
                                  governmental approvals, licenses and permits
                                  necessary and relevant for operating its respective
                                  business, as it currently exists. To the best
                                  knowledge of the Funds there are presently no
                                  apparent indications which could form the basis of
                                  a complete or partial revocation of the approvals,
                                  licenses or permits. To the best knowledge of the
                                  Funds the conditions (Auflagen) accompanying those
                                  approvals have been complied with.
                        11.3.5.3  To the best knowledge of the Funds all members of
                                  TelDaFax Group have in place all contractual
                                  agreements necessary to provide the services which
                                  they are offering. Except as provided for in
                                  Exhibit 11.3.5.3 and subject the best knowledge of
                                  the Funds during the 12 months ending on the
                                  Signing Date, none of the contractual parties from
                                  which TelDaFax is receiving services or equipment
                                  for its operations has ceased, or informed any
                                  member of the TelDaFax Group that it shall cease,
                                  rendering the services or supplying the equipment
                                  which it is currently providing or delivering or
                                  informed TelDaFax Group of its intention to
                                  materially alter the terms for providing such
                                  services or supplying the equipment.
                        11.3.5.4  To the best knowledge of the Funds all members of
                                  TelDaFax Group have complied, in all material
                                  respects, with all requirements, including, but not
                                  limited to, information requirements under any
                                  Material Agreement. If such agreement also contains
                                  a requirement of the other contractual party to
                                  consent to the transaction contemplated by this
                                  Agreement, all necessary consents are listed in
                                  Exhibit 11.3.5.4 and will have been obtained prior
                                  to the Closing. To the best knowledge of the Funds
                                  neither the execution of this Agreement nor the
                                  conclusion of any other matter contemplated herein
                                  constitutes a breach of any Material Agreement or
                                  will entitle any contractual party to a Material
                                  Agreement to terminate, modify or to reduce any
                                  such Material Agreement.
                        11.3.5.5  To the best knowledge of the Funds the TelDaFax
                                  Group has not received any investment grants or
                                  other subsidies from any public authority which may
                                  become repayable in case of failure to comply with
                                  the conditions upon which they were granted.

11.3.6                  Litigation
                        11.3.6.1  To the best knowledge of the Funds and except for litigation with a value (Gegenstandswert) of
                                  less than E100,000 in the individual case or
                                  per series of claims having the same cause or
                                  basis and the litigation listed in Exhibit
                                  11.3.6.1, the companies of TelDaFax Group are
                                  not involved in, nor do they have any
                                  knowledge of any threatened or imminent court
                                  proceedings (including arbitration) either as
                                  plaintiff or defendant. Except for the
                                  proceedings listed in Exhibit 11.3.6.1 and
                                  subject to the best knowledge of the Funds,
                                  there are no pending or threatened
                                  administrative proceedings or investigations
                                  of authorities against the companies of
                                  TelDaFax Group. To the best knowledge of the
                                  Funds there are no circumstances which could
                                  give rise to such court or administrative
                                  proceedings.
                        11.3.6.2  To the best knowledge of the Funds TelDaFax and
                                  its Subsidiaries do not infringe intellectual
                                  property rights of third parties and third
                                  parties do not infringe intellectual property
                                  rights owned by TelDaFax Group.
11.3.7                  Employees
                        11.3.7.1  To the best knowledge of the Funds and except for the employees listed in Exhibit 11.3.7.4, the
                                  employment contracts of the employees of
                                  TelDaFax correspond in all material aspects to
                                  the standard forms attached as Exhibit
                                  11.3.7.1.
                        11.3.7.2  No employment agreement of TelDaFax employees is subject to any collective bargaining
                                  agreements (Tarifvertrage) and shop agreements
                                  (Betriebsvereinbarungen). There is no company
                                  pension scheme in force. Except for the works
                                  council at the Bonn and Marburg sites of
                                  TelDaFax, the employees of TelDaFax have not
                                  formed a works council (Betriebsrat) as of the
                                  Signing Date.
                        11.3.7.3  During the last 12 months ending on the Signing
                                  Date there were no works stoppages, strikes or
                                  other disruptions by employees of TelDaFax or
                                  of any of is Subsidiaries.
                        11.3.7.4  To the best knowledge of the Funds except for the employees listed in Exhibit 11.3.7.4 there are
                                  no employment contracts with employees,
                                  managing directors or board members providing
                                  for a total annual compensation of more than
                                  E75,000. No employees' stock option plan has
                                  been, or will be implemented until Closing
                                  neither is the Company under an obligation to
                                  implement a stock option plan.
                        11.3.7.5  To the best knowledge of the Funds as of the
                                  Signing Date no key employee has terminated or
                                  has threatened to terminate his/her employment
                                  with any company of the TelDaFax Group since
                                  January 1, 2000 except for the employee listed
                                  in Exhibit 11.3.7.5.
                        11.3.7.6  To the best knowledge of the Funds TelDaFax has
                                  not more than 312 employees and the
                                  Subsidiaries in the aggregate have not more
                                  than 198 employees.
                        11.3.7.7  To the best knowledge of the Funds TelDaFax and
                                  the Subsidiaries are not engaged in temporary
                                  employment (Arbeitnehmeruberlassung), neither
                                  as a firm hiring out temporary workers nor as
                                  a firm borrowing employees.

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
11.3.8                  Tax
                        To the best knowledge of the Funds the companies of TelDaFax
                        Group have and/or, as appropriate, will have duly and timely filed all tax returns and all other forms and documents
                        relating to taxes or other public levies (including, but not limited to, notifications regarding social security
                        contributions) required under applicable law to be filed on or before Closing. To the best knowledge of the Funds no tax or social security authority has notified the TelDaFax Group of any alleged inaccuracy or incompleteness or proposed any rectification of such forms or other documents or has
                        threatened any company of the TelDaFax Group with any legal or administrative proceedings in relation thereto. All
                        taxes, ancillary fiscal obligations an all other public
                        levies, including, but not limited to, social security
                        contributions and withholding taxes levied under any
                        applicable law, due and payable on or before Closing,
                        whether on its own account or on account of any third party, have and/or, as appropriate, will have been timely paid. All taxes due and payable on or before December 31, 1999 have
                        been appropriately recorded in the books and records of the appropriate companies and are appropriately reflected in the
                        1999 Consolidated Financial Statements or any financial
                        statements of the relevant company in the TelDaFax Group
                        and, where not paid, have been reflected as provisions in
                        the Consolidated 1999 Financial Statements.
11.3.9                  Insurance Policies
                        Sellers have given Purchaser the opportunity to verify the contents of the insurance policies. To the best knowledge of the Funds there are no other insurance policies than those contained in the disclosing information. To the best
                        knowledge of the Funds all insurance premiums under the
                        insurance policies have at all times been paid fully and in a timely manner. To the best knowledge of the Funds there
                        are no outstanding claims in excess of E250,000 by the
                        TelDaFax Group against any insurance. To the best knowledge of the Funds no insurance company has threatened to
                        terminate or initiated termination of the insurance
                        policies.
11.3.10                 Changes since January 1, 2000
                        To the best knowledge of the Funds the business of TelDaFax
                        Group has been managed and run using the same methods and in a manner consistent with former management techniques so as to ensure continuity of the business and none of the
                        following events haven occurred since January 1, 2000
                        (except for the events listed in Exhibit 11.3.10):
                        11.3.10.1  A material adverse change in the financial
                        situation and/or in the assets and liabilities shown in the
                                   Consolidated 1999 Financial Statements of the
                                   TelDaFax Group and the Interim Financials
                                   Statements or any event that could cause or
                                   constitute a material adverse change (including,
                                   but not limited to, contingent liabilities);
                        11.3.10.2  damages or losses being incurred or suffered by any company of the TelDaFax Group the amount of which
                                   exceeds E250,000 in the individual case or
                                   E1,000,000 in the aggregate;
                        11.3.10.3  transactions outside the ordinary course of
                                   business;
                        11.3.10.4  payments of hidden dividends (verdeckte
                                   Gewinnausschuttung).
11.3.11                 Relations to the Funds
                        11.3.11.1  Neither any of the Funds nor any affiliates or
                        related parties thereof has granted any loans to TelDaFax or any of the Subsidiaries which are still
                                   outstanding and there are no other agreements
                                   between any of the Funds, affiliates or related
                                   parties thereof with TelDaFax or any of the
                                   Subsidiaries.

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
                        11.3.11.2  Neither TelDaFax nor any of the Subsidiaries has
                        any outstanding payment claims against, or payment
                                   obligations to any of the Funds or any affiliates
                                   or related parties thereof.
                        11.3.11.3  Neither TelDaFax nor any of the Subsidiaries has
                        assumed or is liable for any obligations of any of the Funds or any affiliates or related parties thereof.
11.3.12                 Material Agreements
                        To the best knowledge of the Funds all Material Agreements have been disclosed as part of the due diligence process as described in Section 10.1. For the purposes of this
                        provision, the term "MATERIAL AGREEMENTS" shall refer to any agreement, contract or commitment relating to or binding
                        upon any company of the TelDaFax Group, its business or its properties which (i) calls, whether as an actual or
                        contingent liability, for the payment or re-payment by any company of the TelDaFax Group of (euro)500,000 or more in any 12 month period, or (ii) the delivery by any company of the
                        TelDaFax Group of goods or services with a fair market value of (euro)500,000 or more in any 12 month period, or (iii)
                        provides for any company of the TelDaFax Group to receive
                        any payments, or any property with a fair market value of
                        (euro)500,000 or more in any 12 month period, or (iv) which is not terminable by the relevant company in the TelDaFax
                        Group, without payment, on less than 12 months' period or
                        (v) which can be adversely or terminated as an effect of any of the transactions contemplated herein or (vi) which
                        restricts the ability of any company in the TelDaFax Group to compete geographically or in any particular line of
                        business or (vii) which must be deemed, using a sound
                        commercial judgement, material for the business of the
                        TelDaFax Group. To the best knowledge of Sellers none of the companies of the TelDaFax Group is in violation or breach of or default under any Material Agreement, is any other party to any such contract in violation or breach or other default under any such contract except for Deutsche Telekom.
11.4                    Purchaser's Warranties and Representations
                        Purchaser warrants and represents as follows:
                        11.4.1  Purchaser has been duly incorporated and is an
                        existing corporation under the laws of Delaware.
                        11.4.2  Purchaser has all necessary authority to enter into this Agreement and the Registration Rights Agreement and to implement the transactions contemplated herein and
                                therein.
                        11.4.3  All of the issued shares of capital stock of the
                        Purchaser have been duly and validly authorised and issued and are fully paid and non-assessable.
                        11.4.4  The Consideration Stock has been duly and validly
                        authorised and, when issued and delivered as provided
                                herein, will be duly and validly issued and fully
                                paid and non-assessable and upon effectiveness of
                                the shelf registration statement, duly listed and
                                admitted for trading on the Nasdaq Stock Market's
                                National Market.
                        11.4.5  The holders of the issued and outstanding shares of capital stock of Purchaser are not entitled to pre-emptive or other rights to acquire the shares of
                                Consideration Stock to be acquired by Sellers
                                pursuant to this Agreement.

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
                        11.4.6 In issuing and selling the Consideration Stock to the Sellers as contemplated herein, complying with all of the provisions of this Agreement and consummating the transactions contemplated herein, Purchaser has complied with and discharged all material obligations to which it is subject, whether arising under law, its Articles of Incorporation, an agreement or otherwise subject to the matters set forth on
                                Exhibit 11.4.7 and obtaining the consents listed on Exhibit 11.4.6.
                        11.4.7 Except as provided for in Exhibit 11.4.7, no consent, approval or filing of or with any U.S.
                                federal or state governmental agency is required for the issue and sale of the Consideration
                                Stock to the Sellers or consummation of the transactions contemplated herein other than the registration of the Consideration Stock under the Securities Act.
11.5                    Klose's Warranties and Representations
                        Klose warrants and represents at the Signing Date in the form of an independent guarantee:
                        11.5.1  Klose holds 2,756,200 shares of TelDaFax.
                        11.5.2 No approval, authorisation or consent under any contract and/or applicable law is required for Klose to enter in this Agreement and to perform the obligations hereunder. The execution of this Agreement and the performance of the obligations hereunder will not result in the violation of any contract and/or law applicable to Klose.

                                   SECTION 12

                                    REMEDIES

12.1                    If a warranty or representation given by the Funds in
                        sec. 11 is incorrect at the Signing Date or at the Closing
                        ("BREACH OF WARRANTY"), the Funds shall indemnify Purchaser against the loss, damage, cost or expense (the "LOSS")
                        suffered or incurred by Purchaser as follows: (i) in the
                        event the Loss suffered is attributable to a diminution in the value of the TelDaFax Group, the amount of the Loss for which the Purchaser shall be indemnified by the Sellers
                        shall equal 33.05% of the aggregate diminution in the value of the TelDaFax Group; and (ii) in the event that Purchaser is able to show that the Loss suffered by Purchaser is
                        attributable to other than diminution in the value of the
                        TelDaFax Group then Sellers shall indemnify Purchaser
                        against 100% of such Loss. As long as and to the extent that
                        Sellers are holders of the shares of Consideration Stock
                        received pursuant hereto indemnification within the meaning of this section shall be satisfied by transferring such
                        shares of Consideration Stock back to Purchaser having a
                        value equal to the loss. Thereafter or to the extent Losses are not covered by retransfer of such shares of
                        Consideration Stock Sellers shall indemnify Purchaser by way of a cash payment. For purposes of discharging the
                        indemnification obligation the shares of Consideration Stock shall be deemed to have a value which is equal to the
                        closing quotation on the Nasdaq National Market on the
                        Signing Date.
12.2                    The Purchaser shall only be entitled to assert claims under this sec. 12 if they exceed (together with any claims for
                        indemnification under sec. 13.4) the amount of (euro)1,750,000 in the aggregate, but then only for the exceeding amount.
12.3                    All claims under this sec. 12 based on a Breach of Warranty shall be limited in the aggregate to an amount equal to 33%
                        of the Consideration Stock or, in case of indemnification by way of payment in cash, its value as of the Signing Date.

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
12.4                    The foregoing basket (sec. 12.2) and cap (sec. 12.3) shall not apply to a Breach of Warranty of sec.sec. 11.1, 11.2,
                        11.3.1.3, 11.3.1.4, 11.3.1.5, 11.3.1.7 and 11.5 or in cases where Purchaser is able to show that a Breach of Warranty
                        was known to the Funds at the Signing Date, but not
                        disclosed, provided however that the liability of the Funds can never exceed the value of the Consideration Stock
                        received as of the Signing Date.
12.5                    Any claim of the Purchaser under this sec. 12 is excluded if and to the extent that:
                        12.5.1  the Loss has been compensated to the Purchaser or to the applicable company of the TelDaFax Group, as the
                                case may be, by virtue of an existing insurance
                                policy net of any increase in premiums arising, or
                                likely to arise, out of the payment of such
                                compensation;
                        12.5.2  the damage arising from the Breach of Warranty has been compensated to the Purchaser or to the
                                applicable company of the TelDaFax Group, as the case
                                may be, by a third party other than an insurance
                                company;
                        12.5.3  the circumstances constituting the Breach of Warranty have been known to the Purchaser before the Signing
                                Date by means of the Disclosed Information;
                        12.5.4  the Breach of Warranty is directly and adequately
                                caused by a change after the Closing of the corporate
                                or tax structure or the accounting policies of
                                TelDaFax and its Subsidiaries;
                        12.5.5  the Breach of Warranty is directly and adequately
                                caused by an action or omission (in both cases
                                outside the ordinary course of business) after the
                                Closing of the Purchaser, TelDaFax or its
                                Subsidiaries or any other person whose action or
                                omission is attributable to the Purchaser within the
                                meaning of Section 278 BGB;
                        12.5.6  the Breach of Warranty has the effect of decreasing the tax burden of the Purchaser or TelDaFax or its
                                Subsidiaries, by way of any final tax savings,
                                provided that there are no offsetting tax detriments;
                        12.5.7  reserves contained in the Consolidated 1999 Financial
                                Statements expressly and specifically identified and
                                established for purposes of such Loss -- to the
                                extent not reduced or otherwise used prior to the
                                Closing --, which are used or can be used pursuant to
                                U.S. GAAP to offset such Loss provided however that
                                if risk materialises for which such reserves were
                                made, but such reserves were not sufficient to offset
                                the Loss incurred, Purchaser is entitled to claim the
                                exceeding amount as Loss.
12.6                    In case of a claim under sec. 11.3.8 (Tax), the following
                        limitations apply in addition to the provisions of the
                        preceding subsections 12.1 to 12.5:
                        12.6.1  If and to the extent that in a tax audit (Steuerliche
                                Au(beta)enprufung) the profits for tax purposes are
                                increased (for example as a result of non-
                                recognition of deprecations or provisions), but such
                                increase will lead to a decrease of profits for tax
                                purposes in later years (tax accelerations), the
                                amount payable to Purchaser under 12.1 shall be
                                limited to the financing cost of the additional tax
                                liability beginning on the date on which the
                                additional tax liability becomes due pursuant to the
                                relevant tax assessment up to the time when the tax
                                decreasing effects -- if applicable on a pro rata
                                basis -- realises, whereby the financing cost shall
                                be calculated on the basis of an interest rate of 5%
                                p.a. above the -- basic interest rate (Basiszinssatz)
                                relevant for that period of time.

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
                        12.6.2  If and to the extent that additional corporate income tax is payable by TelDaFax or any of its Subsidiaries
                                and as a result the equity available for distribution
                                which is subject to corporate income tax (mit
                                Korperschaftsteuer belastetes verwendbares
                                Eigenkapital) is increased, such additional taxes are
                                not deemed to constitute a damage to the extent of
                                the corresponding corporate tax credit including the
                                reduction amount (Minderungsbetrag) which is realised
                                at the time of distribution; this restriction shall
                                only apply if and to the extent that the Sold Shares
                                are held by an entity which is entitled to the
                                corporate income tax credit.
12.7                    Notwithstanding the foregoing subsections 12.1 and 12.5 and
                        12.6, the general principles pursuant to sec.sec. 249 seq.
                        and 254 BGB regarding the calculation and assessment of
                        reimbursable damages and the duty to mitigate damages remain unaffected.
12.8                    To the extent that representations and warranties are
                        qualified by reference to the best knowledge of the Funds, the knowledge has to be established of the Funds separately.
                        To establish knowledge of the Funds: the knowledge of the
                        following members of the Supervisory Board of TelDaFax:
                        Messrs. Halusa and McMonigall.
12.9                    The Funds are not jointly liable for any damage payable to the Purchaser, but only severally on a pro rata basis
                        according to the Relevant Percentage of the Consideration in sec. 6.4 (Consideration Stock). The cap pursuant to
                        sec. 12.3 shall be allocated in the same manner and applied on a pro rata basis for each the Funds.
12.10                   The statute of limitations for claims for Breach of Warranty shall be as follows:
                        12.10.1  Claims for legal defects (Rechtsmangel) within the meaning of section 434 German Civil Code relating to
                                 the Sold Shares shall be barred in accordance with
                                 the applicable provisions of German law;
                        12.10.2  all other claims excepts under sec. 11.2.8 (Tax)
                                 shall be barred after eighteen months from Closing;
                        12.10.3  claims under sec. 11.2.8 (Tax) shall be barred six months after the right of the competent authority to
                                 asses or to change the relevant tax assessment for
                                 the period up to December 31, 1999 ended, however, in
                                 any case not prior to the end of the time limits set
                                 forth in sub-section 12.10.1 and 12.10.2 with the
                                 exception of claims under sec. 11.2.8 resulting from
                                 the fact that persons who were treated by TelDaFax at
                                 the Signing Date as free agents (Handelsvertreter)
                                 have to be treated as employees for tax and/or social
                                 security purposes pursuant to binding decisions of
                                 competent authorities shall be barred after twelve
                                 months from Closing.
                        The statute of limitations shall be interrupted
                        (unterbrochen) or extended (gehemmt) in accordance with the applicable provisions of German law. In case of interruption the new statute of limitations beginning after the end of
                        the interruption (section 217 German Civil Code) shall be 6 months; provided, however, that the period prior and after the interruption in the aggregate shall not be less than
                        eighteen months.
12.11                   Indemnifications by the Funds made according to this sec. 12 constitute in the relationship between Funds and Purchaser a reduction of the value of the Consideration Stock and, to
                        the extent they are made directly to a corporation belonging to the TelDaFax Group, in the relationship between Purchaser and the relevant corporation a capital contribution
                        (Einlage).

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
12.12                   The Funds intend to take out insurance policies providing
                        coverage for such amounts as could be payable by the
                        relevant Fund to Purchaser in respect of any breach and
                        warranties set forth in sec. 11. The Funds herewith assigns any claims under such insurance policies, provided that the mere fact of the assignment of such claims does not affect the obligations of the Funds under this Section 12. The
                        Funds undertake to provide Purchaser with the relevant
                        information and documentation, if they take out the
                        insurance policies and to make all necessary payments
                        thereunder and keep them in full force and effect as long as payment obligations of the Funds to Purchaser subsist. To
                        the extent Purchaser receives payments under the insurance policies, its claims for Breach of Warranties are reduced by such payments. Any limitations on claims of Purchaser as set forth in sec. 12 remain uneffected.

                                   SECTION 13

                          EXCLUSION OF FURTHER CLAIMS

13.1                    The provisions of sec.sec. 11 and 12 of this Agreement
                        represent the full and entire agreement of the parties with regard to the consequences of a violation of any
                        representations and warranties of the Sellers.
13.2                    Any further claims of the Purchaser and the Sellers relating to this Agreement and the transactions contemplated herein for a reduction of the Purchase Price, rescission of the
                        Agreement, payment of damages or otherwise, whether on the basis of violation of pre-contractual duties of care (culpa in contrahendo), voidability (Anfechtbarkeit) at any other cause of action, shall be excluded.
13.3                    Claims based on deliberate misconduct (vorsatzliches
                        Handeln) are not limited by any of the provisions of this
                        Agreement.
13.4                    Subject to sec. 13.6 below, Purchaser shall be entitled
                        (without penalty or liability) to withdraw from this
                        Agreement including the Klose and A+M Put and Call Option
                        prior to Closing if any of (but limited to) the following
                        material adverse events ("MATERIAL ADVERSE EVENT") should
                        occur:
                        13.4.1  any of the representations of warranties given in
                                sec.sec. 11.1, 11.2, 11.3.1, 11.3.2.3, 11.3.2.4,
                                11.3.2.5, 11.3.12 and 11.5 being or becoming
                                incorrect;
                        13.4.2  any of the approvals, licences or permits necessary and relevant for TelDaFax to continue the business
                                activities as they existed on the Signing Date being
                                revoked after the Signing Date;
                        13.4.3  TelDaFax entering into a Material Agreement outside the ordinary course of business consistent with past
                                practice, or entering into or agreeing to enter into
                                any contracts or arrangements or the type referred to
                                in sec.sec. 11.2.1.9 and 11.2.1.10. without consent
                                of Purchaser after the Signing Date;

                                      A-22
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
                        13.4.4  there having occurred after the Signing Date any
                                event, fact or circumstance that, individually or
                                when considered with any other matter or event, fact
                                or circumstance (including, without limitation, any
                                of the other matters listed in this subsection 13.4),
                                would make or be likely to make a reasonable
                                purchaser, willing to buy the Sold Shares for the
                                consideration and on the terms set out in this
                                Agreement taking into account any diminution in the
                                value of the Consideration Stock from the Signing
                                Date (the "REASONABLE PURCHASER"), to seek a
                                reduction in the value of such consideration in an
                                amount equal to or exceeding 33% of the value of the
                                Consideration Stock as of the Signing Date, provided
                                however that in themselves none of the following
                                events will (in and of themselves) be considered as
                                constituting a material adverse event for these
                                purposes: (i) a fall in the listed stock price of
                                TelDaFax on the Neuer Markt of the Frankfurt Stock
                                Exchange and/or EASDAQ, (ii) a change in the economic
                                situation in Germany or the condition of the
                                financial markets in general (iii) a change in the
                                services and pricing of competitors of TelDaFax to
                                any third party and (iv) changes in applicable laws
                                and/or regulations.
                        13.4.5  failure of Sellers and/or TelDaFax to perform or
                                comply with any of the covenants or agreements
                                contained herein required to be performed, or
                                complied with, at or prior to the Closing, which
                                failure, individually or when considered with any
                                other such failures or any of the other matters
                                listed in this subsection 13.4, would make or be
                                likely to make a Reasonable Purchaser to seek a
                                reduction in the value of such consideration in an
                                amount equal to or exceeding 33% of the Consideration
                                Stock as of the Signing Date; provided, however, that
                                in the event that a matter or matters of the type
                                described in this sec. 13.4.5 (notwithstanding the
                                33% qualification contained therein) arises or occurs
                                and, due to the fact that such 33% qualification has
                                not been satisfied. Purchaser is not entitled to
                                withdraw from this Agreement pursuant to this sec.
                                13.4, then Sellers and/or TelDaFax as applicable
                                undertake to indemnify Purchaser against such Loss.
13.5                    Subject sec. 13.6 below, the Sellers shall be entitled
                        (without penalty or liability) to withdraw from this
                        Agreement prior to the Closing if any of (but limited to)
                        the following material adverse events should occur after the
                        Signing Date which should be deemed for the purpose of
                        sec. 8.1.4 to also constitute Material Adverse Events:
                        13.5.1  any of the warranties given in sec. 11.4 being or
                                becoming incorrect in any material respects;
                        13.5.2  any of the material approvals, licences or permits necessary and relevant for Purchaser and its
                                affiliates to continue the business activities as
                                they existed on the Signing Date being revoked;
                        13.5.3  there having occurred after the Signing Date any
                                event that, individually or when considered with any
                                other matter or event, would make or be likely to
                                make a reasonable purchaser, willing to buy the
                                Consideration Stock in exchange for the Sold Shares
                                and on the terms set out in this Agreement taking
                                into account any diminution in the value of the Sold
                                Shares from the Signing Date, to seek a reduction in
                                the value of such consideration in an amount equal to
                                or exceeding 33% of the value of the Consideration
                                Stock as of the Signing Date, provided however that
                                in themselves none of the following events will be
                                considered as constituting a material adverse event
                                for these purposes: (i) a fall in the listed stock
                                price of World Access on the Nasdaq National Market,
                                (ii) a change in the economic situation in the United
                                States or the condition of the financial markets in
                                general or (iii) changes in applicable laws and/or
                                regulations.

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
13.6                    In case of any of the above material adverse events, each
                        party upon becoming aware of the same shall forthwith inform all other parties. The parties undertake to negotiate in
                        good faith for two weeks to amend this Agreement so that it becomes acceptable to both Sellers and Purchaser under the changed circumstances before exercising its right to
                        withdraw. Sellers may only jointly exercise the right to
                        withdraw pursuant to sec. 13.5 by notifying Purchasers
                        accordingly.

                                   SECTION 14

                                  INFORMATION
                             CONDUCT OF PROCEEDINGS
                                ACCESS TO FILES

14.1                    Upon making a claim under this Agreement, Purchaser shall
                        use all reasonable endeavours to procure that the Funds are informed, and are kept informed, promptly and fully of all circumstances involving such claim of Purchaser against the
                        Funds hereunder, and shall make available to the Funds
                        copies of all relevant documents. Purchaser shall give the
                        Funds opportunity to take part at their own expense in all relevant meetings and negotiations. As between Purchaser and the Funds, a settlement (Vergleich), waiver (Verzicht) or
                        acknowledgement (Anerkenntnis) by Purchaser or any
                        corporation belonging to TelDaFax Group shall not contribute evidence for the factual situation or legal position
                        underlying the compromise, waiver or acknowledgement.
14.2                    If and as far as circumstances could give rise to a claim of
                        Purchaser against the Funds hereunder, Purchaser shall use all reasonable endeavours to procure that the Funds are
                        informed of any reports, written opinions given by the tax authorities in connection with the tax audit before the
                        final meeting (Schlu(beta)bericht) and are given the
                        opportunity to take part at their own expense in all
                        meetings with the tax authorities in the context of tax
                        audits and tax assessments relating to period until December
                        31, 2000, as well as to present their position to the tax
                        authorities in writing. If Purchaser or TelDaFax or any of its Subsidiaries intend to give any written statements to
                        tax authorities referring to periods until December 31, 2000 and relevant for the Funds' position, Purchaser undertakes to inform the Funds in time of such intent so that the Funds can review the intended statements and comment thereon.
                        Upon request and at cost of the Funds, Purchaser shall use all reasonable efforts to procure that all available
                        remedies are used against tax assessments assessing taxes
                        for the period until December 31, 2000, which could result in a claim of Purchaser against the Funds. To the extent
                        remedies cannot be sought in time for reasons of delayed
                        transmission of tax assessments and other documents to the
                        Funds, claims of the Purchaser in respect of the additional tax liability which was to be contested by such remedy shall be excluded. Court proceedings shall be conduced jointly by
                        Purchaser and the Funds, and sentences 1 and 2 of this
                        subsection 14.2 shall apply mutatis mutandis. Purchaser
                        shall use all reasonable efforts to procure that a
                        settlement, waiver or acknowledgement is not entered or not declared into except with the consent of the Funds.
14.3                    Purchaser shall procure that the Funds are granted
                        reasonable access on reasonable notice to all files,
                        documents and information directly relating to tax
                        assessments against the Funds or affiliates of the Funds, or which are otherwise reasonably required by the Funds.

14.4                    It is agreed that the provisions of this sec. 14 shall not apply so as to require the Purchaser to provide any
                        information or documentation or allow the Funds access to
                        any meetings or negotiations where, to do so, would in
                        Purchaser's reasonable opinion be, or might be, unlawful or detrimental to its legitimate commercial interest or those of any affiliated company (including all and any members of the TelDaFax Group).

                                   SECTION 15

                CONDUCT OF THE BUSINESS UNTIL TRANSFER OF SHARES

15.1                    The Funds, A+M and Klose shall use their best endeavours to procure (including, without limitation, by voting any shares over which they have control) that (i) the business of
                        TelDaFax Group is continued in the ordinary course of
                        business in the period between signing of this Agreement and the Closing and the Purchaser has appropriate access to the management of TelDaFax Group during this period of time,
                        that (ii) no steps are taken by TelDaFax which are, or could be, using a sound commercial judgement, detrimental to the transaction contemplated by this Agreement and that (iii) no action is taken by TelDaFax which would require
                        shareholders' or supervisory board's approval.
15.2                    TelDaFax undertakes not to acquire directly or indirectly
                        any interest in any legal entity or partnership other than the Subsidiaries without the consent of the Purchaser which shall not be unreasonably withheld.
15.3                    TelDaFax undertakes not to become a party to agreements in the sense of sec.sec. 291 seq. AktG, joint venture
                        agreements, co-operation agreements, partnerships or silent partnership agreements or any other similar contractual
                        arrangement and to procure that the Subsidiaries do not
                        enter into any of those agreements without the consent if
                        the Purchaser which shall not be unreasonably withheld.
15.4                    TelDaFax undertakes not to enter into, or terminate or
                        materially amend, any Material Agreement without the consent of Purchaser which shall not be unreasonably withheld.

                                   SECTION 16

               CONFIDENTIALITY/PUBLIC ANNOUNCEMENT/TAKE-OVER CODE

16.1                    The parties will keep the contents of this Agreement and any information provided in connection with the transaction
                        contemplated hereunder confidential. Any public announcement including, but not limited to an announcement pursuant to
                        the WpHG (Wertpapierhandelsgesetz = Securities Trading Act)
                        and/or press statement to be made after the Signing Date
                        shall be agreed between the parties in advance.
16.2                    Notwithstanding the foregoing, the Purchaser shall be
                        entitled to make, without the consent of any Seller, any
                        such disclosures or announcements as may be required by law or by any regulatory, governmental or other authority
                        (including the U.S. Securities Exchange Commission and
                        Nasdaq National Market) in connection with the transactions contemplated hereunder.
16.3                    After the Closing, the Funds and Purchaser will comply with the notification duties pursuant to sec. 20 Stock
                        Corporation Act and sec. 21 Securities Trading Act, to the
                        extent applicable.

16.4                    It is the current intention of the Purchaser to comply with the Take-Over Code of the Exchange Expert Commission, as
                        amended. Purchaser agrees subject to sec. 8 to launch a
                        tender offer (the "TENDER OFFER") for all the shares of
                        TelDaFax as soon as reasonably practicable pursuant to which each share of TelDaFax would receive 1.025 shares of World
                        Access Common Stock ("EXCHANGE RATIO") conditioned upon
                        receipt of all necessary approvals (including, without
                        limitation, approval of the shareholders of Purchaser) and registration of the shares of the World Access Common Stock to be issued in the Tender Offer.
16.5                    The Funds and A+M undertake not to sell, pledge,
                        hypothecate, or otherwise transfer any shares of TelDaFax
                        stock owned or controlled by them directly or indirectly
                        (including any shares acquired after the date hereof),
                        except pursuant to this Agreement. If, after the Closing,
                        the Funds decide to sell their shares in Purchaser,
                        Purchaser and the Funds agree to co-operate in an effort to have such shares sold institutionally rather than on the
                        open market.

                                   SECTION 17

                              PUT AND CALL OPTION

17.1                    Klose can exercise the Klose Put Option in up to three
                        installments by giving written notice to Purchaser in
                        accordance with sec. 26 in the period beginning on the
                        signing Date and ending on December 31, 2001. Upon receipt of the notice a purchase contract is deemed to be entered
                        into with the following terms:
                        17.1.1    In exchange for each Option Share sold, the Purchaser
                                  shall issue the number of World Access Common Stock
                                  as provided for in sec. 6.2.
                        17.1.2    If the Put Option is exercised prior to the Closing
                                  Klose shall be deemed to give the same
                                  representations and warranties as the Funds in sec.
                                  11, provided that all references to the Funds are
                                  deemed to be refer to Klose and all references to
                                  the Sold Shares are deemed to refer to the Klose
                                  Option Shares. sec.sec. 12, 13.1 to 13.3 and 14
                                  shall apply accordingly, in particular (i) the
                                  relevant percentage in sec. 12.1 shall be equal to
                                  the percentage of the share capital sold, (ii) and
                                  the statute of limitations shall run from the
                                  Option Closing and (iii) the knowledge of all
                                  members of the Board of Management of TelDaFax
                                  Messrs. Klose, Legner, Meier shall be attributed to
                                  Klose. If the Put Option is exercised after the
                                  Closing Klose shall be deemed to give only the
                                  representation in sec.sec. 11.3.1.2, 11.3.1.3
                                  sentence 2, 11.3.1.4 and sec. 11.2.
                        17.1.3    The sale under the Put Option shall be closed as soon
                                  as the Purchaser can deliver the Consideration
                                  Stock but in no event earlier than the Closing (the
                                  "PUT OPTION CLOSING"). If the Purchaser has enough
                                  authorized shares the Put Option Closing shall take
                                  place within three business days after receipt of
                                  the exercise notice.
                        17.1.4    At the Put Option Closing Purchaser shall procure
                                  evidence that the transfer of the Consideration
                                  Stock for the respective number of Option Shares
                                  will be completed, subject to, and simultaneously
                                  with the following:
                        17.1.4.1  Delivery by Klose to Purchaser of the share
                                  transfer agreement in the form of Exhibit 5.3
                                  properly executed by the Klose covering all Option
                                  Shares sold;
                        17.1.4.2  Delivery of Klose of confirmation by its custody banks that the sold Option Shares are booked as of
                                  the Put Option Closing to the securities account
                                  specified in sec. 5.2 substantially in the form of
                                  Exhibit 9.3.2;



                        17.1.4.3  If the Put Option is exercised prior to the
                                  Closing, delivery by Klose to Purchaser and by
                                  Purchaser to Klose of certificates of the Funds and
                                  Purchaser, respectively, that the representations and
                                  warranties of each of them shall be true and correct
                                  in all material respects as of the Put Option
                                  Closing, or, as the case may be, as of any other
                                  point of time specifically mentioned therein.
17.2                    Purchaser can exercise the Klose Call Option in the period between July 1, 2002 until December 31, 2002. To exercise
                        the Klose Call Option Purchaser has to give written notice to Klose. The Klose Call Option can only be exercised once.
                        If exercised, an agreement to sell all Klose Option Shares
                        Klose is holding at the time of receipt of the notice shall be deemed to be entered into between Klose and the Purchaser upon the following terms:
                        17.2.1  In exchange for each Option Share sold the Purchaser shall issue the number World Access Common Stock as
                                provided in sec. 6.2.
                        17.2.2  Klose shall be deemed to give the representations in
                                sec.sec. 11.3.1.2, 11.3.1.3 sentence 2, 11.3.1.4,
                                11.2 and 11.5 and to represent that he holds no
                                shares in TelDaFax other than the Option Shares he is
                                selling as of the Call Option Closing.
                        17.2.3  The sale under the Call Option shall be closed as
                                soon as the Purchaser can deliver the Consideration
                                Stock (the "CALL OPTION CLOSING"). If the Purchaser
                                has enough authorized shares, the Call Option Closing
                                shall take place within five business days after
                                receipt of the exercise notice.
                        17.2.4  At the Call Option Closing Purchaser shall procure evidence that the transfer of the Consideration Stock
                                for the respective number of Option Shares will be
                                completed, subject to, and simultaneously with the
                                following:
                        17.2.4.1  Delivery by Klose to Purchaser of the share
                                  transfer agreement in the form of Exhibit 5.2
                                  properly executed by the Klose covering all Option
                                  Shares sold;
                        17.2.4.2  Delivery of Klose of confirmation by its custody banks that the sold Option Shares are booked as of
                                  the Call Option Closing date to the securities
                                  account specified in sec. 5.2 substantially in the
                                  form of Exhibit 9.2.2;
17.3                    Purchaser undertakes to use reasonable efforts to assist
                        Klose with finding buyers for the Consideration Stock owned by him following the Put Option or Call Option Closing in
                        order to obtain liquid means to cover Klose's personal tax arising from such sales.
17.4                    Klose may not, and will not enter into any Agreement to,
                        sell, pledge, hypothecate or otherwise transfer any of the
                        Option Shares except in accordance with the terms of this
                        Section 17.4.
                        17.4.1  In the event Klose desires to sell any of the Option
                                Shares and has received a bona fide written offer
                                from an unrelated third party (the "OFFEROR") Klose
                                shall be entitled to sell such Option Shares to the
                                Offeror only in accordance with this Section 17.4.1:
                        (a)  Klose shall give written notice (the "SALES NOTICE") of his intention to sell such Options Shares to the
                             Purchaser. The Sales Notice shall be accompanied by a
                             copy of the written offer from the offeror containing
                             the terms of the proposed purchase. The Sales Notice
                             shall include the identity of the Offeror, the number of
                             Option Shares to be sold, the purchase price and the
                             terms of payment. The Purchaser may elect to purchase
                             all of such Option Shares on the terms set forth in the
                             Sales Notice by giving written notice to Klose within
                             ten days from the date of the receipt of the Sales
                             Notice.

                        (b)  If Purchaser does not elect to purchase such Option
                             Shares, then Klose shall be free to sell such Option
                             Shares to the Offerer in accordance with the terms of the
                             Sales Notice. If such sale does not occur within ninety
                             (90) days of the original mailing of the Sales Notice
                             then such Option Shares will once again become fully
                             subject to this Section 17.4.
                        17.4.2  In the event Klose desires to sell Option Shares on the Frankfurt Stock Exchange Klose shall be entitled to
                                sell such Option Shares only in accordance with this
                                sec. 17.4.2:
                        (a)  Klose shall give a Sales Notice to Purchaser. The Sales
                             Notice shall specify the number of Option Shares to be
                             sold. Purchaser may elect to purchase all of such Option
                             Shares by giving written notice to Klose within ten
                             days from the date of the receipt of the Sales Notice
                             for a price per Option Share equal to the average price
                             quoted on the Frankfurt Stock Exchange on the five
                             trading days prior the date of the Sales Notice.
                        (b)  If Purchaser does not elect to purchase such Option
                             Shares, Klose is free to sell such Option Shares during
                             a period of 30 days following the expiry of the ten days
                             period or the notice given by Purchaser not to purchase
                             such Option Shares, whichever is earlier.
17.5                    The terms set forth in sec.sec. 17.1 - 17.3 shall apply
                        mutatis mutandis to the A+M Put and Call Option with the
                        following differences.
                        17.5.1  The A+M Put Option can only be exercised in one
                                instalment during the period beginning after the
                                Closing and ending on April 30, 2001.
                        17.5.2  The A+M Call Option can only be exercised during the period beginning on July 1, 2001 and ending on
                                December 31, 2001.
                        17.5.3  A+M shall be deemed to represent that A+M is a
                                limited partnership (Kommanditgesellschaft) duly
                                formed and validly existing under German law and to
                                give the representations in sec.sec. 11.1.4 and 11.1.5.

                                   SECTION 18

                            NON-COMPETITION COVENANT

18.1                    For a period of one year after the termination of the
                        respective term of any employment or service agreement with
                        TelDaFax or any affiliate, Klose and those companies
                        affiliated with him within the meaning of sec. 15 et seq.
                        Aktiengesetz (Stock Corporation Act) undertake not to engage directly or indirectly in any activity, enterprise or
                        company having activities similar to the telecommunication activities of the TelDaFax Group from time to time in the
                        current geographical area of the activities of TelDaFax
                        Group.
18.2                    The acquisition or the holding of any participation of up to
                        5% in stock of exchange listed corporations shall not
                        constitute a violation of the non-competition covenant
                        pursuant to sec. 18.1.
18.3                    In case of any violation of the non-competition covenant
                        pursuant to sec. 18.1 Klose shall be obliged to pay to
                        Purchaser a contractual penalty (Vertragsstrafe) in the
                        amount of (euro)250,000 (in words: two hundred fifty
                        thousand). If the violation continues (andauert), Klose
                        shall be obliged to pay for each further month of the
                        violation a further contractual penalty in the amount of
                        (euro)100,000 (in words: one hundred thousand). Further
                        claims of Purchaser for cease and desist (Unterlassung)
                        and for damages remain unaffected. The contractual penalty shall be deducted from any damage payments, if any.

                                   SECTION 19

                                   ASSIGNMENT

     Neither the Sellers nor the Purchaser are entitled to transfer without the consent of the other contracting parties rights, except rights for payment, or obligations arising out of this Agreement to a third party.

                                   SECTION 20

                            MERGER CONTROL CLEARANCE

20.1                    Sellers and Purchaser shall co-operate and provide each
                        other with all necessary assistance to notify all
                        transactions contemplated herein (including, without
                        limitation, the contribution by Purchaser in accordance with sec. 4.2 of this Agreement) to the Federal Cartel Office
                        ("FCO").
20.2                    Purchaser shall take responsibility for drafting and
                        formulating a joint notification to, and full communications with, the FCO. Such actions shall be taken by Purchaser in consultation with Sellers. The Purchaser shall use its best endeavours to notify the Agreement as soon as is practically possible after the Signing Date, provided that the Sellers provide the pre-requisite information for the completion of the notification. Representatives of Sellers shall be
                        informed of, and are entitled at their own expense to be
                        present at, meetings with representatives of the FCO in the context of the transaction contemplated hereunder. Purchaser shall keep Sellers informed of contacts which it may have
                        with such FCO representatives. In the event that any of the
                        Sellers should have any contact with the FCO, it shall so
                        inform the Purchaser.

                                   SECTION 21

                          SERVICE CONTRACT WITH KLOSE

     Klose undertakes to continue to work for TelDaFax under a two year fixed term contract to be on such terms as agreed between Purchaser and Klose prior to Closing provided that the compensation available to Klose under such contract shall not be less favourable than that currently available to him under the existing employment contract as disclosed to Purchaser.

                                   SECTION 22

                                     COSTS

     Each Party shall bear its own costs and transfer taxes arising in the context of this Agreement and the implementation of the transaction contemplated herein.

                                   SECTION 23

                           MUTUAL ASSISTANCE/FILINGS

     Sellers and TelDaFax undertake to co-operate with and to provide Purchaser with all necessary information required for any regulatory filings, in particular, but not limited to, all filings with the Securities Exchange Commission.

                                   SECTION 24

                        COMPLETE AGREEMENT/WRITTEN FORM

     This Agreement, together with the agreements mentioned herein and the documents referred to in sec. 10.2, sets forth the complete agreement reached by the parties on the subject matters dealt with herein. Changes of this Agreement, including a change of this written form clause, shall require written form, except where a stronger form requirement applies.

                                   SECTION 25

                                  SEVERABILITY

25.1                    Should any provision of this Agreement be or become in whole or in part invalid, this shall not affect the validity of
                        the rest of the Agreement. In this event, the invalid
                        provision shall be deemed to be replaced by a valid
                        provision which corresponds to the economic purpose of the invalid provisions to the largest extent possible. This
                        shall also apply in the case of any gaps in this Agreement.
25.2                    Should any provision of this Agreement be invalid to its
                        geographical or substantive areas of application or the
                        period of application, the respective provision shall be
                        deemed reduced to the maximum permissible scope.

                                   SECTION 26

                          NOTICES, SERVICES OF PROCESS

26.1                    Notices or declarations to Sellers made in the context of
                        this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by Sellers to Purchaser:
                        26.1.1  If to Klose:
                                Dr. Henning F. Klose
                                Augsburger Stra(beta)e 25
                                D-10789 Berlin
                                Fax-No.: ++49 6423-1798
                        26.1.2  If to the Funds:
                                Pollath + Partner
                                Lilienthalstra(beta)e 7
                                D-85399 Munchen - Hallbergmoos
                                Fax-No.: ++49 89 223 325
26.2                    Notices or declarations to Purchaser made in the context of this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by Purchaser to Sellers:
                        GAEDERTZ, Frankfurt office
                        Bockenheimer Landstra(beta)e 98 - 100
                        D-60323 Frankfurt am Main
                        Fax-No.: ++49 69 7941 100
                        with a copy to:
                        World Access, Inc.
                        Attn.: W. Tod Chmar, Executive Vice President,
                        945 East Paces Ferry Road, Suite 2200
                        Atlanta, GA 30326 U.S.A.
                        Fax-No.: ++1 404 233 2280

26.3                   Purchaser appoints GAEDERTZ, Frankfurt office, Bockenheimer Landstra(beta)e 98 - 100,
                       D-60323 Frankfurt am Main, as its authorised agent for accepting services of process with respect to any legal proceedings in Germany. The Funds appoint Pollath + Partner, attention
                       Dr. Matthias Bruse, Munchen, as its authorised agent for accepting services of process.
26.4                   Notices or declarations to TelDaFax made in the context of this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by TelDaFax to Purchaser:
                       TelDaFax Aktiengesellschaft
                       Rudolf-Breitscheid-Str. 1-5
                       35037 Marburg
                       Fax-No.: ++49 6421-181-1210

                                   SECTION 27

                LANGUAGE/COUNTERPARTS/CHOICE OF LAW/JURISDICTION

27.1                    This Agreement except for Exhibits 10.2.1,11.3.1.8,
                        11.3.1.12, 11.3.3.2, 11.3.4.1, 11.3.4.2, 11.3.7.1, 11.3.10.1
                        is in the English language only. Purchaser confirms that he is fully aware of the contents of those Exhibits which are in the German language.
27.2                    This Agreement will be executed in four counterparts.
27.3                    This Agreement shall be governed by the laws of the Federal
                        Republic of Germany.
27.4                    The courts in Frankfurt am Main shall have non-exclusive
                        jurisdiction.

---------------------------------------------------
TelDaFax AG
by Klose und by Legner

---------------------------------------------------  ---------------------------------------------------
World Access, Inc.                                   Otto Haberstock by proxy dated June 7, 2000 for
By: W. Tod Chmar                                     Apax Funds Nominee Ltd. fur "B" Account
Title: Executive Vice President

---------------------------------------------------  ---------------------------------------------------
Dr. Henning F. Klose                                 Otto Haberstock by proxy dated June 7, 2000 for
                                                     Apax Funds Nominee Ltd. fur "D" Account

---------------------------------------------------  ---------------------------------------------------
Otto Haberstock by proxy dated June 5, 2000 for      Otto Haberstock by proxy dated June 6, 2000 for AP
Apax Germany II L.P.                                 Vermogensverwaltung Gesellschaft burgerlichen
                                                     Rechts

---------------------------------------------------
A + M GmbH & Co Vermogensverwaltung KG

                                                                         ANNEX B
                                          June 14, 2000

Board of Directors
World Access, Inc.
945 East Paces Ferry Road
Suite 2200
Atlanta, GA 30326

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to World Access, Inc. (the "Company" or the "Purchaser") of the consideration to be paid by the Company in the Stock Acquisition (as defined below) and the Tender Offer (as defined below) pursuant to the terms of the Purchase and Transfer Agreement, dated as of June 14, 2000 (the "Agreement"), by and among Apax Germany II L.P. ("Apax II"), Apax Funds Nominees Ltd. fur "B" Account ("Apax B Fund"), Apax Funds Nominees Ltd. fur "D" Account ("Apax D Account"), AP Vermogensverwaltung Gesellschaft burgerlichen Rechts ("AP") (together, the "Funds"), A+M GmbH & Co Vermogensverwaltung KG ("A+M"), Dr. Henning F. Klose ("Klose") (together with the Funds and A+M, the "Sellers"), TelDaFax Aktiengesellschaft Marburg, Lahn ("TelDaFax"), and the Company, pursuant to which, among other things: (i) the Funds agree to sell to the Company all of the TelDaFax shares currently owned by the Funds (the "Sold Shares") (the "Stock Acquisition"); and (ii) the Company will launch a tender offer (the "Tender Offer") for all the other outstanding shares of TelDaFax as soon as reasonably practicable. Pursuant to the Agreement, (a) the Company and TelDaFax have agreed to pursue a combination of their respective businesses in Germany (the "Contribution"), (b) each of Klose and A+M has the right to sell to the Company its shares of TelDaFax at the same price at which shares are purchased in the Tender Offer (the "Put Option") and (c) the Company has the right to purchase from each of Klose and A+M its shares of TelDaFax at the same price at which shares are purchased in the Tender Offer (the "Call Option").

     Pursuant to the Agreement, the Company will launch the Tender Offer in which each share of TelDaFax would receive 1.025 shares of common stock, par value $.01 per share ("World Access Common Stock"), of the Company (the "Consideration"), and the Company will also purchase each of the Sold Shares for the Consideration. The closing of the Stock Acquisition and the Tender Offer are conditioned upon enough shares being tendered in the Tender Offer so that following the Tender Offer the Company will own more than 50% of the then outstanding TelDaFax shares.

     In arriving at our opinion, we have reviewed the Agreement. We also reviewed financial and other information that was publicly available or furnished to us by the Company and TelDaFax, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of TelDaFax for the period beginning April 1, 2000 and ending December 31, 2001 prepared by the management of TelDaFax and for the period beginning January 1, 2002 and ending December 31, 2004 prepared by the management of the Company, as well as certain financial projections of the Company for the period beginning April 1, 2000 and ending December 31, 2004 prepared by the management of the Company. In addition, we have compared certain financial and securities data of TelDaFax and the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of TelDaFax and the Company, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and TelDaFax or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and TelDaFax as to the future operating and financial performance of the Company and TelDaFax. In addition, we have assumed that: (i) the TelDaFax shares are tendered in the Tender Offer for the Consideration equal to 1.025 shares of World Access Common Stock for each TelDaFax share; (ii) the pending merger of the Company with STAR Telecommunications, Inc. ("STAR") and Communication TeleSystems International d/b/a WORLDxCHANGE Communications ("WORLDxCHANGE") are consummated; (iii) upon such consummation, the German businesses of STAR and WORLDxCHANGE are integrated (through consolidation or by contract) with TelDaFax; and (iv) the Contribution is consummated and the German assets of the Company that are contributed thereof include at least the German businesses of NetNet and NewTel. We have also relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the consummation of the Contribution and the combination of TelDaFax with the German businesses of STAR and WORLDxCHANGE and upon our discussions of such synergies with management of TelDaFax. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which World Access Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Tender Offer, the Stock Acquisition and the other transactions contemplated by the Agreement and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Tender Offer, Stock Acquisition and the other transactions contemplated by the Agreement. Our opinion also does not address the consideration to be paid by the Company upon exercise of the Put Option or the Call Option or the terms of the Contribution. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transactions or whether any shareholder should tender shares in the Tender Offer.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services, including (i) acting as financial advisor to the Company in connection with its acquisition of FaciliCom International, Inc. ("FaciliCom") in 1999 and acting as financial advisor in connection with the exchange offer for FaciliCom's outstanding senior notes; (ii) acting as financial advisor to the Company in connection with its pending acquisitions of both STAR and WORLDxCHANGE in 2000; and (iii) acting as financial advisor in connection with the sale of the Company's Telco Systems Inc. subsidiary and the Company's Wireless Local Loop Division in 2000.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be paid by the Company in the Stock Acquisition and the Tender Offer pursuant to the Agreement is fair to the Company and its stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ MICHAEL CONNOLLY
                                          --------------------------------------
                                                     Michael Connolly
                                                  Senior Vice President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the General Corporation Law of the State of Delaware ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its security holders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty or loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that, in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Articles X and XI of the World Access, Inc. amended certificate of incorporation provide for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

     Officers and directors of World Access are presently covered by insurance which (with certain exceptions and with certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by World Access as permitted by the DGCL.

     World Access has entered into separate indemnification agreements with its directors and non-director officers at the level of Vice President and above. These indemnification agreements provide as follows:

     - there is a rebuttable presumption that the director or officer has met the applicable standard of conduct required for indemnification;

     - World Access will advance litigation expenses to a director or officer at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses;

     - World Access will indemnify a director or officer for amounts paid in settlement of a derivative suit;

     - in the event of a determination by the disinterested members of the board of directors or independent counsel that a director or officer did not meet the standard of conduct required for indemnification, the director or officer may contest this determination by petitioning a court or commencing any arbitration proceeding conducted by a single arbitrator pursuant to the rules of the American Arbitration Association to make an independent determination of whether such director or officer is entitled to indemnification under his indemnification agreement; and

     - World Access will reimburse a director or officer for expenses incurred enforcing his rights under his indemnification agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits. The following exhibits are filed as part of this registration statement.

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
 2.1       --   Agreement and Plan of Merger, dated as of February 11, 2000 among World Access, Inc., STI Merger Co. and STAR
                Telecommunications, Inc. (incorporated by reference to
                Exhibit 2.1 to World Access' Form 10-Q for the quarter ended
                March 31, 2000, filed May 22, 2000).
 2.2       --   Agreement and Plan of Merger, dated as of February 11, 2000 among World Access, Inc., WorldxChange Communications, Inc.
                f/k/a CTI Merger Co. and Communication TeleSystems
                International d/b/a WorldxChange Communications
                (incorporated by reference to Exhibit 2.2 to World Access'
                Form 10-Q for the quarter ended March 31, 2000, filed May
                22, 2000).
 2.3       --   First Amendment to Agreement and Plan of Merger dated May
                23, 2000 by and among World Access, Inc., WorldxChange
                Communications, Inc. and Communication Telesystems
                International d/b/a WorldxChange Communications
                (incorporated by reference to Exhibit 2.3 to World Access'
                Registration Statement on Form S-4, filed on           ,
                2000, Registration No. 333-37750).
 2.4       --   Second Amendment to Agreement and Plan of Merger dated
                August 1, 2000 by and among World Access, Inc., WorldxChange
                Communications, Inc. and Communication TeleSystems
                International d/b/a WorldxChange Communications
                (incorporated by reference to Exhibit 2.4 to World Access'
                Registration Statement on Form S-4, filed on           ,
                2000, Registration No. 333-37750).
 2.5       --   First Amendment to Agreement and Plan of Merger dated June
                7, 2000 by and among World Access, Inc., STI Merger Co. and
                STAR Telecommunications, Inc. (incorporated by reference to
                Exhibit 2.5 to World Access' Registration Statement on Form
                S-4, filed on           , 2000, Registration No. 333-37750).
 2.6       --   Purchase and Transfer Agreement, dated as of June 14, 2000 between Dr. Henning F. Klose, Apax Germany II L.P., Apax
                Funds Nominees Ltd. fur "B" Account, Apax Funds Nominees
                Ltd. fur "D" Account, AP Vermogensverwaltung Gesellshaft
                burgerlichen Rechts, A+M GmbH & Co. Vermogensverwaltung KG, and, World Access, Inc. and TelDaFax Aktiengsellschaft
                Marburg/Lahn (incorporated by reference to Exhibit 2.3 to
                World Access' Form 10-Q for the quarter ended June 30, 2000, filed August 14, 2000).
 3.1       --   Certificate of Incorporation of World Access and Amendments
                to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to World Access' Form S-4 filed to October 6,
                1998, Registration No. 333-65389, Amendment to Certificate
                of Incorporation incorporated by reference to Exhibit 3.2 of
                WA Telcom Products Co., Inc.'s Form 8-K filed October 28,
                1998)
 3.2       --   Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to World Access' Form 10-K for the year ended December 31, 1998, filed April 9, 1999)
 3.3       --   Certificate of Designation of 4.25% Cumulative Senior
                Perpetual Convertible Preferred Stock, Series A
                (incorporated by reference to Exhibit 4 to World Access'
                Form 8-K, filed May 3, 1999)
 3.4       --   Certificate of Designation of 4.25% Cumulative Junior
                Convertible Preferred Stock, Series B (incorporated by
                reference to Exhibit 4.1 to World Access' Form 8-K, filed
                July 14, 1999)
 3.5       --   Certificate of Designation of Convertible Preferred Stock,
                Series C (incorporated by reference to Exhibit 1.7(b) to
                Appendix A to World Access' Proxy Statement dated November
                5, 1999 relating to the Special Meeting of Stockholders held on December 7, 1999)
 3.6       --   Certificate of Designation of Convertible Preferred Stock,
                Series D (incorporated by reference to Exhibit 4 to World
                Access' Form 8-K, filed February 28, 2000)
 3.7       --   Certificate of Designation of Convertible Preferred Stock,
                Series E (incorporated by reference to Exhibit 3.7 to World
                Access' Form 10-Q for the quarter ended June 30, 2000, filed
                August 14, 2000).

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
 3.8       --   Bylaws of World Access (incorporated by reference to Exhibit
                3.2 to World Access' Form S-4 filed October 6, 1998, No.
                333-65389)
 4.1       --   Indenture dated as of October 1, 1997 by and between World
                Access, Inc. and First Union Bank, as trustee (incorporated by reference to Exhibit 4.1 to WA Telcom Products Co.,
                Inc.'s Form 8-K, filed October 8, 1997)
 4.2       --   First Supplemental Indenture dated October 28, 1998 between
                World Access, Inc., WA Telcom Products Co., Inc. and First
                Union Bank, as Trustee (incorporated by reference to Exhibit
                4.1 to World Access' Form 8-K filed October 28, 1998)
 4.3       --   Indenture dated as of December 7, 1999 by and between World
                Access, Inc. and First Union Bank, as Trustee (incorporated by reference to Exhibit 4.3 to World Access' Registration
                Statement on Form S-4, filed on           , 2000,
                Registration No. 333-37750).
 5.1*      --   Opinion of Long Aldridge & Norman LLP regarding legality of common stock
 8.1       --   Opinion of Long Aldridge & Norman LLP regarding certain tax matters.
 8.2       --   Opinion of Gaedertz Rechtsanwalte regarding certain German tax matters.
10.1       --   World Access, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to WA Telco
                Systems' Registration Statement on Form S-8, filed on July
                25, 1991, No. 33-41255-A)
10.2       --   Amendment to World Access, Inc. 1991 Stock Option Plan
                (incorporated by reference to Exhibit 10.2 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1993,
                filed March 31, 1994)
10.3       --   Second Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.3 to WA Telco Systems' Form 10-K for the year ended December 31, 1993, filed March 31, 1994)
10.4       --   Third Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.26 to WA Telco Systems' Form S-2,
                Amendment No. 2, filed on February 14, 1995, No. 33-87026)
10.5       --   World Access, Inc., Outside Directors' Warrant Plan
                (incorporated by reference to Exhibit 10.40 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1995,
                filed April 10, 1996)
10.6       --   Directors' Warrant Incentive Plan (incorporated by reference to Exhibit 10.41 to WA Telco Systems' Form 10-K for the year ended December 31, 1995, filed April 10, 1996)
10.7       --   Fourth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.32 to WA Telco Systems' Form 10-K
                for the year ended December 31, 1996, filed April 11, 1997)
10.8       --   Fifth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.33 to WA Telco Systems' Form 10-K
                for the year ended December 31, 1996, filed April 11, 1997)
10.9       --   Amendment One to Outside Directors' Warrant Plan
                (incorporated by reference to Exhibit 10.33 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1996,
                filed April 11, 1997)
10.10      --   Amendment One to Directors' Warrant Incentive Plan
                (incorporated by reference to Exhibit 10.31 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1996,
                filed April 11, 1997)
10.11      --   Amendment Two to Outside Directors' Warrant Plan
                (incorporated by reference to Exhibit 10.21 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1997,
                filed April 15, 1998)
10.12      --   Amendment Two to Directors' Warrant Incentive Plan
                (incorporated by reference to Exhibit 10.22 to WA Telco
                Systems' Form 10-K for the year ended December 31, 1997,
                filed April 15, 1998)
10.13      --   Sixth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.22 to WA Telco Systems' Form 10-K
                for the year ended December 31, 1997, filed April 15, 1998)

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
10.14      --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Mark A. Gergel (incorporated by reference to Exhibit 10.33 to WA Telco Systems' Form 10-K for the year ended December 31, 1997, filed April 15, 1998)
10.15      --   Amendment Three to Outside Directors' Warrant Plan
                (incorporated by reference to Exhibit 10.21 to World Access'
                Form 10-K for the year ended December 31, 1998, filed April
                9, 1999)
10.16      --   Executive Employment Agreement between World Access, Inc.
                and Mark A. Gergel dated as of December 14, 1998
                (incorporated by reference to Exhibit 10.23 to World Access'
                Form 10-K for the year ended December 31, 1998, filed April
                9, 1999)
10.17      --   World Access, Inc. 1998 Incentive Equity Plan, as amended
                (incorporated by reference to Exhibit 10.25 to World Access'
                Form 10-K for the year ended December 31, 1998, filed April
                9, 1999)
10.18      --   Assignment and Assumption Agreement dated October 29, 1998 between World Access, Inc. and WA Telcom Products Co., Inc.
                (incorporated by reference to Exhibit 10.1 to World Access'
                Form 8-K filed October 28, 1998)
10.19      --   Form of Indemnification Agreement with directors and
                officers (incorporated by reference to Appendix H to World
                Access' Joint Proxy Statement/Prospectus dated November 10,
                1998 relating to the Special Meeting of Stockholders held on
                November 30, 1998)
10.20      --   Schedule of all officers and directors who have signed an
                Indemnification Agreement referred to in Exhibit 10.19
                (incorporated by reference to Exhibit 10.28 to World Access'
                Form 10-K for the year ended December 31, 1998, filed April
                9, 1999)
10.21      --   First Amended and Restated Credit Agreement dated as of
                December 7, 1999 between Telco Systems, Inc., World Access
                Holdings, Inc. and Bank of America, N.A. as Administrative
                Agent and Fleet National Bank as Syndication Agent and Bank
                Austria Creditanstalt Corporate Finance, Inc. as
                Documentation Agent and Banc of America Securities LLC as
                Lead Arranger and Book Running Manager (incorporated by
                reference to Exhibit 10.20 to World Access' Form 10-K for
                the year ended December 31, 1999, filed March 30, 2000)
10.22      --   Guaranty dated as of December 30, 1998 between World Access,
                Telco Systems, World Access Holdings, Inc., NationsBank,
                N.A. as Administrative Agent and the lenders party to the
                Credit Agreement referred to in Exhibit 10.21 (incorporated by reference to Exhibit 10.30 to World Access' Form 10-K for the year ended December 31, 1998, filed April 9, 1999)
10.23      --   Pledge Agreement dated as of December 31, 1998 by World
                Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
                Exhibit 10.21 (incorporated by reference to Exhibit 10.31 to
                World Access' Form 10-K for the year ended December 31,
                1998, filed April 9, 1999)
10.24      --   Security Agreement dated as of December 31, 1998 by World
                Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
                Exhibit 10.21 (incorporated by reference to Exhibit 10.32 to
                World Access' Form 10-K for the year ended December 31,
                1998, filed April 9, 1999)
10.25      --   Disbursement Agreement dated as of December 14, 1998 by and among World Access, Inc., Cherry Communications Incorporated
                (d/b/a Resurgens Communications Group) and William H.
                Cauthen, Esq. (incorporated by reference to Exhibit 10.33 to
                World Access' Form 10M-K for the year ended December 31,
                1998, filed April 9, 1999)
10.26      --   Agreement and Plan of Merger and Reorganization by and among
                World Access, Inc., WAXS INC., WA Merger Corp. and Cherry
                Communications Incorporated (d/b/a/ Resurgens Communications
                Group) dated as of May 12, 1998, as amended (incorporated by reference to Appendix A to World Access, Inc.'s Proxy
                Statement dated November 12, 1998 relating to the Special
                Meeting of Stockholders held on December 14, 1998)

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
10.27      --   Share Exchange Agreement by and among World Access, Inc.,
                WAXS INC., Cherry Communications U.K. Limited and
                Renaissance Partners II, dated as of May 12, 1998
                (incorporated by reference to Appendix B to World Access,
                Inc.'s Proxy Statement dated November 12, 1998 relating to the Special Meeting of Stockholders held on December 14,
                1998)
10.28      --   Confirmation Agreement dated as of December 7, 1999 by Telco
                Systems, Inc., World Access Holdings, Inc., World Access,
                Inc., WA Telco Systems Products Co., Inc., NACT
                Telecommunications, Inc., Restor-AIT, Inc., Sunrise Sierra,
                Inc., Westec Communications, Inc., Telco Systems Security
                Corporation, World Access Capital Corp., World Access
                Telecommunications Group, Inc., Cellular Infrastructure
                Supply, Inc. and Galaxy Personal Services, Inc. for the
                benefit of the lenders party to the Credit Agreement
                referred to in Exhibit 10.20 (incorporated by reference to
                Exhibit 10.24 to World Access' Form 10-K for the year ended
                December 31, 1999, filed March 30, 2000)
10.29      --   Pledge Agreement dated as of December 7, 1999 by World
                Access, Inc. in favor of Bank of America, N.A., in its
                capacity as Administrative Agent, and each lender a party to the Credit Agreement referred to in Exhibit 10.20
                (incorporated by reference to Exhibit 10.28 to World Access'
                Form 10-K for the year ended December 31, 1999, filed March
                30, 2000)
10.30      --   FaciliCom International, Inc. 1998 Stock Option Plan
                (incorporated by reference to Exhibit 10.19 to FaciliCom
                International, Inc.'s Form 10-K for the year ended September
                30, 1998, filed December 28, 1998)
10.31      --   First Amendment to the World Access, Inc. 1998 Incentive
                Equity Plan (incorporated by reference to Exhibit 10.32 to
                World Access' Form 10-K for the year ended December 31,
                1999, filed March 30, 2000)
10.32      --   FaciliCom International, Inc. 1999 Special Stock Option Plan
                (incorporated by reference to Exhibit 10.33 to World Access'
                Form 10-K for the year ended December 31, 1999, filed March
                30, 2000)
10.33      --   Credit Agreement dated as of November 15, 1999 by and among
                FaciliCom International, L.L.C. and Nortel Networks Inc.
                (incorporated by reference to Exhibit 10.34 to World Access'
                Form 10-K for the year ended December 31, 1999, filed March
                30, 2000)
10.34*     --   Contribution/Exchange Agreement, dated August 11, 2000, by and among TelDaFax Aktiengsellschaft Marburg/Lahn and Netnet
                Telekommunikations GmbH and NewTel Communications GmbH.
16.1       --   Letter of PricewaterhouseCoopers LLP.
21.1       --   Subsidiaries of the Registrant (incorporated by reference to
                Exhibit 21.1 to World Access' Form 10-K for the year ended
                December 31, 1999, filed March 30, 2000)
23.1       --   Consent of Long Aldridge & Norman LLP (included in Exhibit
                5.1)
23.2       --   Consent of Ernst & Young LLP with respect to the financial statements of World Access, Inc.
23.3       --   Consent of PricewaterhouseCoopers LLP with respect to the
                financial statements of World Access, Inc.
23.4       --   Consent of Deloitte & Touche LLP with respect to the
                financial statements of FaciliCom International, Inc.
23.5       --   Consent of Ernst & Young LLP with respect to the financial statements of Long Distance International, Inc.
23.6       --   Consent of Arthur Andersen LLP with respect to the financial statements of STAR Telecommunications, Inc.
23.7       --   Consent of Ernst & Young LLP with respect to the financial statements of Communications Telesystems International
                (d/b/a WorldxChange Communications)

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
23.8       --   Consent of BDO Deutsche Warentrehand with respect to the
                financial statements of TelDaFax AG.
23.9       --   Consent of Donaldson, Lufkin & Jenrette Securities
                Corporation with respect to the financial opinion of
                Donaldson, Lufkin & Jenrette Securities Corporation.
24.1       --   Power of Attorney of World Access (included in the signature pages hereto)
99.1       --   Form of proxy for World Access stockholders
99.2*      --   Form of Letter of Transmittal for TelDaFax stockholders

---------------

* To be filed by amendment.

     (B) Financial Statement Schedules. The financial statement schedules that are required by Regulation S-X are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1999.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the lower high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume in price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registration includes any prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 28, 2000.

                                          WORLD ACCESS, INC.

                                          By:     /s/ JOHN D. PHILLIPS
                                            ------------------------------------
                                                      John D. Phillips
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John D. Phillips and Bryan D. Yokley, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 28, 2000.

                     SIGNATURES                                            TITLE
                     ----------                                            -----

                /s/ JOHN D. PHILLIPS                   Chairman and Chief Executive Officer
-----------------------------------------------------    (Principal Executive Officer)
                  John D. Phillips

                 /s/ BRYAN D. YOKLEY                   Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                   Bryan D. Yokley

                /s/ MARTIN D. KIDDER                   Vice President and Corporate Controller
-----------------------------------------------------    (Principal Accounting Officer)
                  Martin D. Kidder

              /s/ WALTER J. BURMEISTER                 President and Director
-----------------------------------------------------
                Walter J. Burmeister

                /s/ KIRBY J. CAMPBELL                  Director
-----------------------------------------------------
                  Kirby J. Campbell

                 /s/ BRYAN CIPOLETTI                   Director
-----------------------------------------------------
                   Bryan Cipoletti

                                                       Director
-----------------------------------------------------
                 Stephen J. Clearman

               /s/ JOHN P. IMLAY, JR.                  Director
-----------------------------------------------------
                 John P. Imlay, Jr.

                     SIGNATURES                                            TITLE
                     ----------                                            -----

                                                       Director
-----------------------------------------------------
              Massimo Prelz Oltramonti

                                                       Director
-----------------------------------------------------
                    John P. Rigas

                 /s/ CARL E. SANDERS                   Director
-----------------------------------------------------
                   Carl E. Sanders

                 /s/ DRU A. SEDWICK                    Director
-----------------------------------------------------
                   Dru A. Sedwick

               /s/ LAWRENCE C. TUCKER                  Director
-----------------------------------------------------
                 Lawrence C. Tucker